UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF

THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

VIRGIN AMERICA INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies: Common Stock, par value $0.01 per share, of Virgin America Inc.
(2)

Aggregate number of securities to which transaction applies:

As of April 18, 2016, (a) 44,577,959 shares of Company Common Stock issued and outstanding, (b) 511,232 shares of Company Common Stock underlying options to purchase shares of Company Common Stock (assuming maximum level achievement with respect to any performance conditions) with an exercise price below $57.00; (c) 663,085 shares underlying restricted stock units (assuming maximum level achievement with respect to any performance conditions); and (d) 313,824 shares underlying restricted stock awards (assuming maximum level achievement with respect to any performance conditions).

(3)

Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

Solely for the purpose of calculating the filing fee, the underlying value of the transaction was calculated based on the sum of: (a) 44,577,959 shares of Company Common Stock outstanding multiplied by $57.00 per share; (b) 511,232 shares of Company Common Stock underlying options to purchase shares of Company Common Stock (assuming maximum level achievement with respect to any performance conditions) multiplied by $42.00 per share (which is the difference between $57.00 and $15.00, the weighted average exercise price of such options); (c) 663,085 shares underlying restricted stock units (assuming maximum level achievement with respect to any performance conditions) multiplied by $57.00 per share; and (d) 313,824 shares underlying restricted stock awards (assuming maximum level achievement with respect to any performance conditions) multiplied by $57.00 per share. In accordance with Section 14(g) of the Exchange Act, as amended, the filing fee was calculated by multiplying the aggregate value of the transaction by 0.0001007.

	(4)	Proposed maximum aggregate value of transaction: $2,618,099,959.06
	(5)	Total fee paid: $263,642.67

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount previously paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing party:
	(4)	Date Filed:

PRELIMINARY PROXY STATEMENT—SUBJECT TO COMPLETION

DATED APRIL 22, 2016

VIRGIN AMERICA INC.

555 Airport Boulevard

Burlingame, California 94010

                , 2016

Dear Stockholder:

You are invited to attend a special meeting of stockholders of Virgin America Inc., a Delaware corporation (“Virgin America,” “we” or “our”), on                      , 2016, at             , Pacific time, to be held virtually, via live webcast at http://www.virtualstockholdermeeting.com/VA2016special.

At the special meeting, you will be asked to consider and vote upon three matters:

(i)	a proposal to adopt the Agreement and Plan of Merger, dated as of April 1, 2016, by and among us, Alaska Air Group and the other parties thereto. If the merger is completed, Virgin America will become a subsidiary of Alaska Air Group and you will be entitled to receive $57.00, payable net to the holder in cash, without interest and less any applicable withholding taxes, for each share of Virgin America common stock that you own;

(ii)	a proposal to adjourn the special meeting, if necessary, to solicit additional votes to approve the proposal to adopt the merger agreement if there are not sufficient votes at the time of the special meeting to adopt the merger agreement; and

(iii)	a proposal to approve, on a non-binding, advisory basis, certain compensation that will or may become payable to our named executive officers that is based on or otherwise relates to the merger.

After careful consideration, the board of directors of Virgin America unanimously determined that the merger and the other transactions contemplated by the merger agreement are fair to and in the best interests of Virgin America and its stockholders and approved and declared advisable the merger agreement, the merger and the other transactions contemplated by the merger agreement in accordance with the requirements of Delaware law.

The board of directors of Virgin America unanimously recommends that you vote “FOR” the adoption of the merger agreement, “FOR” the proposal to adjourn the special meeting and “FOR” the non-binding, advisory proposal to approve certain compensation that will or may become payable to our named executive officers that is based on or otherwise relates to the merger.

Your vote is important. It is important that your shares be represented and voted whether or not you plan to attend the virtual special meeting. You may submit a proxy over the Internet, by telephone or by completing and mailing the enclosed proxy card. Submitting a proxy over the Internet, by telephone or by written proxy will ensure your shares are represented at the special meeting.

Sincerely,

David Cush President and Chief Executive Officer	Don Carty Chairman of the Board

The accompanying proxy statement is dated                 , 2016 and is first being mailed to stockholders on or about                 , 2016.

Neither the U.S. Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the merger or the merger agreement, passed upon the merits or fairness of the merger, or passed upon the adequacy or accuracy of the disclosure in the proxy statement. Any representation to the contrary is a criminal offense.

VIRGIN AMERICA INC.

555 Airport Boulevard

Burlingame, California 94010

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Be Held on                         , 2016

To the Stockholders of Virgin America Inc.:

We will hold a special meeting of stockholders of Virgin America Inc., a Delaware corporation (“Virgin America,” “we” or “our”), virtually via live webcast at http://www.virtualstockholdermeeting.com/VA2016special on                 , 2016 at     , Pacific time. During the virtual meeting, you may ask questions and will be able to vote your shares electronically. To participate, you will need the 16-digit control number we have provided on the proxy card. Additional directions for participating in the special meeting are available at http://www.virtualstockholdermeeting.com/VA2016special. We encourage you to allow ample time for online check-in, which will begin at     , Pacific time. Please note that you will not be able to attend the special meeting in person. We will consider and act on the following proposals at the special meeting:

1.	To adopt the Agreement and Plan of Merger, dated as of April 1, 2016, by and among Alaska Air Group, Inc., a Delaware corporation (“Alaska Air Group”), Alpine Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Alaska Air Group (“Merger Sub”) and Virgin America (as it may be amended from time to time, the “Merger Agreement”), pursuant to which, upon the satisfaction or waiver of the conditions to closing set forth therein, Merger Sub will merge with and into Virgin America (the “Merger”), with Virgin America surviving the Merger as a subsidiary of Alaska Air Group (the “Merger Proposal”). Pursuant to the terms of the Merger Agreement, each outstanding share of Virgin America common stock, excluding shares owned by any holder who is entitled to demand and has properly demanded appraisal for such shares in accordance with, and who complies in all respects with, Section 262 of the General Corporation Law of the State of Delaware, treasury shares and shares held by Alaska Air Group, Merger Sub or any of their respective wholly-owned subsidiaries, will be cancelled and converted into the right to receive $57.00 in cash, without interest and less any applicable withholding taxes;

2.	To approve the adjournment of the special meeting, if necessary, to solicit additional votes to approve the Merger Proposal, if there are not sufficient votes at the time of the special meeting to adopt the Merger Agreement (the “Adjournment Proposal”); and

3.	To approve on a non-binding, advisory basis, certain compensation that will or may become payable to our named executive officers that is based on or otherwise relates to the Merger (the “Compensation Proposal”), as disclosed pursuant to Item 402(t) of Regulation S-K in “The Merger—Interests of Our Directors, Executive Officers and Affiliates in the Merger—Quantification of Payments and Benefits to Our Named Executive Officers” beginning on page 54 of the accompanying proxy statement.

The accompanying proxy statement and its annexes, including all documents incorporated by reference into the accompanying proxy statement, more fully describe these items of business. We urge you to read this information carefully.

The board of directors of Virgin America unanimously recommends that you vote (1) “FOR” the Merger Proposal; (2) “FOR” the Adjournment Proposal; and (3) “FOR” the Compensation Proposal. The approval by Virgin America stockholders of the Merger Proposal is required to complete the Merger described in the accompanying proxy statement.

We cannot complete the Merger unless the holders of a majority in voting power of the shares of our voting common stock, par value $0.01 per share (the “Voting Common Stock”) vote to adopt the Merger Agreement.

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The Adjournment Proposal will be approved if a majority of the votes cast by the shares of Voting Common Stock present or represented by proxy at the special meeting and entitled to vote on the subject matter vote in favor of the Adjournment Proposal, assuming a quorum is present. The Compensation Proposal will be approved if a majority of the votes cast by the shares of Voting Common Stock present or represented by proxy at the special meeting and entitled to vote on the subject matter vote in favor of the Compensation Proposal, assuming a quorum is present. The obligations of Virgin America and Alaska Air Group to complete the Merger are also subject to the satisfaction or waiver of several other conditions. We encourage you to read the accompanying proxy statement, including the annexes, in its entirety because it explains the proposed Merger, the documents related to the Merger and other related matters.

Only Virgin America stockholders of record of shares of our Voting Common Stock at the close of business on             , 2016, the record date for the special meeting, are entitled to notice of and to vote at the special meeting and any adjournments or postponements of the special meeting. If you have any questions concerning the Merger, the special meeting or the accompanying proxy statement, need help voting your shares of Voting Common Stock, or would like additional copies, without charge, of the enclosed proxy statement or proxy card, please contact Virgin America’s proxy solicitor MacKenzie Partners, Inc.:

Call Collect: (212) 929-5500

Toll Free: (800) 322-2885

Email to: proxy@mackenziepartners.com

Address: 105 Madison Avenue, New York, New York 10016

Your vote is very important. It is important that your shares be represented and voted whether or not you plan to attend the virtual special meeting. You may submit your proxy by completing and mailing the proxy card enclosed with the proxy statement, or you may grant your proxy electronically via the Internet or by telephone by following the instructions on the proxy card. You may also vote over the Internet during the virtual special meeting. If your shares are held in “street name,” which means your shares are held of record by a broker, bank or other nominee, you should instruct your broker, bank or nominee how to vote your shares using the voting instruction form furnished by your broker, bank or nominee. Submitting a proxy over the Internet, by telephone or by mailing a proxy card will ensure your shares are represented at the special meeting. If you do not vote or do not instruct your broker, bank or nominee how to vote, it will have the same effect as voting against the Merger Proposal.

Please submit your proxy promptly whether or not you expect to attend the Virgin America virtual special meeting.

By Order of the Board of Directors,

John J. Varley
Senior Vice President, General Counsel and Secretary

Burlingame, California

                , 2016

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SUMMARY

This summary, together with the following section of this proxy statement entitled “Questions and Answers About the Merger and the Special Meeting,” highlights selected information from this proxy statement related to the proposed merger of Alpine Acquisition Corp. with and into Virgin America Inc. (“Virgin America,” the “Company,” “we,” “our,” “ours” and “us”) and may not contain all of the information that may be important to you. You should read carefully this entire proxy statement and all of its annexes. In addition, we incorporate by reference important business and financial information about Virgin America in this document. Each item in this summary includes a page reference directing you to a more complete description of that item. You may obtain without charge copies of documents incorporated by reference into this proxy statement by following the instructions under “Where You Can Find More Information” beginning on page 98.

In this proxy statement, we refer to Alaska Air Group, Inc. as “Alaska Air Group,” and Alpine Acquisition Corp. as “Merger Sub.” In addition, throughout this proxy statement we refer to the Agreement and Plan of Merger, dated as of April 1, 2016, by and among Virgin America, Alaska Air Group and Merger Sub as the “Merger Agreement,” and we refer to the merger of Merger Sub with and into Virgin America with Virgin America surviving as a wholly-owned subsidiary of Alaska Air Group as the “Merger.”

The Companies (page 27)

Virgin America Inc.

555 Airport Blvd.

Burlingame, CA 94010

(650)-762-7000

www.virginamerica.com

Virgin America is a premium-branded, low-cost airline based in California that provides scheduled air travel in the United States and Mexico. We operate primarily from our focus cities of Los Angeles and San Francisco, with a smaller presence at Dallas Love Field (DAL), to other major business and leisure destinations in North America. We provide a distinctive offering for our passengers, whom we call guests, that is centered around our brand and our premium travel experience, while at the same time maintaining a low-cost structure through our point-to-point network and high utilization of our efficient, single fleet type consisting of Airbus A320-family aircraft.

Leveraging the reputation of the Virgin America brand, we target guests who value the experience associated with Virgin and the high-quality product and service that we offer. We have won numerous awards for our product, including Best Domestic Airline in Travel + Leisure Magazine’s World’s Best Awards and Best U.S. Airline in Condé Nast Traveler Magazine’s Readers’ Choice Awards for the past eight consecutive years.

For additional information about Virgin America and our business, see the section entitled “Where You Can Find More Information” beginning on page 98 of this proxy statement.

Alaska Air Group, Inc.

19300 International Boulevard

Seattle, WA 98188

(206) 392-5040

www.alaskaair.com

Alaska Air Group operates Alaska Airlines, Inc. (“Alaska Airlines”) and Horizon Air Industries, Inc., which together with Alaska Airlines’ partner regional airlines, SkyWest Airlines, Inc. and Peninsula Airways, Inc., serve more than 100 cities through an expansive network in Alaska, Hawaii, the continental United States, Canada, Mexico and Costa Rica. In addition to enjoying Alaska Airlines’ network and low fares, its loyal customers can earn and redeem miles with partner airlines in the United States and across the world. Alaska

Airlines offers award-winning customer service and industry-leading on-time performance and rewards its employees for contributing to its success through incentive pay. Alaska Airlines shows its commitment to environmental and community stewardship through ongoing efforts to improve fuel efficiency and extensive charitable endeavors in the communities it serves. The majority of Alaska Air Group’s revenue is generated by transporting passengers. For additional information about Alaska Air Group and its business, see the section entitled “Where You Can Find More Information” beginning on page 96 of this proxy statement.

Alpine Acquisition Corp.

19300 International Boulevard

Seattle, WA 98188

(206) 392-5040

www.alaskaair.com

Alpine Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Alaska Air Group, was organized solely for the purpose of entering into the Merger Agreement with Virgin America and completing the Merger and has not conducted any business operations other than those incident to its formation and the transactions contemplated by the Merger Agreement. If the Merger is completed, Merger Sub will cease to exist following its merger with and into Virgin America.

The Merger (page 27)

Pursuant to the terms of the Merger Agreement that are described in this proxy statement and attached as Annex A, Virgin America will be acquired by Alaska Air Group. We encourage you to carefully read in its entirety the Merger Agreement, which is the principal document governing the Merger.

The Merger Agreement provides that Merger Sub will merge with and into Virgin America, with Virgin America continuing as the surviving corporation and a wholly-owned subsidiary of Alaska Air Group. Upon the completion of the Merger, each share of our voting common stock, par value $0.01 per share (the “Voting Common Stock”) and our non-voting common stock, par value $0.01 per share (the “Non-Voting Common Stock,” and, together with the Voting Common Stock, the “Company Common Stock”) outstanding (other than shares held by any holder who is entitled to demand and has properly demanded appraisal for such shares in accordance with, and who complies in all respects with, Section 262 of the General Corporation Law of the State of Delaware (the “DGCL”), a copy of which is attached to this proxy statement as Annex D, treasury shares and shares held by Alaska Air Group, Merger Sub or any of their respective wholly-owned subsidiaries) will be converted into the right to receive $57.00, payable net in cash, without interest and less any applicable withholding taxes (the “Merger Consideration”).

Effect of the Merger on Virgin America Equity Awards (page 66)

Stock Options. As of immediately prior to the effective time of the Merger, each unexpired and unexercised option to purchase Company Common Stock (the “Company Options”) issued under any employee or director stock option, stock purchase or equity compensation plan, arrangement or agreement of the Company, including the Company’s Amended and Restated 2005 Stock Incentive Plan and the Company’s 2014 Equity Incentive Award Plan (collectively, the “Company Stock Option Plans”), whether or not then exercisable or vested, will vest (in the case of a Company Option that is subject to a performance-based vesting condition, vesting will be determined in accordance with the terms and conditions applicable to the award) and be cancelled and, in exchange therefor, each former holder of any such cancelled Company Option will only be entitled to receive, in consideration of the cancellation of such Company Option and in full settlement therefor, a payment in cash of an amount equal to the product of (i) the total number of shares of Company Common Stock previously subject to such Company Option and (ii) the excess, if any, of the Merger Consideration over the exercise price per share previously subject to such Company Option (such amounts, the “Option Payments”), subject to all applicable federal, state and local tax withholdings and deductions.

Restricted Stock Units. As of immediately prior to the effective time of the Merger, each outstanding award of restricted stock units granted pursuant to any Company Stock Option Plan (the “Company RSUs”) will vest (in the case of a Company RSU that is subject to a performance-based vesting condition, vesting will be determined in accordance with the terms and conditions applicable to the award) and become free of any restrictions and will be cancelled in exchange for the right to receive a payment equal to the Merger Consideration (such amounts payable hereunder being referred to as the “RSU Payments”), subject to all applicable federal, state and local tax withholdings and deductions.

Restricted Stock Awards. As of immediately prior to the effective time of the Merger, each outstanding share of Company Common Stock granted pursuant to any Company Stock Option Plan that is subject to restrictions based on performance or continuing service (the “Company RSAs”) will vest (treating for this purpose any performance-based vesting condition to which such Company RSA is subject as having been attained at “maximum” level), become free of any restrictions and be converted into the right to receive the Merger Consideration, subject to all applicable federal, state and local tax withholdings and deductions.

For a more complete description of the treatment of Company Options, Company RSUs and Company RSAs, see the section entitled “The Merger Agreement—Treatment of Virgin America Equity Awards” beginning on page 66 of this proxy statement.

Effect of the Merger on Virgin America Employee Stock Purchase Plan (page 66)

Commencing on April 1, 2016, Virgin America’s Employee Stock Purchase Plan, as amended (the “Company ESPP”), ceased to accept any new participants and no participant in the Company ESPP is permitted to increase his or her contributions after such date. The Company ESPP will terminate as of immediately prior to the effective time of the Merger. The current offering period will be the final offering period under the Company ESPP. In the event the Merger closes on or before August 12, 2016 (the last day of the current offering period), the offering period will be shortened and the participants will purchase shares of Company Common Stock with all amounts withheld by Virgin America on behalf of the participants as of such date. All amounts withheld by Virgin America on behalf of the participants in the Company ESPP that have not been used to purchase shares of Company Common Stock at or prior to the effective time of the Merger will be returned to the participants without interest upon the termination of the Company ESPP.

For a more complete description of the treatment of the Company ESPP, see the section entitled “The Merger Agreement—Treatment of Virgin America’s Employee Stock Purchase Plan” beginning on page 66 of this proxy statement.

The Special Meeting (page 22)

The special meeting of stockholders will be held virtually via live webcast at http://www.virtualstockholdermeeting.com/VA2016special on             , 2016 at             , Pacific time. At the special meeting, you will be asked to vote on (i) the proposal to adopt the Merger Agreement, a copy of which is attached as Annex A to this document, and thereby approve the Merger (the “Merger Proposal”), (ii) the proposal to approve the adjournment of the special meeting, if necessary, to solicit additional votes to approve the Merger Proposal if there are not sufficient votes at the time of the special meeting to adopt the Merger Agreement (the “Adjournment Proposal”) and (iii) the proposal to approve, on a non-binding, advisory basis, certain compensation that will or may become payable to our named executive officers that is based on or otherwise relates to the Merger (the “Compensation Proposal”).

Stockholders Entitled to Vote; Record Date (page 22)

Only holders of record of Voting Common Stock as of              , 2016, the record date for the determination of stockholders entitled to notice of and to vote at the special meeting (the “Record Date”) may vote at the special meeting. For each share of Voting Common Stock that you owned on the Record Date, you are entitled to cast one vote on each matter voted upon at the special meeting.

Quorum; Vote Required (page 23)

A quorum of stockholders is necessary to hold the special meeting. The required quorum for the transaction of business at the special meeting is the representation, either by remote communication or by proxy, at the special meeting of a majority in voting power of the Voting Common Stock. If a quorum is not present at the special meeting, we expect that the special meeting will be adjourned to solicit additional proxies. Abstentions and “broker non-votes,” if any, count as present for establishing a quorum.

As of the Record Date, approximately              shares of Voting Common Stock were outstanding and entitled to vote, approximately     % of which were held by the Supporting Stockholders (as defined below), each of which has entered into the Support Agreement (as defined below) obligating each Supporting Stockholder to vote all of its shares of Voting Common Stock in favor of the Merger Proposal and any other proposals necessary to consummate the Merger.

Approval of the Merger Proposal requires the affirmative vote of the holders of a majority in voting power of the Voting Common Stock entitled to vote at the special meeting. Failure to vote, by proxy or at the meeting, and abstentions will have the same effect as a vote “AGAINST” the Merger Proposal. The Adjournment Proposal will be approved if the holders of a majority of the votes cast by the shares of Voting Common Stock, present or represented by proxy and entitled to vote on the subject matter, vote in favor of the proposal, assuming a quorum is present. The Compensation Proposal will be approved if the holders of a majority of the votes cast by the shares of Voting Common Stock, present or represented by proxy and entitled to vote on the subject matter, vote in favor of the proposal, assuming a quorum is present. On the Record Date, there were              shares of Voting Common Stock entitled to vote at the special meeting. Because the proposal to adjourn the special meeting, if necessary, to solicit additional proxies in order to obtain approval of the Merger Agreement by our stockholders (if a quorum is present) and the non-binding advisory proposal to approve the compensation for our named executive officers that is based on or otherwise relates to the Merger require the affirmative vote of the majority of the votes cast by the shares of Voting Common Stock present or represented by proxy and entitled to vote, abstentions and failures to vote, by proxy or at the meeting, will have no effect on the outcome of such proposals.

Shares Owned by Our Directors and Executive Officers (page 23)

As of the Record Date, our directors and executive officers beneficially owned and were entitled to vote an aggregate of              shares of Voting Common Stock, or approximately     % of the total Voting Common Stock outstanding on that date. These numbers do not give effect to outstanding Company Options or Company RSUs, none of which are entitled to vote at the special meeting, or the              shares of Non-Voting Common Stock held by Virgin Group Holdings Limited as of the Record Date, which shares are also not entitled to vote at the special meeting. Two of our stockholders, Cyrus Aviation Holdings, LLC and Cyrus Capital Partners, L.P. (each, a “Supporting Stockholder,” and together, the “Supporting Stockholders”), which are affiliated with two of our directors, have entered into the Support Agreement obligating such stockholders to vote all of their shares of Voting Common Stock in favor of the Merger Proposal and any other proposals necessary to consummate the Merger. We currently expect that each of our directors and executive officers will vote their shares in favor of the proposals to be presented at the special meeting.

Market Price (page 92)

Our Company Common Stock is listed on NASDAQ under the symbol “VA.” On April 1, 2016, the last full trading day prior to the public announcement of the proposed merger, our Company Common Stock closed at $38.90 per share. On April 18, 2016, the latest practicable trading day before the printing of this proxy statement, our Company Common Stock closed at $55.37 per share.

We have never paid a dividend on our Company Common Stock and do not anticipate paying one for the indefinite future. Until the effective time of the Merger, the Merger Agreement does not permit us to declare, set aside or pay any dividend or other distribution, without the prior written consent of Alaska Air Group. Following the Merger, there will be no further market for our Company Common Stock.

Recommendation of the Company Board; Our Reasons for the Merger (page 34)

Our board of directors (the “Company Board”) has unanimously determined that the Merger Agreement and the transactions contemplated thereby are fair to, and in the best interests of, Virgin America and its stockholders and approved and declared advisable the Merger Agreement and the Merger and the other transactions contemplated thereby.

The Company Board therefore unanimously recommends that you vote “FOR” the Merger Proposal, “FOR” the Adjournment Proposal and “FOR” the Compensation Proposal.

In reaching its decision to approve the Merger Agreement and the Merger, and to recommend that our stockholders approve the Merger Proposal, the Company Board, with the assistance of our management and advisors, considered other alternative transactions, including contacts and extensive discussions with other potential acquirers. Notwithstanding the vigorous process described above, no other potential acquirers offered a strategic alternative as favorable to Virgin America stockholders as the Merger with Alaska Air Group.

The Company Board considered a number of factors in its deliberations, including the following (which factors are not necessarily presented in order of relative importance):

•	The Merger Consideration consists solely of cash, which provides immediate liquidity and certainty of value to Virgin America’s stockholders compared to any transaction in which stockholders would receive shares of an acquirer’s stock. The receipt of cash consideration eliminates for our stockholders the uncertainty and risk of the continued execution of our business on a stand-alone basis.

•	The proposed Merger Consideration of $57.00 per share of Company Common Stock represents a premium of 90.9% compared to $29.86, our volume-weighted average trading price for the 30 trading day period ending March 22, 2016, the last trading date unaffected by rumors related to a possible transaction between us and an acquirer; represents a 46.5% premium to the closing price of our Company Common Stock on April 1, 2016, the last trading day prior to the announcement of the Merger Agreement, and a 2.9% premium to the closing price of Company Common Stock of $55.37 on April 18, 2016, the latest practicable trading date before the printing of this proxy statement.

Our reasons for approving the Merger and Merger Agreement and our stockholder recommendations are further discussed in the section entitled “The Merger—Recommendation of the Company Board; Our Reasons for the Merger” beginning on page 34 of this proxy statement.

Interests of Our Directors, Executive Officers and Affiliates in the Merger (page 51)

In considering the recommendation of the Company Board that the stockholders vote to approve the Merger Proposal, you should be aware that some of our directors, executive officers and stockholders affiliated with certain of our directors may have interests in the Merger that may be different from, or in addition to, the interests of the stockholders generally. Interests of the directors, executive officers and stockholders affiliated with certain of our directors may be different from or in addition to the interests of our other stockholders for the following reasons, among others:

•	As of immediately prior to the effective time of the Merger, each Company Option issued under any Company Stock Option Plan will vest and be cancelled and, in exchange therefor, each former holder of any such cancelled Company Option will only be entitled to receive, in consideration of the cancellation of such Company Option and in full settlement therefor, the Option Payment.

•	As of immediately prior to the effective time of the Merger, each outstanding Company RSU will vest and become free of any restrictions and will be cancelled in exchange for the right to receive the RSU Payment.

•	As of immediately prior to the effective time of the Merger, each outstanding Company RSA will vest (treating for this purpose any performance-based vesting condition to which such Company RSA is subject as having been attained at “maximum” level), become free of any restrictions and be converted into the right to receive the Merger Consideration in accordance with the terms and conditions of the Merger Agreement.

•	Each of our executive officers is party to our Change in Control Severance Plan (the “Severance Plan”) that provides for severance benefits in the event of certain qualifying terminations of employment within the period of time commencing on the effective time of the Merger and ending 18 months after the Merger.

•	Our directors and executive officers are entitled to continued indemnification, expense advancement and insurance coverage under the Merger Agreement.

These interests are discussed in more detail in the section entitled “The Merger—Interests of Our Directors, Executive Officers and Affiliates in the Merger” beginning on page 51 of this proxy statement. The members of the Company Board were aware of the different or additional interests described in such section and considered these interests, among other matters, in evaluating and negotiating the Merger Agreement and the Merger, and in recommending to the stockholders that the Merger Proposal be approved.

Opinion of Virgin America’s Financial Advisor (page 38 and Annex C)

On April 1, 2016, Evercore Group, L.L.C. (“Evercore”) rendered its opinion to the Company Board that, as of April 1, 2016 and based upon and subject to the factors, procedures, assumptions, qualifications and limitations set forth in its opinion, the per share Merger Consideration was fair, from a financial point of view, to the holders of Company Common Stock entitled to receive such Merger Consideration.

The full text of the written opinion of Evercore, dated as of April 1, 2016, which sets forth, among other things, the procedures followed, assumptions made, matters considered and qualifications and limitations on the scope of review undertaken in rendering its opinion, is attached as Annex C to this proxy statement and is incorporated by reference in its entirety into this proxy statement. You are urged to read the opinion carefully and in its entirety. Evercore’s opinion was addressed to, and provided for the information and benefit of, the Company Board in connection with its evaluation of whether the Merger Consideration to be received by the holders of shares of Company Common Stock in the Merger is fair, from a financial point of view to such holders. The opinion does not constitute a recommendation to the Company Board, any stockholder of Virgin America or to any other persons in respect of the Merger, including as to how any holder of Voting Common Stock should vote or act in respect of the Merger. Evercore’s opinion does not address the relative merits of the Merger as compared to other business or financial strategies that might be available to Virgin America, nor does it address the underlying business decision of Virgin America to engage in the Merger. For further discussion of Evercore’s opinion, see the section entitled, “—Opinion of Virgin America’s Financial Advisor” beginning on page 38 of this proxy statement.

Delisting and Deregistration of Company Common Stock (page 56)

If the Merger is completed, our Company Common Stock will no longer be listed on NASDAQ, we will be deregistered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and we will no longer file periodic reports with the U.S. Securities and Exchange Commission (the “SEC”).

The Merger Agreement (page 65)

Conditions to Completion of Merger

The respective obligations of each party to consummate the Merger will be subject to the satisfaction or written waiver at or prior to the effective time of the Merger of each of the following conditions:

•	The Merger Agreement and the Merger will have been adopted and approved by the requisite affirmative vote of Virgin America’s stockholders at a meeting of the Company’s stockholders;

•	The waiting period applicable to the consummation of the Merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”) will have expired or been terminated and any other required governmental approval will have been obtained;

•	Any approval or authorization required to be obtained from the U.S. Federal Aviation Administration (the “FAA”) and the U.S. Department of Transportation (the “DOT”) in connection with the consummation of the Merger shall have been obtained; and

•	There will have been no law enacted, entered, promulgated, enforced or deemed applicable by any governmental entity of competent jurisdiction that is in effect and makes illegal or otherwise prohibits or prevents the consummation of the Merger.

The obligations of Alaska Air Group and Merger Sub to consummate the Merger will be subject to the satisfaction or written waiver at or prior to the effective time of the Merger of each of the following conditions:

•	With specified qualifications and exceptions, the truth and correctness of Virgin America’s representations and warranties contained in the Merger Agreement as of the closing date of the Merger;

•	Virgin America will have performed and complied in all material respects with the agreements and covenants to be performed or complied with by it under the Merger Agreement;

•	The receipt by Merger Sub of a certificate executed by an executive officer of Virgin America certifying the satisfaction of the foregoing conditions; and

•	Since the date of the Merger Agreement, there will not have occurred any change, event, development, condition, occurrence or effect or state of facts that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on Virgin America.

The obligation of Virgin America to consummate the Merger will be subject to the satisfaction or written waiver at or prior to the effective time of the Merger of each of the following conditions:

•	With specified qualifications and exceptions, the truth and correctness of Alaska Air Group and Merger Sub’s representations and warranties contained in the Merger Agreement as of the date of the Merger Agreement and as of the closing date of the Merger;

•	Each of Alaska Air Group and Merger Sub will have performed and complied in all material respects with each of the agreements and covenants to be performed or complied with by it under the Merger Agreement; and

•	The receipt by Virgin America of a certificate executed by an executive officer of Merger Sub certifying the satisfaction of the foregoing conditions.

No-Shop; Acquisition Proposals; Change in Recommendation

Pursuant to the terms of the Merger Agreement, Virgin America is subject to customary restrictions on its ability to solicit alternative acquisition proposals from third parties and to provide information to, and enter into discussions or negotiations with, third parties regarding alternative acquisition proposals. However, prior to the stockholder vote on the Merger Agreement and the Merger, the solicitation restrictions are subject to a customary “fiduciary-out” provision that allows Virgin America, under certain circumstances, to provide information to and participate in negotiations or discussions with third parties with respect to an alternative acquisition proposal if

Virgin America determines in good faith, after consultation with its financial advisor and outside legal counsel, that the failure to take such action would reasonably be expected to be inconsistent with the Company Board’s fiduciary duties under applicable law. Prior to terminating the Merger Agreement for a Superior Proposal (as defined below), Virgin America must provide Alaska Air Group with a four business day period (and a subsequent three business day match period) in which to negotiate with Virgin America, and is obligated to negotiate with Alaska Air Group in good faith, in order to amend the terms of the proposed transaction such that the alternative acquisition proposal no longer constitutes a Superior Proposal.

In addition, prior to the approval of the Merger Agreement and the Merger by Virgin America’s stockholders, the Company Board may change its recommendation of the Merger for a reason unrelated to an alternative acquisition proposal if it determines in good faith (after consultation with its outside counsel) that, in light of the occurrence of certain intervening events, the failure to take such action would reasonably be expected to be inconsistent with the Company Board’s fiduciary duties under applicable law, provided that Virgin America gives Alaska Air Group a four business day period in which to negotiate with Virgin America so as to avoid the need for such recommendation change.

Termination of the Merger Agreement

In each case described below, the Merger Agreement may be terminated and the Merger abandoned by action taken or authorized by the board or boards of directors of the terminating party or parties. The Merger Agreement may be terminated by mutual written consent of Alaska Air Group and Virgin America at any time prior to the effective time of the Merger. In addition, the Merger Agreement may be terminated by either party if:

•	any court of competent jurisdiction or other governmental entity has issued an order or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger, which order or other action has become final and nonappealable (which order the party seeking to terminate the Merger Agreement has used its reasonable best efforts to resist, resolve or lift, as applicable, subject to the provisions of the Merger Agreement);

•	the effective time of the Merger has not occurred on or before January 1, 2017 or, in certain circumstances, July 1, 2017 (such date, the “Outside Date”); or

•	the required stockholder approval is not obtained at the Virgin America special meeting or any adjournment or postponement of the special meeting.

The Merger Agreement may be terminated by Virgin America if:

•	prior to the required stockholder approval, Virgin America enters into an alternative acquisition agreement with a third party with respect to a Superior Proposal in accordance with the provisions in the Merger Agreement; or

•	there is (i) an uncured inaccuracy in any representation or warranty or breach of any covenant of Alaska Air Group or Merger Sub that has prevented or materially delayed, or is reasonably likely to prevent or materially delay, the consummation of the Merger or the performance by Alaska Air Group or Merger Sub of any of their material obligations under the Merger Agreement; (ii) Virgin America has delivered to Alaska Air Group written notice of such inaccuracy or breach; and (iii) such inaccuracy or breach is not capable of cure or, if curable, has not been cured in all material respects prior to the earlier of the Outside Date and 30 days after the notice of breach. Virgin America cannot terminate for this reason if it has breached any material covenant in any material respect (which has not been cured in all material respects) or there is an uncured inaccuracy in any of Virgin America’s representations and warranties that has not been cured.

The Merger Agreement may be terminated by Alaska Air Group if:

•	at any time prior to the effective time of the Merger, (i) the Company Board effects a change of board recommendation with respect to the adoption and approval of the Merger Agreement and the Merger;

(ii) Virgin America enters into any alternative acquisition agreement with a third party; (iii) the Company Board publicly recommends to its stockholders any acquisition proposal by a third party; (iv) where an acquisition proposal has been publicly disclosed (other than by the commencement of a tender offer or exchange offer), the Company Board fails to publicly reaffirm its recommendation of the Merger within five calendar days after Alaska Air Group’s request; (v) where a tender or exchange offer is commenced, the Company Board fails to recommend against such offer’s acceptance by Virgin America’s stockholders of such proposal (including for these purposes, by taking any position contemplated by Rule 14e-2 under the Exchange Act other than recommending rejection of such tender offer or exchange offer) within ten business days of the commencement of such proposal; (vi) the Company breaches or fails to perform its obligations pertaining to the non-solicitation and “fiduciary out” provisions of the Merger Agreement described in “The Merger Agreement—No-Shop; Acquisition Proposals; Change in Recommendation” beginning on page 74 of this proxy statement (other than an immaterial breach that does not lead to an acquisition proposal by a third party); or (vii) formally resolves to take or announces its intention to take any of the foregoing actions (we refer to these events as the “Triggering Events”); or

•	there is (i) an uncured inaccuracy in any representation or warranty or breach of any covenant of the Company that would result in the failure of the conditions to the obligation of Alaska Air Group to effect the Merger to be satisfied; (ii) Alaska Air Group has delivered to the Company written notice of such inaccuracy or breach; and (iii) such inaccuracy or breach is not capable of cure or, if curable, has not been cured in all material respects prior to the earlier of the Outside Date and 30 days after the notice of breach. Alaska Air Group cannot terminate for this reason if it or Merger Sub has breached any material covenant in any material respect (which has not been cured in all material respects) or there is an uncured inaccuracy in any of their representations and warranties of Alaska Air Group or Merger Sub contained in the Merger Agreement that has not been cured.

Transaction Expenses and Termination Fees

Each party will generally pay its own fees and expenses in connection with the Merger, whether or not the Merger is completed. However, the Company must pay Alaska Air Group a termination fee of $78.5 million (the “Break-Up Fee”) if:

•	Virgin America terminates the Merger Agreement in order to enter into an alternative acquisition agreement with a third party with respect to a Superior Proposal in accordance with the terms of the Merger Agreement;

•	Alaska Air Group terminates the Merger Agreement prior to the effective time of the Merger in connection with a Triggering Event; or

•	The Merger Agreement is terminated because (i) the Merger has not been consummated before the Outside Date, (ii) there is an uncured, willful and material breach of Virgin America’s covenant with respect to non-solicitation, or (iii) the stockholder approval was not obtained at the special meeting and, in each case, prior to the date of Virgin America’s meeting of stockholders to approve the Merger Proposal (or prior to the termination of the Merger Agreement if there has been no stockholder meeting) an alternative acquisition proposal shall have been publicly announced or shall have become publicly known, and at any time on or prior to the first anniversary of such termination, Virgin America enters into a written agreement related to an alternative acquisition proposal, recommends or submits an alternative acquisition proposal to its stockholders for adoption or a transaction in respect of any alternative acquisition proposal is consummated.

Financing of the Merger (page 51)

There is no financing condition to the Merger. Alaska Air Group expects to pay the aggregate Merger Consideration from its cash on hand or new borrowings. See the section entitled “Proposal 1 Approval of The Merger Proposal—Financing of the Merger” beginning on page 51.

Material U.S. Federal Income Tax Consequences (page 56)

The Merger will be a taxable transaction for U.S. federal income tax purposes. In general, a “U.S. holder” (as defined in “The Merger—Material U.S. Federal Income Tax Consequences” beginning on page 56 of this proxy statement) whose shares of Company Common Stock are cancelled and converted into cash pursuant to the Merger will recognize gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received with respect to such shares (determined before the deduction of any applicable withholding taxes) and the holder’s adjusted tax basis in such shares. A “non-U.S. holder” (as defined in “The Merger—Material U.S. Federal Income Tax Consequences” beginning on page 56 of this proxy statement) whose shares of Company Common Stock are cancelled and converted into cash pursuant to the Merger will generally not be required to recognize gain or loss for U.S. federal income tax purposes unless the non-U.S. holder has certain connections to the United States.

See the section entitled “The Merger—Material U.S. Federal Income Tax Consequences” beginning on page 56 of this proxy statement for a more complete discussion of the U.S. federal income tax consequences of the Merger. The tax consequences of the Merger to you will depend on your particular tax situation. You should consult your tax advisor for a complete analysis of the U.S. federal, state, local and/or foreign tax consequences of the Merger to you.

Regulatory Matters (page 59)

Under the HSR Act, as amended, and the rules and regulations promulgated thereunder by the U.S. Federal Trade Commission (the “FTC”), the Merger cannot be consummated until, among other things, notifications have been given and certain information has been furnished to the FTC and the Antitrust Division of the U.S. Department of Justice and all applicable waiting periods have expired or been terminated.

In addition to the antitrust related filings and clearance discussed above, Virgin America and Alaska Air Group must obtain any approvals or authorizations required to be obtained from the FAA and the DOT, as well as all other approvals and authorizations required to be obtained in connection with the consummation of the Merger and the transactions contemplated by the Merger Agreement from any other governmental authority.

Appraisal Rights (page 60 and Annex D)

Pursuant to Section 262 of the DGCL, holders of Company Common Stock who do not vote in favor of adoption of the Merger Agreement and who comply fully with the applicable requirements of Section 262 of the DGCL and do not otherwise withdraw or lose the right to appraisal under Delaware law, have the right to seek appraisal of the fair value of their shares of Company Common Stock, as determined by the Delaware Court of Chancery, if the Merger is completed. The “fair value” of your shares of Company Common Stock as determined by the Delaware Court of Chancery may be more than, less than, or equal to the value of the Merger Consideration per share that you are otherwise entitled to receive under the terms of the Merger Agreement. Holders of Company Common Stock who wish to preserve any appraisal rights they may have must so advise Virgin America by submitting a written demand for appraisal prior to the vote to adopt the Merger Agreement, and must otherwise follow fully the procedures prescribed by Section 262 of the DGCL. A person having a beneficial interest in shares of Company Common Stock held of record in the name of another person, such as a broker, bank or other nominee, must act promptly to cause the record holder of such shares to follow the steps summarized in this proxy statement and in a timely manner to perfect appraisal rights. In view of the complexity of Section 262 of the DGCL, Virgin America stockholders who wish to pursue appraisal rights should consult their legal and financial advisors.

The Support Agreement (page 88 and Annex B)

Pursuant to a Support Agreement, dated as of April 1, 2016 (the “Support Agreement”), by and among Alaska Air Group and the Supporting Stockholders, each Supporting Stockholder has agreed, among other things, to vote such Supporting Stockholder’s Voting Common Stock (i) in favor of the Merger Proposal; (ii) in favor of the Adjournment Proposal; (iii) in favor of any other matter necessary for consummation of the transactions contemplated by the Merger Agreement; (iv) against any competing acquisition proposal for Virgin America; and (v) against any action that is intended to delay, postpone or adversely affect the Merger and the other transactions contemplated by the Merger Agreement. As of the close of business on the Record Date, the Supporting Stockholders owned in the aggregate              shares of the Voting Common Stock (not including any shares of Company Common Stock subject to Company Options or Company RSUs), all of which are subject to the Support Agreement, representing approximately     % of the shares of Voting Common Stock outstanding as of the close of business on the Record Date.

The Support Agreement will terminate on the earlier of (i) the termination of the Merger Agreement, (ii) the effective time of the Merger and (iii) upon the entry into any amendment of the Merger Agreement, without the prior written consent of such Supporting Stockholder, that reduces or changes the form of consideration to be paid to such Supporting Stockholder in connection with the Merger. Notwithstanding the foregoing, each Supporting Stockholder has entered into the Support Agreement solely in such Supporting Stockholder’s capacity as a stockholder of Virgin America and not in such Supporting Stockholder’s capacity as an employee, officer or director of Virgin America. Accordingly, the Support Agreement does not restrict or limit any members of the Company Board from taking or omitting to take any action in his or her capacity as a director of Virgin America in order to fulfill his or her fiduciary obligations under applicable law.

Legal Proceedings

On April 21, 2016, a putative shareholder class action complaint was filed in the Court of Chancery of the State of Delaware against the Company Board, captioned Thomas Houston v. Donald J. Carty, et al., Case No. 12235 (Del. Ch.). The complaint alleges, among other things, that the Company’s directors breached their fiduciary duties by approving the Merger Agreement. The complaint seeks, among other things, either to enjoin the proposed transaction or to rescind it should it be consummated, as well as other equitable relief and damages, including attorneys’ and experts’ fees.

We are reviewing the complaint and have not yet formally responded to it, but we believe that the plaintiff’s allegations are without merit and we intend to defend against them vigorously. Litigation is inherently uncertain, however, and there can be no assurance regarding the likelihood that our defense of this action will be successful. Additional complaints containing substantially similar allegations may be filed in the future.

Termination of 401(k) Plan

If requested by Alaska Air Group in writing not later than 10 calendar days prior to the closing date of the Merger, Virgin America agrees to adopt, or cause to be adopted, all necessary corporate resolutions (which shall be subject to Alaska Air Group’s reasonable and timely review and approval) to terminate each Virgin America benefit plan that is intended to be qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (the “Code”) which includes a cash or deferred arrangement intended to qualify under Section 401(k) of the Code sponsored or maintained by Virgin America, effective as of no later than one day prior to the effective time of the Merger (but such termination may be contingent upon the closing of the Merger). Virgin America will provide Alaska Air Group with a copy of resolutions duly adopted by the Company Board so terminating any such Virgin America benefit plan.

QUESTIONS AND ANSWERS ABOUT THE MERGER

AND THE SPECIAL MEETING

The following questions and answers briefly address some questions you may have regarding the special meeting and the proposed Merger. These questions and answers may not address all questions that may be important to you as a stockholder of Virgin America. Please refer to the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to in this proxy statement. We encourage you to read this proxy statement, including the annexes, in its entirety because it explains the proposed Merger, the documents related to the Merger and other related matters.

Q:	Why am I receiving this proxy statement and proxy card?

A:    You are receiving this proxy statement and proxy card because, as of the Record Date, you owned shares of Company Common Stock. We have entered into the Merger Agreement on April 1, 2016. Pursuant to the Merger Agreement, subject to adoption of the Merger Agreement by our stockholders and the satisfaction of other conditions to the completion of the transactions specified in the Merger Agreement, Merger Sub will merge with and into Virgin America, with Virgin America surviving the Merger, and our Company Common Stock will be delisted from the NASDAQ Global Select Market (“NASDAQ”). A copy of the Merger Agreement is attached to this proxy statement as Annex A.

In order to complete the Merger, our stockholders holding a majority in voting power of the Voting Common Stock must vote to approve the Merger Proposal. We will hold a special meeting of our stockholders (the “special meeting”) to obtain this approval. The Company Board is providing this proxy statement to give you information for use in determining how to vote on the proposals submitted to the stockholders at the special meeting. You should read this proxy statement and the annexes carefully. The enclosed proxy card and voting instructions allow you, as our stockholder, to have your shares voted at the special meeting without attending the special meeting. Your proxy is being solicited by the Company Board.

Your vote is very important. If you do not vote or do not instruct your broker, bank or nominee how to vote, it will have the same effect as voting “AGAINST” the Merger Proposal. We encourage you to submit your proxy as soon as possible.

Q:	As a holder of Company Common Stock, what will I be entitled to receive in the Merger?

A:    Upon the completion of the Merger, each share of Company Common Stock outstanding immediately prior to the effective time of the Merger, excluding shares owned by stockholders who have exercised appraisal rights under Delaware law, treasury shares and shares held by Alaska Air Group, Merger Sub or any of their respective wholly-owned subsidiaries, will be automatically converted into the right to receive the Merger Consideration. For example, if you own 100 shares of Company Common Stock and do not make a proper demand for appraisal, you will be entitled to receive $5,700 in cash, without interest, less any applicable withholding taxes, in exchange for your shares. Any withheld amounts will be treated for all purposes as having been paid to the holder of Company Common Stock in respect of whose shares the withholding was made.

Q:	What will holders of Virgin America equity awards receive in the Merger?

A:    Stock Options. As of immediately prior to the effective time of the Merger, each unexpired and unexercised Company Option, whether or not then exercisable or vested, will vest (in the case of a Company Option that is subject to a performance-based vesting condition, vesting will be determined in accordance with the terms and conditions applicable to the award) and be cancelled and, in exchange therefor, each former holder of any such cancelled Company Option will only be entitled to receive, in consideration of the cancellation of such Company Option and in full settlement therefor, the Option Payment, subject to all applicable federal, state and local tax withholdings and deductions. If the exercise price of a Company Option is equal to or greater than the Merger

Consideration or, in the case of a Company Option that is subject to a performance-based vesting condition, to the extent the applicable performance-based vesting condition has not been satisfied as of immediately prior to the effective time of the Merger and such portion of the Company Option is not required (pursuant to the terms and conditions applicable to the award) to become vested in connection with the Merger, such Company Option will be cancelled without any payment being made in respect thereof.

Restricted Stock Units. As of immediately prior to the effective time of the Merger, each outstanding Company RSU will vest (in the case of a Company RSU that is subject to a performance-based vesting condition, vesting will be determined in accordance with the terms and conditions applicable to the award) and become free of any restrictions and will be cancelled in exchange for the right to receive the RSU Payment, subject to all applicable federal, state and local tax withholdings and deductions. If the applicable performance-based vesting condition of any Company RSU has not been satisfied as of immediately prior to the effective time of the Merger and such portion of the Company RSU is not required (pursuant to the terms and conditions applicable to the award) to become vested in connection with the Merger, such Company RSU will be cancelled without any payment being made in respect thereof.

Restricted Stock Awards. As of immediately prior to the effective time of the Merger, each outstanding Company RSA will vest (treating for this purpose any performance-based vesting condition to which such Company RSA is subject as having been attained at “maximum” level), become free of any restrictions and be converted into the right to receive the Merger Consideration, subject to all applicable federal, state and local tax withholdings and deductions.

See the section entitled “The Merger Agreement—Treatment of Virgin America Equity Awards” beginning on page 64 of this proxy statement.

Q:	When do you expect the Merger to be completed?

A:    We are working toward completing the Merger as quickly as possible and expect to complete the Merger by the end of 2016. However, because there are certain conditions that must be met before completing the Merger, we cannot be certain of the timing of the completion of the Merger.

Q:	I received a proxy statement and proxy materials in connection with the Company’s 2016 annual meeting of stockholders, scheduled to be held on May 10, 2016. Does the Company still intend to hold its 2016 annual meeting?

A:    We have postponed our 2016 annual meeting of stockholders and only intend to hold our 2016 annual meeting if the Merger is not consummated. If the Merger is consummated, we will not have public stockholders and there will be no public participation in any future stockholder meetings, including the 2016 annual meeting of stockholders.

Q:	What are Virgin America stockholders being asked to vote on and why is this approval necessary?

A:    Holders of our Voting Common Stock are being asked to vote on the following proposals:

1.	the Merger Proposal;

2.	the Adjournment Proposal; and

3.	the Compensation Proposal, as disclosed pursuant to Item 402(t) of Regulation S-K in “The Merger—Interests of Our Directors, Executive Officers and Affiliates in the Merger—Quantification of Payments and Benefits to Our Named Executive Officers” beginning on page 54 of the accompanying proxy statement.

Virgin America stockholder approval of the Merger Proposal is required for completion of the Merger. Virgin America stockholder approval of the Adjournment Proposal and the Compensation Proposal are not required for completion of the Merger. No other matters are currently intended to be brought before the Virgin America special meeting by Virgin America.

Q:	What do I need to do now?

A:    After carefully reading and considering the information contained in this proxy statement, please submit your proxy for your Voting Common Stock as soon as possible so that your shares will be represented at the special meeting. Please follow the instructions set forth on the proxy card or on the voting instruction form provided by your broker, bank or other nominee if your shares are held in “street name” through a broker, bank or other nominee.

Q:	How do I cast my vote?

A:    Before you vote, you should read this proxy statement in its entirety, including its annexes, and carefully consider how the Merger would affect you.

If you were a holder of record of Voting Common Stock on the Record Date, you may vote at the special meeting or you may have your shares voted by submitting a proxy for the special meeting by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed, postage paid envelope, or by granting a proxy electronically via the Internet or by telephone by following the instructions on the enclosed proxy card. Internet and telephone proxy submissions are available 24 hours a day, and if you use one of these methods, you do not need to return a proxy card. You must have the enclosed proxy card available, and follow the instructions on such proxy card, in order to grant a proxy over the Internet or telephone. Any proxies granted over the Internet or by telephone must be received by no later than             .

If, as a stockholder of record of Voting Common Stock, you sign, date and mail your proxy and do not indicate how you want to vote, or if you indicate you wish to vote “FOR” the Merger Proposal but do not indicate a choice on the other proposals, your proxy will be voted “FOR” the Merger Proposal, “FOR” the Adjournment Proposal and “FOR” the Compensation Proposal. However, if you indicate that you wish to vote “AGAINST” the Merger Proposal, your shares will only be voted “FOR” the other proposals if you indicate that you wish to vote “FOR” those proposals.

If you hold your Voting Common Stock in “street name,” which means your shares are held of record by a broker, bank or nominee, you must provide the record holder of your shares with instructions on how to vote your shares in accordance with the voting instructions provided by your broker, bank or nominee. If you do not provide your broker, bank or nominee with instructions on how to vote your shares, it will not be permitted to vote your shares. These are referred to generally as “broker non-votes.” Brokers, banks and other nominees will not have discretionary authority over the Merger Proposal, the Adjournment Proposal or the Compensation Proposal. For this reason, we do not believe that there will be any broker non-votes occurring in connection with any of the proposals at the special meeting. A broker non-vote occurs when a nominee holding shares for a beneficial owner returns a properly executed proxy but does not vote on a particular proposal because the nominee does not have discretionary voting authority and has not received instructions from the beneficial owner of the shares. Also, please note that if your shares are held in “street name” and you wish to vote at the special meeting, you must follow the instructions provided at http://www.virtualstockholdermeeting.com/VA2016special for submitting a legal proxy from the record holder of the shares (your broker, bank or nominee) authorizing you to vote at the special meeting.

Q:	Do any of Virgin America’s directors, executive officers or affiliates have interests in the Merger that may differ from those of the stockholders?

A:    Yes. Our directors, executive officers and certain of our stockholders affiliated with certain of our directors may have interests in the Merger that may be different from, or in addition to, the interests of our other Virgin America stockholders. See the section entitled “The Merger—Interests of Our Directors, Executive Officers and Affiliates in the Merger” beginning on page 51 of this proxy statement. The members of the Company Board were aware of and considered these interests, among other matters, in evaluating the Merger Agreement and the Merger and in recommending that the stockholders vote their Voting Common Stock to approve the Merger Agreement and the Merger.

Q:	How does the Merger Consideration compare to the market price of Company Common Stock?

A:    The Merger Consideration represents a premium of 90.9% compared to $29.86, our volume-weighted average trading price for the 30 trading day period ending March 22, 2016, the last trading date unaffected by rumors related to a possible transaction between us and an acquirer, represents a 46.5% premium to the closing price of our Company Common Stock on April 1, 2016, the last trading day prior to the announcement of the Merger Agreement, a 87.3% premium to the average trading price for the sixty days prior to March 22, 2016, a 77.4% premium to the average trading price for the ninety days prior to March 22, 2016 and a 71.0% premium to the average trading price for the 180 days prior to March 22, 2016.

Q:	When and where is the special meeting?

A:    The special meeting of our stockholders will be held virtually via live webcast at http://www.virtualstockholdermeeting.com/VA2016special on             , 2016, at             , Pacific time, emanating from Burlingame, California. To participate, you will need the 16-digit control number we have provided on the proxy card. We encourage you to allow ample time for online check-in, which will begin at             , Pacific time. Please note that you will not be able to attend the special meeting in person.

Q:	Who can vote or submit a proxy to vote and attend the special meeting?

A:    Only stockholders of record holding shares of Voting Common Stock at the close of business on the Record Date will be entitled to vote at the virtual special meeting. At the close of business on the Record Date, there were                  shares of Voting Common Stock issued and outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name. If, on the Record Date, your shares of Voting Common Stock were registered directly in your name with the transfer agent for our Company Common Stock, Wells Fargo Shareowner Services, then you are a stockholder of record of shares of Voting Common Stock. As a stockholder of record of shares of Voting Common Stock, you may vote online during the virtual special meeting or have your shares voted by proxy. Whether or not you plan to attend the virtual special meeting, we urge you to complete and submit the enclosed proxy card or submit a proxy over the telephone or on the Internet as instructed below to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker, Bank or Other Agent. If, on the Record Date, your shares of Voting Common Stock were held in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares of Voting Common Stock held in “street name,” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the special meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares of Voting Common Stock in your account. You are also invited to attend the special meeting. However, since you are not the stockholder of record, you may not vote your shares of Voting Common Stock at the special meeting unless you request and obtain a valid proxy card from your broker or other agent.

Q:	What do I need in order to be able to attend the special meeting online?

A:    Virgin America will be hosting the special meeting via live webcast only. Any stockholder can attend the special meeting live online at http://www.virtualshareholdermeeting.com/VA2016special. The webcast will start at             , Pacific time on             , 2016. Stockholders may vote and submit questions while attending the special meeting online. In order to be able to enter the special meeting, you will need the control number, which is included on your proxy card if you are a stockholder of record of shares of Voting Common Stock or included with your voting instruction card and voting instructions you received from your broker, bank or other agent if you hold your shares of Voting Common Stock in “street name.” Instructions on how to attend and participate online are also posted online at http://www.virtualshareholdermeeting.com/VA2016special.

Q:	How does the Company Board recommend that I vote?

A:    The Company Board unanimously recommends that you vote:

•	“FOR” the Merger Proposal,

•	“FOR” the Adjournment Proposal, and

•	“FOR” the Compensation Proposal.

Q:	Why is the Company Board recommending that I vote “FOR” the Merger Proposal?

A:    After careful consideration, the Company Board unanimously determined that the Merger and the other transactions contemplated by the Merger Agreement are fair to and in the best interests of the Company and its stockholders and approved, adopted and declared advisable the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement and unanimously recommended adoption of the Merger Agreement by the stockholders of the Company holding shares of Voting Common Stock. In reaching its decision to approve the Merger Proposal and to recommend the adoption of the Merger Proposal and the other proposals by our stockholders, the Company Board consulted with our management, as well as our legal and financial advisors, and considered the terms of the proposed Merger Agreement and the transactions set forth in the Merger Agreement. The Company Board also considered each of the items set forth under “The Merger—Recommendation of the Company Board; Our Reasons for the Merger” beginning on page 34 of this proxy statement.

Q:	What vote of Virgin America stockholders is required to approve the Merger Proposal?

A:    As a condition of the Merger and assuming a quorum is present, approval of the Merger Proposal requires the affirmative vote of the holders of a majority in voting power of the shares of Voting Common Stock entitled to vote at the special meeting. If you do not vote or do not instruct your broker, bank or nominee how to vote, it will have the same effect as voting “AGAINST” the Merger Proposal.

Q:	What vote of Virgin America stockholders is required to approve the Adjournment Proposal?

A:    The affirmative vote of the holders of a majority of the votes cast by the shares of Voting Common Stock, present or represented by proxy at the special meeting and entitled to vote on the subject matter, is required to approve the Adjournment Proposal, assuming a quorum is present.

Q:	What vote of Virgin America stockholders is required to approve the Compensation Proposal?

A:    The affirmative vote of the holders of a majority of the votes cast by the shares of Voting Common Stock, present or represented by proxy at the special meeting and entitled to vote on the subject matter, is required to approve the Compensation Proposal, assuming a quorum is present. The stockholders’ vote regarding the Compensation Proposal is an advisory vote, and therefore is not binding on Virgin America, the Company Board or our compensation committee. Since compensation and benefits that may be paid or provided in connection with the Merger are based on contractual arrangements with the named executive officers, the outcome of this advisory vote will not affect the obligation to make these payments and these payments may still be made even if the stockholders do not approve, by advisory (non-binding) vote, the Compensation Proposal.

Q:	Have any Virgin America stockholders agreed to support the Merger?

A:    Yes. Pursuant to the Support Agreement, certain of Virgin America’s stockholders have agreed, among other things, to vote (i) in favor of the Merger Proposal; (ii) in favor of the Adjournment Proposal; (iii) in favor of any other matter necessary for consummation of the transactions contemplated by the Merger Agreement; (iv) against any competing acquisition proposal for Virgin America; and (v) against any action that is intended to delay, postpone or adversely affect the Merger and the other transactions contemplated by the Merger Agreement.

As of the close of business on the Record Date, the Supporting Stockholders owned in the aggregate              shares of the Voting Common Stock (not including any shares of Company Common Stock subject to Company Options or Company RSUs), all of which are subject to the Support Agreement, representing approximately     % of the shares of Voting Common Stock outstanding as of the close of business on the Record Date.

The Support Agreement and the voting obligations thereunder, including the obligation to vote in favor of the Merger Proposal and the Adjournment Proposal, will terminate automatically upon termination of the Merger Agreement and certain other events. See “The Support Agreement” beginning on page 88 and Annex B.

Q:	How many votes am I entitled to cast for each share of Company Common Stock I own?

A:    For each share of Voting Common Stock that you owned on the Record Date, you are entitled to cast one vote on each matter to be voted upon at the special meeting. Holders of our Non-Voting Common Stock will not be entitled to vote at the Special Meeting. As of the Record Date, there were              shares of Voting Common Stock outstanding and entitled to vote, held by approximately              stockholders of record.

Q:	What constitutes a quorum?

A:    The presence by remote communication or by proxy of the holders of a majority in voting power of the Voting Common Stock outstanding and entitled to vote on the Record Date is required for a quorum at the special meeting. Abstentions and broker non-votes, if any, are counted as present for purposes of determining the presence of a quorum.

Q:	What will happen if I abstain from voting or fail to vote on the proposals or instruct my broker to vote on the proposals?

A:    If you attend the special meeting or send in your signed proxy card, but abstain from voting on any proposal, your shares of Voting Common Stock will still be counted for purposes of determining whether a quorum exists. If you indicate on your proxy that you abstain from voting on a proposal, it will have the same effect as a vote against the Merger Proposal, but will have no effect on the Adjournment Proposal or the Compensation Proposal.

If you fail to cast your vote at the special meeting, or if you fail to submit your proxy, by proxy card or electronically via the Internet or by telephone, or fail to give voting instructions to your broker, bank or nominee, it will have the same effect as a vote against the Merger Proposal and it will have no effect on the Adjournment Proposal or the Compensation Proposal.

Q:	When should I submit my proxy?

A:    You should submit your proxy as soon as possible so that your shares of Voting Common Stock will be voted at the special meeting.

Q:	Can I change my vote after I have delivered my proxy?

A:    Yes. If you were a stockholder of record of our Voting Common Stock on the Record Date, you may revoke your proxy and change your vote, unless noted below, at any time before the final vote at the special meeting. You can do this in one of three ways:

•	delivering to our corporate secretary a signed written notice of revocation, bearing a date later than the date of the proxy, stating that the proxy is revoked (written revocations may be sent to Virgin America Inc., Attn: Secretary of the Company, 555 Airport Blvd., Burlingame, CA 94010);

•	delivering a new proxy, either by signing and delivering a new paper proxy, relating to the same shares and bearing a later date than the original proxy, or submitting a new proxy by telephone or over the Internet (your latest paper, telephone or Internet proxy will govern); or

•	virtually attending the special meeting and voting at the special meeting, although attendance at the special meeting will not, by itself, revoke a proxy.

If you have instructed a broker, bank or other nominee to vote your shares, you must follow the directions received from your broker, bank or other nominee to change those instructions.

Q:	What should I do if I receive more than one set of voting materials?

A:    You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. In order to ensure that all of your shares are voted at the special meeting, please complete, sign, date and return each proxy card and voting instruction card that you receive.

Q:	Am I entitled to appraisal rights?

A:    Yes. As a holder of Company Common Stock, you are entitled to exercise appraisal rights under Section 262 of the DGCL a copy of which is attached to this proxy statement as Annex D, in connection with the Merger, if you do not vote in favor of the Merger Proposal and otherwise meet certain conditions and satisfy fully certain procedures set forth in Section 262 of the DGCL and described in this proxy statement in the section entitled “The Merger—Appraisal Rights” beginning on page 60 of this proxy statement.

Q:	Is the Merger expected to be taxable to me?

A:    The Merger will be a taxable transaction for U.S. federal income tax purposes. In general, a “U.S. holder” (as defined in “The Merger—Material U.S. Federal Income Tax Consequences” beginning on page 56 of this proxy statement) whose shares of Company Common Stock are cancelled and converted into cash in the Merger will recognize gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received with respect to such shares (determined before the deduction of any applicable withholding taxes) and the holder’s adjusted tax basis in such shares. A “non-U.S. holder” (as defined in “The Merger—Material U.S. Federal Income Tax Consequences” beginning on page 56 of this proxy statement) whose shares of Company Common Stock are cancelled and converted into cash pursuant to the Merger will generally not be required to recognize gain or loss for U.S. federal income tax purposes unless the non-U.S. holder has certain connections to the United States.

You should read “The Merger—Material U.S. Federal Income Tax Consequences” beginning on page 56 of this proxy statement for a more complete discussion of the U.S. federal income tax consequences of the Merger.

Because individual circumstances may differ, you should consult your tax advisor to determine the particular U.S. federal, state, local and/or foreign tax consequences of the Merger to you.

Q:	I have physical certificates evidencing my shares. Should I send in my share certificates now?

A:    No. After the Merger is completed, you will be sent a letter of transmittal with written instructions for exchanging your share certificates for the Merger Consideration. These instructions will tell you how and where to send in your certificates for your Merger Consideration. You will receive your cash payment after the paying agent receives your stock certificates and any other documents requested in the instructions. Please do not send in your stock certificates with your proxy card.

Q:	What should I do if I have lost my share certificates?

A:    Most of our stockholders hold their shares through book entry positions and have never possessed physical certificates representing their shares. However, if you had a physical certificate or certificates representing your shares and have lost one or more of your share certificates, please contact our transfer agent, Wells Fargo Shareowner Services at (800) 401-1957, to obtain replacement certificates. You may be required to provide evidence of the loss, theft or destruction of your certificates as well as a customary indemnity to secure against the risk that the share certificates may be subsequently recirculated.

Q:	What happens if the Merger is not completed?

A:    If our stockholders do not approve the Merger Proposal or if the Merger is not completed for any other reason, our stockholders will not receive any payment for their shares of Company Common Stock in connection with the Merger, and the Virgin America equity-based awards will remain outstanding and not be cancelled in exchange for any cash payment. Instead, we would remain an independent public company, and shares of Company Common Stock would continue to be listed and traded on NASDAQ. Under specified circumstances, we may be required to pay Alaska Air Group a termination fee of $78.5 million as described in “The Merger Agreement—Transaction Expenses and Termination Fees” beginning on page 86 of this proxy statement.

Q:	What happens if I sell my shares of Company Common Stock before the special meeting?

A:    The Record Date is earlier than the date of the special meeting and the date that the Merger is expected to be completed. If you transfer your shares of Voting Common Stock after the Record Date, but before the special meeting, you will retain your right to vote at the special meeting, but will transfer the right to receive the Merger Consideration at the effective time of the Merger. If you transfer your shares of Non-Voting Common Stock before the effective time of the Merger, you will transfer the right to receive the Merger Consideration at the effective time of the Merger. The Merger Consideration is payable only to those stockholders who hold their Company Common Stock as of immediately prior to the effective time of the Merger.

Q:	Where can I find the voting results of the special meeting?

A:    Virgin America intends to announce preliminary voting results at the special meeting and publish final results in a Current Report on Form 8-K that will be filed with the SEC following the special meeting. All periodic and current reports Virgin America files with the SEC are publicly available when filed. See the section entitled “Where You Can Find More Information” beginning on page 98 of this proxy statement.

Q:	If I participate in the Company ESPP, how will my stock purchase rights be treated in the Merger?

A:    We will terminate the Company ESPP as of the effective time of the Merger. On the Final Exercise Date (as defined below), the funds credited as of such date under the Company ESPP within the associated accumulated payroll withholding account for each participant under the Company ESPP will be used to purchase shares of Company Common Stock in accordance with the terms of the Company ESPP, and each share purchased thereunder immediately prior to the effective time of the Merger shall be cancelled at such time and converted into the right to receive the Merger Consideration in accordance with the terms of the Merger Agreement, subject to withholding of taxes. Any accumulated contributions of each participant under the Company ESPP as of immediately prior to the effective time of the Merger will, to the extent not used to purchase Company Common Stock in accordance with the terms and conditions of the Company ESPP, be refunded to such participant as promptly as practicable following the effective time of the Merger (without interest). No further Company ESPP Rights (as defined below) shall be granted or exercised under the Company ESPP after the Final Exercise Date.

Q:	Who can help answer my questions?

A:    If you have any questions about the Merger or how to submit your proxy, please contact our proxy solicitor, MacKenzie Partners, Inc., using the information below. If you would like additional copies, without charge, of this proxy statement or the enclosed proxy card, you should contact our proxy solicitor at:

Call Collect: (212) 929-5500

Toll Free: (800) 322-2885

Email to: proxy@mackenziepartners.com

Address: 105 Madison Avenue, New York, New York 10016

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement, the documents to which we refer you in this proxy statement and information included in oral statements or other written statements made or to be made by us or on our behalf may include predictions, estimates and other information that may be considered “forward-looking statements,” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act, that do not directly or exclusively relate to historical facts, including, without limitation, statements relating to the completion of the Merger. You can typically identify forward-looking statements by the use of forward-looking words, such as “may,” “should,” “could,” “project,” “believe,” “anticipate,” “expect,” “estimate,” “continue,” “potential,” “plan,” “forecast” and other words of similar import, or the negative of these terms or comparable terminology. Stockholders are cautioned that any forward-looking statements are not guarantees of future performance. These statements are based on current expectations and assumptions that are subject to risks and uncertainties. Actual results could differ materially from those anticipated as a result of various factors.

These risks and uncertainties include, but are not limited to factors and matters described or incorporated by reference in this proxy statement and the following factors: (1) the Company may be unable to obtain stockholder approval as required for the Merger; (2) other conditions to the closing of the Merger may not be satisfied, including that a governmental entity may prohibit, delay or refuse to grant a necessary regulatory approval; (3) the Merger may involve unexpected costs, liabilities or delays; (4) the business of the Company may suffer as a result of uncertainty surrounding the Merger; (5) stockholder litigation in connection with the Merger may affect the timing or occurrence of the Merger or result in significant costs of defense, indemnification and liability; (6) the Company may be adversely affected by other economic, business, and/or competitive factors; (7) the occurrence of any event, change or other circumstances could give rise to the termination of the Merger Agreement and, in certain cases, the payment by us of a termination fee of $78.5 million; (8) the ability to recognize benefits of the Merger; (9) risks that the Merger disrupts current plans and operations or diverts management’s or employees’ attention from ongoing business operations; (10) risk of potential difficulties with Virgin America’s ability to retain and hire key personnel and maintain relationships with suppliers and other third parties; and (11) other risks to consummation of the Merger, including the risk that the Merger will not be consummated within the expected time period or at all. Additional factors that may affect the future results of the Company are set forth in filings the Company makes with the SEC from time to time, including its Annual Report on Form 10-K for the year ended December 31, 2015, its proxy statement on Schedule 14A for its 2016 Annual Meeting and the additional definitive proxy soliciting materials on Schedule 14A filed with the SEC in connection therewith, which are available on the SEC’s website at www.sec.gov.

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date thereof. Except as required by applicable law, the Company undertakes no obligation to update forward-looking statements to reflect events or circumstances after the date thereof.

THE VIRGIN AMERICA SPECIAL MEETING

General

Your proxy is solicited on behalf of the Company Board for use at our special meeting of stockholders to be held virtually, via live webcast at http://www.virtualstockholdermeeting.com/VA2016special on             , 2016, at                 , Pacific time, emanating from Burlingame, California, or at any postponement or adjournment thereof, for the purposes discussed in this proxy statement and in the accompanying Notice of Special Meeting of Stockholders and any business properly brought before the special meeting. Proxies are solicited to give all stockholders of record entitled to vote an opportunity to vote on matters properly presented at the special meeting. Instructions on how to attend and participate at the special meeting are also posted online at http://www.virtualshareholdermeeting.com/VA2016special.

Date, Time and Place of the Special Meeting

We will hold the special meeting virtually, via live webcast at http://www.virtualstockholdermeeting.com/VA2016special on             , 2016, at                 , Pacific time, emanating from Burlingame, California. On or about             , 2016, we commenced mailing this proxy statement and the enclosed form of proxy to our stockholders who held shares of Company Common Stock as of the Record Date.

Purpose of the Special Meeting

At the special meeting, we are asking holders of record of our Voting Common Stock on             , 2016, to consider and vote on the following:

1.	the Merger Proposal;

2.	the Adjournment Proposal; and

3.	the Compensation Proposal, as disclosed pursuant to Item 402(t) of Regulation S-K in the section entitled “The Merger—Interests of Our Directors, Executive Officers and Affiliates in the Merger—Quantification of Payments and Benefits to Our Named Executive Officers” beginning on page 54 of this proxy statement.

Recommendation of the Company Board

After careful consideration, the Company Board has unanimously determined that the Merger and the other transactions contemplated by the Merger Agreement are fair to and in the best interests of Virgin America and its stockholders and approved, adopted and declared advisable the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement.

The Company Board unanimously recommends that Virgin America’s stockholders vote “FOR” the Merger Proposal, “FOR” the Adjournment Proposal and “FOR” the Compensation Proposal. See the section entitled “The Merger—Recommendation of the Company Board; Our Reasons for the Merger” beginning on page 34 of this proxy statement.

Stockholders Entitled to Vote; Record Date

You may vote at the special meeting if you were a record holder of shares of the Voting Common Stock at the close of business on             , 2016. For each share of Voting Common Stock that you owned on the Record Date, you are entitled to cast one vote on each matter voted upon at the special meeting. As of the Record Date, there were                  shares of Voting Common Stock outstanding and entitled to vote.

Quorum and Vote Required

A quorum of stockholders is necessary to hold the special meeting. The required quorum for the transaction of business at the special meeting shall exist when the holders of a majority in voting power of the shares issued and outstanding and entitled to vote at the special meeting are present or represented by proxy. If a quorum is not present at the special meeting, we expect that the special meeting will be adjourned to solicit additional proxies. Abstentions and “broker non-votes,” discussed below, if any, count as shares present for establishing a quorum. As of the Record Date, approximately                  shares of Voting Common Stock were outstanding and entitled to vote, approximately     % of which were held by the Supporting Stockholders, each of which, as discussed below, has entered into the Support Agreement obligating each Supporting Stockholder to vote all of its shares of Voting Common Stock in favor of the Merger Proposal and any other proposals necessary to consummate the Merger.

You may vote “FOR” or “AGAINST,” or you may “ABSTAIN” from voting on, the Merger Proposal. Adoption of the Merger Agreement requires the affirmative vote of the holders of a majority in voting power of the shares of Voting Common Stock entitled to vote at the special meeting. Since the vote on the Merger Proposal is based on the total number of shares of Voting Common Stock outstanding, rather than the number of actual votes cast, abstentions and “broker non-votes” will have the same effect as voting against the approval of the Merger Proposal. A “broker non-vote” occurs when a nominee holding shares for a beneficial owner returns a properly executed proxy but does not vote on a particular proposal because the nominee does not have discretionary voting authority and has not received instructions from the beneficial owner of the shares. Brokers, banks and other nominees will not have discretionary authority on the Merger Proposal, the Adjournment Proposal or the Compensation Proposal. For this reason, we do not believe that there will be any broker non-votes occurring in connection with any of the proposals at the special meeting. However, if any broker non-votes were to occur, such votes would have the same effect as voting against the approval of the Merger Proposal.

You may vote “FOR” or “AGAINST,” or you may “ABSTAIN” from voting on, the Adjournment Proposal. The Adjournment Proposal will be approved if the holders of a majority of the votes cast by the shares of Voting Common Stock, present or represented by proxy and entitled to vote on the subject matter, vote in favor of the proposal, assuming a quorum is present. Neither broker non-votes nor abstentions count as votes cast so they will have no effect on the Adjournment Proposal.

You may vote “FOR” or “AGAINST,” or you may “ABSTAIN” from voting on, the Compensation Proposal. The non-binding advisory Compensation Proposal will be approved if the holders of a majority of the votes cast by the shares of Voting Common Stock, present or represented by proxy and entitled to vote on the subject matter, vote in favor of the proposal, assuming a quorum is present. Neither broker non-votes nor abstentions count as votes cast so they will have no effect on the Compensation Proposal.

Shares Owned by Our Directors and Executive Officers

As of the Record Date, our directors and executive officers beneficially owned and were entitled to vote an aggregate of              shares of Voting Common Stock, or approximately     % of the total Voting Common Stock outstanding on that date. These numbers do not give effect to outstanding Company Options or Company RSUs, or to any outstanding shares of Non-Voting Common Stock, none of which are entitled to vote at the special meeting. Each of the Supporting Stockholders, which are affiliated with two of our directors, has entered into the Support Agreement obligating each Supporting Stockholder to vote all of its shares of Voting Common Stock in favor of the Merger Proposal and any other proposals necessary to consummate the Merger. We currently expect that each of our directors and executive officers will vote their shares in favor of the proposals to be presented at the special meeting.

Voting; Proxies

You may vote online at the special meeting or you may submit a proxy over the Internet or by signing, dating and returning the proxy card, or by telephone to have your shares voted thereat.

Voting at the Special Meeting

If you plan to virtually attend the special meeting and wish to vote at the special meeting you will need to log in to http://www.virtualstockholdermeeting.com/VA2016special. To do so, follow the online instructions provided on your proxy card if you are a stockholder of record of shares of Voting Common Stock or included with your voting instruction card and voting instructions you received from your broker, bank or other agent if you hold your shares of Voting Common Stock in “street name”.

To ensure that your shares are represented and voted at the special meeting, the Company recommends that you promptly submit a proxy, even if you plan to virtually attend the special meeting.

Voting by Proxy

If you do not wish to attend the special meeting, you may submit your proxy by completing, dating, signing and returning the enclosed proxy card by mail or by granting a proxy by telephone or on the Internet. All shares of Voting Common Stock represented by properly executed proxies received in time for the special meeting will be voted at the special meeting in the manner specified by the stockholders giving those proxies. Properly executed proxies that do not contain voting instructions will be voted “FOR” the Merger Proposal, “FOR” the Adjournment Proposal, and “FOR” the Compensation Proposal.

Only shares of Voting Common Stock affirmatively voted for the Merger Proposal, the Adjournment Proposal, and the Compensation Proposal, and properly executed proxies that do not contain voting instructions, will be counted as votes “FOR” the proposals. Shares of Voting Common Stock held by persons who attend the special meeting but abstain from voting at the special meeting or by proxy, and shares of Voting Common Stock for which we received proxies directing an abstention, will have the same effect as votes “AGAINST” the Merger Proposal, but will have no effect on the Adjournment Proposal or the Compensation Proposal. Shares of Voting Common Stock represented by proxies that reflect a “broker non-vote,” if any, will be counted for purposes of determining whether a quorum exists, and those shares will have the same effect as votes “AGAINST” the Merger Proposal but, because broker non-votes are not counted as votes cast, such votes, if any, will have no effect on the Adjournment Proposal or the Compensation Proposal.

Revocation of Proxy

If you are a holder of record of Voting Common Stock on the Record Date, you may revoke your proxy, unless noted below, at any time before the final vote at the special meeting by taking any of the following actions:

•	delivering to our corporate secretary a signed written notice of revocation, bearing a date later than the date of the proxy, stating that the proxy is revoked;

•	delivering a new proxy, either by signing and delivering a new paper proxy, relating to the same shares of Voting Common Stock and bearing a later date than the original proxy, or submitting a new proxy by telephone or over the Internet (your latest paper, telephone or Internet proxy will govern); or

•	virtually attending the special meeting and voting at the special meeting, although attendance at the special meeting will not, by itself, revoke a proxy.

Written notices of revocation and other communications with respect to the revocation of Virgin America proxies should be addressed to:

Virgin America Inc.

555 Airport Blvd.

Burlingame, CA 94010

Attention: Secretary of the Company

If your shares of Voting Common Stock are held in “street name,” you may change your vote by submitting new voting instructions to your broker, bank or other nominee. You must contact your broker, bank or other nominee to find out how to do so. See above regarding how to vote at the special meeting if your shares are held in “street name.”

Solicitation of Proxies

The Company Board is soliciting proxies for the special meeting from our stockholders. We will bear the entire cost of soliciting proxies from our stockholders. In addition to the solicitation of proxies by delivery of this proxy statement by mail, we will request that brokers, banks and other nominees that hold shares of Company Common Stock, which are beneficially owned by our stockholders, send copies of the Notice of Special Meeting of Stockholders, proxies and proxy materials to those beneficial owners and secure those beneficial owners’ voting instructions. We will reimburse those record holders for their reasonable expenses. We have engaged MacKenzie Partners, Inc. to assist in the solicitation of proxies and provide related advice and informational support for a fee of $        , plus reimbursement of customary disbursements. We may use several of our regular employees, who will not be specially compensated, to solicit proxies from our stockholders, either personally or by telephone, Internet, facsimile or special delivery letter.

Appraisal Rights

As more fully described below in the section entitled “The Merger—Appraisal Rights,” if the Merger is effected, under applicable Delaware law, stockholders who do not wish to accept the Merger Consideration payable for their shares of Company Common Stock pursuant to the Merger may seek judicial appraisal of the “fair value” of their shares by the Delaware Court of Chancery in lieu of the Merger Consideration. The “fair value” of your shares of Company Common Stock as determined by the Delaware Court of Chancery in an appraisal proceeding may be more than, less than, or equal to the value of the Merger Consideration that you are otherwise entitled to receive under the terms of the Merger Agreement.

Generally, in order to properly demand appraisal, a stockholder must:

•	deliver to us a written demand for appraisal, in compliance with Section 262 of the DGCL, before the vote on the Merger Proposal at the special meeting;

•	not vote in favor of the Merger Proposal or submit a proxy to have such stockholder’s shares voted in favor of the Merger Proposal;

•	be a record holder of shares of our Company Common Stock on the date the written demand for appraisal is made and continue to hold the shares through the effective date of the Merger; and

•	strictly follow the statutory procedures for perfecting appraisal rights under Section 262 of the DGCL, which are described in the section entitled “The Merger—Appraisal Rights,” and included as Annex D to this proxy statement.

Merely voting against, or failing to vote in favor of, the Merger Proposal will not preserve your right to appraisal under the DGCL. Also, since a submitted proxy not marked “AGAINST” or “ABSTAIN” will be voted “FOR” the Merger Proposal, the submission of a proxy not marked “AGAINST” or “ABSTAIN” will result in the waiver of appraisal rights. Because the demand for appraisal rights must be made by the record holder, if you hold shares of Company Common Stock in the name of a broker, bank or other nominee, you must instruct your nominee to take the steps necessary to demand appraisal for your shares.

Annex D to this proxy statement contains the full text of Section 262 of the DGCL, which relates to your right of appraisal. We encourage you to read these provisions carefully and in their entirety. If you or your nominee fail to follow all of the steps required by Section 262 of the DGCL, you will lose your right of appraisal.

Adjournments or Postponements

Although it is not currently expected, if necessary, the special meeting may be adjourned for the purpose of soliciting additional proxies if there are not sufficient votes at the time of the special meeting to adopt the Merger Agreement, by the vote of the holders of a majority of the votes cast by the shares of Voting Common Stock, present or represented by proxy and entitled to vote on the subject matter, assuming a quorum is present. Any signed proxies received by us for which no voting instructions are provided on such matter will be voted “FOR” the Adjournment Proposal.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on             , 2016

A copy of this proxy statement is available, without charge, by written request to Virgin America Inc. (Attn: Corporate Secretary, 555 Airport Blvd., Burlingame, CA 94010) or MacKenzie Partners, Inc. (at the address listed below), or from the SEC website at www.sec.gov.

Assistance

If you need assistance in completing your proxy card or have questions regarding the special meeting, please contact our proxy solicitor, MacKenzie Partners, Inc.:

Call Collect: (212) 929-5500

Toll Free: (800) 322-2885

Email to: proxy@mackenziepartners.com

Address: 105 Madison Avenue, New York, New York 10016

PROPOSAL 1

APPROVAL OF THE MERGER PROPOSAL

THE MERGER

This discussion of the Merger does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, which is attached to this proxy statement as Annex A and which is incorporated by reference into this proxy statement. You should read the entire Merger Agreement carefully as it is the legal document that governs the Merger.

Introduction

We are asking our stockholders to approve the Merger Proposal.

The Companies

Virgin America Inc.

555 Airport Blvd.

Burlingame, CA 94010

(650) 762-7000

www.virginamerica.com

Virgin America is a premium-branded, low-cost airline based in California that provides scheduled air travel in the United States and Mexico. We operate primarily from our focus cities of Los Angeles and San Francisco, with a smaller presence at DAL, to other major business and leisure destinations in North America. We provide a distinctive offering for our passengers, whom we call guests, that is centered around our brand and our premium travel experience, while at the same time maintaining a low-cost structure through our point-to-point network and high utilization of our efficient, single fleet type consisting of Airbus A320—family aircraft.

Leveraging the reputation of the Virgin America brand, we target guests who value the experience associated with Virgin and the high-quality product and service that we offer. We have won numerous awards for our product, including Best Domestic Airline in Travel + Leisure Magazine’s World’s Best Awards and Best U.S. Airline in Condé Nast Traveler Magazine’s Readers’ Choice Awards for the past eight consecutive years.

For additional information about Virgin America and our business, see the section entitled “Where You Can Find More Information” beginning on page 98 of this proxy statement.

Alaska Air Group

19300 International Boulevard

Seattle, WA 98188

(206) 392-5040

www.alaskaair.com

Alaska Air Group operates Alaska Airlines and Horizon Air Industries, Inc., which together with Alaska Airlines’ partner regional airlines, SkyWest Airlines, Inc. and Peninsula Airways, Inc., serve more than 100 cities through an expansive network in Alaska, Hawaii, the continental United States, Canada, Mexico and Costa Rica. In addition to enjoying Alaska Airlines’ network and low fares, its loyal customers can earn and redeem miles with partner airlines in the United States and across the world. Alaska Airlines offers award-winning customer service and industry-leading on-time performance and rewards its employees for contributing to its success through incentive pay. Alaska Airlines shows its commitment to environmental and community stewardship through ongoing efforts to improve fuel efficiency and extensive charitable endeavors in the communities it serves. The majority of Alaska Air Group’s revenue is generated by transporting passengers.

For additional information about Alaska Air Group and its business, see the section entitled “Where You Can Find More Information” beginning on page 98 of this proxy statement.

Alpine Acquisition Corp.

19300 International Boulevard

Seattle, WA 98188

(206) 392-5040

www.alaskaair.com

Alpine Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Alaska Air Group, was organized solely for the purpose of entering into the Merger Agreement with Virgin America and completing the Merger and has not conducted any business operations other than those incident to its formation and the transactions contemplated by the Merger Agreement. If the Merger is completed, Merger Sub will cease to exist following its merger with and into Virgin America.

Background of the Merger

The Company Board and the Company’s senior management regularly review and assess the Company’s long-term strategic plan with the goal of maximizing stockholder value. As part of this ongoing process, the Company Board and senior management have periodically evaluated potential strategic alternatives relating to the Company’s business and engaged in discussions with third parties concerning potential strategic transactions, including a sale of the Company. In particular, in September 2014, in parallel with the Company Board’s consideration of an initial public offering, members of the Company Board and board members of another U.S.-based airline carrier (“Company A”) met and reviewed the Company’s business and explored, among other things, a possible business combination involving the two companies. However, such discussions did not progress toward a transaction, and the Company consummated its initial public offering on November 19, 2014.

In the fall of 2015, a member of the executive team and a board member of a U.S.-based airline carrier (“Company B”) spoke with Donald Carty, the Chairman of the Company Board, regarding potential interest in a merger with the Company. Mr. Carty reviewed these communications with the Company Board at the Company’s regularly scheduled in-person Board meeting on November 12, 2015 and recommended that Company management explore the potential synergies that could be achieved in a merger with Company B. On November 25, 2015, the Company signed a confidentiality agreement with Company B.

In late November 2015, without prior communication from the Company or its advisors, Brad Tilden, the Chief Executive Officer and President of Alaska Air Group, contacted Mr. Carty and, separately, an independent director of the Company Board regarding potential interest in an acquisition of the Company and to discuss diligence items.

On December 4, 2015, Mr. Tilden met with Mr. Carty and reiterated Alaska Air Group’s potential interest in an acquisition of the Company. On December 6, 2015, the Company Board held a telephonic meeting with Company management present, during which Mr. Carty briefed the Company Board on the initial communication from Alaska Air Group and reviewed the recent contact from Company B. The Company Board discussed the merits and risks of a potential merger of the Company with another U.S. airline, as well as of remaining as an independent corporation, and then authorized Company management to communicate with Alaska Air Group, Company B and other potentially interested U.S.-based airlines to evaluate potential business combination opportunities. Following further discussion, the Company Board considered the selection of a financial advisor for the evaluation of a potential sale transaction and authorized the Company to formally engage Evercore as the Company’s financial advisor. In addition, the Company Board also confirmed the Company’s plan to engage Seabury Aviation Consulting LLC (“Seabury”) as the Company’s aviation consultant regarding analysis of the strategic rationale, revenue synergies, and cost synergies that could be achieved in a potential sale transaction and requested that Seabury perform an analysis of the potential synergies presented by a merger with each of Alaska Air Group, Company A and Company B, which were the most likely potential suitors for the Company. The Company Board also approved retaining Latham & Watkins LLP, the Company’s outside counsel, as the Company’s legal advisor for any potential sale transaction. The Company Board selected each of Evercore, Seabury and Latham & Watkins LLP as advisors to the Company given their extensive experience in transactions of this type and in the airline industry and after determining that there were no conflicts of interest present that would affect their ability to effectively provide advice to the Company.

On December 10, 2015, the senior management teams of the Company and Company B participated in a discussion regarding the analysis and evaluation of potential cost and revenue synergies from a merger. On the same date, the Company executed formal engagement letters with Seabury to provide aviation consulting services and with Evercore to provide financial advisory services to the Company in connection with evaluating the sale of all or a substantial portion of the Company’s assets or outstanding shares of common stock.

On December 11, 2015, the Company entered into a confidentiality agreement with Alaska Air Group, and the senior management teams of the Company and Alaska Air Group met to discuss Alaska Air Group’s interest in the potential acquisition of the Company. The Alaska Air Group management team described the strategic objective of a purchase of the Company, and the similarities between the two companies in a number of areas including the areas of operational performance, customer service focus and employee engagement. The Alaska Air Group senior management team also reviewed a number of due diligence matters with the Company.

On December 13, 2015, Mr. Tilden sent a supplemental request for information in connection with Alaska Air Group’s plans to submit an indicative non-binding offer involving a combination of the companies.

On December 14, 2015, Mr. Cush had dinner with the chief executive officer of Company A and discussed a potential business combination involving the two companies.

On December 17, 2015, Mr. Tilden called Mr. Carty to reiterate Alaska Air Group’s interest in moving forward with exploring a potential transaction with the Company and submitted a non-binding indication of interest on behalf of Alaska Air Group to acquire all of the outstanding capital stock of the Company on a fully-diluted basis for $44.75 per share in cash. The closing price of the Company’s common stock on NASDAQ on December 17, 2015 was $36.07 per share.

On December 18, 2015, the Company Board held a telephonic meeting with Company management and representatives from Evercore and Latham & Watkins LLP present. Company management provided an update to the Company Board regarding the offer made by Alaska Air Group the previous day, as well as management’s meeting with Company B and Mr. Cush’s dinner with the chief executive officer of Company A. Representatives of Evercore then provided the Company Board with an overview of the current strategic landscape and industry trends for airlines and reviewed various illustrative merger analyses for various potential counterparties in the airline industry, including Alaska Air Group, Company A and Company B. Following discussion, representatives of Evercore then reviewed certain preliminary financial analyses with respect to the offer from Alaska Air Group with the Company Board.

Following further discussion with Mr. Carty and representatives from Evercore and Latham & Watkins LLP, on December 23, 2015, representatives of Evercore called representatives of Merrill Lynch, Pierce, Fenner & Smith Incorporated (“Merrill Lynch”) and UBS Securities LLC (“UBS”), financial advisors to Alaska Air Group in connection with the potential transaction, to inform them that the offer from Alaska Air Group did not compensate the Company’s stockholders for the Company’s stand-alone value and, in addition, did not take into account the substantial benefits that could be potentially realized from the Company’s historical net operating losses and the prospective synergies in a business combination. However, the representatives of Evercore informed representatives of Merrill Lynch and UBS that the Company would be willing to consider engaging in further discussions and provide diligence information to Alaska Air Group to support the Company’s expectations with respect to the potential benefits and operational synergies of a business combination between the two airlines if Alaska Air Group were to increase its offer price. The closing price of the Company’s common stock on NASDAQ on December 23, 2015 was $37.39 per share.

In early January 2016, U.S. financial markets and, in particular, trading in shares of the Company’s common stock, became highly unstable. By January 15, 2016, the closing price of the Company’s common stock on NASDAQ was $28.41 per share.

On January 5, 2016, Mr. Carty received a telephone call from certain senior executives from a large U.S.-based airline carrier (“Company C”) to highlight their potential interest in an acquisition of the Company and later submitted to Mr. Carty a detailed diligence request list in connection with their interest.

On January 6, 2016, Mr. Carty called Mr. Tilden to understand Alaska Air Group’s current position with respect to a potential acquisition of the Company.

On January 13, 2016, the Company Board held a telephonic meeting with Company management and representatives from Evercore and Latham & Watkins LLP present, during which Company management and Mr. Carty provided an update to the Company Board since the last Company Board meeting regarding the status of discussions with each of Alaska Air Group, Company A, Company B and Company C.

On January 19, 2016, Mr. Cush had dinner with the Chief Executive Officer of Company A to further discuss a potential business combination involving the two companies.

On January 22, 2016, the Company entered into a confidentiality agreement with Company C in order to provide them with further diligence information regarding the Company.

Between January 11, 2016 and early February 2016, representatives of Evercore had several telephone calls and meetings with representatives of Merrill Lynch and UBS to encourage Alaska Air Group to reaffirm its interest in acquiring the Company and increase its offer price, as well as to provide further information regarding the Company and the potential benefits of a merger between the Company and Alaska Air Group. In parallel, representatives of Evercore contacted representatives of Company A, Company B and Company C to encourage them to submit an indication of interest for an acquisition of the Company by early February 2016. Based on advice received from Evercore and management and the Company Board’s knowledge of the industry, other bidders were not contacted because the Company did not believe a value-maximizing transaction could be completed with any other party, due to ability to pay, limited potential synergies, regulatory issues or foreign ownership limitations that apply to airlines.

On February 4, 2016, the senior management teams of the Company and Company C had a meeting to discuss the strategic benefits of a larger presence for Company C on the west coast of the United States and to review certain details regarding cost synergies that could be obtained in a potential acquisition, including information relating to the Company’s aircraft, engines, fleet maintenance, computer systems and other contractual arrangements.

On February 6, 2016, Mr. Carty and Mr. Tilden had a telephone call to discuss the status of Alaska Air Group’s interest in a potential acquisition of the Company and next steps.

On February 6, 2016, the Chief Executive Officer of Company A spoke with Mr. Cush to discuss Company A’s strategic interest in a potential acquisition of the Company and to inform him that Company A would likely be submitting an offer to acquire the Company after their board meeting the following week.

On February 8, 2016, the Company reviewed Seabury’s analysis of the cost and revenue synergies likely to be obtained in a merger with each of Alaska Air Group, Company A and Company B and subsequently provided to each bidder Seabury’s analysis of the potential synergies available in connection with an acquisition of the Company. That analysis demonstrated that the cost and revenue synergies available from a merger with

Company A were slightly higher than what could be achieved with Alaska Air Group and that such synergies available from a merger with Company B were significantly lower than what could be achieved with either Alaska Air Group or Company A. Following the delivery of that analysis to Company B, Company B did not express any willingness to submit an indication of interest in connection with a potential acquisition of the Company.

On February 9, 2016, the Company Board held a telephonic meeting with Company management and representatives from Evercore and Latham & Watkins LLP present, during which Company management provided an update to the Company Board since the last Company Board meeting regarding the status of discussions with each of Alaska Air Group, Company A, Company B and Company C.

On February 12, 2016, Company A submitted a non-binding indication of interest to acquire all of the outstanding capital stock of the Company on a fully-diluted basis for $43.00 per share in cash. The closing price of the Company’s common stock on NASDAQ on that day was $27.87 per share.

On February 16, 2016, at Alaska Air Group’s direction, representatives of Merrill Lynch and UBS called Evercore and informed them that Alaska Air Group may no longer be willing to offer $44.75 per share in connection with an acquisition of the Company and requested that the Company indicate whether it would be willing to accept a lower offer price.

In addition, as of such date, Company C had not expressed any willingness to submit an indication of interest in connection with a potential acquisition of the Company. Company C also informed the Company that it believed regulatory approvals would be lengthy and difficult to obtain in connection with its acquisition of the Company. The closing price of the Company’s common stock on NASDAQ on February 16, 2016 was $29.29 per share.

As directed by the Company Board, between February 16, 2016 and February 29, 2016, representatives of Evercore engaged in several discussions with representatives of Merrill Lynch and UBS to encourage Alaska Air Group to re-engage in the process and improve upon its initial offer for an acquisition of the Company in order to receive more detailed due diligence materials on the Company. During this time period, U.S. financial markets showed increased signs of stability and shares of the Company’s common stock traded on NASDAQ at prices between $29.05 per share and $31.58 per share. In parallel, the Company entered into a confidentiality agreement with Company A on February 18, 2016, and the Company’s management team subsequently engaged in several management meetings with the executive team from Company A to review the potential benefits of a merger between the two companies and provide due diligence materials related to the Company.

On February 23, 2016, Mr. Tilden called Mr. Carty to discuss the status of Alaska Air Group’s interest in a potential acquisition of the Company and to inform him that Alaska Air Group was still considering various strategic options at that time.

The Company Board held an in-person meeting on February 25, 2016, with Company management and representatives of Latham & Watkins LLP and Evercore present. The Company presented the Seabury analysis of the strategic rationale, revenue synergies and cost synergies of a combination transaction with Alaska Air Group, Company A and Company B. Company management reviewed a number of business updates with the Company Board and then presented the Long-Term Plan, which is described in the section entitled “—Certain Financial Forecasts” beginning on page 47 of this proxy statement, including the various assumptions underlying the key elements of the Long-Term Plan. Following discussion, the Company Board approved the Long-Term Plan as presented to it and directed Company management to provide the Long-Term Plan to Alaska Air Group, Company A and their respective advisors in connection with their evaluation of a potential acquisition of the Company. Representatives of Latham & Watkins LLP reviewed with the Company Board its fiduciary duties with respect to a potential strategic transaction, including a sale of the Company, and representatives of Evercore then reviewed with the Company Board certain preliminary valuation analyses of the Company based on the Long-Term Plan. The Company Board next engaged in a lengthy discussion regarding the form of consideration to be offered by a potential acquirer. Representatives of Evercore informed the Company Board that both Alaska Air Group and Company A had indicated in their prior offers that they would be willing to offer more value to the Company’s stockholders if the consideration only consisted of cash, but that they would be willing to offer a portion of the consideration in stock if desired. After further discussion, the Company Board instructed Evercore to focus on a potential transaction which maximized the value offered to Company stockholders. Following the Company Board meeting, representatives of Evercore encouraged each of Alaska Air Group and Company A to submit revised proposals for an acquisition of the Company the following week in order to commence more significant due diligence on the Company and provided to each of Alaska Air Group and Company A the Long-Term Plan.

On February 29, 2016, Alaska Air Group reaffirmed its interest in acquiring the Company and submitted a revised proposal for an acquisition of the outstanding equity of the Company for cash consideration of $45.00 per share, with a request for exclusivity. The closing price of the Company’s common stock on NASDAQ on that day was $31.19 per share.

On March 1, 2016, senior management of the Company and Company A, together with their respective financial advisors, had a telephone call to discuss the Long-Term Plan.

On March 2, 2016, Company A reaffirmed its interest in acquiring the Company and submitted a revised proposal for an acquisition of the outstanding capital stock of the Company on a fully-diluted basis for $46.00 per share in cash. The closing price of the Company’s common stock on NASDAQ on that day was $30.21 per share.

On March 3, 2016, Mr. Carty and Mr. Tilden had a telephone call to discuss Alaska Air Group’s February 29, 2016 offer and next steps. In addition, on the same day, representatives of Evercore contacted the financial advisor to Company A to discuss their revised proposal and next steps.

On March 4, 2016, the Company Board held a telephonic meeting with Company management and representatives from Evercore and Latham & Watkins LLP present, during which Company management provided an update to the Company Board since the last Company Board meeting regarding the status of discussions with each of Alaska Air Group and Company A.

Following the submission of these bids, Evercore instructed each bidder to provide best and final offers, reflecting their completed due diligence, in connection with an acquisition of the Company on March 31, 2016 and informed them that exclusivity would not be provided to any bidder. During the week of March 7, 2016, the Company provided access to representatives of each of Alaska Air Group and Company A to due diligence materials in an electronic data room. In addition, on March 10, 2016, Evercore provided a form of merger agreement for review and comment to each of Alaska Air Group and Company A, with the instruction to provide comments by the end of the following week.

During the week of March 14, 2016, the Company continued to respond to diligence questions and requests from Alaska Air Group and Company A. In addition, on March 15, 2016, Evercore provided to each of Alaska Air Group and Company A a form of the support agreement to be executed by certain stockholders of the Company concurrently with the execution of the merger agreement.

On March 18, 2016, O’Melveny & Myers LLP, outside legal counsel to Alaska Air Group, and the outside law firm representing Company A each submitted revised drafts of the merger agreement and support agreement to Latham.

On March 19, 2016, representatives of Company C called Mr. Carty to expressly inform him that Company C would not be contemplating an offer, as Company C did not believe that it would be able to obtain needed regulatory approvals in connection with an acquisition of the Company.

On March 21, 2016, the Company Board held a telephonic meeting with Company management and representatives from Evercore and Latham & Watkins LLP present, during which Company management provided an update to the Company Board since the last Company Board meeting regarding the status of discussions with each of Alaska Air Group and Company A. Representatives of Evercore then provided the Company Board with updated preliminary financial analyses of the proposed merger consideration taking into account the Long-Term Plan, which had been approved at the Company Board meeting on February 25, 2016, and certain alternative business assumptions. The closing price of the Company’s common stock on NASDAQ on that day was $31.10 per share.

During the course of the trading day on March 23, 2016, a report from an anonymous source appeared in multiple press reports claiming that the Company was considering a sale and had reached out to potential buyers, resulting in a significant increase in the trading price per share of the Company’s common stock. The closing price of the Company’s common stock on NASDAQ on that day was $34.72 per share.

On March 25, 2016, Latham & Watkins LLP distributed a revised draft merger agreement to each of Alaska Air Group and Company A and negotiated key non-price terms of the merger agreement with each of O’Melveny and the outside law firm representing Company A during the following few days. Key non-price contractual terms discussed as part of these negotiations included the ability of each party to terminate the agreement, including in the event the Company receives a superior proposal from a third party, the ability of the Company Board to change its recommendation that its stockholders vote in favor of the proposed transaction, the amount and triggers of any termination fee and/or acquirer expense payable by the Company and the efforts required by each party to obtain needed regulatory approvals in connection with the proposed transaction. During the course of these negotiations, Latham & Watkins LLP directed each of Alaska Air Group and Company A to submit an updated draft merger agreement on or prior to March 31, 2016 with their client’s best and final proposals on price.

On March 28, 2016, further details from an anonymous source appeared in multiple press reports claiming that Alaska Air Group and another party had submitted bids in connection with a potential acquisition of the Company and that a transaction could be announced as soon as early the following week, resulting in another significant increase in the trading price per share of the Company’s common stock. The closing price of the Company’s common stock on NASDAQ on March 28, 2016 was $37.70 per share. Also on March 28, 2016, Latham distributed a revised draft of the support agreement to each of Alaska Air Group and Company A.

On March 31, 2016, each of Alaska Air Group and Company A submitted revised offers, with Alaska Air Group increasing its offer price to $48.00 per share and Company A increasing its offer price to $50.00 per share. Each offer also included a revised form of merger agreement. Following discussion with Company management and Mr. Carty, representatives of Evercore contacted Merrill Lynch and UBS to inform them that Alaska Air Group would need to improve its offer in order to remain competitive in connection with the process. The closing price of the Company’s common stock on NASDAQ on that day was $38.56 per share. In addition, representatives of Evercore contacted the financial advisor to Company A to inform them that the other bidder was considering an increase to its bid prior to a Company Board call that was scheduled for the morning of April 1, 2016, and that Company A should also consider submitting an increased bid.

During the morning of April 1, 2016, at the direction of Alaska Air Group, representatives of Merrill Lynch and UBS contacted Evercore to inform them that Alaska Air Group was prepared to increase its offer price to $53.50 per share. The Company Board held a telephonic meeting later that same morning, with Company management and representatives of Latham & Watkins LLP and Evercore present. Company management provided the Company Board with an update on the status of discussions with each of Alaska Air Group and Company A. Representatives of Evercore provided input on next steps and the process most likely to result in each bidder further increasing its offer price, with the aim of executing a definitive merger agreement by the evening of April 3, 2016. Following discussion, the Company Board agreed that Evercore should inform Company A that it would need to increase its offer price in order to remain in the auction process.

Following the Company Board meeting, representatives of Evercore informed the financial advisor to Company A that Company A would need to increase its offer price in order to remain competitive in the auction process. During the afternoon on April 1, 2016, Company A submitted its best and final offer to acquire the outstanding capital stock of the Company for $55.00 per share on a fully diluted basis, in cash, which the financial advisor to Company A indicated to Evercore was Company A’s highest possible offer price. After discussion with Company management and Mr. Carty, representatives of Evercore then informed Alaska Air Group that another bidder had submitted a higher price, Alaska Air Group would need to increase their offer price in order to continue in the process and that an offer price of $57.00 per share would likely close the auction process. Shortly after that communication, Alaska Air Group increased its offer price to $57.00 per share, but conditioned that price on signing a definitive merger agreement that evening.

Following a telephone call from the Chief Executive Officer of Company A informing Mr. Cush that Company A would not be willing to increase its offer price any further, representatives of Latham and O’Melveny & Myers LLP finalized the merger agreement, associated disclosure schedules and the support agreement.

That evening, on April 1, 2016, the Company Board held a telephonic meeting with members of Company management and representatives of Latham & Watkins LLP and Evercore present. Latham & Watkins LLP reviewed with the Company Board its fiduciary duties as well as the proposed final terms of the Merger Agreement and Support Agreement. Representatives of Evercore then reviewed their financial analyses of the merger consideration and rendered to the Company Board Evercore’s oral opinion, which was subsequently confirmed by delivery of a written opinion dated April 1, 2016, to the effect that, as of April 1, 2016 and based upon and subject to the factors, procedures, assumptions, qualifications and limitations set forth in its opinion, the per-share Merger Consideration was fair, from a financial point of view, to the holders of Company Common Stock entitled to receive such Merger Consideration. For a detailed discussion of Evercore’s opinion, please see below under the caption “—Opinion of Virgin America’s Financial Advisor” beginning on page 38 of this proxy statement. After further deliberation and discussion, the Company Board (i) determined that the Merger and the other transactions contemplated by the Merger Agreement are fair to and in the best interests of the Company and its stockholders, (ii) approved and declared advisable the Merger Agreement, the Merger, the Support Agreement and the other transactions contemplated by the Merger Agreement and the Support Agreement in accordance with the requirements of the DGCL and (iii) recommended that the holders of the Company’s voting common stock vote their shares in favor of the adoption of the Merger Agreement. The closing price of the Company’s common stock on NASDAQ on April 1, 2016 was $38.90 per share.

Following the Company Board meeting, Alaska Air Group, Merger Sub and the Company entered into the Merger Agreement, and the Supporting Stockholders entered into the Support Agreement with Alaska Air Group with respect to the Merger.

The transaction was announced pursuant to a joint press release issued by Alaska Air Group and the Company prior to market open on April  4, 2016.

Recommendation of the Company Board; Our Reasons for the Merger

Recommendation of the Company Board

After careful consideration, the Company Board has unanimously determined that the Merger and the other transactions contemplated by the Merger Agreement are fair to and in the best interests of Virgin America and its stockholders and approved and declared advisable the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement.

Accordingly, the Company Board unanimously recommends that our stockholders vote “FOR” the Merger Proposal, “FOR” the Adjournment Proposal and “FOR” the Compensation Proposal.

Our Reasons for the Merger

In reaching its decision to approve the Merger Agreement and the Merger and to recommend the approval of the Merger Proposal and the other proposals to our stockholders, the Company Board consulted with our senior management, as well as our legal and financial advisors, and considered the terms of the proposed Merger Agreement and the transactions set forth in the Merger Agreement, as well as other alternative transactions, including contacts and extensive discussions with other potential acquirers. Notwithstanding the vigorous process described above, no other potential acquirers offered a strategic alternative as favorable to Virgin America stockholders as the Merger with Alaska Air Group.

The Company Board considered a wide and complex range of factors in its deliberations, including the following positive factors (which factors are not necessarily presented in order of relative importance):

•	The Merger Consideration consists solely of cash, which provides immediate liquidity and certainty of value to Virgin America’s stockholders compared to any transaction in which stockholders would receive shares of an acquirer’s stock. The receipt of cash consideration eliminates for our stockholders the uncertainty and risk of the continued execution of our business on a stand-alone basis as described further below.

•	The proposed Merger Consideration of $57.00 per share of Company Common Stock represents a premium of 90.9% compared to $29.86, our volume-weighted average trading price for the 30 trading day period ending March 22, 2016, the last trading date unaffected by rumors related to a possible transaction between us and an acquirer, represents a 46.5% premium to the closing price of our Company Common Stock on April 1, 2016, the last trading day prior to the announcement of the Merger Agreement, and a 2.9% premium to the closing price of Company Common Stock of $55.37 on April 18, 2016, the latest practicable trading date before the printing of this proxy statement.

•	The advantages of entering into the Merger Agreement and consummating the Merger in comparison with the risks of remaining independent as a stand-alone company and pursuing the Company’s strategic plan, including, (i) potential future competition, including from larger airlines which might have competitive advantages from their broader commercial scope and economies of scale in pricing; (ii) the risks inherent in the airline industry, (iii) potential changes in laws affecting that industry, (iv) the economy and capital markets as a whole and (v) the various additional risks and uncertainties that are listed in Item 1A of Part I of our most recent annual report.

•	The opinion of Evercore to the effect that, as of April 1, 2016 and based upon and subject to the assumptions, limitations, qualifications and conditions set forth in Evercore’s written opinion, the Merger Consideration of $57.00 in cash per share to be received by holders of Company Common Stock (other than shares held by any holder who is entitled to demand and has properly demanded appraisal for such shares in accordance with, and who complies in all respects with, Section 262 of the DGCL, a copy of which is attached to this proxy statement as Annex D, treasury shares and shares held by Alaska Air Group, Merger Sub or any of their respective wholly-owned subsidiaries) in the proposed Merger was fair from a financial point of view to such holders, as more fully described below under the caption “The Merger—Opinion of Virgin America’s Financial Advisor” beginning on page 38 of this proxy statement, as well as the full text of Evercore’s fairness opinion, dated April 1, 2016, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken by Evercore in connection with its fairness opinion, and which is included in this proxy statement as Annex C. Evercore’s fairness opinion was addressed to, and for the use and benefit of, the Company Board in connection with and for purposes of its evaluation of the Merger. Evercore’s fairness opinion does not constitute a recommendation as to how any holder of Company Common Stock should vote with respect to the Merger.

•

The likelihood that the Merger will be consummated, based on, among other things, the likelihood of receiving the Company stockholder approval necessary to complete the transaction in a timely manner, the limited number of conditions to the Merger, the absence of a financing condition, Alaska Air Group’s representation that it will have sufficient financial resources to pay the aggregate Merger Consideration and consummate the Merger, the Company Board’s and management’s assessment, after discussion with Evercore, that Alaska Air Group has the financial capability to complete the Merger, the relative likelihood of obtaining required regulatory approvals and the remedies available under the Merger Agreement to Virgin America in the event of various breaches by Alaska Air Group or Merger Sub.

•	The terms and conditions of the Merger Agreement, including Virgin America’s ability to consider and respond to, under certain circumstances specified in the Merger Agreement, a bona fide acquisition proposal from a third party, and the Company Board’s right, after complying with the terms of the Merger Agreement, to terminate the Merger Agreement in order to enter into an agreement with respect to a Superior Proposal, subject to the terms and conditions of the Merger Agreement, including payment of a termination fee to Alaska Air Group of $78.5 million (approximately 3.0% of the equity value), which is within the customary range of termination fees payable in similar transactions and which, in the determination of the Company Board, taking into consideration the advice of its advisors, would not deter or preclude a third party with both the financial capability and strategic interest in the Company from submitting a potential Superior Proposal.

•	The Merger would be subject to the approval of Virgin America stockholders, and the stockholders would be free to reject the Merger.

•	The fact that if the Company’s stockholders so desire and if they comply fully with all of the required procedures under the DGCL, they will be able to exercise appraisal rights with respect to the Merger, which would allow such stockholders to seek appraisal of the fair value of their shares as determined by the Delaware Court of Chancery.

•	The Company Board’s view that the Merger Agreement was the product of arm’s-length negotiations and contained customary terms and conditions.

•	The Company Board’s understanding of, and familiarity with, the other strategic alternatives available to the Company, including the discussions that took place with certain other potential acquirors as described in more detail above in “—Background of the Merger,” and determined that the Merger is superior to the other strategic alternatives reasonably available currently to the Company.

•	The course of negotiations between the Company and Alaska Air Group, which resulted in an increase of $12.25 from the price per share of Company Common Stock initially offered by Alaska Air Group, and the Company Board’s belief, based on these negotiations, that this was the highest price per share of Company Common Stock that Alaska Air Group was willing to pay and that the terms of the Merger Agreement were the most favorable terms to the Company to which Alaska Air Group was then willing to agree.

•	The Company Board’s view that no other potential acquiror had submitted a price proposal or proposed a strategic alternative as favorable to the Company stockholders as the Merger with Alaska Air Group.

The Company Board also considered potential drawbacks and risks relating to the Merger, including the following (which drawbacks and risks are not necessarily presented in order of relative importance):

•	Virgin America will no longer exist as an independent company, and accordingly, Virgin America stockholders will no longer participate in any future growth it may have or any potential future increase in its value.

•	Under certain circumstances, Virgin America may be obligated to pay to Alaska Air Group a termination fee of $78.5 million (approximately 3.0% of the equity value), including the potential effect of such termination fee to deter other potential acquirors from publicly making a competing offer for the Company.

•

There can be no assurance that all of the conditions to the parties’ obligations to complete the Merger will be satisfied, or that the Merger will receive the required regulatory approvals, and as a result, it is possible that the Merger may not be completed even if the Merger Proposal is approved by Virgin America stockholders. If the Merger is not completed, (i) Virgin America will have incurred significant risk and transaction and opportunity costs, including the possibility of disruption to our operations, diversion of management and employee attention, employee attrition and a potentially negative effect on our business and customer relationships, (ii) the trading price of Virgin America shares could be adversely affected and (iii) the market’s perceptions of Virgin America’s prospects could be adversely affected.

•	Virgin America’s management’s focus and resources may become diverted from other important business opportunities and operational matters while working to implement the Merger, which could adversely affect Virgin America’s business.

•	The effect of a public announcement of Virgin America entering into the Merger Agreement on Virgin America’s operations, stock price and employees, the Company’s ability to retain key management, the Company’s ability to effectively recruit replacement personnel if key sales and other personnel were to depart while the Merger is pending and the potential adverse effects on the financial results of the Company as a result of any related disruption in the Company’s business, as well as the possibility of any suit, action or proceeding in respect of the Merger Agreement or the transactions contemplated by the Merger Agreement.

•	The operations of Virgin America will be restricted by interim operating covenants during the period between signing the Merger Agreement and the effective time of the Merger, which could effectively prohibit Virgin America from undertaking any strategic initiatives or other material transactions to the detriment of Virgin America and its stockholders. See the section entitled “—Conduct of Business Pending the Closing” beginning on page 72 of this proxy statement.

•	The Merger will be a taxable transaction for U.S. federal income tax purposes. Virgin America stockholders that are U.S. holders (as defined in “—Material U.S. Federal Income Tax Consequences” beginning on page 56 of this proxy statement) generally will be required to pay U.S. federal income tax on any gains they recognize as a result of the Merger.

The Company Board also considered that certain of our directors, officers and certain of their affiliates may have interests in connection with the Merger, as they may receive certain benefits that may be different from, or in addition to, those of our other stockholders. See the section entitled “—Interests of Our Directors, Executive Officers and Affiliates in the Merger” beginning on page 51 of this proxy statement.

After taking into account all of the factors set forth above, as well as others, the Company Board unanimously agreed that the benefits of the Merger outweighed the drawbacks and risks and determined that the Merger and the other transactions contemplated by the Merger Agreement are fair to, and in the best interests of, Virgin America and its stockholders and approved and declared advisable the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement and recommended that our stockholders vote to approve the Merger Proposal at the special meeting.

The foregoing discussion is not intended to be an exhaustive list of the information and factors considered by the Company Board in its consideration of the Merger, but is merely a summary of the material positive factors and material drawbacks and risks considered by the Company Board in that regard. In view of the number and variety of factors and the amount of information considered, the Company Board did not find it practicable to, and did not make specific assessments of, quantify or otherwise assign relative weights to, the specific factors considered in reaching its determination. In addition, the Company Board did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to its ultimate determination, and individual members of the Company Board may have given different weights to different factors. The Company Board made its recommendation based on the totality of information presented to, and the investigation conducted by, the Company Board.

Opinion of Virgin America’s Financial Advisor

In connection with the Merger, Virgin America engaged Evercore to act as its financial advisor. On April 1, 2016, Evercore rendered its opinion to the Company Board that, as of April 1, 2016 and based upon and subject to the factors, procedures, assumptions, qualifications and limitations set forth in its opinion, the per-share Merger Consideration was fair, from a financial point of view, to the holders of Company Common Stock entitled to receive such Merger Consideration.

The full text of the written opinion of Evercore, dated as of April 1, 2016, which sets forth, among other things, the procedures followed, assumptions made, matters considered and qualifications and limitations on the scope of review undertaken in rendering its opinion, is attached as Annex C to this proxy statement and is incorporated by reference in its entirety into this proxy statement. You are urged to read this opinion carefully and in its entirety. Evercore’s opinion was addressed to, and provided for the information and benefit of, the Company Board in connection with its evaluation of whether the Merger Consideration to be received by the holders of Company Common Stock in the Merger is fair, from a financial point of view to such holders. The opinion does not constitute a recommendation to the Company Board, any stockholder of Virgin America or to any other persons in respect of the Merger, including as to how any holder of Voting Common Stock should vote or act in respect of the Merger Proposal. Evercore’s opinion does not address the relative merits of the Merger as compared to other business or financial strategies that might be available to Virgin America, nor does it address the underlying business decision of Virgin America to engage in the Merger.

In connection with rendering its opinion Evercore, among other things:

•	reviewed certain publicly available business and financial information relating to Virgin America that Evercore deemed to be relevant, including publicly available research analysts’ estimates;

•	reviewed certain non-public historical financial statements and other non-public historical financial and operating data relating to Virgin America prepared and furnished to Evercore by management of Virgin America;

•	reviewed certain non-public projected financial data relating to Virgin America under alternative business assumptions prepared and furnished to Evercore by management of Virgin America, as described in the section entitled “—Certain Financial Forecasts” beginning on page 47 of this proxy statement;

•	reviewed certain non-public historical and projected operating data relating to Virgin America prepared and furnished to Evercore by management of Virgin America;

•	discussed the past and current operations, financial projections and current financial condition of Virgin America with management of Virgin America (including their views on the risks and uncertainties of achieving such projections);

•	reviewed publicly available financial and operating information with respect to the business, operations, assets, liabilities, financial condition and prospects of certain other publicly traded companies that Evercore deemed relevant;

•	reviewed the reported prices and the historical trading activity of the Company Common Stock;

•	compared the financial performance of Virgin America and its stock market trading multiples with those of certain other publicly traded companies that Evercore deemed relevant;

•	compared the financial performance of Virgin America and the valuation multiples relating to the Merger with those of certain other transactions that Evercore deemed relevant;

•	compared the financial terms of the Merger, including the premiums paid, to the extent publicly available, with those of certain other transactions that Evercore deemed relevant;

•	reviewed certain analyses related to net operating losses of Virgin America prepared and furnished to Evercore by management of Virgin America;

•	reviewed a substantially final draft of the Merger Agreement and the Support Agreement; and

•	performed such other analyses and examinations and considered such other factors that Evercore deemed appropriate.

For purposes of its analysis and opinion, Evercore assumed and relied upon, without undertaking any independent verification of, the accuracy and completeness of all of the information publicly available, and all of the information supplied or otherwise made available to, discussed with, or reviewed by Evercore, and Evercore assumed no liability therefor. With respect to the projected financial data relating to Virgin America referred to above, Evercore assumed that the data was reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of Virgin America’s management as to the future financial performance of Virgin America, using the alternative business assumptions made by Virgin America’s management and reflected therein. Evercore expresses no view as to any projected financial data relating to Virgin America or the assumptions on which they are based.

For purposes of rendering its opinion, Evercore assumed, in all respects material to its analysis, that the representations and warranties of each party contained in the Merger Agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the Merger Agreement, that all conditions to the consummation of the Merger will be satisfied without material waiver or modification thereof and that the final Merger Agreement will conform to the draft reviewed by Evercore. Evercore further assumed that all governmental, regulatory or other consents, approvals or releases necessary for the consummation of the Merger will be obtained without any material delay, limitation, restriction or condition that would have an adverse effect on Virgin America or the consummation of the Merger or materially reduce the benefits to the holders of shares of Company Common Stock of the Merger.

Evercore did not make or assume any responsibility for making any independent valuation or appraisal of the assets or liabilities of Virgin America, nor was Evercore furnished with any such appraisals, nor did Evercore evaluate the solvency or fair value of Virgin America under any state or federal laws relating to bankruptcy, insolvency or similar matters. Evercore’s opinion is necessarily based upon information made available to Evercore as of April 1, 2016 and financial, economic, market and other conditions as they existed and as could be evaluated as of such date. It is understood that subsequent developments may affect Evercore’s opinion and that Evercore does not have any obligation to update, revise or reaffirm its opinion.

Evercore was not asked to pass upon, and expressed no opinion with respect to, any matter other than the fairness to the holders of Company Common Stock, from a financial point of view, of the Merger Consideration. Evercore does not express any view on, and its opinion does not address, the fairness of the Merger to, or any consideration received in connection therewith by, the holders of any other securities, creditors or other constituencies of Virgin America, nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of Virgin America, or any class of such persons, whether relative to the Merger Consideration or otherwise. Evercore assumed that any modification to the structure of the Merger will not vary in any respect material to its analysis. Evercore’s opinion does not address the relative merits of the Merger as compared to other business or financial strategies that might be available to Virgin America, nor does it address the underlying business decision of Virgin America to engage in the Merger. Evercore’s opinion does not constitute a recommendation to the Company Board, any stockholder of Virgin America or to any other persons in respect of the Merger, including as to how any holder of Voting Common Stock should vote or act in respect of the Merger Proposal. Evercore is not a legal, regulatory, accounting or tax expert and has assumed the accuracy and completeness of assessments by Virgin America and its advisors with respect to legal, regulatory, accounting and tax matters.

Set forth below is a summary of the material financial analyses reviewed by Evercore with the Company Board on April 1, 2016 in connection with rendering its opinion. The following summary, however, does not purport to be a complete description of the analyses performed by Evercore. The order of the analyses described and the results of these analyses do not represent relative importance or weight given to these analyses by

Evercore. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data that existed on or before March 22, 2016 (the last trading day prior to the first published media report regarding a potential sale of Virgin America on March 23, 2016), and is not necessarily indicative of current market conditions.

The following summary of Evercore’s financial analyses includes information presented in tabular format. In order to fully understand the analyses, the tables must be read together with the full text of each summary. The tables are not intended to stand-alone and alone do not constitute a complete description of Evercore’s financial analyses. Considering the tables below without considering the full narrative description of Evercore’s financial analyses, including the methodologies and assumptions underlying such analyses, could create a misleading or incomplete view of such analyses.

Summary of Evercore’s Reference Point Analysis

Historical Share Price Performance

Evercore reviewed the share price performance of Company Common Stock for the period commencing November 14, 2014 and ending on April 1, 2016. In addition, Evercore compared the per-share Merger Consideration to various market prices of Company Common Stock. Evercore observed that the closing price for Company Common Stock on March 22, 2016 (the last trading day prior to the first published media report regarding a potential sale of Virgin America on March 23, 2016) was $30.67 per share and the closing price for Company Common Stock on April 1, 2016 was $38.90 per share and compared these figures to the per-share Merger Consideration of $57.00 to be received by holders of Company Common Stock. Evercore noted that the premium to be received by holders of Company Common Stock in the Merger represented a premium of 85.8% to the March 22, 2016 closing price (the last trading day prior to the first published media report regarding a potential sale of Virgin America on March 23, 2016) and a premium of 46.5% to the April 1, 2016 closing price of Company Common Stock. Evercore also reviewed the intraday share prices for Company Common Stock over the 52 weeks prior to and including April 1, 2016 and observed a range of $26.30 to $39.20 per share, and noted that the closing price of Company Common Stock was $38.90 on April 1, 2016.

Evercore next compared the per-share Merger Consideration of $57.00 with historical Virgin America closing prices on certain dates and volume-weighted average prices during certain periods between July 15, 2015 and March 22, 2016. The following table presents the implied premium of the per-share Merger Consideration to such market observed prices:

	Metric as of March 22, 2016	Implied Premium
1 Week Prior	$29.02	96.4%
4 Weeks Prior	30.92	84.3%
30-Day VWAP	29.86	90.9%
60-Day VWAP	30.43	87.3%
90-Day VWAP	32.13	77.4%
180-Day VWAP	33.34	71.0%

Equity Research Analyst Price Targets

Evercore reviewed selected public market trading price targets for the Company Common Stock prepared and published by equity research analysts prior to April 1, 2016. These price targets reflect each analyst’s estimate of the future public market trading price of the Company Common Stock at the time the price target was published. At April 1, 2016, the range of selected equity analyst price targets for Company Common Stock was $32.00 to $45.00 per share.

The public market trading price targets published by equity research analysts did not necessarily reflect current market trading prices for shares of Company Common Stock and these estimates were subject to uncertainties, including the future financial performance of Virgin America and future financial market conditions.

Summary of Evercore’s Financial Analysis

Selected Peer Group Public Trading Analysis

Evercore reviewed and compared certain financial information for Virgin America to corresponding financial multiples and ratios for the following publicly traded network, low-cost and hybrid carriers:

Hybrid Carriers	Network Carriers	Low-Cost Carriers
Hawaiian Holdings, Inc.	Alaska Air Group, Inc.	Allegiant Travel Company
JetBlue Airways Corporation	American Airlines Group, Inc.	Southwest Airlines Co.
	Delta Air Lines, Inc.	Spirit Airlines, Inc.
United Continental Holdings, Inc.

Although no carrier is directly comparable to Virgin America, Evercore selected these companies because it believed that they had characteristics that were instructive for purposes of its analysis. For each of the companies identified above, Evercore calculated and compared various financial multiples and ratios based on financial data and closing stock prices as of April 1, 2016, which Evercore obtained from filings made with the SEC and from publicly available equity research analysts’ projections. The financial multiples and ratios of Virgin America were based on publicly available equity research analysts’ projections and information from Virgin America management. For the purpose of its analyses, Evercore observed closing stock prices and calculated market capitalization and adjusted enterprise values (defined as market capitalization plus total debt, plus aircraft rent capitalized at 7.0x, plus preferred equity and minority interest, less unrestricted cash and cash equivalents) as of April 1, 2016.

Because no selected peer group company is exactly the same as Virgin America, Evercore believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the public trading analysis. Accordingly, Evercore also made qualitative judgments concerning differences between the business, financial and operating characteristics and prospects of Virgin America and the selected companies. These qualitative judgments related primarily to the differing sizes, growth prospects, profitability levels and degree of operational risk between Virgin America and the companies included in the selected peer group.

Based upon these judgments, Evercore derived a range of multiples for the selected companies for each of calendar years 2015 and 2016 and applied such multiples to Virgin America’s actual 2015 financial results, publicly available equity research analysts’ estimates referred to as consensus estimates for calendar year 2016 and estimates prepared by the management of Virgin America for calendar year 2016, which implied, in each case, a range of equity values per share of Company Common Stock.

Adjusted Enterprise Value to EBITDAR Analysis: Evercore derived for the selected companies the adjusted enterprise value as a multiple of actual 2015 earnings before interest, taxes, depreciation, amortization and aircraft rent expense, referred to as EBITDAR, and adjusted enterprise value as a multiple of estimated 2016 EBITDAR. Evercore used a reference range of 2015 EBITDAR multiples of 5.25x to 6.25x for the selected companies and applied this range of multiples to Virgin America’s 2015 EBITDAR. Evercore used a reference range of 2016 estimated EBITDAR multiples of 4.25x to 6.00x for the selected companies and applied this range of multiples to both consensus estimates of 2016 EBITDAR for Virgin America and Virgin America management’s estimates of 2016 EBITDAR. The implied value range for shares of Company Common Stock on a fully diluted basis is set forth below:

Analysis	Selected Multiple Range	Implied Share Price
Adjusted EV/2015A EBITDAR	5.25x to 6.25x	$22.90 to $31.90
Adjusted EV/2016E EBITDAR (Consensus Estimates)	4.25x to 6.00x	$21.54 to $40.45
Adjusted EV/2016E EBITDAR (Management Estimates)	4.25x to 6.00x	$24.92 to $45.22

Price to Earnings Before Tax (EBT) Analysis: Evercore derived and compared for the selected companies the market capitalization of such companies as a multiple of actual 2015 earnings before tax and estimated 2016 earnings before tax. Evercore used a reference range of 2015 earnings before tax multiples of 6.50x to 8.50x for the selected companies and applied this range of multiples to Virgin America’s 2015 earnings before tax. Evercore used a reference range of 2016 estimated earnings before tax multiples of 4.75x to 7.50x for the selected companies and applied this range of multiples to both consensus estimates of 2016 earnings before tax of Virgin America and Virgin America management’s estimates of 2016 earnings before tax, in each case, to calculate an implied value range for shares of Company Common Stock on a fully diluted basis as set forth below:

Analysis	Selected Multiple Range	Implied Share Price
Price/2015A EBT	6.50x to 8.50x	$28.80 to $37.61
Price/2016E EBT (Consensus Estimates)	4.75x to 7.50x	$26.97 to $42.48
Price/2016E EBT (Management Estimates)	4.75x to 7.50x	$29.30 to $46.17

Price to Earnings Ratio Analysis: Evercore derived and compared for the selected companies the stock price of such companies as a multiple of actual 2015 earnings per share on a fully diluted basis adjusted to normalize tax rates at 39.0%, referred to as Tax-Adjusted EPS, and estimated 2016 Tax-Adjusted EPS. To calculate the number of fully-diluted shares of Company Common Stock, Evercore assumed that 44,564,878 shares were issued and outstanding and assumed dilution based on 521,683 options at a weighted average strike price of $15.01, 76,483 performance stock awards, 663,088 restricted stock units and 160,858 restricted stock awards. Evercore used a reference range of 2015 Tax-Adjusted EPS multiples of 11.00x to 15.50x for the selected companies and applied this range of multiples to Virgin America’s 2015 Tax-Adjusted EPS. Evercore used a reference range of 2016 estimated Tax-Adjusted EPS multiples of 7.75x to 12.00x for the selected companies and applied this range of multiples to both consensus estimates of 2016 Tax-Adjusted EPS for Virgin America and Virgin America management’s estimates of 2016 EPS, in each case, to calculate an implied value range for shares of Company Common Stock. Evercore used the value of Virgin America’s net operating loss carryforwards (“NOLs”) on a standalone basis as prepared by Virgin America’s management to calculate the tax benefits from applying Virgin America’s available NOLs to Virgin America management’s estimates of taxable income for the years 2016 through 2019 and discounting such benefits to present value using a discount rate of 13.0% to derive a total NOL value per Virgin America share on a fully diluted basis. Evercore then added the resulting per-share NOL value to the implied value ranges from the price to earnings ratio analysis to arrive at a value range for shares of Company Common Stock.

Analysis	Selected Multiple Range	Implied Share Price
Price/2015A Tax Adjusted EPS	11.00x to 15.50x	$30.57 to $43.08
Price/2016E Tax Adjusted EPS (Consensus Estimates)	7.75x to 12.00x	$27.41 to $42.45
Price/2016E Tax Adjusted EPS (Management Estimates)	7.75x to 12.00x	$29.88 to $46.27
Price/2015A Tax Adjusted EPS, Including NOLs	11.00x to 15.50x	$35.29 to $47.79
Price/2016E Tax Adjusted EPS, Including NOLs (Consensus Estimates)	7.75x to 12.00x	$32.13 to $47.17
Price/2016E Tax Adjusted EPS, Including NOLs (Management Estimates)	7.75x to 12.00x	$34.60 to $50.99

Premiums Paid Analysis

Evercore reviewed the premiums paid for (i) United States acquisitions of publicly traded companies by strategic buyers from January 1, 2006 to April 1, 2016 with transaction equity values between $1.5 billion and $3.0 billion (excluding financial sponsor, U.S. Department of Treasury and REIT transactions and transactions in which the per share consideration represented a discount of 30% or more to the pre-announcement closing price of target company stock) and (ii) United States acquisitions of publicly traded companies from January 1, 2006 to April 1, 2016 with transaction equity values between $1.5 billion and $3.0 billion (excluding U.S. Department of Treasury and REIT transactions and transactions in which the per share consideration represented a discount of 30% or more to the pre-announcement closing price of target company stock).

For each of the precedent transactions Evercore analyzed the implied control premium calculated as the percentage by which the per-share consideration paid in each such transaction exceeded the target companies’ closing share price one trading day and four weeks prior to announcement of such precedent transaction. Based on Evercore’s professional judgment and experience, Evercore selected a representative range of implied control premiums derived from the precedent transactions of 20% to 30% and applied such range of control premiums to the closing share price for the Company Common Stock on March 22, 2016 of $30.67 per share. Based on this analysis, Evercore derived a range of $36.80 to $39.87 for the implied equity value per share of Company Common Stock.

No company or transaction utilized in the premiums paid analysis is identical to Virgin America or the Merger. In evaluating the precedent transactions, Evercore made judgments and assumptions with regard to general business, market and financial conditions and other matters, which are beyond the control of Virgin America, such as the impact of competition on the business of Virgin America or the industry generally, industry growth and the absence of any material adverse change in the financial condition of Virgin America or the industry or in the financial markets in general, which could affect the public trading value of the companies and the aggregate value of the transactions to which the Merger is being compared.

Precedent Transactions Analysis

Evercore reviewed publicly available information related to certain precedent acquisition transactions involving North American airline targets from January 1, 2000 to April 1, 2016. Evercore chose the precedent transactions it deemed to be relevant transactions in the North American airline industry, and excluded transactions involving regional airlines and minority investments from its analysis. For each precedent transaction, Evercore calculated the implied adjusted enterprise value (adjusted to include capitalized trailing twelve-month aircraft rent at 7.0x) as a multiple of both trailing twelve-month target revenue and trailing twelve-month target EBITDAR. The precedent transactions reviewed by Evercore were:

Date Announced	Target	Acquiror	Adjusted Transaction Value as a Multiple of LTM:
			Revenue	EBITDAR
10/1/13	Frontier Airlines	Indigo Partners	0.78x	9.4x
2/13/13	US Airways	AMR Corp.	0.68x	5.2x
9/26/10	AirTran	Southwest Airlines Co.	1.31x	7.4x
8/4/10	ExpressJet	Skywest	0.36x	N/A
7/16/10	Volaris (50% Stake)	Indigo Partners	2.13x	8.3x
5/3/10	Continental Airlines	UAL Corp. (United Airlines)	1.00x	8.8x
6/23/09	Midwest Air	Republic Airways	1.31x	N/A
6/22/09	Frontier Airlines	Republic Airways	1.04x	5.1x
4/14/08	Northwest	Delta	0.78x	6.0x
9/14/07	Aeromexico	Investor Group led by Banamex	1.00x	9.9x
8/17/07	Midwest Air	TPG / Northwest Airlines	1.11x	8.9x
12/13/06	Midwest Air	AirTran	1.07x	8.6x
7/13/06	Spirit Airlines (Majority Stake)	Indigo Partners	N/A	N/A
11/21/05	Mexicana	Grupo Posadas	N/A	N/A
8/15/05	Atlantic Southeast Airlines, Inc.	SkyWest, Inc.	1.87x	N/A
5/19/05	America West	US Airways	1.16x	7.5x
2/20/04	Spirit Airlines (51% Stake)	Oaktree Capital	N/A	N/A
11/8/03	Air Canada (31% Stake)	Trinity Time Investments	1.08x	16.0x
10/6/03	Atlantic Coast	Mesa Air	1.51x	5.0x
1/10/01	Trans World Airlines	AMR Corp.	1.40x	10.4x
5/24/00	US Airways	UAL Corp	1.40x	9.8x

From the range of multiples from the precedent transactions, Evercore then selected a reference range of adjusted enterprise value to revenue multiples of 0.70x to 2.10x and a reference range of adjusted enterprise value to EBITDAR multiples of 5.50x to 9.50x and applied these ranges of multiples to Virgin America’s 2015 revenue and EBITDAR, respectively, to calculate an implied value range for shares of Company Common Stock on a fully diluted basis as set forth below:

Scenario	Adjusted Enterprise Value to Revenue	Adjusted Enterprise Value to EBITDAR
Selected Multiple Range	0.70x to 2.10x	5.50x to 9.50x
Implied Company Share Price Range	$0.00 to $45.49	$25.15 to $61.15

No company or transaction utilized in the precedent transactions analysis is identical or directly comparable to Virgin America or the Merger. In evaluating the precedent transactions, Evercore made judgments and assumptions with regard to general business, market and financial conditions and other matters, which are beyond the control of Virgin America, such as the impact of competition on the business of Virgin America, or the industry generally, industry growth and the absence of any material adverse change in the financial condition of Virgin America or the industry or in the financial markets in general, which could affect the public trading value of the companies and the aggregate value of the transactions to which the Merger is being compared.

Discounted Cash Flow Analysis

Evercore performed a discounted cash flow analysis, which is designed to estimate the value of a company by calculating the present value of estimated future cash flows of the company. Evercore calculated a range of equity values per share of Virgin America based on a discounted cash flow analysis for the calendar years 2016 through 2020. In preparing its analysis, Evercore relied on projected financial data relating to Virgin America under alternative business assumptions prepared and furnished to Evercore by Virgin America management.

Virgin America management’s alternative business assumptions included in the projected financial data set forth four scenarios, varying, assumptions with respect to macroeconomic factors, fuel prices, capacity, revenue and costs.

In arriving at the estimated equity values per share of Company Common Stock, Evercore estimated a range of terminal values in 2020 by multiplying Virgin America’s calendar year 2020 estimated EBITDAR for each management scenario by selected multiples as detailed in the table below:

Scenario	Terminal Adjusted Enterprise Value to EBITDAR Multiple Range
Management Estimates Included in Long-Term Plan	4.25x to 5.25x
Fuel Price Increase	4.50x to 5.50x
Economic Softening	4.25x to 5.25x
Economic Recession	5.25x to 6.25x

Evercore then discounted Virgin America’s projected, unlevered free cash flows, included in each of the management scenarios and the estimated terminal value for each scenario, in each case, to a present value using discount rates ranging from 7.5% to 10.0%. The discount rates were based on Evercore’s judgment of the estimated range of Virgin America’s weighted average cost of capital. Evercore first calculated Virgin America’s tax-effected adjusted EBITDAR, which it defined as projected EBITDAR for each of calendar years 2016 through 2020 based on Virgin America management’s estimates under each scenario, less projected tax depreciation and amortization and less the estimated cash tax expense net of the tax benefits estimated by management to be available under Virgin America’s net operating losses, assuming a 39% tax rate. To calculate unlevered free cash flow, Evercore then adjusted the resulting tax-effected adjusted EBITDAR by adding back tax depreciation and amortization, subtracting capital expenditures and adjusting for changes in working capital. Evercore calculated unlevered free cash flows under the Long-Term Plan of $213 million in 2016, $355 million in 2017, $365 million in 2018, ($36 million) in 2019 and $167 million in 2020. Evercore then estimated incremental aircraft rent in each year associated with the delivery of leased aircraft under each scenario, capitalized such amounts at 7.0x and discounted the resulting amounts to a present value. Based on the foregoing analysis, Virgin America’s cash and debt as of December 31, 2015 (each as included in Virgin America’s Annual Report on Form 10-K for the year ended December 31, 2015) and the estimated 2016 aircraft rent (included in each scenario and capitalized at 7.0x), the discounted cash flow analysis yielded the implied value ranges for Company Common Stock, on a fully diluted basis, detailed below:

Scenario	Implied Value Range Per Share
Management Estimates Included in Long-Term Plan	$37.14 to $57.46
Fuel Price Increase	$27.24 to $45.53
Economic Softening	$36.52 to $53.64
Economic Recession	$18.93 to $31.38

Miscellaneous

The foregoing summary of certain material financial analyses does not purport to be a complete description of the analyses or data presented by Evercore. In connection with the review of the Merger by the Company Board, Evercore performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary described above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Evercore’s opinion. In arriving at its fairness determination, Evercore considered the results of all the analyses and did not draw, in isolation, conclusions from or with regard to any one analysis or factor considered by it for purposes of its opinion. Rather, Evercore made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all the analyses. In addition, Evercore may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis or combination of analyses described above should not be taken to be the view of Evercore with respect to the actual value of the shares of Company Common Stock. No company used in the above analyses as a comparison is directly comparable to Virgin America. Further, Evercore’s analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies used, including judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Virgin America or its advisors.

Evercore prepared these analyses for the purpose of providing an opinion to the Company Board as to the fairness, from a financial point of view, of the Merger Consideration to the holders of Company Common Stock entitled to receive such Merger Consideration. These analyses do not purport to be appraisals or to necessarily reflect the prices at which the business or securities actually may be sold. Any estimates contained in these analyses are not necessarily indicative of actual future results, which may be significantly more or less favorable than those suggested by such estimates. Accordingly, estimates used in, and the results derived from, Evercore’s analyses are inherently subject to substantial uncertainty, and Evercore assumes no responsibility if future results are materially different from those forecasted in such estimates.

The issuance of the fairness opinion was approved by an opinion committee of Evercore.

Pursuant to the terms of Evercore’s engagement letter with Virgin America, Evercore will receive a fee of $19.63 million, which shall be payable only if the Merger is consummated. Virgin America has agreed to reimburse Evercore for its reasonable and documented out of pocket expenses (including reasonable outside legal fees, expenses and disbursements) and to indemnify Evercore for certain liabilities arising out of its engagement.

Aside from its current engagement by Virgin America, Evercore has not in the past two years provided financial advisory or investment banking services to Virgin America for which Evercore has received compensation. Evercore has not in the past two years provided, and is not currently providing, financial advisory or investment banking services to Alaska Air Group for which Evercore has received compensation. In the future, Evercore may provide financial or other services to Virgin America or Alaska Air Group, and in connection with any such services Evercore may receive compensation.

In the ordinary course of business, Evercore or its affiliates may actively trade the securities, or related derivative securities, or financial instruments of Virgin America or Alaska Air Group and/or their respective affiliates, for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities or instruments.

Virgin America engaged Evercore to act as a financial advisor based on Evercore’s qualifications, experience and reputation. Evercore is an internationally recognized investment banking firm and is regularly engaged in the valuation of businesses in connection with mergers and acquisitions, leveraged buyouts, competitive biddings, private placements and valuations for corporate and other purposes.

Certain Financial Forecasts

From time to time, Virgin America has prepared and provided public guidance as to its projected financial and operational results for the upcoming fiscal year or fiscal quarter in its press releases announcing its financial results for the immediately preceding month, quarter or year, as applicable. Other than such public guidance, Virgin America does not, as a matter of course, publicly disclose forecasts or internal projections as to future performance, earnings or other results due to the unpredictability of the assumptions and estimates underlying long-term forecasts and projections. However, in connection with Virgin America’s evaluation of the Merger and the other transactions contemplated by the Merger Agreement, the Company’s management prepared certain financial forecasts regarding Virgin America for the fiscal years from 2016 to 2020 (for the purposes of this section, the “Forecasts”).

The Forecasts were prepared on a different basis, for a different purpose and at a different time than the Company’s public guidance as to its projected financial and operational results for the upcoming fiscal year or fiscal quarter and on a different basis, for a different purpose and at a different time than any other internal financial forecasts that Company management may prepare for its own use or for the use of the Company Board in evaluating the Company’s business. The Forecasts were prepared in connection with the Company Board’s evaluation of the Merger and do not, and were not intended to, correspond to the Company’s public guidance as to its projected financial and operational results for the upcoming fiscal year or fiscal quarter, and do not, and were not intended to, update or revise the Company’s public guidance as to its projected financial and operational results for the upcoming fiscal year or fiscal quarter.

The inclusion of summaries of the Forecasts in this proxy statement should not be regarded as a representation of the Company, or an indication that the Company or its affiliates, advisors, or representatives considered, or now consider, any of the Forecasts to be a reliable prediction of actual future events or results, and the Forecasts should not be relied upon as such. The Forecasts are subjective in many respects and thus subject to interpretation. While presented with numeric specificity, the Forecasts set forth below reflect numerous estimates and assumptions with respect to industry performance and competition, general U.S. and global business, economic, regulatory, market and financial conditions, commodity prices (particularly the prices of crude oil and jet fuel), capacity utilization and other matters specific to the airline industry, all of which are difficult to predict, inherently subject to error and in many cases beyond the control of the Company. As further detailed below, the Forecasts also reflect assumptions as to certain business decisions that are subject to change and do not reflect any changes in the Company’s operations or strategy that may be implemented after the Closing or any costs or obligations incurred in connection with the Merger and the subsequent integration of the operations of the Company and Alaska Air Group. While the Forecasts summarized below were prepared in good faith by the Company’s management based on information available at the time of preparation, no assurances can be made regarding future events or that the assumptions made in preparing the Forecasts will accurately reflect future conditions.

The summary income statement and cash flow statement information described below together summarize the Forecasts reviewed and approved by the Company Board at a meeting held on February 25, 2016 (the “Long-Term Plan”). Such Forecasts, together with certain projections relating to the value of the Company’s net operating losses (“NOLs”), which are also provided below, were also provided to Evercore, Alaska Air Group and certain of Alaska Air Group’s advisors. In addition, Virgin America provided the Forecasts to one other potential acquirer, Company A, that entered into a confidentiality agreement in connection with a potential acquisition of the Company. We did not provide any financial forecasts, including the Forecasts, to any other third parties in connection with a potential acquisition of the Company.

Income Statement Information in Long-Term Plan

($ in millions)

	2016E	2017E	2018E	2019E	2020E
Total Operating Revenue	1,728.2	1,875.3	2,149.3	2,391.7	2,661.3
Total Operating Expense	1,423.2	1,527.9	1,739.9	1,950.5	2,175.9
Total Aircraft Rent	190.0	202.0	236.3	246.4	246.4
Depreciation and Amortization	38.2	44.3	47.0	98.4	147.0
Total Operating Income	305.0	347.5	409.4	441.2	485.4
Pre-Tax Income	282.0	324.0	386.2	407.8	438.8
Net Income	172.0	197.6	235.6	248.8	267.7

Cash Flow Statement Information in Long-Term Plan

($ in millions)

	2016E	2017E	2018E	2019E	2020E
Total Operating Cash Flow	297.4	310.9	359.1	316.6	513.8
Changes in Working Capital
- MX Reserves	(42.6)	(37.8)	(29.6)	(29.5)	(34.9)
- Engine Maintenance	—	—	(15.3)	(68.3)	76.4
- Other Working Capital	25.1	(13.4)	(20.0)	(20.0)	(20.0)
Total Investing Cash Flow	(297.9)	(69.0)	(93.6)	(501.6)	(487.8)
Total Financing Cash Flows	190.4	(44.0)	(46.2)	225.5	201.8
Cash, end of period	692.6	890.5	1,109.8	1,150.4	1,378.2

Value of NOLs (Maximum Usage by Potential Successor)

($ in millions)

	2015E	2016E	2017E	2018E	2019E
NOL Balance (for Federal Income Tax purposes)	697	437	198	31	—
Maximum Annual NOL Usage (Section 382 Limitation)		260	239	168	31
NOL Tax Benefit at 39.0% Tax Rate		101	93	65	12
Present Value of Implied NOL Tax Benefit at 10.0% discount rate		97	81	52	9

In addition, the below projections were provided to Evercore for purposes of calculating the value of Virgin America’s NOLs on a standalone basis:

Value of NOLs (Standalone Basis)

($ in millions)

	2015A	2016E	2017E	2018E	2019E	2020E
Taxable Income		108	265	341	272	337
NOL Applied		(108)	(265)	(288)	(31)	—
Ending NOL Balance (for Federal Income Tax purposes)	691	583	318	31	—	—
Implied NOL Tax Benefit at 39.0% Tax Rate		42	103	$112	12	—
Present Value of Implied NOL Tax Benefit at 13.0% discount rate		40	86	83	8	—

Virgin America’s management team also provided to Evercore certain income statement information based on alternative business assumptions from those underlying the Long-Term Plan, reflecting three different scenarios, which were reviewed with the Company Board at its March 21, 2016 meeting:

Alternative Scenario #1: Fuel Price Increase

($ in millions)

	2016E	2017E	2018E	2019E	2020E
Total Operating Revenue	1,728	1,923	2,259	2,535	2,845
Total Operating Expense	1,609	1,723	1,965	2,200	2,453
Total Aircraft Rent	190	202	236	246	246
Depreciation and Amortization	38	44	47	98	147
Total Operating Income	119	200	294	336	392
Pre-Tax Income	96	176	271	302	346
Net Income	58	108	165	184	211

Alternative Scenario #2: Economic Softening

($ in millions)

	2016E	2017E	2018E	2019E	2020E
Total Operating Revenue	1,728	1,875	2,120	2,178	2,182
Total Operating Expense	1,423	1,525	1,723	1,826	1,884
Total Aircraft Rent	190	202	236	246	246
Depreciation and Amortization	38	44	47	98	147
Total Operating Income	305	351	396	352	297
Pre-Tax Income	282	327	373	329	276
Net Income	172	200	228	201	168

Alternative Scenario #3: Economic Recession

($ in millions)

	2016E	2017E	2018E	2019E	2020E
Total Operating Revenue	1,728	1,875	2,086	2,124	2,181
Total Operating Expense	1,609	1,711	1,922	2,032	2,102
Total Aircraft Rent	190	202	236	246	246
Depreciation and Amortization	38	44	47	98	147
Total Operating Income	119	164	164	92	79
Pre-Tax Income	96	141	141	69	57
Net Income	58	86	86	42	35

Virgin America management’s alternative business assumptions underlying the scenarios above varied with respect to macroeconomic factors, fuel prices, capacity, revenue and costs. The following table sets forth certain of Virgin America management’s alternative business assumptions underlying the Long-Term Plan and the three alternative scenarios above:

Scenario	Management Estimates Included in Long-Term Plan	Fuel Price Increase	Economic Softening	Economic Recession

Macroeconomic background	Long-term GDP growth of 2.0% -2.5% per year through 2020 Modest increase in price of oil	Long-term GDP growth of 2.0% -2.5% per year through 2020 Oil price of $80 per barrel	GDP growth softens in 2017-2018, 2018, bottoming out at 0.5% from Q3 2017 to Q2 2018, then returns to 2.5% in 2019-2020 Modest increase in price of oil	GDP growth declines in 2017-2018, bottoming out at -1.8% from Q3 2017 to Q2 2018, then returns to 2.5% by 2020 Oil price of $80 per barrel

Available seat miles	10 new aircraft leased in 2017-2018 and 16 new aircraft purchased in 2019-2020	10 new aircraft leased in 2017-2018 and 16 new aircraft purchased in 2019-2020	10 new aircraft leased in 2017-2018 and no aircraft purchases in 2019-2020	10 new aircraft leased in 2017-2018 and no aircraft purchases in 2019-2020

Passenger revenue per seat mile	Flat in 2016 and 1% above industry levels thereafter	Flat in 2016 and 1% above industry levels thereafter	Flat in 2016 and 1% above industry levels thereafter	Passenger revenue per seat mile grows 0.0%, 1.0%, 0.5%, 1.5% and 1.0% above industry levels in 2016 -2020

Jet fuel price	$1.39 per gallon in 2016 and $1.45 per gallon thereafter	Jet fuel price increases to $2.50 per gallon	$1.39 per gallon in 2016 and $1.45 per gallon thereafter	Jet fuel price increases to $2.50 per gallon

Non-fuel costs per available seat mile

Sales & marketing and other operating expenses grow at 3% per year

Landing fees and other rents escalate at 5% per year

Pilot and ITM scales increase 12.5% in 2018 and 3.0% thereafter; other SWB flat in 2016 and growing 3.0% thereafter

Sales & marketing and other operating expenses grow at 3% per year

Landing fees and other rents escalate at 5% per year

Pilot and ITM scales increase 12.5% in 2018 and 3.0% thereafter; other SWB flat in 2016 and growing 3.0% thereafter

Sales & marketing and other operating expenses grow at 2% per year

Landing fees and other rents escalate at 5% per year

Pilot and ITM scales increase 10.0% in 2018 and 2.0% thereafter; other SWB flat in 2016 and growing 2.0% thereafter

Sales & marketing and other operating expenses grow at 2% per year

Landing fees and other rents escalate at 5% per year

Pilot and ITM scales increase 10.0% in 2018 and 2.0% thereafter; other SWB flat in 2016 and growing 2.0% thereafter

Since the Forecasts cover multiple years, the information by its nature becomes less predictive with each successive year. Stockholders are urged to review the SEC filings of the Company for a description of risk factors with respect to the Company’s business, as well as the risks and other factors described or incorporated by reference in this proxy statement. The Forecasts should be read together with the historical financial statements of the Company, which have been filed with the SEC, and the other information regarding the Company contained elsewhere in this proxy statement. None of the Forecasts were prepared with a view toward public disclosure, nor were they prepared with a view toward compliance with the published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. The Forecasts do not purport to present financial information in accordance with U.S. generally accepted accounting principles, and the Company’s registered public accounting firm has not examined, compiled or otherwise applied or performed any procedures with respect to the Forecasts, nor has it expressed any opinion or given any form of assurance with respect to such information or the reasonableness, achievability, or accuracy of the Forecasts, and accordingly such registered public accounting firm assumes no responsibility for the Forecasts.

None of the Company or its affiliates, advisors, officers, directors or representatives has made or makes any representation to any stockholder or to any other person regarding the ultimate performance of the Company compared to the information contained in the Forecasts or that forecasted results will be achieved, and except as may be required by applicable law, none of them intend to update or otherwise revise or reconcile the Forecasts to reflect circumstances existing after the date such Forecasts were generated or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the Forecasts are shown to be in error.

READERS OF THIS DOCUMENT ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THE FORECASTS.

Financing of the Merger

We estimate that the total amount of funds necessary to complete the Merger and related transactions in connection with the Merger is approximately $2.6 billion, representing, in the aggregate, the amounts due to equity holders under the Merger Agreement, assuming that no stockholder demands and perfects appraisal rights and without taking into account our cash on hand. Such amounts are expected to be paid by Alaska Air Group from its cash on hand or new borrowings. The Merger is not subject to a financing condition.

Interests of Our Directors, Executive Officers and Affiliates in the Merger

In considering the recommendation of the Company Board that the stockholders vote to approve the Merger Proposal, the stockholders should be aware that our directors, executive officers and certain of our stockholders affiliated with certain of our directors may have interests in the Merger that may be different from, or in addition to, the interests of our other stockholders generally. The members of the Company Board were aware of the different or additional interests and considered these interests, among other matters, in evaluating and negotiating the Merger Agreement and the Merger, and in recommending to the stockholders that the Merger Proposal be adopted. See the section entitled “—Recommendation of the Company Board; Our Reasons for the Merger” beginning on page 34 of this proxy statement. The stockholders should take these interests into account in deciding whether to vote “FOR” the Merger Proposal. These interests are described in more detail below, and certain of them are quantified in the narrative and the table below.

Consideration for Shares at the Effective Time of the Merger

At the effective time of the Merger, shares of Company Common Stock beneficially owned by the executive officers and directors of the Company and their respective affiliates will be converted into the right to receive the same cash consideration on the same terms and conditions as the other stockholders of the Company.

As of April 18, 2016, Cyrus Capital Partners, L.P. and its affiliates (“Cyrus”), which are affiliated with Stephen C. Freidheim and John R. Rapaport on the Company Board, beneficially owned, in the aggregate, 10,517,156 shares of Company Common Stock, excluding vested and unvested equity awards, which are discussed below under “—Treatment of Virgin America Equity Awards.” Assuming the Merger was consummated on April 18, 2016, Cyrus would have been entitled to receive an aggregate of $599.5 million in cash, without interest and less any applicable withholding taxes.

As of April 18, 2016, Virgin Group Holdings Limited and its affiliates (“Virgin Group”), which are affiliated with Evan M. Lovell on the Company Board, beneficially owned, in the aggregate, 13,747,470 shares of Company Common Stock. Assuming the Merger was consummated on April 18, 2016, Virgin Group would have been entitled to receive an aggregate of $783.6 million in cash, without interest and less any applicable withholding taxes.

As of April 18, 2016, the directors and executive officers of the Company and their respective affiliates beneficially owned, in the aggregate, 25,313,578 shares of Company Common Stock, excluding vested and unvested equity awards, which are discussed below under “—Treatment of Virgin America Equity Awards.” Assuming the Merger was consummated on April 18, 2016, the executive officers and directors of the Company and their respective affiliates would have been entitled to receive an aggregate of $1.4 billion in cash, without interest and less any applicable withholding taxes.

Treatment of Virgin America Equity Awards

Under the Merger Agreement, the equity awards held by our directors and executive officers as of the effective time of the Merger will be treated as follows:

Stock Options. As of immediately prior to the effective time of the Merger, each Company Option will vest (in the case of a Company Option that is subject to a performance-based vesting condition, vesting will be determined in accordance with the terms and conditions applicable to the award) and be cancelled and, in exchange therefor, each former holder of any such cancelled Company Option will only be entitled to receive, in consideration of the cancellation of such Company Option and in full settlement therefor, a payment in cash of an amount equal to the Option Payment, subject to all applicable federal, state and local tax withholdings and deductions.

Restricted Stock Units. As of immediately prior to the effective time of the Merger, each outstanding Company RSU will vest (in the case of a Company RSU that is subject to a performance-based vesting condition, vesting will be determined in accordance with the terms and conditions applicable to the award) and become free of any restrictions and will be cancelled in exchange for the right to receive a payment equal to the RSU Payment, subject to all applicable federal, state and local tax withholdings and deductions.

Restricted Stock Awards. As of immediately prior to the effective time of the Merger, each outstanding Company RSA will vest (treating for this purpose any performance-based vesting condition to which such Company RSA is subject as having been attained at “maximum” level), become free of any restrictions and be converted into the right to receive the Merger Consideration, subject to all applicable federal, state and local tax withholdings and deductions.

In addition, pursuant to our non-employee director compensation policy, the vesting of any Company Options, Company RSUs and Company RSAs that are outstanding and unvested as of immediately prior to the effective time of the Merger and held by all of our non-employee directors will accelerate in full.

For an estimate of the amounts that would be payable to each of our named executive officers on settlement of their unvested Company Options, Company RSUs and/or Company RSAs, see the section entitled “—Quantification of Payments and Benefits to Our Named Executive Officers” beginning on page 54 of this proxy statement. We estimate that the aggregate amount that would be payable to our executive officers as a group and our non-employee directors as a group for their Company Options, whether vested or unvested, Company RSUs and/or Company RSAs, assuming that the Merger were completed on April 18, 2016 is approximately $43.8 million and approximately $5.1 million, respectively. The amounts above are determined using a per share price of Company Common Stock of $57.00 and the other assumptions set forth in footnote 2 of the table under the section entitled “—Quantification of Payments and Benefits to Our Named Executive Officers” beginning on page 54 of this proxy statement.

Offer Letters with Our Executive Officers; Change in Control Severance Plan

Offer Letters

We have entered into standard offer letters with each of our executive officers, which provide for a base salary, target annual incentive compensation and standard benefits, including, with respect to certain of the offer letters, severance benefits in the event such executive officer experiences certain qualifying terminations outside of a change in control (collectively, the “Offer Letters”). Alaska Air Group has agreed to assume each of the Offer Letters following the effective time of the Merger.

Change in Control Severance Plan

In 2014, we also adopted a Severance Plan, pursuant to which each of our executive officers is eligible for certain severance and change in control benefits. Alaska Air Group has agreed to assume the Severance Plan following the effective time of the Merger. Under the Severance Plan, in the event that an executive officer is terminated without “Cause” or resigns for “Good Reason” (each as defined in the Severance Plan) during the 18-month period immediately following a change in control (as defined in our 2014 Equity Incentive Award Plan) of Virgin America, then such executive officer is entitled to receive (i) a lump sum cash severance payment equal to two times the sum of the executive officer’s base salary and his or her target annual cash bonus opportunity for the year of termination; (ii) payment by us (or our successor) of COBRA premiums for up to 24 months following the date of termination; (iii) full accelerated vesting of each of the executive officer’s then outstanding equity awards; (iv) career counseling and career transition services paid by us in an amount up to $10,000; and (v) lifetime positive space first class air travel for the executive officer and his or her covered family members and dependents for leisure travel. Under the Severance Plan, the executive officer must provide a general release of claims against Virgin America (or its successor) in order to receive the foregoing severance benefits.

For an estimate of the value of the payments and benefits described above under each of our Severance Plan that would be payable to our named executive officers, see the section entitled “—Quantification of Payments and Benefits to Our Named Executive Officers” beginning on page 54 of this proxy statement. We estimate that the aggregate amount that would be payable to our executive officers as a group under our Severance Plan, assuming that the Merger were completed on April 18, 2016 is approximately $10.0 million (not including the value of accelerated equity awards, which is disclosed in the section above). The amounts above are determined using the assumptions set forth in footnotes 1 and 3 of the table under the section entitled “—Quantification of Payments and Benefits to Our Named Executive Officers” beginning on page 54 of this proxy statement.

Indemnification of Directors and Officers

Our Amended and Restated Certificate of Incorporation contains provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by Delaware law. Consequently, our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for:

•	any breach of the director’s duty of loyalty to us or our stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL; or

•	any transaction from which the director derived an improper personal benefit.

Our Amended and Restated Certificate of Incorporation provides that we shall indemnify our directors and officers, in each case to the fullest extent permitted by Delaware law. Our Amended and Restated Bylaws provide that we are obligated to indemnify our directors and officers to the fullest extent permitted by Delaware law and advance expenses incurred by a director or officer in advance of the final disposition of any action or proceeding and permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in that capacity regardless of whether we would otherwise be permitted to indemnify him or her under the provisions of Delaware law. In 2014, we entered into agreements to indemnify our directors, executive officers and other employees as determined by the Company Board. With specified exceptions, these agreements provide for indemnification for related expenses including, among other things, attorneys’ fees, judgments, fines and settlement amounts incurred by any of these individuals in any action or proceeding. We believe these limitations of liability provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers. We also maintain directors’ and officers’ liability insurance.

The limitation of liability and indemnification provisions in our Amended and Restated Certificate of Incorporation, Amended and Restated Bylaws and indemnification agreements may discourage stockholders from bringing a lawsuit against our directors and officers for breach of their fiduciary duty. Our Amended and Restated Certificate of Incorporation provides that any such lawsuit must be brought in the Court of Chancery of the State of Delaware. The foregoing provisions may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and other stockholders. Further, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”), may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. At present, there is no pending litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought, and we are not aware of any threatened litigation that may result in claims for indemnification.

Quantification of Payments and Benefits to Our Named Executive Officers

In accordance with Item 402(t) of Regulation S-K, the table below sets forth the amount of payments and benefits that each of our named executive officers may receive in connection with the Merger, assuming that the Merger was consummated and such executive officer experienced a qualifying termination on April 18, 2016. The amounts below are determined using a per share price of Company Common Stock of $57.00. As a result of the foregoing assumptions, the actual amounts, if any, to be received by a named executive officer may materially differ from the amounts set forth below.

Name	Cash ($)(1)	Equity Awards ($)(2)	Perquisites/ Benefits ($)(3)	Total ($)
C. David Cush	2,840,000	21,176,526	39,885	24,056,411
Peter D. Hunt	1,485,000	2,421,702	38,995	3,945,697
E. Frances Fiorillo	1,320,000	1,947,918	36,793	3,304,711
Steve A. Forte	1,485,000	2,497,227	71,193	4,053,420
John J. Varley	1,320,000	1,947,918	39,264	3,307,182

(1)	Amount represents the cash severance that each named executive officer is eligible to receive under our Severance Plan upon a “double trigger” qualifying termination, as described above in “—Offer Letters with Our Named Executive Officers; Change in Control Severance Plan” beginning on page 53 of this proxy statement, where the named executive officer is terminated without “Cause” or resigns for “Good Reason” (each as defined in the Severance Plan) during the 18-month period immediately following a change in control. The amount constitutes two times the sum of the named executive officer’s base salary and his or her target annual cash bonus opportunity, payable in a lump sum upon the qualifying termination.

The following table quantifies each separate form of cash compensation included in the aggregate total reported in the column.

Name	Base Salary Component of Severance ($)	Bonus Component of Severance ($)
C. David Cush	1,420,000	1,420,000
Peter D. Hunt	900,000	585,000
E. Frances Fiorillo	800,000	520,000
Steve A. Forte	900,000	585,000
John J. Varley	800,000	520,000

(2)	Pursuant to the terms and conditions of the Severance Plan, each named executive officer would be entitled to full accelerated vesting of each of such named executive officer’s then outstanding equity awards, including any Company Options, Company RSUs and Company RSAs, including performance-based Company RSAs, upon a “double trigger” qualifying termination as described in footnote (1) above, where the named executive officer is terminated without Cause or resigns for Good Reason during the 18-month period immediately following a change in control. In addition, pursuant to the terms of the Merger Agreement and as described in the section entitled “The Merger Agreement—Treatment of Virgin America Equity Awards” beginning on page 66 of this proxy statement, each of such named executive officer’s Company Options, Company RSUs and Company RSAs outstanding immediately prior to the effective time of the Merger will vest and be settled in accordance with the Merger Agreement. Any such awards vested and settled in connection with the Merger pursuant to the Merger Agreement would not also be paid in connection with a qualifying termination pursuant to the Severance Plan.

None of the named executive officers hold unvested Company Options as of April 18, 2016. The value of the unvested and accelerated Company RSUs and Company RSAs is equal to $57.00 multiplied by the number of unvested shares subject to such awards as of April 18, 2016 (treating for this purpose any performance-based vesting conditions to which Company RSAs are subject as having been attained at “maximum” level, pursuant to the terms of the Merger Agreement), in each case, consistent with the methodology applied under SEC Regulation M-A Item 1011(b) and Regulation S-K Item 402(t)(2). The amounts in this column for the unvested and accelerated Company RSUs and Company RSAs do not reflect any taxes payable by the named executive officers.

The following table presents the allocation of the aggregate total reported in the column, calculated as described above, between each named executive officer’s unvested Company RSUs, unvested Company RSAs not subject to performance-based vesting conditions, and unvested Company RSAs subject to performance-based vesting conditions, all as of April 18, 2016.

Name	Value of Unvested Company RSUs ($)	Value of Unvested Company RSAs ($)	Value of Unvested Performance Company RSAs ($)
C. David Cush	16,284,216	2,507,658	2,384,652
Peter D. Hunt	629,166	918,840	873,696
E. Frances Fiorillo	553,698	714,666	679,554
Steve A. Forte	704,691	918,840	873,696
John J. Varley	553,698	714,666	679,554

(3)	Pursuant to the terms and conditions of the Severance Plan, each named executive officer would be entitled to payment by us (or our successor) of (i) COBRA premiums to the same extent we paid for such benefits prior to the executive’s termination for up to 24 months following the date of termination, (ii) career counseling and career transition services in an amount up to $10,000 (assuming each named executive officer used the maximum $10,000 available) and (iii) lifetime positive space first class leisure air travel for the named executive officer and his or her covered family members and dependents, in each case, upon a “double trigger” qualifying termination as described in footnote (1) above, where the named executive officer is terminated without Cause or resigns for Good Reason during the 18-month period immediately following a change in control. The travel benefit was estimated using our incremental cost of providing flight benefits (including incremental fuel costs and the incremental cost of customer services such as baggage handling, insurance, security and cleaning) using a discount based on mortality assumptions listed on the U.S. Life Expectancy Tables and an estimate of flight usage by each named executive officer and his or her family members. In the case of Ms. Fiorillo and Mr. Varley, such amounts also include the value of retired officer complimentary travel benefit for such officer.

The following table quantifies each separate form of benefits included in the aggregate total reported in the column.

Name	COBRA Premiums ($)	Outplacement Service ($)	Flight Benefits ($)
C. David Cush	15,186	10,000	14,699
Peter D. Hunt	12,714	10,000	16,281
E. Frances Fiorillo	12,714	10,000	14,078
Steve A. Forte	47,326	10,000	13,868
John J. Varley	15,186	10,000	14,078

Delisting and Deregistration of Company Common Stock

If the Merger is completed, shares of the Company Common Stock will no longer be listed on NASDAQ and will be deregistered under the Exchange Act, and we will no longer file periodic reports with the SEC.

Material U.S. Federal Income Tax Consequences

The following discussion summarizes the material U.S. federal income tax consequences of the Merger to holders of Company Common Stock. This discussion is based upon the provisions of the Code, the U.S. Treasury Regulations promulgated thereunder (the “Treasury Regulations”) and judicial and administrative rulings, all as in effect as of the date of this proxy statement and all of which are subject to change or varying interpretation, possibly with retroactive effect. Any such changes could affect the accuracy of the statements and conclusions set forth herein. No ruling has been requested from the IRS in connection with the Merger. Accordingly, the discussion below neither binds the IRS nor precludes it from adopting a contrary position. No opinion of counsel has been or will be rendered with respect to the tax consequences of the Merger.

This discussion assumes that holders of Company Common Stock hold their shares as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all aspects of U.S. federal income taxation that may be relevant to a holder of Company Common Stock in light of such holder’s particular circumstances, nor does it discuss the special considerations applicable to holders of Company Common Stock subject to special treatment under the U.S. federal income tax laws, such as, for example, financial institutions or broker-dealers, mutual funds, partnerships or other pass-through entities and their partners or members, tax-exempt organizations, insurance companies, real estate investment trusts, personal holding companies, regulated investment companies, dealers in securities or foreign currencies, traders in securities who elect mark-to-market method of accounting, controlled foreign corporations, passive foreign investment companies, U.S. expatriates, holders who hold Company Common Stock as part of a hedge, straddle, constructive sale or conversion transaction, and holders whose functional currency is not the U.S. dollar. This discussion does not address the impact of the Medicare contribution tax or any aspect of foreign, state, local, alternative minimum, estate, gift or other tax law that may be applicable to a holder. In addition, this discussion does not address the U.S. federal income tax consequences to dissenting stockholders or holders of Company Common Stock who acquired their shares through stock option or stock purchase plan programs or in other compensatory arrangements.

We intend this discussion to provide only a general summary of the material U.S. federal income tax consequences of the Merger to holders of Company Common Stock. We do not intend it to be a complete analysis or description of all potential U.S. federal income tax consequences of the Merger.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds Company Common Stock, the tax treatment of a partner in such partnership generally will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, entities or arrangements treated as partnerships that hold Company Common Stock and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences of the Merger to them.

All stockholders should consult their own tax advisors to determine the particular tax consequences to them (including the application and effect of any state, local or foreign income and other tax laws) of the receipt of cash in exchange for shares of Company Common Stock pursuant to the Merger.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of Company Common Stock that, for U.S. federal income tax purposes, is or is treated as any of the following:

•	an individual who is a citizen or resident of the United States;

•	a corporation created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income tax regardless of its source; or

•	a trust if (i) it is subject to the primary supervision of a U.S. court and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) it has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.

A “non-U.S. holder” means a beneficial owner (other than a partnership or any entity or arrangement treated as a partnership for U.S. federal income tax purposes) of Company Common Stock that is not a U.S. holder.

U.S. Holders

The Merger will be a taxable transaction for U.S. federal income tax purposes. A U.S. holder generally will recognize gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received pursuant to the Merger (determined before the deduction of any applicable withholding taxes) and such U.S. holder’s adjusted tax basis in the shares cancelled and converted into cash pursuant to the Merger. A U.S. holder’s adjusted tax basis will generally equal the price the U.S. holder paid for such shares. Such gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if the holder’s holding period for such shares exceeds one year as of the date of the effective time of the Merger. Long-term capital gains recognized by certain non-corporate U.S. holders, including individuals, generally will be taxable at a reduced rate. The deductibility of capital losses is subject to limitations. If a U.S. holder acquired different blocks of Company Common Stock at different times or different prices, such U.S. holder must determine such holder’s tax basis, holding period, and gain or loss separately with respect to each block of Company Common Stock.

Non-U.S. Holders

Any gain realized on the receipt of cash in exchange for Company Common Stock pursuant to the Merger by a non-U.S. holder generally will not be subject to U.S. federal income tax unless:

•	the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the non-U.S. holder maintains a permanent establishment in the United States to which such gain is attributable);

•	the non-U.S. holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the Merger and certain other requirements are met; or

•	the non-U.S. holder owned (directly, indirectly or constructively) more than 5% of the Company’s outstanding shares of Company Common Stock at any time during the five years preceding the Merger, and the Company is or has been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during such non-U.S. holder’s ownership of more than 5% of the Company’s outstanding shares of Company Common Stock. The Company does not believe that it is or was a “United States real property holding corporation” for U.S. federal income tax purposes.

Gain in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular graduated U.S. federal income tax rates. A non-U.S. holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.

Gain described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty), which may be offset by U.S. source capital losses of the non-U.S. holder (even though the individual is not considered a resident of the United States), provided the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses.

Backup Withholding and Information Reporting

A U.S. holder may be subject to backup withholding on all payments to which such U.S. holder is entitled in connection with the Merger, unless the U.S. holder provides its correct taxpayer identification number and complies with applicable certification procedures or otherwise establishes an exemption from backup withholding. In addition, if the paying agent is not provided with a U.S. holder’s correct taxpayer identification number or other adequate basis for exemption, the U.S. holder may be subject to certain penalties imposed by the IRS. Each U.S. holder should complete and sign the IRS Form W-9 included as part of the letter of transmittal and timely return it to the paying agent in order to avoid backup withholding, unless an exemption applies and is established in a manner satisfactory to the paying agent.

Certain non-U.S. holders may also be subject to backup withholding unless they establish an exemption from backup withholding in a manner satisfactory to the paying agent (such as by completing and signing an appropriate IRS Form W-8) and otherwise comply with the backup withholding rules. Non-U.S. holders should consult their own tax advisors regarding these matters.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will generally be allowable as a refund or credit against a holder’s U.S. federal income tax liability, provided that certain required information is timely furnished to the IRS.

Payments made pursuant to the Merger will also be subject to information reporting unless an exemption applies.

THE U.S. FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION PURPOSES ONLY AND IS NOT A COMPLETE ANALYSIS OR DISCUSSION OF ALL POTENTIAL TAX CONSEQUENCES RELEVANT TO COMPANY STOCKHOLDERS. THE TAX CONSEQUENCES OF THE MERGER MAY VARY DEPENDING UPON THE PARTICULAR CIRCUMSTANCES OF EACH STOCKHOLDER. YOU SHOULD CONSULT YOUR TAX ADVISOR CONCERNING THE FEDERAL, STATE, LOCAL, FOREIGN AND/OR OTHER TAX CONSEQUENCES OF THE MERGER TO YOU.

Regulatory Matters

The closing of the Merger is subject to expiration or termination of the applicable waiting periods under the HSR Act and the rules thereunder. Under the HSR Act and the rules thereunder, the Merger may not be completed unless certain information has been furnished by Alaska Air Group and Virgin America to the Antitrust Division of the U.S. Department of Justice and to the FTC and applicable waiting periods expire or are terminated. The HSR Act requires the parties to observe a 30-day waiting period, which we refer to as the initial waiting period, during which time the Merger may not be consummated, unless that initial waiting period is terminated early. If, before the expiration of the initial waiting period, the Antitrust Division of the U.S. Department of Justice or the FTC issues a request for additional information, the parties may not consummate the transaction until 30 days after Alaska Air Group and Virgin America have each substantially complied with such request for additional information (unless this period is shortened pursuant to a grant of earlier termination). Alaska Air Group and Virgin America filed their respective notification and report forms pursuant to the HSR Act with the Antitrust Division of the Department of Justice and the FTC on April 15, 2016, and each requested early termination of the waiting period.

At any time before the effective time of the Merger, the FTC, the Antitrust Division of the U.S. Department of Justice, state attorneys general, or private parties can file suit under the antitrust laws seeking to enjoin consummation of the Merger. There can be no assurance that the Merger will not be challenged on antitrust grounds or, if such a challenge is made, that the challenge will not be successful.

In addition to the antitrust related filings and clearance discussed above, Virgin America and Alaska Air Group must obtain any approvals or authorizations required to be obtained from the FAA and the DOT, as well as all other approvals and authorizations required to be obtained in connection with the consummation of the Merger and the transactions contemplated by the Merger Agreement from any other governmental authority.

There can be no assurance that Alaska Air Group and Virgin America will be able to obtain all required regulatory clearances and approvals. In addition, even if we and Alaska Air Group obtain all required regulatory clearances and approvals, and the Merger Proposal is approved by our stockholders, conditions may be placed on any such clearance or approval that could cause Alaska Air Group to abandon the Merger.

Appraisal Rights

Holders of shares of our Company Common Stock who do not vote in favor of the proposal to adopt the Merger Agreement and who properly perfect appraisal of their shares will be entitled to appraisal rights in connection with the Merger under Section 262 of the DGCL.

The following discussion is not a complete statement of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262 of the DGCL which is attached to this proxy statement as Annex D. The following summary does not constitute any legal or other advice nor does it constitute a recommendation that stockholders exercise their appraisal rights under Section 262 of the DGCL.

Under Section 262 of the DGCL, record holders of our Company Common Stock who do not wish to accept the per share Merger Consideration provided for in the Merger Agreement have the right to demand appraisal of their shares of Company Common Stock and to receive payment for the fair value of their shares of Company Common Stock as of the effective time of the Merger, exclusive of any element of value arising from the accomplishment or expectation of the Merger, as determined by the Delaware Court of Chancery, together with interest, if any, to be paid upon the amount determined to be fair value. The “fair value” of shares of Company Common Stock as determined by the Delaware Court of Chancery may be more than, less than, or equal to the Merger Consideration per share that holders are otherwise entitled to receive under the terms of the Merger Agreement. Company stockholders who do not vote in favor of the Merger Proposal, who properly demand appraisal for their shares of Company Common Stock in compliance with the provisions of Section 262 of the DGCL (“Section 262”), and who continuously hold of record the shares of Company Common Stock for which they have demanded appraisal through the effective time of the Merger and do not otherwise withdraw or lose the right to appraisal under Delaware law will be entitled to appraisal rights. Strict compliance with the statutory procedures in Section 262 is required. Failure to follow precisely any of the statutory requirements will result in the loss of appraisal rights.

Under Section 262, when a merger agreement is to be submitted for adoption at a meeting of stockholders, the company submitting the matter to a vote of stockholders must notify the stockholders, who were stockholders on the record date for notice of the special meeting with respect to shares for which appraisal rights are available, that appraisal rights will be available not less than twenty days before the meeting to vote on the transaction. A copy of Section 262 must be included with such notice. This proxy statement constitutes Virgin America’s notice to its stockholders that appraisal rights are available in connection with the Merger and the full text of Section 262 is attached to this proxy statement as Annex D, in compliance with the requirements of Section 262. Holders of shares of Company Common Stock who wish to exercise appraisal rights should carefully review the text of Section 262 contained in Annex D. Failure to comply timely and properly with the requirements of Section 262 will result in the loss of appraisal rights under the DGCL. Moreover, because of the complexity of the procedures for exercising the right to seek appraisal of shares of Company Common Stock, Virgin America believes that a stockholder who is considering exercising such rights should seek the advice of legal counsel.

Holders of shares of our Company Common Stock who wish to demand appraisal of their shares must deliver to Virgin America a written demand for appraisal of the holder’s shares of Company Common Stock before the vote is taken to approve the Merger Proposal. The demand must reasonably inform Virgin America of the identity of the holder of record of shares of Company Common Stock who intends to demand appraisal of his, her or its shares of Company Common Stock. A stockholder seeking appraisal of his or her shares may not vote in favor of the Merger Proposal. In addition, a holder of shares of Company Common Stock wishing to exercise appraisal rights must hold of record the shares of Company Common Stock on the date the written demand for appraisal is made and must continue to hold such shares of Company Common Stock of record through the effective time of the Merger.

A proxy that is submitted and does not contain voting instructions will, unless revoked, be voted in favor of the Merger Proposal, and it will constitute a waiver of the stockholder’s right of appraisal and will nullify any previously delivered written demand for appraisal. Therefore, a stockholder who submits a proxy and who wishes to exercise appraisal rights must either submit a proxy containing instructions to vote against the Merger Proposal or abstain from voting on the Merger Proposal. Voting against or failing to vote for the Merger Proposal by itself does not constitute a demand for appraisal within the meaning of Section 262. The written demand for appraisal must be in addition to and separate from any proxy or vote on the Merger Proposal.

All demands for appraisal should be addressed to Virgin America’s General Counsel, 555 Airport Blvd., Burlingame, CA 94010, and must be delivered before the vote is taken to approve the Merger Proposal at the Virgin America special meeting. The demand must reasonably inform Virgin America of the identity of the stockholder and the intention of the stockholder to demand appraisal of his, her or its shares of Company Common Stock. A stockholder’s failure to deliver the written demand to Virgin America prior to the taking of the vote on the Merger Proposal at the special meeting will constitute a waiver of appraisal rights.

Only a holder of record of shares of Company Common Stock is entitled to demand an appraisal of the shares registered in that holder’s name. Accordingly, to be effective, a demand for appraisal by a stockholder of Company Common Stock must be made by, or in the name of, the record stockholder. The demand must set forth fully and correctly the record stockholder’s name as it appears on the stockholder’s stock certificate(s) or in the transfer agent’s records, in the case of uncertificated shares, should specify the stockholder’s mailing address and the number of shares registered in the stockholder’s name, and must state that the person intends thereby to demand appraisal of the stockholder’s shares in connection with the Merger. The demand cannot be made by the beneficial owner if he or she does not also hold the shares of Company Common Stock of record. The beneficial holder must, in such cases, have the registered owner, such as a broker, bank or other nominee, submit the required demand with respect to those shares of Company Common Stock. If a stockholder holds shares of Company Common Stock through a broker or bank who in turn holds the shares through a central securities depository nominee such as Cede & Co., a demand for appraisal of such shares must be made by or on behalf of the depository nominee and must identify the depository nominee as record holder. If you hold your shares of Company Common Stock through a broker, bank or other nominee and you wish to exercise appraisal rights, you should consult with your broker, bank or other nominee to determine the appropriate procedures for the making of a demand for appraisal by the nominee.

If shares of Company Common Stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal must be made in that capacity. If the shares of Company Common Stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand must be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. A record owner, such as a broker, bank or other nominee, who holds shares of Company Common Stock as a nominee for others, may exercise his or her right of appraisal with respect to the shares of Company Common Stock held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares of Company Common Stock as to which appraisal is sought. Where no number of shares of Company Common Stock is expressly mentioned, the demand will be presumed to cover all shares of Company Common Stock held in the name of the record owner.

Within ten days after the effective time of the Merger, the surviving corporation in the Merger must give written notice of the effective date of the Merger to each stockholder of Virgin America who has demanded appraisal in accordance with Section 262 and who did not vote in favor of the proposal to adopt the Merger Agreement. At any time within sixty days after the effective time of the Merger, any stockholder who has not commenced an appraisal proceeding or joined a proceeding as a named party may withdraw the demand and accept the consideration specified by the Merger Agreement for that stockholder’s shares of Company Common Stock by delivering to the surviving corporation a written withdrawal of the demand for appraisal. However, any such attempt to withdraw the demand made more than sixty days after the effective time of the Merger will require written approval of the surviving corporation.

Except with respect to a demand for appraisal that is properly withdrawn by the stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party within sixty days after the effective date of the Merger, no appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, with such approval conditioned upon such terms as the court deems just.

Within 120 days after the effective time of the Merger, but not thereafter, either the surviving corporation or any stockholder who has complied with the requirements of Section 262 and is entitled to appraisal rights under Section 262 may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares of Company Common Stock held by all such stockholders. Upon the filing of the petition by a stockholder, service of a copy of such petition shall be made upon the surviving corporation. The surviving corporation has no obligation to file such petition and has no present intention to file a petition and holders should not assume that the surviving corporation will file a petition. In the event that the surviving corporation does not file such petition, it is the obligation of the holders of Company Common Stock to initiate all necessary action to perfect their appraisal rights with respect to shares of Company Common Stock within the time prescribed in Section 262. The failure of a stockholder to file such a petition within the period specified in Section 262 could nullify the stockholder’s previous written demand for appraisal. In addition, within 120 days after the effective time of the Merger, any stockholder who has properly filed a written demand for appraisal and who did not vote in favor of the Merger Agreement will be entitled to receive from the surviving corporation, upon written request, a statement setting forth the aggregate number of shares of Company Common Stock not voted in favor of the Merger Agreement and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. The statement must be mailed within ten days after such written request has been received by the surviving corporation or within ten days after the expiration of the period for delivery of demands for appraisal, whichever is later. A person who is the beneficial owner of shares of Company Common Stock held either in a voting trust or by a nominee on behalf of such person and for which appraisal has been properly demanded may, in such person’s own name, file a petition for appraisal or request from the surviving corporation such statement.

If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to the surviving corporation, then the surviving corporation will be obligated, within twenty days after receiving service of a copy of the petition, to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares of Company Common Stock and with whom agreements as to the value of their shares of Company Common Stock have not been reached. After notice to stockholders who have demanded appraisal, if such notice is ordered by the Delaware Court of Chancery, the Delaware Court of Chancery will conduct a hearing upon the petition and to determine those stockholders who have complied with Section 262 and who have become entitled to the appraisal rights provided by Section 262. The Delaware Court of Chancery may require stockholders who have demanded an appraisal for their shares of Company Common Stock, and who hold shares represented by certificates, to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with that direction, the Delaware Court of Chancery may dismiss the proceedings as to that stockholder.

After determination of the stockholders entitled to appraisal of their shares of Company Common Stock, the Delaware Court of Chancery will appraise the shares of Company Common Stock, determining their fair value as of the effective time of the Merger after taking into account all relevant factors exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, if any, to be paid upon the amount determined to be the fair value. When the fair value has been determined, the Delaware Court of Chancery will direct the payment of such value upon surrender by those stockholders of the certificates representing their shares of Company Common Stock. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the Merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective time of the Merger and the date of payment of the judgment.

Neither Virgin America nor Alaska Air Group anticipates offering more than the Merger Consideration provided for in the Merger Agreement to any stockholder exercising appraisal rights and they reserve the right to assert, in any appraisal proceeding, that, for purposes of Section 262, the “fair value” of a share of Company Common Stock is less than the per share Merger Consideration. In determining “fair value,” the court is required to take into account all relevant factors. In Weinberger v. UOP, Inc., 457 A.2d 701 (Del. 1983), the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court has stated that in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., 634 A.2d 345 (Del. 1993), the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”

Costs of the appraisal proceeding (which do not include attorneys’ fees or the fees and expenses of experts) may be determined by the Delaware Court of Chancery and imposed upon the surviving corporation and the stockholders participating in the appraisal proceeding by the Delaware Court of Chancery, as it deems equitable in the circumstances. Upon the application of a stockholder, the Delaware Court of Chancery may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts used in the appraisal proceeding, to be charged pro rata against the value of all shares of Company Common Stock entitled to appraisal. Any stockholder who demanded appraisal rights will not, after the effective time of the Merger, be entitled to vote shares of Company Common Stock subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares of Company Common Stock, other than with respect to payment as of a record date prior to the effective time of the Merger. If no petition for appraisal is filed within 120 days after the effective time of the Merger, or if the stockholder otherwise fails to perfect his or her appraisal rights, successfully withdraws or loses such holder’s right to appraisal, then the right of that stockholder to appraisal will cease and that stockholder’s shares of Company Common Stock will be deemed to have been converted at the effective time of the Merger into the right to receive the Merger Consideration (without interest) pursuant to the Merger Agreement. In addition, in the circumstances described above, a stockholder may withdraw his, her or its demand for appraisal in accordance with Section 262 and accept the Merger Consideration offered pursuant to the Merger Agreement.

Failure to comply strictly with all of the procedures set forth in Section 262 will result in the loss of a stockholder’s statutory appraisal rights. In view of the complexity of Section 262, Virgin America stockholders who wish to pursue appraisal rights should consult their legal and financial advisors.

Legal Proceedings

On April 21, 2016, a putative shareholder class action complaint was filed in the Court of Chancery of the State of Delaware against the Company Board, captioned Thomas Houston v. Donald J. Carty, et al., Case No. 12235 (Del. Ch.). The complaint alleges, among other things, that the Company’s directors breached their fiduciary duties by approving the Merger Agreement. The complaint seeks, among other things, either to enjoin the proposed transaction or to rescind it should it be consummated, as well as other equitable relief and damages, including attorneys’ and experts’ fees.

We are reviewing the complaint and have not yet formally responded to it, but we believe that the plaintiff’s allegations are without merit and we intend to defend against them vigorously. Litigation is inherently uncertain, however, and there can be no assurance regarding the likelihood that our defense of this action will be successful. Additional complaints containing substantially similar allegations may be filed in the future.

THE MERGER AGREEMENT

The following is a summary of the material terms and conditions of the Merger Agreement. The description in this section and elsewhere in this proxy statement is qualified in its entirety by reference to the complete text of the Merger Agreement, a copy of which is attached as Annex A and is incorporated by reference into this proxy statement. This summary does not purport to be complete and may not contain all of the information about the Merger Agreement that is important to you. We encourage you to read the Merger Agreement carefully and in its entirety because it is the legal document that governs the Merger.

Explanatory Note Regarding the Merger Agreement

The Merger Agreement and this summary of its terms have been included to provide you with information regarding the terms of the Merger Agreement. Factual disclosures about the Company contained in this proxy statement or in the Company’s public reports filed with the SEC may supplement, update or modify the factual disclosures about the Company contained in the Merger Agreement and described in this summary. The representations, warranties and covenants made in the Merger Agreement by the Company, Alaska Air Group and Merger Sub were qualified and subject to important limitations agreed to by the Company, Alaska Air Group and Merger Sub in connection with negotiating the terms of the Merger Agreement. In particular, in your review of the representations and warranties contained in the Merger Agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purposes of establishing the circumstances in which a party to the Merger Agreement may have the right not to close the Merger if the representations and warranties of the other party prove to be untrue, due to a change in circumstance or otherwise, and allocating risk between the parties to the Merger Agreement, rather than establishing matters as facts. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to stockholders and reports and documents filed with the SEC, and in some cases were qualified by disclosures that were made by each party to the other, which disclosures are not reflected in the Merger Agreement. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this proxy statement, may have changed since the date of the Merger Agreement and subsequent developments or new information qualifying a representation or warranty may have been included in this proxy statement. In addition, you should not rely on the covenants in the Merger Agreement as actual limitations on the respective businesses of the Company, Alaska Air Group or Merger Sub, because the parties may take certain actions that are consented to by the appropriate party, which consent may be given without prior notice to the public.

Structure and Effective Time

The Merger Agreement provides that, subject to the terms and conditions of the Merger Agreement, Merger Sub, a Delaware corporation and a wholly-owned subsidiary of Alaska Air Group, will merge with and into the Company. As a result, the separate corporate existence of Merger Sub will cease and the Company will survive the Merger and continue to exist after the Merger as a wholly-owned subsidiary of Alaska Air Group.

The Merger will take place no later than the second business day after satisfaction or waiver of all conditions described under “—Conditions to Completion of Merger” beginning on page 83 of this proxy statement.

The Merger will become effective at the time when the Company, Alaska Air Group and Merger Sub cause to be executed and filed a certificate of merger with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL, or such later date and time as is agreed upon by the parties and specified in the certificate of merger.

Merger Consideration

The Merger Agreement provides that each share of the Company Common Stock outstanding immediately prior to the effective time of the Merger (other than shares held by a holder who is entitled to demand and has properly demanded appraisal for such shares in accordance with, and who complies in all respects with, Section 262 of the DGCL, a copy of which is attached to this proxy statement as Annex D, treasury shares and shares held by Alaska Air Group, Merger Sub or any of their respective wholly-owned subsidiaries) will be converted into the right to receive the Merger Consideration.

Shares of the Company Common Stock owned by holders entitled to demand and that have properly demanded appraisal for such shares in accordance with, and who have complied in all respects with, Section 262 of the DGCL will be treated as described under “—Appraisal Rights” beginning on page 60 of this proxy statement. All shares of the Company Common Stock that are held in the treasury of the Company, or owned of record by Alaska Air Group, Merger Sub or any of their respective wholly-owned subsidiaries, will be cancelled and will cease to exist, with no payment being made with respect thereto.

Treatment of Virgin America Equity Awards

Stock Options. As of immediately prior to the effective time of the Merger, each unexpired and unexercised Company Option will vest (in the case of a Company Option that is subject to a performance-based vesting condition, vesting will be determined in accordance with the terms and conditions applicable to the award) and be cancelled and, in exchange therefor, each former holder of any such cancelled Company Option will only be entitled to receive, in consideration of the cancellation of such Company Option and in full settlement therefor, a payment in cash of an amount equal to the Option Payment, subject to all applicable federal, state and local tax withholdings and deductions. If the exercise price of a Company Option is equal to or greater than the Merger Consideration or, in the case of a Company Option that is subject to a performance-based vesting condition, to the extent the applicable performance-based vesting condition has not been satisfied as of immediately prior to the effective time of the Merger and such portion of the Company Option is not required (pursuant to the terms and conditions applicable to the award) to become vested in connection with the Merger, such Company Option will be cancelled without any payment being made in respect thereof.

Restricted Stock Units. As of immediately prior to the effective time of the Merger, each outstanding Company RSU will vest (in the case of a Company RSU that is subject to a performance-based vesting condition, vesting will be determined in accordance with the terms and conditions applicable to the award) and become free of any restrictions and will be cancelled in exchange for the right to receive a payment equal to the RSU Payment, subject to all applicable federal, state and local tax withholdings and deductions. If the applicable performance-based vesting condition of any Company RSU has not been satisfied as of immediately prior to the effective time of the Merger and such portion of the Company RSU is not required (pursuant to the terms and conditions applicable to the award) to become vested in connection with the Merger, such Company RSU will be cancelled without any payment being made in respect thereof.

Restricted Stock Awards. As of immediately prior to the effective time of the Merger, each outstanding Company RSA will vest (treating for this purpose any performance-based vesting condition to which such Company RSA is subject as having been attained at “maximum” level), become free of any restrictions and be converted into the right to receive the Merger Consideration, subject to all applicable federal, state and local tax withholdings and deductions.

Treatment of Virgin America’s Employee Stock Purchase Plan

Any offering period (or similar period during which shares of Company Common Stock may be purchased) that was underway as of April 1, 2016 under the Company ESPP will be the final offering period under the Company ESPP, and no new offering period will begin under the Company ESPP after such date. Any offering period that may have been underway as of April 1, 2016 will be terminated on the earlier of: (i) such period’s regular expiration date of August 12, 2016, or (ii) such date determined by the Company preceding the effective time of the Merger (the “Final Exercise Date”). In the event an offering period is underway as of April 1, 2016 and is terminated immediately prior to the effective time of the Merger, we will make any pro-rata adjustments that may be necessary to reflect such shortened offering period, but otherwise will treat any such shortened offering period as a fully effective and completed offering period for all purposes under the Company ESPP, and will cause each participant’s shares purchase right under the Company ESPP (the “Company ESPP Rights”) to be exercised as of the Final Exercise Date. No new participants may enroll in the Company ESPP after April 1, 2016 and no current participant in the Company ESPP can increase his or her payroll deductions from those in effect on April 1, 2016.

We will terminate the Company ESPP as of the effective time of the Merger. On the Final Exercise Date, the funds credited as of such date under the Company ESPP within the associated accumulated payroll withholding account for each participant under the Company ESPP will be used to purchase shares of Company Common Stock in accordance with the terms of the Company ESPP, and each share purchased thereunder immediately prior to the effective time of the Merger shall be cancelled at such time and converted into the right to receive the Merger Consideration in accordance with the terms of the Merger Agreement, subject to withholding of taxes. Any accumulated contributions of each participant under the Company ESPP as of immediately prior to the effective time of the Merger will, to the extent not used to purchase Company Common Stock in accordance with the terms and conditions of the Company ESPP, be refunded to such participant as promptly as practicable following the effective time of the Merger (without interest). No further Company ESPP Rights shall be granted or exercised under the Company ESPP after the Final Exercise Date.

Surrender of Share Certificates or Book-Entry Shares; Payment of Merger Consideration; Lost Certificates

At or immediately after the effective time of the Merger, Alaska Air Group or Merger Sub will deposit funds with a paying agent selected by Alaska Air Group reasonably acceptable to the Company the amounts equal to the aggregate Merger Consideration to which holders of Company Common Stock will be entitled at the effective time of the Merger, together with the aggregate Option Payments and RSU Payments (except to the extent that any such Option Payments or RSU Payments are to be made through the payroll of the surviving corporation).

As promptly as practicable after the effective time of the Merger (and in any event, within five business days after the effective time of the Merger), the paying agent will mail to each holder of record of a certificate or certificates representing the Company Common Stock or non-certificated Company Common Stock represented by book-entry, in each case, which Company Common Stock were converted into the right to receive the Merger Consideration at the effective time, a letter of transmittal and instructions for surrendering such certificates or book-entry shares in exchange for payment of the Merger Consideration. Each holder of a certificate or certificates representing the Company Common Stock or non-certificated Company Common Stock represented by book-entry immediately prior to the effective time of the Merger (other than shares held by a holder who is entitled to demand and has properly demanded appraisal for such shares in accordance with, and who complies in all respects with, Section 262 of the DGCL, a copy of which is attached to this proxy statement as Annex D, treasury shares and shares held by Alaska Air Group, Merger Sub or any of their respective wholly-owned subsidiaries) will, upon surrender thereof to the paying agent, together with a properly completed letter of transmittal, be entitled to receive the Merger Consideration of $57.00 per share in cash for each share of the Company Common Stock represented by such certificate, payable net to the holder in cash, without interest. The certificates so surrendered will be cancelled.

No interest will be paid or accrue on the cash payable for the benefit of the holders of certificated or book-entry shares. The Merger Consideration will be subject to deduction for any required withholding taxes.

If any certificate representing the Company Common Stock has been lost, stolen or destroyed, the paying agent will pay the Merger Consideration (less any applicable withholding taxes) with respect to each share of the

Company Common Stock formerly represented by such certificate upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed and, if required by Alaska Air Group or the paying agent, a customary indemnity against any claim that may be made against Alaska Air Group, Merger Sub, the surviving corporation or the paying agent with respect to such certificate.

Directors and Officers

The Merger Agreement provides that the directors and officers of Merger Sub at the effective time of the Merger will be the directors and officers of the surviving corporation until successors are duly elected, designated or qualified or until their earlier death, resignation or removal in accordance with the surviving corporation’s governing documents.

Representations and Warranties

The Merger Agreement contains representations and warranties that Virgin America, on the one hand, and Alaska Air Group and Merger Sub, on the other hand, have made to one another as of specific dates. These representations and warranties have been made for the benefit of the other parties to the Merger Agreement and may be intended not as statements of fact but rather as a way of allocating the risk to one of the parties if those statements prove to be incorrect. In addition, the assertions embodied in the representations and warranties are qualified by information in a confidential disclosure letter provided by Virgin America to Alaska Air Group and Merger Sub in connection with the signing of the Merger Agreement and a confidential disclosure letter provided by Alaska Air Group and Merger Sub to Virgin America in connection with the signing of the Merger Agreement. While Virgin America, Alaska Air Group and Merger Sub do not believe that the disclosure letters contain information required to be publicly disclosed under the applicable securities laws other than information that has already been so disclosed, the disclosure letters do contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the attached Merger Agreement. Accordingly, you should not rely on the representations and warranties as current characterizations of factual information about Virgin America, Alaska Air Group or Merger Sub since they were made as of specific dates, may be intended merely as a risk allocation mechanism between us, Alaska Air Group and Merger Sub and are modified in important ways by the confidential disclosure letters.

Virgin America has made a number of representations and warranties to Alaska Air Group and Merger Sub in the Merger Agreement regarding aspects of our business and other matters pertinent to the Merger. The topics covered by these representations and warranties include the following:

•	Virgin America’s organization, valid existence, good standing, qualification to do business and similar corporate matters;

•	Virgin America’s capital structure, the reservation of certain shares for issuance for the exercise of Company Options, Company RSUs, Company RSAs and the Company ESPP, and the absence of encumbrances on Virgin America’s equity interests;

•	Virgin America’s corporate power and authority to enter into and perform its obligations under the Merger Agreement and complete the Merger, the enforceability of the Merger Agreement against Virgin America, and the due execution and delivery of the Merger Agreement;

•	the authorization and approval of the Merger Agreement, the Merger and the transactions contemplated thereby by the Company Board and the stockholder approval required to complete the Merger;

•	the absence of violations and breaches of, or conflicts with, Virgin America’s governing documents, certain contracts, or any order or law resulting from Virgin America’s entry into the Merger Agreement or the completion of the Merger;

•	the absence of defaults or accelerations of any obligations under certain contracts or creation of any liens on Virgin America’s properties or other assets resulting from Virgin America’s entry into the Merger Agreement or the completion of the Merger;

•	consents, approvals, authorizations, permits and filings required from governmental entities to enter into the Merger Agreement and complete the Merger;

•	Virgin America’s possession of required authorizations and permits necessary to conduct Virgin America’s current business; the absence of conflict with, default under or violation of any law applicable to Virgin America and since November 14, 2014, the absence of any violation by Virgin America or its directors, officers or employees of any provision under the U.S. Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act 2010 and/or any other anticorruption or anti bribery law applicable to Virgin America;

•	Virgin America’s filings with the SEC and compliance with federal securities laws, rules and regulations;

•	Virgin America’s financial reports and the preparation of our financial reports in compliance with our books and records, U.S. generally accepted accounting principles (“GAAP”) and the applicable requirements of the SEC; and the absence of any material changes in the accounting practices or policies applied by Virgin America in the preparation of our financial reports, other than as required by GAAP, SEC rules or applicable law;

•	the absence of specified undisclosed liabilities;

•	the absence of the resignation or dismissal of our independent public accountant due to any disagreement with us on matters of accounting principles or practices;

•	the absence, since January 1, 2015, of any complaints regarding internal accounting controls or violations of laws or duties related to Virgin America’s accounting practices;

•	the maintenance of accounting and disclosure controls and procedures to ensure timely and adequate reporting and compliance with securities laws;

•	the inapplicability of state anti-takeover laws to the Merger Agreement and the consummation of the proposed transactions;

•	Virgin America’s lack of a stockholder rights plan, “poison pill” or similar anti-takeover plan;

•	the ordinary course operation of Virgin America’s business since January 1, 2016;

•	the absence of any events that have had or would reasonably be expected to have a material adverse effect on Virgin America since January 1, 2016;

•	Virgin America’s material benefit plans and their compliance with applicable laws;

•	Virgin America’s compliance in all material respects with all applicable laws respecting labor, employment, immigration, fair employment practices, terms and conditions of employment, workers’ compensation, occupational safety, plant closings, compensation and benefits, and wages and hours;

•	the validity of, Virgin America’s compliance with, and certain other matters with respect to Virgin America’s material contracts;

•	the absence of any suits, claims, actions, litigations, mediations, hearings, audits, criminal prosecutions, arbitrations or other proceedings pending or, to Virgin America’s knowledge, threatened against Virgin America, (i) seeking or alleging monetary damages in excess of $5,000,000 (individually or in the aggregate for related claims), (ii) seeking material non-monetary remedies, (iii) relating to any Virgin America permits before any government entity, or (iv) that could materially impair the consummation of the Merger;

•	the absence of certain material orders against Virgin America by any governmental entity;

•	environmental matters;

•	Virgin America’s intellectual property;

•	Virgin America’s material compliance with tax laws and other tax matters;

•	insurance matters;

•	Virgin America’s personal property;

•	Virgin America’s owned and leased real estate;

•	Virgin America’s receipt of an opinion from Evercore Group, L.L.C. regarding the fairness, from a financial point of view, of the consideration to be received by holders of the Company Common Stock;

•	the stockholder vote required in order to approve and adopt the Merger Proposal;

•	the absence of undisclosed brokers’ fees or finders’ fees relating to the transaction;

•	the absence of certain transactions between Virgin America and its related parties;

•	Virgin America’s owned, leased and/or operated aircraft, including the registration of such aircraft with the applicable governmental entities, the maintenance of such aircraft in compliance with applicable law, contracts related to the purchase or lease of the aircraft or related components of the aircraft and contracts pursuant to which Virgin America has financing commitments with respect to the aircraft;

•	Virgin America’s take-off and landing slots, operating authorizations from applicable governmental entities and other similar designated take-off and landing rights held by Virgin America at any U.S. airport, and Virgin America’s compliance in all material respects with all regulations and laws applicable to Virgin America with respect to the foregoing;

•	the absence of any action or threatened action by any airport or airport authority that would reasonably be expected to materially interfere with the ability of Virgin America to conduct its operations at any airport in substantially the manner currently conducted;

•	Virgin America’s status as a “citizen of the United States” within the meaning of the Federal Aviation Act and as an “air carrier” within the meaning of such act and its operation in compliance with such act;

•	Virgin America’s compliance in all material respects with all applicable laws concerning embargoes, economic sanctions or export restrictions, including those administered by governmental entities of the United States and similar laws of other relevant jurisdiction since November 14, 2014; and

•	the accuracy of the information supplied in connection with this proxy statement.

Some of Virgin America’s representations and warranties are qualified by a material adverse effect standard. Subject to certain exclusions, a “material adverse effect” means any change, event, circumstance, development, condition, occurrence, state of facts or effect that (i) has had, or would reasonably be expected to have, individually or in the aggregate, a materially adverse effect on the business, condition (financial or otherwise), assets, liabilities or results of operations of Virgin America or (ii) would prevent, or delay beyond January 1, 2017, the consummation of the Merger by Virgin America, except that, none of the following will be deemed in themselves, either alone or in combination, to constitute, and none of the following will be taken into account in determining whether there has been or will be, individually or in the aggregate, a materially adverse effect on the business, condition (financial or otherwise), assets, liabilities or results of operations of Virgin America:

•	any change generally affecting the global economy, financial markets or political, economic or regulatory conditions or in any geographic region in which Virgin America conducts business;

•	general financial, credit or capital market conditions, including interest rates or exchange rates, or any changes therein;

•	any change generally affecting the airline industry, including changes in the general level of yields of or prices of aircraft, aircraft parts or fuel;

•	any change proximately caused by the announcement or pendency of the transactions contemplated by the Merger Agreement, including the Merger, including any litigation claims resulting therefrom, and any loss or threatened loss of, or disruption or threatened disruption in, the relationship of Virgin America with its customers, employees, labor unions, financing sources, suppliers, or strategic partners unless otherwise provided by the terms and conditions of the Merger Agreement;

•	any change proximately caused by Virgin America’s compliance with the terms of the Merger Agreement, unless otherwise provided therein, or the taking of any action, or failure to act, to which Alaska Air Group has consented in writing prior to the taking of such action or which resulted from Alaska Air Group withholding its consent under the terms of the Merger Agreement;

•	acts of war (whether or not declared), the commencement, continuation or escalation of a war, acts of armed hostility, sabotage or terrorism or other international or national calamity or any material worsening of such conditions threatened or existing as of the date of the Merger Agreement;

•	any hurricane, earthquake, flood or other natural disasters or acts of God;

•	changes in laws after the date of the Merger Agreement;

•	changes in GAAP after the date of the Merger Agreement;

•	any failure by Virgin America to meet any published or internally prepared estimates of revenues, earnings or other economic performance for any period ending on or after the date of the Merger Agreement; or

•	a decline in the price of the Company Common Stock on NASDAQ or any other market in which such securities are quoted for purchase and sale, except as otherwise provided by the terms and conditions of the Merger Agreement.

Alaska Air Group and Merger Sub have also made a number of representations and warranties to Virgin America regarding various matters pertinent to the Merger. The topics covered by these representations and warranties include the following:

•	organization, valid existence, good standing, qualification to do business and similar corporate matters;

•	corporate power and authority to enter into and perform their obligations under the Merger Agreement and complete the Merger, the enforceability of the Merger Agreement against them, and the due execution and delivery of the Merger Agreement;

•	the absence of violations and breaches of, or conflicts with, their respective governing documents, certain contracts, or any law resulting from the entry into the Merger Agreement or the completion of the Merger;

•	consents, approvals, authorizations, permits and filings required from governmental entities to enter into the Merger Agreement and complete the Merger;

•	the absence of any suits, claims, actions, litigations, mediation, hearings, audits, criminal prosecutions, arbitrations or other proceedings pending or threatened against them and the absence of certain orders against them that, individually or in the aggregate, prevent or materially delay, or would reasonably be expected to prevent or materially delay, the consummation of the Merger or performance by Alaska Air Group or Merger Sub of any of their material obligations under the Merger Agreement;

•	the absence of their ownership of any of Virgin America’s and its subsidiaries’ shares or other equity interests in Virgin America and its subsidiaries;

•	the availability and sufficiency of funds to complete the Merger;

•	Merger Sub’s formation solely for the purpose of engaging in the transactions contemplated by the Merger Agreement and the absence of any obligations of Merger Sub other than the obligations incurred in connection with the Merger Agreement and the Merger;

•	the absence of any agreements, arrangements, or understandings between the directors and officers of Virgin America and Alaska Air Group, Merger Sub, or their respective directors, officers or affiliates that would be required to be disclosed pursuant to the Exchange Act;

•	the absence of undisclosed brokers’ fees or finders’ fees relating to the transaction; and

•	the accuracy of the information supplied by Alaska Air Group and Merger Sub to be included in this proxy statement.

The representations and warranties of each of the parties to the Merger Agreement will expire at the effective time of the Merger or the termination of the Merger Agreement.

Conduct of Business Pending the Closing

Under the Merger Agreement, Virgin America has agreed that, subject to certain exceptions in the Merger Agreement, the disclosure schedule delivered by Virgin America in connection with the Merger Agreement or as required by applicable law, between the date of the Merger Agreement and the effective time of the Merger, unless Alaska Air Group gives its prior written consent, Virgin America will conduct its operations in the ordinary course of business and consistent with past practice and use commercially reasonable efforts to (i) preserve substantially intact its business organization; (ii) keep available the services of its executive officers and key employees; (iii) maintain in effect all Company permits, and (iv) maintain in all material respects, the relationships of Virgin America with any persons with which Virgin America has material business relations.

Subject to certain exceptions set forth in the Merger Agreement, the disclosure letter Virgin America delivered in connection with the Merger Agreement and/or applicable law, unless Alaska Air Group consents in writing (which consent cannot be unreasonably withheld, delayed or conditioned), Virgin America will not, directly or indirectly:

•	amend or otherwise change its certificate of incorporation or bylaws;

•	issue, deliver, sell, pledge, dispose of, grant, transfer or otherwise encumber or subject to any lien, or authorize the issuance, sale, pledge, disposition, grant, transfer, or encumbrance of, any shares of capital stock of, or other equity interests in, Virgin America of any class, or securities convertible into, or exchangeable or exercisable for, any shares of such capital stock or other equity interests, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or other equity interests or such convertible or exchangeable securities, or any other ownership interest (including, without limitation, any such interest represented by contract right), of Virgin America, other than (i) the issuance of Company Common Stock upon the vesting of Company RSUs, Company RSAs or the exercise of Company Options outstanding as of the date of the Merger Agreement in accordance with their terms, (ii) distributions of Company Common Stock under the Company ESPP in accordance with its terms as modified by the Merger Agreement or (iii) the issuance of shares of Voting Common Stock upon the conversion of shares of Non-Voting Common Stock in accordance with the governing documents of Virgin America;

•	sell, pledge, dispose of, transfer, lease, license or sublicense, swap or encumber any material property or assets of the Company (other than (i) non-exclusive grants of licenses in intellectual property rights of the Company and (ii) such actions with respect to airport gates and Company slots for a duration of approximately six months or less, in each case, in the ordinary course of business consistent with past practice), except pursuant to contracts in effect as of the date of the Merger Agreement;

•	declare, set aside, make or pay any dividend or other distribution (whether payable in cash, stock, property or a combination thereof) with respect to any of its capital stock or enter into any agreement with respect to the voting or registration of its capital stock;

•

reclassify, combine, split, subdivide or otherwise amend the terms of, or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock, other equity interests or any other securities, or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or other securities;

•	merge or consolidate, or agree to merge or consolidate, Virgin America with any person or entity or adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, consolidation, restructuring, recapitalization or other reorganization of Virgin America or file a petition in bankruptcy under any provisions of applicable law on behalf of Virgin America or consent to the filing of any bankruptcy petition against Virgin America under any similar applicable law;

•	acquire (including by merger, consolidation, or acquisition of stock or assets) any interest in any person or entity or any division thereof or any assets thereof, other than (i) the planned purchase of aircraft and associated equipment pursuant to contracts as in effect on the date of the Merger Agreement, (ii) acquisitions of assets (including the purchase of inventory, raw materials, equipment, goods, or other supplies) in the ordinary course of business; and (iii) any other acquisition for consideration that is individually not in excess of $2,000,000 or in the aggregate not in excess of $7,500,000;

•	enter into any new line of business;

•	incur or create any indebtedness, cancel any indebtedness owed to Virgin America, or waive, release, grant or transfer any right of material value, in each case other than for the financing of aircraft pursuant to Virgin America’s aircraft finance contracts;

•	make any loans, guarantees or capital contributions to, or investments in, any other person or entity in excess of $1,000,000 in the aggregate;

•	terminate, cancel, or amend any material contract of Virgin America, or cancel, modify or waive any material rights thereunder, or enter into or amend any contract that, if existing on the date of the Merger Agreement, would be a material contract of Virgin America, in each case, other than in the ordinary course of business consistent with past practice;

•	make or authorize any capital expenditure in excess of Virgin America’s capital expenditure budget, other than (i) capital expenditures that are not, in the aggregate, in excess of $5,000,000, (ii) in connection with the planned purchase or delivery of aircraft and associated equipment pursuant to contracts in force on the date of the Merger Agreement and (iii) any expenditures required for compliance with FAA regulations applicable to Virgin America, including airworthiness directives;

•	except to the extent required by (i) applicable law or (ii) the existing terms of any Company benefit plan: (A) increase the compensation or benefits payable or to become payable to its directors, officers or employees (except for increases to non-officer employees in the ordinary course of business consistent with past practice that are not material in the aggregate), (B) grant any additional rights to severance or termination pay to, or enter into any severance agreement with, any director, officer or employee of the Company or establish, adopt, enter into or amend any bonus, profit sharing, thrift, pension, retirement, deferred compensation, termination or severance plan, agreement, trust, fund, policy or other benefit arrangement as to any director, officer or employee of the Company, (C) hire any new service provider other than non-executive employees in the ordinary course of business and on terms consistent with similarly situated service providers or (D) make any material change to the terms and conditions of employment applicable to any group of employees, as reflected in work rules, employee handbooks, policies and procedures, or otherwise, except for the entry or amendment of any collective bargaining agreement;

•	forgive any loans to service providers of Virgin America or any of their respective affiliates;

•	make any material change in accounting policies, practices, principles, methods or procedures, other than as required by GAAP or by a governmental entity;

•	commence, compromise, settle or agree to settle any suits, claims, actions, hearings, arbitrations or other proceedings (including any such proceedings relating to the Merger Agreement or the transactions contemplated thereby) other than compromises, settlements or agreements in the ordinary course of business that involve only the payment of monetary damages (net of any payments or proceeds received through insurance) not in excess of $1,000,000 individually or $5,000,000 in the aggregate, in any case without the imposition of equitable relief on, or the admission of wrongdoing by, Virgin America;

•	make or change any material tax election, settle or compromise any material claim or assessment for taxes, file a material amendment of any tax return, or waive or extend any statute of limitations pertaining to material taxes;

•	change Virgin America’s fiscal year;

•	write up, write down or write off the book value of any tangible assets, in the aggregate, in excess of $7,500,000, except for depreciation, amortization and impairment in accordance with GAAP consistently applied;

•	create any subsidiary of Virgin America;

•	fail to maintain, or allow to lapse, or abandon any domain names material to the marketing and promotion of the Company’s business, excluding those not currently in use or only in short-term use by the Company;

•	take any action, or fail to take any action, which action or failure could result in the loss of any (i) Company slots (excluding temporary returns to the FAA), (ii) airport gates that are leased, subleased, licensed or sublicensed, swapped or otherwise occupied (or for which the Company has the right to occupy) by the Company or (iii) other airport facilities;

•	enter into any transaction with any stockholder, director, officer or employee of Virgin America that would require disclosure by Virgin America under Item 404 of Regulation S-K; or

•	authorize or enter into any contract or otherwise make any commitment, in each case to do any of the foregoing.

No-Shop; Acquisition Proposals; Change in Recommendation

Upon entry into the Merger Agreement, Virgin America agreed that it will, and will cause its officers, directors, employees and other representatives to immediately cease and cause to be terminated any solicitation, encouragement, discussions or negotiations with any persons or entities that may be ongoing with respect to any Acquisition Proposal (as defined below), or any inquiry, expression of interest, proposal, offer or request for information that would reasonably be expected to lead to an Acquisition Proposal. Virgin America also agreed that it will immediately terminate access by any third party to access to Virgin America data relating to any Acquisition Proposal and instruct each person or entity that has previously executed a confidentiality agreement in connection with such person or entity’s consideration of an Acquisition Proposal to return to Virgin America or destroy any non-public information previously furnished to such person or entity to any person or entity’s representatives by or on behalf of Virgin America.

Virgin America also agreed not, directly or indirectly, to: (i) solicit, initiate, seek or knowingly encourage or facilitate or take any action to solicit, initiate or seek or knowingly encourage or facilitate any inquiry, expression of interest, proposal, offer or request for information that constitutes or would reasonably be expected to lead to an Acquisition Proposal, (ii) enter into, participate in, maintain or continue any discussions or negotiations relating to, any Acquisition Proposal, or any inquiry, expression of interest, proposal, offer or request for information that would reasonably be expected to result in an Acquisition Proposal, with any person or entity other than Alaska Air Group or Merger Sub, (iii) furnish to any person or entity other than Alaska Air Group or Merger Sub any non-public information that Virgin America believes or should reasonably expect would be used for the purposes of formulating any Acquisition Proposal, or any inquiry, expression of interest, proposal, offer or request for information that would reasonably be expected to result in an Acquisition Proposal, (iv) enter into any agreement, letter of intent, memorandum of understanding, agreement in principle or contract providing for or otherwise relating to any Acquisition Proposal (other than an acceptable confidentiality agreement in accordance with the terms of the Merger Agreement) (each, an “Alternative Acquisition Agreement”), (v) submit any Acquisition Proposal or any matter related thereto to the vote of the Virgin America stockholders or (vi) resolve or agree to do any of the foregoing. However, if Virgin America receives any inquiry, expression of interest, proposal or offer that constitutes or would reasonably be expected to lead to an Acquisition Proposal from any third party, Virgin America may inform such third party that Virgin America is contractually prohibited from engaging in discussions with, or otherwise responding to, such third party in response thereto.

Virgin America must promptly (and in any event within 24 hours) advise Alaska Air Group orally and in writing in the event that the Company receives any Acquisition Proposal or any inquiry, expression of interest, proposal, offer or request for information that would reasonably be expected to result in an Acquisition Proposal, and in connection with such notice, provide to Alaska Air Group the material terms and conditions (including the identity of the third party making any such Acquisition Proposal and copies of any proposed Alternative Acquisition Agreements, including copies of any related financing commitments) received by Virgin America with respect to any such Acquisition Proposal. Virgin America must (i) promptly (and in any event within 24 hours) notify Alaska Air Group of any change to the price of or other material change to the terms of any such Acquisition Proposal (including any determination by the Company Board as further described below, and (ii) provide to Alaska Air Group as soon as practicable (and in any event within 24 hours) after receipt from any third party of any written indication of interest (or amendment thereto) and copies of any proposed Alternative Acquisition Agreement (including any drafts thereof) and any proposed financing commitments related thereto (including drafts thereof).

However, if at any time on or after the date of the Merger Agreement, but prior to the time (but not after) the required stockholder approval to approve and adopt the Merger Proposal is obtained, (i) Virgin America has received a bona fide written Acquisition Proposal from a third party, (ii) such Acquisition Proposal did not result from a breach (other than a de minimis breach) of any of the provisions of the Merger Agreement related to acquisition proposals, (iii) the Company Board determines in good faith, after consultation with its financial advisors and outside counsel, that such Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal and (iv) after consultation with its outside counsel, the Company Board determines in good faith that the failure to take such actions would reasonably be expected to be inconsistent with its fiduciary duties to the stockholders of Virgin America under applicable law, then Virgin America may take the following actions: (A) furnish information with respect to the Company to the person or entity making such Acquisition Proposal and/or (B) participate in discussions or negotiations with the person or entity making such Acquisition Proposal regarding such Acquisition Proposal. In such event, prior to furnishing any such information or engaging in such negotiations or discussions, Virgin America must receive from such third party an executed acceptable confidentiality agreement in accordance with the terms and conditions of the Merger Agreement, and Virgin America must provide to Alaska Air Group any information concerning Virgin America provided to such other person or entity that was not previously provided to Alaska Air Group or its representatives substantially currently with such information being provided to such other person or entity. Virgin America will also give Alaska Air Group written notice of such determination promptly after the Company Board makes such determination and in any event prior to furnishing any such information or engaging in such negotiations or discussions.

Subject to the terms and conditions of the Merger Agreement related to Acquisition Proposals, from April 1, 2016 until the earlier of the effective time of the Merger and the termination of the Merger Agreement in accordance with its terms, neither the Company Board nor any committee thereof will (i) withhold, withdraw or qualify (or modify in a manner adverse to Alaska Air Group) (or publicly propose to withhold, withdraw, qualify or so modify) the approval, recommendation or declaration of advisability by the Company Board or any such committee of the Merger Proposal, (ii) approve, recommend, or otherwise declare advisable (or publicly propose to approve, recommend or otherwise declare advisable) any Acquisition Proposal, (iii) submit any Acquisition Proposal or any matter related thereto to the vote of the Virgin America stockholders or (iv) authorize, commit, resolve or agree to take any such actions (each such action a “Change of Company Board Recommendation”).

However, if (i) Virgin America has received a bona fide written Acquisition Proposal from a third party that is binding and has been irrevocably committed to by such third party in writing and that did not result from a breach of the Merger Agreement (other than a de minimis breach) and that the Company Board determines in good faith, after consultation with outside counsel and its financial advisors, constitutes a Superior Proposal, after giving effect to all of the adjustments to the terms and conditions of the Merger Agreement that have been delivered to the Company by Alaska Air Group in writing during the notice period provided pursuant thereto, that are binding and have been irrevocably committed to by Alaska Air Group in writing and (ii) the Company Board determines in good faith, after consultation with its financial advisors and its outside counsel, that a failure to cause Virgin America to enter into an Alternative Acquisition Agreement with respect to such Superior Proposal would reasonably be expected to be inconsistent with its fiduciary duties to the Virgin America stockholders under applicable law, then, prior to the time (but not after) the required stockholder approval for the Merger Proposal is obtained, the Company Board may terminate the Merger Agreement pursuant to its terms and enter into an Alternative Acquisition Agreement with respect to such Superior Proposal. In connection with such termination of the Merger Agreement, the Company would be required to pay Alaska Air Group a termination fee of $78.5 million, and will, prior to effecting such termination, be required to: (A) provide prior written notice to Alaska Air Group, at least four business days in advance, of the Company’s intention to take such action with respect to such Superior Proposal, which notice will specify the material terms and conditions of such Superior Proposal (including the identity of the party making such Superior Proposal), together with a copy of the relevant proposed transaction agreements with the party making such Superior Proposal, including any definitive agreement with respect to such Superior Proposal and any related financing commitments; (B) negotiate with Alaska Air Group in good faith (to the extent Alaska Air Group desires to negotiate) to make such adjustments in the terms and conditions of the Merger Agreement so that such Acquisition Proposal ceases to constitute a Superior Proposal; and (C) the Company Board will have considered any adjustments to the Merger Agreement (including a change to the price terms) and any other agreements that may be proposed in writing by Alaska Air Group and will have determined in good faith (after consultation with its financial advisors and its outside counsel) that the Superior Proposal would continue to constitute a Superior Proposal if such proposed changed terms were to be given effect. In the event of any revisions to the price of or other material revisions to the terms of a Superior Proposal, Virgin America will be required to deliver a new written notice to Alaska Air Group and to comply with the requirements of Merger Agreement with respect to such new written notice. However, the notice period for any subsequent notice will be shortened from four business days to three business days.

In the event that prior to the time (but not after) the required stockholder approval for the Merger Proposal is obtained, solely in response to any development or change in circumstances that materially affects the business, assets or operations of Virgin America (other than any development or change in circumstances resulting from a breach of the Merger Agreement by Virgin America) that was not known to, and not reasonably foreseeable by, the Company Board as of April 1, 2016 and becomes known to the Company Board after such date (an “Intervening Event”) the Company Board may make a Change of Company Board Recommendation by withholding, withdrawing or qualifying (or modifying in a manner adverse to Alaska Air Group) (or publicly proposing to withhold, withdraw, qualify or so modify) the approval, recommendation or declaration of advisability by the Company Board or any such committee of the Merger Proposal if the Company Board has determined in good faith, after consultation with its outside legal counsel and taking into account the results of any negotiations with Alaska Air Group as provided by the terms and conditions of the Merger Agreement and any offer from Alaska Air Group as provided by the terms and conditions of the Merger Agreement, that the failure to take such action would reasonably be expected to be inconsistent with its fiduciary duties to the Virgin America stockholders under applicable law. However, the Company Board may not withdraw, modify or amend the Company Board recommendation in a manner adverse to Alaska Air Group unless: (i) Virgin America has provided prior written notice to Alaska Air Group, at least four business days in advance of Virgin America’s intention to make a Change of Company Board Recommendation, which notice specifies the Company Board’s reason for proposing to effect such Change of Company Board Recommendation (including a description of such Intervening Event in reasonable detail); (ii) prior to effecting such Change of Company Board Recommendation, Virgin America has negotiated with Alaska Air Group in good faith (to the extent Alaska Air Group desires to negotiate) to make such adjustments in the terms and conditions of the Merger Agreement in such a manner that would obviate the need for the Company Board to effect such Change of Company Board Recommendation; and (iii) Alaska Air Group has not, during the applicable notice period, made a written, binding and irrevocable (through the expiration of such period) offer to modify the terms and conditions of the Merger Agreement, which is set forth in a definitive written amendment to the Merger Agreement delivered to Virgin America and executed on behalf of Alaska Air Group and Merger Sub, that the Company Board has in good faith determined (after consultation with its outside legal counsel and its financial advisor) would obviate the need for the Company Board to effect such Change of Company Board Recommendation.

For purposes of this proxy statement, an “Acquisition Proposal” means any offer or proposal concerning any (i) merger, consolidation, reorganization, recapitalization, share exchange, business combination or similar transaction involving Virgin America, (ii) sale, lease or other disposition of 20% or more of Virgin America’s assets, (iii) issuance or sale by Virgin America of equity interests representing 20% or more of the voting power of Virgin America or 20% or more of the Company Common Stock, (iv) transaction in which any person or entity will acquire beneficial ownership or the right to acquire beneficial ownership or any group has been formed which beneficially owns or has the right to acquire beneficial ownership of, equity interests representing 20% or more of the voting power of Virgin America or 20% or more of the Company Common Stock, or (v) any combination of the foregoing (in each case, other than the Merger, and irrespective of whether any such transaction is a single or multi-step transaction or series of transactions).

For purposes of this proxy statement, a “Superior Proposal” means a bona fide written acquisition proposal (except the references therein to “20%” will be replaced by “66.7%”) made by a third party that the Company Board has determined in its good faith judgment, after consultation with its outside legal counsel and with its financial advisors, and considering all the terms of the proposal (including, without limitation, the legal, financial and regulatory aspects of such proposal and the conditions for completion of such proposal), would, if consummated, result in a transaction that is more favorable to the Company’s stockholders, from a financial point of view, than the Merger (after giving effect to all proposed changed terms of Alaska Air Group as provided by the terms and conditions of the Merger Agreement).

Stockholder Meetings; Preparing of Proxy Statement

Virgin America agreed to use its reasonable best efforts to file with the SEC a preliminary proxy statement that complies in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder and other applicable law as soon as practicable following the date of the Merger Agreement (and in any event will use reasonable best efforts to file the preliminary proxy statement no later than 15 business days after the date of the Merger Agreement). Alaska Air Group will promptly provide the information regarding Alaska Air Group and Merger Sub that Virgin America may reasonably request for inclusion in the proxy statement.

Virgin America also agreed to use its reasonable best efforts to respond promptly to any comments from the SEC or the staff of the SEC on the proxy statement. Virgin America also agreed to use its reasonable best efforts to cause the proxy statement to be mailed to its stockholders as promptly as practicable (and in any event within five business days following the later of (i) the resolution of any comments from the SEC or the staff of the SEC with respect to the preliminary proxy statement and (ii) the expiration of the 10 day waiting period provided in Rule 14a-6(a) promulgated under the Exchange Act (such later date, the “Clearance Date”). Virgin America agreed to not make any filing of, or amendment or supplement to, or written response to staff comments on, the proxy statement without first providing Alaska Air Group and its counsel a reasonable opportunity to review and comment thereon. Virgin America also agreed to give reasonable consideration in good faith to such comments, and Alaska Air Group agreed that it and its counsel shall provide any comments to the proxy statement as soon as reasonably practicable in order to provide Virgin America and its counsel sufficient opportunity to review and consider such comments in advance of any such filing, amendment or supplement. If at any time prior to the special meeting (or any adjournment or postponement thereof) any information relating to Virgin America or Alaska Air Group, or any of their respective affiliates, directors or officers, is discovered by Virgin America or

Alaska Air Group which is required to be set forth in an amendment or supplement to the proxy statement, so that the proxy statement will not include any misstatement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information will promptly notify the other party and Virgin America will use its reasonable best efforts to promptly file an appropriate amendment or supplement describing such information with the SEC and, to the extent required by applicable law, disseminate such amendment or supplement to the Virgin America stockholders. Virgin America must also notify Alaska Air Group promptly of the receipt of any comments from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the proxy statement or for additional information and will supply Alaska Air Group with copies of all correspondence between Virgin America or any of its representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the proxy statement.

The Company will also use its reasonable best efforts to duly call, establish a record date for, give notice of, convene and hold the special meeting of its stockholders, for the purpose of voting upon the adoption of the Merger Proposal, so that such special meeting occurs as soon as possible following the Clearance Date, in accordance with applicable law and the Company’s governing documents. The Company agrees not to adjourn, postpone, cancel, recess or reschedule the special meeting without the prior written consent of Alaska Air Group unless: (i) if as of the time for which the special meeting is originally scheduled there are insufficient shares of Voting Common Stock present or represented by proxy to constitute a quorum necessary to conduct the business of the special meeting or to the extent that at such time the Company has not received proxies sufficient to obtain the required stockholder approval for the Merger Proposal at the special meeting or (ii) to allow time for the filing and dissemination of, and a sufficient period for evaluation by Virgin America’s stockholders of, any supplemental or amended disclosure document to the extent that the Company Board has determined in good faith (after consultation with Virgin America’s outside legal counsel) is necessary or required under applicable law. Except to the extent that the Company Board will have effected a Change of Board Recommendation as described in “The Merger Agreement—No-Shop; Acquisition Proposals; Change in Recommendation” beginning on page 74 of this proxy statement, Virgin America will use reasonable best efforts to obtain the required stockholder approval for the Merger Proposal and will include in the proxy statement the recommendation of the Company Board. Virgin America also has agreed to submit the Merger Agreement for adoption by its stockholders at the special meeting whether or not a Change of Company Board Recommendation has occurred.

Immediately following the execution of the Merger Agreement, Alaska Air Group has agreed to execute and deliver, in accordance with Section  228 of the DGCL and in its capacity as the sole stockholder of Merger Sub, a written consent adopting the Merger Agreement.

Employee Matters

The Merger Agreement provides that, for a period of one year following the effective time of the Merger, Alaska Air Group will:

•	provide, or will cause to be provided, to each employee of the Company who continues to be employed by Alaska Air Group or Alaska Air Group’s subsidiaries (individually, a “Company Employee” and collectively, “Company Employees”) in the same geographic location at which such employee is employed as of the effective time of the Merger who is not at the applicable time covered by a collective bargaining agreement (individually, a “Continuing Employee” and collectively, the “Continuing Employees”) base salary rate, commission, target bonus opportunity and benefits on terms that are at least as favorable in the aggregate as the corresponding cash compensation opportunities and benefits provided to the Continuing Employees by the Company immediately prior to the effective time of the Merger; the employment terms and conditions of each Company Employee whose employment is covered by a collective bargaining agreement at the applicable time shall be governed by the applicable collective bargaining agreement; and

•

either (i) continue Virgin America benefit plans with respect to the Continuing Employees, (ii) permit Continuing Employees and, as applicable, their eligible dependents, to participate in the employee benefit plans, programs or policies (including any plan intended to qualify within the meaning of Section 401(a) of the Code and any vacation, sick, or personal time-off plans or programs) of Alaska Air Group, or (iii) a combination of clauses (i) and (ii).

In addition, the Merger Agreement provides that for the terms of the respective agreements or arrangements, Alaska Air Group will cause Virgin America or the surviving corporation, as applicable, to honor, in accordance with their terms, the employment, severance and change in control agreements and arrangements that have been disclosed to the Alaska Air Group in accordance with the terms of the Merger Agreement.

To the extent Alaska Air Group elects to have Company Employees and their eligible dependents participate in its employee benefit plans, program or policies following the effective time of the Merger, Alaska Air Group will, and will cause the surviving corporation to, treat, and cause the applicable benefit plans in which Company Employees are entitled to participate to treat (subject to any required approval of the applicable insurance provider), the service of Company Employees with the Company or any of its predecessors to the extent previously recognized by the Company as of the date of the Merger Agreement attributable to any period before the effective time of the Merger as service rendered to Alaska Air Group, the surviving corporation, or any subsidiary of Alaska Air Group for purposes of eligibility to participate, vesting and for other appropriate benefits including the applicability of minimum waiting periods for participation, but excluding benefit accrual (including minimum pension amount), equity incentive plans and eligibility for early retirement under any benefit plan of Alaska Air Group or eligibility for retiree welfare benefit plans or as would otherwise result in a duplication of benefits. In addition, Alaska Air Group will cause any pre-existing conditions or actively at work or similar limitations, eligibility waiting periods, evidence of insurability requirements or required physical examinations under any health or similar plan of Alaska Air Group to be waived with respect to Company Employees and their eligible dependents (subject to any required approval of the applicable insurance provider); provided, however, that with respect to preexisting conditions, such conditions shall be waived to the extent waived under the corresponding plan in which Company Employees participated immediately prior to the date Company Employees and their eligible dependents are transitioned to Alaska Air Group’s health or similar plans.

Alaska Air Group will also use commercially reasonable efforts to cause any deductibles paid by Company Employees under any of Virgin America’s health plans in the plan year in which Company Employees and their eligible dependents are transitioned to Alaska Air Group’s health or similar plans to be credited towards deductibles under the health plans of Alaska Air Group or any subsidiary of Alaska Air Group.

Indemnification and Insurance

For a period of six years from and after the effective time of the Merger, Alaska Air Group and the surviving corporation will indemnify and hold harmless all past and present directors and officers of Virgin America to the same extent such persons are indemnified as of the date of the Merger Agreement by Virgin America pursuant to applicable law, Virgin America’s Amended and Restated Certificate of Incorporation, Virgin America’s Amended and Restated Bylaws and the indemnification agreements in effect on the date of the Merger Agreement with any directors or officers of Virgin America arising out of acts or omissions in their capacity as directors or officers of Virgin America occurring at or prior to the effective time of the Merger. Alaska Air Group and the surviving corporation will advance expenses (including reasonable legal fees and expenses) incurred in the defense of any suit, claim, action, litigation, mediation, hearing, audit, criminal prosecution, arbitration or other proceeding with respect to the matters subject to indemnification pursuant to the Merger Agreement in accordance with the procedures set forth in the governing documents of the Company and the indemnification agreements in effect on the date of the Merger Agreement.

For a period of six years from and after the effective time of the Merger, Alaska Air Group will cause the certificate of incorporation and bylaws of the surviving corporation to contain provisions no less favorable with respect to exculpation and indemnification of directors and officers of Virgin America for periods at or prior to the effective time of the Merger than are currently set forth in Virgin America’s governing documents.

For a period of six years from and after the effective time of the Merger, the surviving corporation will maintain for the benefit of Virgin America’s directors and officers, as of the date of the Merger Agreement and as of the effective time of the Merger, an insurance and indemnification policy that provides coverage for events occurring prior to the effective time of the Merger (the “D&O Insurance”) that is substantially equivalent to and in any event not less favorable in the aggregate than Virgin America’s existing policy, or, if substantially equivalent insurance coverage is unavailable, the best available coverage.

However, the surviving corporation will not be required to pay an annual premium for the D&O Insurance in excess of 300% of the last annual premium paid prior to the date of the Merger Agreement. Virgin America will have the right to obtain prior to the effective time of the Merger prepaid “tail” insurance policies on terms and conditions providing at least substantially equivalent benefits as the D&O Insurance currently maintained by Virgin America for the benefit of its directors and officers, which provides such directors and officers with coverage for an aggregate period of six years with respect to claims arising from facts or events that occurred on or before the effective time of the Merger, including in respect of the transactions contemplated by the Merger Agreement. If such prepaid policies have been obtained prior to the effective time of the Merger, Alaska Air Group will cause the surviving corporation to maintain such policies in full force and effect and continue to honor the obligations thereunder.

In the event Alaska Air Group or the surviving corporation (i) consolidates with or merges into any other entity and will not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person or entity, then proper provision will be made so that such continuing or surviving corporation or entity or transferee of such assets, as the case may be, will assume the obligations set forth in the Merger Agreement with respect to indemnification and insurance.

The obligations described in this section will (i) continue, notwithstanding any six-year limitation referred to above, until the final disposition of any suit, action, proceeding or investigation brought or commenced during such six-year period and (ii) not be terminated or modified in such a manner as to adversely affect any indemnitee to whom the provisions of the Merger Agreement relating to insurance and indemnification applies without the consent of such affected indemnitee. The parties expressly agree that the indemnitees to whom the provisions of the Merger Agreement relating to insurance and indemnification apply will be third-party beneficiaries of such provisions of the Merger Agreement.

Other Covenants

Access to Information; Confidentiality

Except as required pursuant to any confidentiality agreement or similar agreement or arrangement to which Virgin America is a party, and except as would result in the loss or waiver of any attorney-client, work product or other applicable privilege, from entry into the Merger Agreement to the effective time of the Merger, Virgin America agreed to: (i) provide to Alaska Air Group and Merger Sub and their respective representatives reasonable access at reasonable times during normal operating hours upon prior notice to the books and records of Virgin America; and (ii) furnish promptly such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of Virgin America as Alaska Air Group or its representatives may reasonably request. However, any investigation of Alaska Air Group or its representatives will be conducted in such manner as not to interfere unreasonably with the conduct of Virgin America.

Appropriate Action; Consents; Filings

Subject to the terms of the Merger Agreement, Virgin America and Alaska Air Group will use their respective reasonable best efforts to (i) take, or cause to be taken, all appropriate action and do, or cause to be done, all things necessary, proper or advisable under applicable law or otherwise to consummate and make effective the transactions contemplated by the Merger Agreement as promptly as practicable and (ii) obtain from any governmental entities any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained by Alaska Air Group or Virgin America or any of their respective subsidiaries, or to avoid any action or proceeding by any governmental entity (including those in connection with the HSR Act), in connection with the authorization, execution and delivery of the Merger Agreement and the consummation of the transactions contemplated therein, including the Merger. Virgin America and Alaska Air Group will cooperate with each other in connection with (i) determining whether any action by or in respect of, or filing with, any governmental entity is required, in connection with the consummation of the Merger and (ii) seeking any such actions, consents, approvals or waivers or making any such filings. Virgin America and Alaska Air Group will furnish to each other all information required for any application or other filing under the rules and regulations of any applicable law in connection with the transactions contemplated by the Merger Agreement. Virgin America and Alaska Air Group will give (or will cause their respective subsidiaries to give) any notices to third parties, and use, and cause their respective subsidiaries to use, their commercially reasonable efforts to obtain any third-party consents necessary, proper or advisable to consummate the transactions contemplated by the Merger Agreement, or as otherwise required to be disclosed pursuant to the terms of the Merger Agreement. If requested by Alaska Air Group, Virgin America will request and use commercially reasonable efforts to obtain customary payoff letters, lien terminations and instruments of discharge, relating to any indebtedness of Virgin America to be paid off, terminated or discharged at the closing of the Merger.

Certain Notices

From and after the date of the Merger Agreement until the effective time of the Merger, each party thereto will promptly notify the other party thereto of: (i) the occurrence, or non-occurrence, of any event that would be likely to cause any condition to the obligations of any party to effect the Merger or any other transaction contemplated by the Merger Agreement not to be satisfied; (ii) the failure of such party to comply with or satisfy any covenant, condition or agreement pursuant to the Merger Agreement which would reasonably be expected to result in any condition to the obligations of any party to effect the Merger or any other transaction contemplated by the Merger Agreement not to be satisfied; (iii) receipt of any written notice to a party from any governmental entity alleging that the consent or approval of such governmental entity is or may be required in connection with the transactions contemplated by the Merger Agreement and such consent could (in the good faith determination of such party) reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by the Merger Agreement, in each case, subject to the terms and conditions of the Merger Agreement; (iv) any suit, claim, action, litigation, mediation, hearing, audit, criminal prosecution, arbitration or other proceeding commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting the party that, if pending on April 1, 2016, would have been required to have been disclosed or relate to the consummation of the Merger or any transactions contemplated by the Merger Agreement; or (v) written communication received by the party from any person or entity alleging that the consent, approval, permission or waiver from such person or entity is or may be required in connection with the Merger or transactions contemplated by the Merger Agreement.

Public Announcements

Each of Virgin America, Alaska Air Group and Merger Sub agrees that no public release or announcement concerning the transactions contemplated pursuant to the Merger Agreement will be issued by any party without the prior written consent of Virgin America and Alaska Air Group (which consent will not be unreasonably withheld, delayed or conditioned), except as such release or announcement may be required by applicable law or the rules or regulations of any applicable United States securities exchange or governmental entity to which the relevant party is subject, in which case the party required to make the release or announcement will use its commercially reasonable efforts to allow each other party reasonable time to comment on such release or announcement in advance of such issuance.

State Takeover Laws

If any “control share acquisition,” “fair price,” “business combination” or other anti-takeover laws becomes or is deemed to be applicable to Virgin America, Alaska Air Group, Merger Sub or the Merger, including the acquisition of Company Common Stock pursuant thereto, the Support Agreement or any other transaction contemplated by the Merger Agreement, then the Company Board will take all action necessary to render such law inapplicable to the such entities and transactions.

Alaska Air Group Agreement Concerning Merger Sub

Alaska Air Group will cause Merger Sub to comply with its obligations under the Merger Agreement.

Section 16 Matters

Prior to the effective time of the Merger, the Company Board, or an appropriate committee of non-employee directors thereof, will adopt a resolution consistent with the interpretive guidance of the SEC so that the disposition by any officer or director of Virgin America who is a covered person of Virgin America for purposes of Section 16 of the Exchange Act (“Section 16”) of Company Common Stock, Company RSUs, Company RSAs or Company Options pursuant to the Merger Agreement and the Merger will be an exempt transaction for purposes of Section 16.

Stock Exchange Delisting; Deregistration

Virgin America and Alaska Air Group will cooperate and use their respective reasonable best efforts to cause the delisting of Company Common Stock from NASDAQ and the deregistration of such Company Common Stock as promptly as practicable following the effective time of the Merger in compliance with applicable law.

Stockholder Litigation

Virgin America will promptly provide Alaska Air Group with any pleadings and correspondence relating to any suit, claim, action, litigation, mediation, hearing, audit, criminal prosecution, arbitration or other proceeding involving Virgin America or any of its officers or directors relating to the Merger Agreement, the Support Agreement or the transactions contemplated by the Merger Agreement (including derivative claims) and will keep Alaska Air Group reasonably informed regarding the status of any suit, claim, action, litigation, mediation, hearing, audit, criminal prosecution, arbitration or other proceeding. Virgin America will cooperate with, and to the extent reasonably practicable, give Alaska Air Group the opportunity to consult and participate with respect to the defense or settlement of any such suit, claim, action, litigation, mediation, hearing, audit, criminal prosecution, arbitration or other proceeding, and no such settlement will be agreed to without the prior written consent of Alaska Air Group (such consent not to be unreasonably withheld, delayed or conditioned).

Resignation of Directors

At the closing of the Merger, Virgin America will deliver to Alaska Air Group evidence reasonably satisfactory to Alaska Air Group of the resignation, effective at the effective time of the Merger, of each director of Virgin America in office as of immediately prior to the effective time of the Merger.

FIRPTA Certificate

Not earlier than 30 days prior to the closing date of the Merger, Virgin America will deliver to Alaska Air Group a statement, issued by Virgin America in accordance with Treasury Regulations section 1.1445-2(c)(3) and sworn under penalty of perjury, certifying that Virgin America has not been a U.S. real property holding corporation at any time during the period specified by Treasury Regulations section 1.1445-2(c)(3).

Termination of 401(k) Plan

If requested by Alaska Air Group in writing not later than 10 calendar days prior to the closing date of the Merger, Virgin America agrees to adopt, or cause to be adopted, all necessary corporate resolutions (which shall be subject to Alaska Air Group’s reasonable and timely review and approval) to terminate each Virgin America benefit plan that is intended to be qualified under Section 401(a) of the Code which includes a cash or deferred arrangement intended to qualify under Section 401(k) of the Code sponsored or maintained by Virgin America, effective as of no later than one day prior to the effective time of the Merger (but such termination may be contingent upon the closing of the Merger). Virgin America will provide Alaska Air Group with a copy of resolutions duly adopted by the Company Board so terminating any such Virgin America benefit plan.

Conditions to Completion of Merger

The respective obligations of each party to consummate the Merger will be subject to the satisfaction or written waiver at or prior to the effective time of the Merger of each of the following conditions:

•	The Merger Agreement and the Merger will have been approved by the holders of Company Common Stock representing a majority of the outstanding shares of the Voting Common Stock entitled to vote thereon at a meeting of Virgin America’s stockholders;

•	The waiting period applicable to the consummation of the Merger under the HSR Act will have expired or been terminated, and any other required governmental approval will have been obtained;

•	Any approval or authorization required to be obtained from the FAA and the DOT in connection with the consummation of the Merger shall have been obtained; and

•	There will have been no law enacted, entered, adopted, promulgated, enforced or deemed applicable by any governmental entity of competent jurisdiction that is in effect and makes illegal or otherwise prohibits or prevents the consummation of the Merger.

The obligations of Alaska Air Group and Merger Sub to consummate the Merger will be subject to the satisfaction or written waiver at or prior to the effective time of the Merger of each of the following conditions:

•	Each representation or warranty of Virgin America regarding (A) Virgin America’s organization, valid existence and good standing; (B) (1) Virgin America’s power and authority to execute and deliver the Merger Agreement, to perform its obligations under the agreement and to consummate the transactions contemplated by the Merger Agreement and (2) the due authorization of the execution and delivery of the Merger Agreement and the consummation of the transactions contemplated thereby, including the Merger, and the due and valid execution and delivery of the Merger Agreement; (C) the inapplicability of state anti-takeover laws to the Merger Agreement and the consummation of the proposed transactions; (D) the stockholder vote required to adopt the Merger Agreement; and (E) with certain exceptions, the absence of brokerage, finders’, advisory or similar fees in connection with the transactions contemplated by the Merger Agreement, will be true and correct in all material respects as of the closing date of the Merger with the same force and effect as if made on and as of such date, except for any representation or warranty that is expressly made as of a specific date or time (which needs only be true and correct in all respects as of such date or time);

•

Each representation or warranty of Virgin America regarding (A) the number of Virgin America’s authorized and outstanding capital stock; (B) the absence of reserved capital stock other than a certain number reserved for issuance pursuant to certain Company Options, Company RSUs, Company RSAs and the Company ESPP; and (C) with certain exceptions, the absence of other equity interests or rights obligating Virgin America to issue, acquire or sell any securities of Virgin America will be true and correct in all respects (except for inaccuracies that would not, individually or in the aggregate, reasonably be expected to cause the aggregate consideration to be paid by Alaska Air Group and Merger Sub under the Merger Agreement to increase by more than $5,000,000) as of the closing date of the Merger with the same force and effect as if made on and as of such date, except for any representation or warranty that is expressly made as of a specific date or time (which needs only be true and correct as of such date or time);

•	All other representations and warranties of Virgin America contained in the Merger Agreement (without giving effect to any references to any material adverse effect of Virgin America or materiality qualifications and other qualifications based upon the concept of materiality or similar phrases contained therein, other than the representations of Virgin America regarding (A) the absence of the occurrence of certain changes or events since January 1, 2016 until the date of the Merger Agreement; (B) the truth and accuracy of this proxy statement at the date first mailed to Virgin America’s stockholders and at the time of any meeting of Virgin America’s stockholders to be held in connection with the Merger; or (C) in the term “Company Material Contract” as such term is defined in the Merger Agreement), will be true and correct in all respects as of the closing date of the Merger with the same force and effect as if made on and as of such date, except for any representation or warranty that is expressly made as of a specific date or time (which needs only be true and correct in all respects as of such date or time), except where the failure of such representations and warranties to be true and correct have not had and would not reasonably be expected to have, individually or in the aggregate with all other such failures to be true or correct, a Company material adverse effect;

•	Virgin America will have performed and complied in all material respects with the agreements and covenants to be performed or complied with by it under the Merger Agreement;

•	The receipt by Merger Sub of a certificate executed by an executive officer of Virgin America certifying the satisfaction of the foregoing conditions; and

•	Since the date of the Merger Agreement, there will not have occurred any change, event, development, condition, occurrence or effect or state of facts that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on Virgin America.

The obligation of the Company to consummate the Merger will be subject to the satisfaction or (to the extent permitted by applicable law) written waiver at or prior to the effective time of the Merger of each of the following conditions:

•	Each representation or warranty of Alaska Air Group and Merger Sub contained in the Merger Agreement (without giving effect to any references to any change, event, development, condition, occurrence or effect that would prevent or materially delay, or would prevent or delay beyond the Outside Date, consummation of the Merger by Alaska Air Group or Merger Sub or materiality qualifications and other qualifications based upon the concept of materiality or similar phrases contained therein) will be true and correct in all respects as of the closing date of the Merger with the same force and effect as if made on and as of such date, except for any representation and warranty that is expressly made as of a specific date or time (which needs only be true and correct in all respects as of such date or time), except where the failure of such representations and warranties to be so true and correct has not had and would not reasonably be expected to have, individually or in the aggregate with all other such failures to be true or correct, an effect that would prevent or materially delay, or would prevent or delay beyond the Outside Date, consummation of the Merger by Alaska Air Group or Merger Sub;

•	Each of Alaska Air Group and Merger Sub will have performed and complied in all material respects with the agreements and covenants to be performed or complied with by it under the Merger Agreement, or any breach or failure to do so has been cured; and

•	The receipt by Company of a certificate executed by an executive officer of Merger Sub certifying the satisfaction of the foregoing conditions.

Termination of the Merger Agreement

In each case described below, the Merger Agreement may be terminated and the Merger abandoned by action taken or authorized by the board or boards of directors of the terminating party or parties. The Merger Agreement may be terminated by mutual written consent of Alaska Air Group and the Company at any time prior to the effective time of the Merger. In addition, the Merger Agreement may be terminated by either party if:

•	any court of competent jurisdiction or other governmental entity has issued an order or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger, which order or other action has become final and nonappealable (which order the party seeking to terminate the Merger Agreement has used its reasonable best efforts to resist, resolve or lift, as applicable, subject to the provisions of the Merger Agreement);

•	the effective time of the Merger has not occurred on or before the Outside Date; or

•	the required stockholder approval is not obtained at the special meeting or any adjournment or postponement of the special meeting.

The Merger Agreement may be terminated by the Company if:

•	prior to the stockholder approval, the Company enters into an alternative acquisition agreement with respect to a Superior Proposal in accordance with the provisions in the Merger Agreement; or

•	there is (i) an uncured inaccuracy in any representation or warranty or breach of any covenant of Alaska Air Group or Merger Sub that has prevented or materially delayed, or is reasonably likely to prevent or materially delay, the consummation of the Merger or the performance by Alaska Air Group or Merger Sub of any of their material obligations under the Merger Agreement; (ii) the Company has delivered to Alaska Air Group written notice of such inaccuracy or breach; and (iii) such inaccuracy or breach is not capable of cure or, if curable, has not been cured in all material respects prior to the earlier of the Outside Date and 30 days after notice of breach. The Company cannot terminate for this reason if the Company has breached any material covenant in any material respect (which has not been cured in all material respects) or there is an uncured inaccuracy in any of the Company’s representations and warranties that has not been cured.

The Merger Agreement may be terminated by Alaska Air Group if:

•	at any time prior to the effective time of the Merger, a Triggering Event occurs; or

•	there is (i) an uncured inaccuracy in any representation or warranty or breach of any covenant of the Company that would result in the failure of the conditions to the obligation of Alaska Air Group to effect the Merger to be satisfied; (ii) Alaska Air Group has delivered to the Company written notice of such inaccuracy or breach; and (iii) such inaccuracy or breach is not capable of cure or, if curable, has not been cured in all material respects prior to the earlier of the Outside Date and 30 days after notice of breach. Alaska Air Group cannot terminate for this reason if it or Merger Sub has breached any material covenant in any material respect (which has not been cured in all material respects) or there is an uncured inaccuracy in any of their representations and warranties of Alaska Air Group or Merger Sub contained in the Merger Agreement that has not been cured.

Effect of Termination

In the event the Merger Agreement is terminated in accordance with the termination provisions in the Merger Agreement, the Merger Agreement will become void and of no effect, and there will be no liability or obligation of Alaska Air Group, Merger Sub, and Virgin America or their subsidiaries, officers or directors except (i) the confidentiality agreement between Alaska Air Group and Virgin America and certain other provisions of the Merger Agreement, which shall survive the termination of the Merger Agreement and (ii) any liabilities or damages incurred or suffered by a party as a result of the willful and material breach by another party of any of its representations, warranties, covenants or other agreements set forth in the Merger Agreement.

Transaction Expenses and Termination Fees

Each party will generally pay its own fees and expenses in connection with the Merger, whether or not the Merger is completed. However, Virgin America must pay Alaska Air Group a termination fee of $78.5 million if:

•	Virgin America terminates the Merger Agreement in order to enter into an acquisition agreement with respect to a Superior Proposal;

•	Alaska Air Group terminates the Merger Agreement in connection with a Triggering Event; or

•	The Merger Agreement is terminated because (i) the Merger has not been consummated before the Outside Date, (ii) there is an uncured, willful and material breach of Virgin America’s covenant with respect to non-solicitation, or (iii) the stockholder approval was not obtained at the special meeting and, in each case, prior to the date of Virgin America’s meeting of stockholders to approve the Merger Proposal (or prior to the termination of the Merger Agreement if there has been no stockholder meeting) an alternative acquisition proposal shall have been publicly announced or shall have become publicly known, and at any time on or prior to the first anniversary of such termination, Virgin America enters into a written agreement related to an alternative acquisition proposal, recommends or submits an alternative acquisition proposal to its stockholders for adoption or a transaction in respect of any alternative acquisition proposal is consummated.

Specific Performance

The parties to the Merger Agreement have agreed that irreparable damage would occur if any provisions of the Merger Agreement are not performed in accordance with their specific terms or are otherwise breached. The parties agreed that, prior to the valid termination of the Merger Agreement pursuant to the provisions described under “—Termination of the Merger Agreement” above, each party is entitled to an injunction or injunctions to prevent or remedy any breaches or threatened breaches of the Merger Agreement and to specifically enforce the terms and provisions of the Merger Agreement and in addition to any other remedy to which they are entitled at law or in equity.

Amendment; Extension; Waiver

The parties may amend the Merger Agreement at any time prior to the effective time of the Merger, either before or after the stockholder approval of the Merger Proposal by their written agreement. However, after such approval, no amendment may be made that requires further approval by such stockholders under applicable law unless such further approval is obtained.

Prior to the effective time of the Merger, the parties may, to the extent permitted by applicable laws and under the terms of the Merger Agreement, (i) extend the time for the performance of any of the obligations or other acts of the other party, (ii) waive any uncured inaccuracies in the representations and warranties contained in the Merger Agreement made to Virgin America or Alaska Air Group by the other party, and (iii) waive compliance with any of the agreements or conditions for the benefit of the other party under the Merger Agreement. Any agreement by a party to such extension or waiver must be in a writing signed by the applicable party. Any delay in exercising any right under the Merger Agreement does not constitute a waiver of, or estoppel with respect to, such right.

Assignment

The Merger Agreement may not be assigned by any party, by operation of law or otherwise, without the prior written consent of the other parties. However, each of Alaska Air Group and Merger Sub may assign any of their respective rights and obligations to any direct or indirect subsidiary of Alaska Air Group prior to the mailing of this proxy statement, subject to the terms and conditions of the Merger Agreement. No such assignment will relieve Alaska Air Group or Merger Sub of its obligations under the Merger Agreement.

Governing Law

The Merger Agreement will be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to laws that may be applicable under conflicts of laws principles (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

THE SUPPORT AGREEMENT

The following is a summary of the material terms and conditions of the Support Agreement. The description in this section and elsewhere in this proxy statement is qualified in its entirety by reference to the complete text of the Support Agreement, a copy of which is attached as Annex B and is incorporated by reference into this proxy statement. This summary does not purport to be complete and may not contain all of the information about the Support Agreement that is important to you. We encourage you to read the Support Agreement carefully and in its entirety.

In connection with the Merger, the Supporting Stockholders entered into the Support Agreement with Alaska Air Group on April 1, 2016, pursuant to which such Supporting Stockholders have agreed to, among other things and subject to certain conditions, vote their shares of Voting Common Stock (i) in favor of the Merger, the approval of the Merger Agreement and the other proposals necessary to consummate the Merger, (ii) in favor of any proposal to adjourn, recess, delay or postpone any meeting of the Company stockholders to a later date (but prior to termination of the Support Agreement), if there are not sufficient votes for the adoption of the Merger Agreement on the date on which such meeting is held, (iii) in favor of any other matter necessary for consummation of the transactions contemplated by the Merger Agreement that is considered at any such meeting of the Company’s stockholders; and (iv) against (A) any acquisition proposal, (B) any proposal made in opposition to, made in competition with, or that would reasonably be expected to result in a breach of, the Merger Agreement, the Merger or any other transactions contemplated by the Merger Agreement or (C) any other action that is intended, or would reasonably be expected, to impede, prevent, interfere with, delay, postpone, discourage or adversely affect the Merger or any other transactions contemplated by the Merger Agreement or the Support Agreement.

Except as otherwise provided in the Support Agreement or under the Merger Agreement, stockholders party to the Support Agreement have agreed not to, directly or indirectly, (i) create any lien other than restrictions imposed by applicable law or pursuant to the Support Agreement on any of such stockholder’s shares which are subject to the Support Agreement, (ii) transfer, sell, assign, gift or otherwise dispose of (by operation of law (including by merger) or otherwise), either voluntarily or involuntarily, any shares subject to the Support Agreement, beneficial ownership thereof or any other interest therein (collectively, “Transfer”), or enter into any contract, option or other understanding or arrangement with respect to any Transfer of the shares subject to the Support Agreement, beneficial ownership thereof or any interest therein, (iii) enter into any swap, hedge, derivative or other arrangement that Transfers to another, in whole or in part, any of the economic consequences of ownership of the shares subject to the Support Agreement, whether settled by delivery of such shares, other securities, in cash or otherwise, (iv) grant or permit the grant of any proxy, power of attorney or other authorization in or with respect to the shares subject to the Support Agreement, (v) deposit or permit the deposit of the shares subject to the Support Agreement into a voting trust or enter into a voting agreement or arrangement with respect to such shares, (vi) enter into any agreement with any person or entity, or take any other action, that violates or conflicts with such stockholder’s representations, warranties, covenants and obligations under the Support Agreement or (vii) take any action that would restrict or otherwise affect such stockholder’s legal power, authority and right or its ability to comply with and perform its covenants and obligations under the Support Agreement. However, pursuant to the Support Agreement, stockholders party thereto may Transfer such stockholder’s shares subject to the Support Agreement (and any interest therein) to any affiliate of such stockholder; provided, that such affiliate agrees to be bound by the terms of the Support Agreement.

In addition, the stockholders which are party to the Support Agreement have agreed not to exercise, and have irrevocably and unconditionally waived, any appraisal rights or dissenter’s rights (including under Section 262 of the DGCL) in respect of such stockholder’s shares subject to the Support Agreement that may arise with respect to the Merger. The stockholders party to the Support Agreement have also agreed that they will not, directly or indirectly, take any action that the Company would be prohibited from taking under the non-solicitation provisions of the Merger Agreement, and that they will cease immediately and cause to be terminated all activities, discussions and negotiations that commenced prior to the date of the Support Agreement regarding any proposal that constitutes, or could reasonably be expected to lead to, an acquisition proposal.

As of the Record Date, the Supporting Stockholders held voting power over approximately     % of the outstanding shares of Voting Common Stock. The Support Agreement will terminate automatically, without any notice or other action by any person or entity, upon the earlier of (i) the termination of the Merger Agreement in accordance with its terms, (ii) the effective time of the Merger; and (iii) the entry without the prior written consent of the stockholders into any amendment of the Merger Agreement which results in a decrease in, or change in the composition of, the Merger Consideration.

PROPOSAL 2

AUTHORITY TO ADJOURN THE SPECIAL MEETING

The Adjournment Proposal

If at the special meeting of stockholders there are not sufficient votes at the time of the special meeting to adopt the Merger Agreement, we intend to move to vote on the Adjournment Proposal. For example, the Company Board may make such a determination if the number of shares of our Voting Common Stock represented and voting in favor of the proposal to adopt the Merger Agreement at the special meeting is insufficient to adopt that proposal under the DGCL, in order to enable the Company to solicit additional proxies in order to obtain approval and adoption of the Merger Agreement by our stockholders. If the Company Board determines that it is necessary, we will ask our stockholders to vote only upon the Adjournment Proposal and not the Merger Proposal.

In this proposal, we are asking you to authorize the holder of any proxy solicited by the Company Board to vote in favor of the Adjournment Proposal. If the stockholders approve the Adjournment Proposal, we could adjourn the special meeting and any adjourned session of the special meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from stockholders that have previously voted. Among other things, approval of the Adjournment Proposal could mean that, even if we had received proxies representing a sufficient number of votes against the Merger Proposal to defeat that proposal, we could adjourn the special meeting without a vote on the Merger Proposal and seek to convince the holders of those shares to change their votes to votes in favor of the Merger Proposal.

Vote Required and Board Recommendation

The proposal to adjourn the special meeting will be approved if the holders of a majority of the votes cast by the shares of Voting Common Stock, present or represented by proxy and entitled to vote on the subject matter, vote in favor of the proposal, assuming a quorum is present.

The Company Board recommends that you vote “FOR” the Adjournment Proposal.

PROPOSAL 3

COMPENSATION PROPOSAL

Advisory Vote to Approve the Compensation Proposal

Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and Rule 14a-21(c) of the Exchange Act, we are seeking non-binding, advisory stockholder approval of the Compensation Proposal, as disclosed in the section entitled “The Merger—Interests of Our Directors, Executive Officers and Affiliates in the Merger—Quantification of Payments and Benefits to Our Named Executive Officers” beginning on page 54 of this proxy statement. The proposal gives the stockholders the opportunity to express their views on the merger-related compensation of the named executive officers. Accordingly, we are requesting stockholders to approve the following resolution, on a non-binding, advisory basis:

“RESOLVED, that the stockholders of Virgin America Inc. approve, on a non-binding, advisory basis, certain compensation that will or may become payable to Virgin America’s named executive officers in connection with the Merger, as disclosed pursuant to Item 402(t) of Regulation S-K in “The Merger—Interests of Our Directors, Executive Officers and Affiliates in the Merger—Quantification of Payments and Benefits to Our Named Executive Officers” beginning on page 54 of Virgin America’s proxy statement for the special meeting.”

Because your vote is advisory, it will not be binding upon Virgin America, the Company Board, the Company Board’s compensation committee or Alaska Air Group. Further, the underlying plans and arrangements are contractual in nature and not, by their terms, subject to stockholder approval. Accordingly, regardless of the outcome of the advisory vote, if the Merger is consummated, our named executive officers may become eligible to receive the various change-in-control payments in accordance with the terms and conditions applicable to those payments.

The vote on this non-binding, advisory Compensation Proposal is a vote separate and apart from the vote on the Merger Proposal and the Adjournment Proposal. Accordingly, you may vote “FOR” the Merger Proposal and the Adjournment Proposal and vote “AGAINST” or “ABSTAIN” for this Compensation Proposal (and vice versa).

Vote Required and Board Recommendation

The Compensation Proposal will be approved if the holders of a majority of the votes cast by the shares of Voting Common Stock, present or represented by proxy and entitled to vote on the subject matter, vote in favor of the proposal, assuming a quorum is present.

The Company Board recommends that you vote “FOR” the non-binding, advisory Compensation Proposal.

MARKET PRICE

Our Company Common Stock has been traded on NASDAQ under the symbol “VA” since our initial public offering (“IPO”), on November 14, 2014. As of the Record Date, there were                  shares of Voting Common Stock outstanding and entitled to vote at the special meeting, held by approximately          stockholders of record.

The table below shows, for the periods indicated, the range of high and low sales prices for our Company Common Stock as quoted on NASDAQ since our IPO. Prior to our IPO, there was no public market for our Company Common Stock.

	High	Low
Fourth Quarter of Year ending December 31, 2014 (November 14, 2014—December 31, 2014):	$45.43	$26.50
Year ending December 31, 2015:
First Quarter	$43.81	$30.12
Second Quarter	$32.36	$27.00
Third Quarter	$37.76	$26.74
Fourth Quarter	$38.36	$32.37
Year ending December 31, 2016:
First Quarter	$39.18	$26.30
Second Quarter (through April 18, 2016)	$55.52	$55.33

We have not declared or paid any dividends on our Company Common Stock and we do not anticipate doing so in the foreseeable future.

On March 22, 2016, the last trading date unaffected by rumors related to a possible transaction between us and an acquirer, the closing price per share of our Company Common Stock on NASDAQ was $30.67. On April 1, 2016, the last full trading day before the public announcement of the proposed Merger, the closing price per share of our Company Common Stock on NASDAQ was $38.90. On April 18, 2016, the most recent practicable date prior to the date of this proxy statement, the closing price per share of our Company Common Stock on NASDAQ was $55.37.

Following the Merger, there will be no further market for our Company Common Stock.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The following table sets forth, as of April 18, 2016, information regarding beneficial ownership of our capital stock by:

•	each person, or group of affiliated persons, known by us to beneficially own more than 5% of our Company Common Stock;

•	each named executive officer as set forth in the summary compensation table below;

•	each of our directors; and

•	all current executive officers and directors as a group.

The number of shares of Company Common Stock beneficially owned by each person or entity is determined in accordance with the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, a person’s or entity’s beneficial ownership includes any shares over which he, she or it has sole or shared voting power or investment power as well as any shares that the person or entity has the right to acquire within 60 days of April 18, 2016 through the exercise of any stock option, warrants or other rights or the conversion of convertible securities. Common stock that a person or entity has the right to acquire within 60 days of April 18, 2016 are deemed to be outstanding for computing such person’s or entity’s percentage ownership and the percentage ownership of any group of which the holder is a member but are not deemed outstanding for computing the percentage ownership of any other person or entity. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the individuals and entities named in the table below have sole voting and investment power with respect to all shares of common stock shown that they beneficially own, subject to community property laws where applicable.

We have based our calculations of the percentage of beneficial ownership on 44,577,959 shares of Company Common Stock outstanding as of April 18, 2016, excluding, except where indicated, the 6,852,738 shares of Non-Voting Common Stock outstanding as of April 18, 2016 and excluding any treasury shares. Unless otherwise noted below, the address for each of the named executive officers in the table below is c/o Virgin America Inc., 555 Airport Boulevard, Burlingame, California 94010.

	Shares of Company Common Stock Beneficially Owned
Name of Beneficial Owner	Shares Held	Shares Exercisable or to be Acquired Within 60 Days	Shares Beneficially Owned	Percentage of Beneficial Ownership
5% and Greater Stockholders:
Entities affiliated with Cyrus Aviation Holdings, LLC(1)	10,517,156	—	10,517,156	27.9%
Virgin Group Holdings Limited(2)	6,894,732	3,327,360	10,222,092	24.9%
PAR Investment Partners, L.P.(3)	1,994,283	—	1,994,283	5.3%
Named Executive Officers and Directors:
C. David Cush(4)	385,401	—	385,401	1.0%
Peter D. Hunt(5)	55,676	103,324	159,000	*
E. Frances Fiorillo(6)	46,392	34,013	80,405	*
Stephen A. Forte(7)	31,448	46,234	77,682	*
John J. Varley(8)	24,460	80,142	104,602	*
Donald J. Carty(9)	158,821	2,664	161,485	*
Cyrus F. Freidheim, Jr.	42,932	2,664	45,596	*
Stephen C. Freidheim(10)	10,517,156	2,664	10,519,820	27.9%
Evan M. Lovell	—	—	—	—
Robert A. Nickell(11)	220,697	2,664	223,361	*
John R. Rapaport	—	2,664	2,664	*

Samuel K. Skinner	25,168	2,664	27,832	*
Stacy J. Smith	17,078	2,664	19,742	*
Jennifer L. Vogel	—	1,631	1,631	*
Paul D. Wachter	—	1,631	1,631	*
All 16 current directors and executive officers as a group	11,566,108	312,779	11,878,887	31.2%

*	Represents beneficial ownership of less than one percent of the outstanding shares of Company Common Stock.
(1)	Cyrus Capital Partners, L.P. (“CCP”) holds 7,948 shares of Company Common Stock and Cyrus Aviation Holdings, LLC (“Cyrus Holdings”) holds 10,509,208 shares of Company Common Stock. Cyrus Holdings is managed by CCP. The general partner of CCP is Cyrus Capital Partners, GP, L.L.C. (“GP”). GP is solely owned through limited liability company interests held by Stephen C. Freidheim, who has sole voting and dispositive power over the shares held by Cyrus Holdings and CCP. The principal business address of each of Cyrus Holdings and CCP is c/o Cyrus Capital Partners, L.P., 399 Park Avenue, 39th Floor, New York, New York 10022.
(2)	Virgin Group Holdings Limited (“Virgin Group”) holds 6,894,732 shares of Voting Common Stock and 6,852,738 shares of Non-Voting Common Stock. Shares of common stock listed in the table above include all shares of Voting Common Stock and 3,322,655 shares of Non-Voting Common Stock that are currently convertible into shares of our Voting Common Stock, which is the maximum number of shares of Non-Voting Common Stock that could currently be converted by Virgin Group into additional shares of our Voting Common Stock due to restrictions in our certificate of incorporation designed to ensure compliance with certain federal requirements. Virgin Group has also agreed contractually to limit its holdings of our Voting Common Stock to 20.0% of our outstanding shares of Voting Common Stock. Virgin Group is owned by Sir Richard Branson and he has the ability to appoint and remove the management of Virgin Group Holdings and, as such, may indirectly control the decisions of Virgin Group regarding the voting and disposition of securities held by Virgin Group. Therefore, Sir Richard Branson may be deemed to have indirect beneficial ownership of the shares held by Virgin Group. The address of Virgin Group Holdings Limited is Craigmuir Chambers, PO Box 71, Road Town, Tortola, VG 1110, British Virgin Islands. The address of Sir Richard Branson is Richard’s House, PO Box 1091, The Valley, Virgin Gorda, Necker Island, British Virgin Islands.
(3)	As reported on Schedule 13G/A filed with the SEC on March 3, 2016, PAR Capital Management, Inc. (“PCM”), as the general partner of PAR Group, L.P., which is the general partner of PAR Investment Partners, L.P. (“PAR Investment Partners”) has investment discretion and voting control over shares held by PAR Investment Partners. No stockholder, director, officer or employee of PCM has beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of any shares held by PAR Investment Partners. The shares held by PAR Investment Partners are part of a portfolio managed by Edward L. Shapiro. As an employee of PCM, Mr. Shapiro has the authority to make investment decisions with respect to shares held by PAR Investment Partners. The principal business address of PAR Investment Partners is One International Place, Suite 2401, Boston, Massachusetts 02110.
(4)	Shares of common stock listed in the table above consist of 261,280 shares held by The Cush Revocable Trust, of which Mr. Cush is the trustee, and 38,291 shares held directly by Mr. Cush. Shares of Company Common Stock listed in the table above include (i) 41,836 unvested performance-based Company RSAs (“PSAs”) representing 200% of the target number of shares available for vest and (ii) 43,994 unvested time-based Company RSAs. Shares Exercisable or to be Acquired Within 60 Days does not include 64,027 RSUs held by Mr. Cush, which are subject to market based vesting conditions, which could be met on or prior to June 17, 2016, the 60th day following April 18, 2016.
(5)	Shares of Company Common Stock listed in the table above include (i) 15,328 unvested PSAs representing 200% of the target number of shares available for vest and (ii) 16,120 unvested time-based Company RSAs.
(6)	Shares of Company Common Stock listed in the table above include (i) 11,922 unvested PSAs representing 200% of the target number of shares available for vest and (ii) 12,538 unvested time-based Company RSAs.

(7)	Shares of Company Common Stock listed in the table above include (i) 15,328 unvested PSAs representing 200% of the target number of shares available for vest and (ii) 16,120 unvested time-based Company RSAs.
(8)	Shares of Company Common Stock listed in the table above include (i) 11,922 unvested PSAs representing 200% of the target number of shares available for vest and (ii) 12,538 unvested time-based Company RSAs.
(9)	Shares of Company Common Stock listed in the table above include 8,148 shares of Company Common Stock held by Mr. Carty’s spouse.
(10)	Shares of Company Common Stock listed in the table above include the shares listed in the table above with respect to Cyrus Holdings for which Mr. Freidheim has sole voting and dispositive power (as described in note 1 above).
(11)	Shares of Company Common Stock listed in the table above include 10,000 shares of Company Common Stock held on behalf of Nickell Irrevocable 2009 Trust, of which Mr. Nickell is trustee, and 500 shares of Company Common Stock held by a trust for which Mr. Nickell’s minor child is the sole beneficiary.

STOCKHOLDER PROPOSALS

As of the date of this proxy statement, the Company Board knows of no matters that will be presented for consideration at the special meeting other than as described in this proxy statement.

If the Merger is consummated, we will not have public stockholders and there will be no public participation in any future stockholder meetings. We intend to hold the 2016 annual meeting of stockholders only if the Merger is not consummated.

The Stockholders are entitled to present proposals for action and director nominations at the 2016 annual meeting of stockholders, if held, only if they comply with the applicable requirements of the proxy rules established by the SEC and the applicable provisions of our bylaws. Stockholders must have submitted such proposals and nominations to the Corporate Secretary, Virgin America Inc., 555 Airport Blvd., Burlingame, CA 94010 on or prior to the deadline for receiving such proposals and nominations. The submission of a stockholder proposal does not guarantee that it will be included in the proxy statement or form of proxy. Stockholders are also advised to review our bylaws, which contain additional requirements with respect to advance notice of stockholder proposals and director nominations.

If the 2016 annual meeting of stockholders is held, in order for a stockholder proposal to be considered for presentation at the 2016 annual meeting of stockholders, and included in the proxy statement and form of proxy used in connection with such meeting, the proposal must have been received by us no later than December 3, 2015. Any such proposal must have complied with the requirements of Rule 14a-8 under the Exchange Act and the provisions of our bylaws.

If a stockholder wants to nominate a director or submit a proposal for consideration at the 2016 annual meeting of stockholders outside the processes of Rule 14a-8 under the Exchange Act, the stockholder must have complied with the requirements of our bylaws and we were not required to include such proposal or nomination in the proxy statement and form of proxy relating to such meeting. To be timely, a stockholder’s notice must have been received by the Secretary at the principal executive offices of the Company not later than February 14, 2016, nor earlier than January 15, 2016; provided, however, that if the date of the annual meeting is advanced by more than thirty (30) days or delayed by more than sixty (60) days from the anniversary date, then notice by the stockholder to be timely must be delivered not later than the close of business on the later of (i) the ninetieth (90th) day prior to the annual meeting and (ii) the tenth (10th) day following the day on which the date of the meeting is publicly announced.

HOUSEHOLDING

The SEC has adopted rules that permit companies and intermediaries (such as banks and brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

In connection with the special meeting, a number of banks and brokers with account holders who are our stockholders will be householding our proxy materials. As a result, a single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your bank or broker that it will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement and annual report, please notify your bank or broker, direct your written request to Corporate Secretary, Virgin America Inc., 555 Airport Blvd., Burlingame, CA 94010, or contact the Corporate

Secretary by telephone at (650) 762-7000. If you would like to receive your own set of disclosure documents and have followed the instructions above, we undertake to promptly deliver a separate copy of this proxy statement. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request householding of their communications should contact their bank or broker.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Exchange Act, and therefore file annual, quarterly and current reports, proxy statements and other information with the SEC.

You may read and copy these reports, proxy statements and other information at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website, located at www.sec.gov, that contains reports, proxy statements and other information regarding us and other registrants that file electronically with the SEC.

Statements contained in this proxy statement, or in any document incorporated by reference in this proxy statement, regarding the contents of any contract or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC. The SEC allows us to “incorporate by reference” into this proxy statement documents we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this proxy statement, and later information that we file with the SEC will update and supersede that information. We incorporate by reference the documents listed below and any documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and before the date of the special meeting:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2015;

•	our Current Reports on Form 8-K filed with the SEC on April 4, 2016 and April 22, 2016; and

•	our proxy statement on Schedule 14A for our 2016 Annual Meeting filed with the SEC on March 25, 2016, and the additional definitive proxy soliciting materials on Schedule 14A filed with the SEC on March 25, 2016.

Notwithstanding the foregoing, information furnished under Items 2.02 and 7.01 of any Current Report on Form 8-K, including the related exhibits, is not incorporated by reference into this proxy statement. Any person, including any beneficial owner, to whom this proxy statement is delivered may obtain copies of proxy statements and any of the documents incorporated by reference in this document or other information concerning us, without charge via first class mail or other prompt means within one day of receipt of request, by request in writing or by phone to: Corporate Secretary, Virgin America Inc., 555 Airport Blvd., Burlingame, CA 94010, (650) 762-7000; or MacKenzie Partners, Inc., or from the SEC through the SEC website at the address provided above. Documents incorporated by reference are available without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference into those documents.

If you have questions about the special meeting or the Merger with Alaska Air Group after reading this proxy statement, or if you would like additional copies of this proxy statement or the proxy card, please contact our proxy solicitor MacKenzie Partners, Inc. at:

Call Collect: (212) 929-5500

Toll Free: (800) 322-2885

Email to: proxy@mackenziepartners.com

Address: 105 Madison Avenue, New York, New York 10016

THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT TO VOTE YOUR SHARES AT THE SPECIAL MEETING. WE HAVE

NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED                 , 2016. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO STOCKHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

ANNEX A

AGREEMENT AND PLAN OF MERGER

AMONG

ALASKA AIR GROUP, INC.,

ALPINE ACQUISITION CORP. AND

VIRGIN AMERICA INC.

AS OF APRIL 1, 2016

A-i

(Continued)

A-ii

(Continued)

Exhibit A	Form of Certificate of Incorporation of the Surviving Corporation
Exhibit B	Form of Certificate of Merger

A-iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, dated as of April 1, 2016 (this “Agreement”), is entered into by and among Alaska Air Group, Inc., a Delaware corporation (“Parent”), Alpine Acquisition Corp., a Delaware corporation and a wholly-owned Subsidiary of Parent (“Merger Sub”), and Virgin America Inc., a Delaware corporation (the “Company”). All capitalized and other defined terms used in this Agreement will have the meanings assigned to such terms in Section 8.4 or as otherwise defined elsewhere in this Agreement.

RECITALS

WHEREAS, on the terms and subject to the conditions set forth in this Agreement, Merger Sub will be merged with and into the Company, with the Company continuing as the Surviving Corporation (the “Merger”), in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), whereby each issued and outstanding share of voting common stock, par value $0.01 per share (the “Voting Common Stock”), and non-voting common stock, par value $0.01 per share (the “Non-Voting Common Stock” and together with the Voting Common Stock, the “Company Common Stock”), of the Company (which shares of Company Common Stock are hereinafter referred to as the “Shares”) (other than Shares to be cancelled in accordance with Section 2.1(b) and other than Dissenting Shares) will be converted into the right to receive $57.00 (the “Merger Consideration”), payable net to the holder in cash, without interest;

WHEREAS, the Board of Directors of the Company (the “Company Board”) has, upon the terms and subject to the conditions set forth herein, unanimously (i) determined that the Merger and the other transactions contemplated by this Agreement are fair to and in the best interests of the Company and its stockholders, (ii) approved and declared advisable this Agreement, the Merger and the other transactions contemplated hereby in accordance with the requirements of the DGCL and (iii) subject to the terms and conditions of this Agreement, recommended that the holders of the Company’s Voting Common Stock vote their Shares in favor of the adoption of this Agreement (the “Company Board Recommendation”);

WHEREAS, the Boards of Directors of Parent and Merger Sub have, upon the terms and subject to the conditions set forth herein, (i) determined that the Merger and the other transactions contemplated by this Agreement are fair to and in the best interests of Parent and Merger Sub and their respective stockholders and (ii) approved and declared advisable this Agreement, the Merger and the other transactions contemplated hereby;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the willingness of Parent and Merger Sub to enter into this Agreement, certain stockholders of the Company are executing a support agreement with Parent, dated as of the date hereof (the “Support Agreement”), pursuant to which each such Person has agreed, among other things and subject to the terms thereof, to vote the Shares beneficially held by such Person in favor of the adoption of this Agreement; and

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger;

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and premises contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties to this Agreement, intending to be legally bound, agree as follows:

ARTICLE 1

THE MERGER

1.1 The Merger.

(a) Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, Merger Sub will be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub will cease, and the Company will continue as the surviving corporation of the Merger (the “Surviving Corporation”). The Merger will have the effects set forth in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, at the Effective Time, all of the property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub will vest in the Surviving Corporation, and all of the debts, liabilities and duties of the Company and Merger Sub will become the debts, liabilities and duties of the Surviving Corporation.

(b) At the Effective Time, the certificate of incorporation of the Surviving Corporation will, by virtue of the Merger, be amended so as to read in its entirety in the form set forth as Exhibit A hereto, until thereafter amended as provided therein or by applicable Law. In addition, the bylaws of Merger Sub in effect immediately prior to the Effective Time shall thereafter be the bylaws of the Surviving Corporation, until thereafter amended as provided therein or by applicable Law.

(c) The directors of Merger Sub immediately prior to the Effective Time will, from and after the Effective Time, be the initial directors of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors have been duly elected, designated or qualified, or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation. The officers of Merger Sub immediately prior to the Effective Time, from and after the Effective Time, will be the officers of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors have been duly elected, designated or qualified, or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

(d) If at any time after the Effective Time, the Surviving Corporation determines, in its sole discretion, or is advised, that any deeds, bills of sale, instruments of conveyance, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or Merger Sub acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, then the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of either the Company or Merger Sub, all such deeds, bills of sale, instruments of conveyance, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title or interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

1.2 Closing and Effective Time of the Merger. The closing of the Merger (the “Closing”) will take place at 7:00 a.m., Pacific time, on a date to be specified by the parties (the “Closing Date”), such date to be no later than the second Business Day after satisfaction or, to the extent permitted hereunder, waiver of all of the conditions set forth in Article 6 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver (to the extent permitted hereunder) of those conditions at the Closing), at the offices of Latham & Watkins LLP, 140 Scott Drive, Menlo Park, California, unless another time, date or place is agreed to by the parties hereto. On the Closing Date, or on such other date as Parent and the Company may agree to, Parent, Merger Sub and the Company will cause the certificate of merger in the form attached hereto as Exhibit B (subject to such changes as may be mutually agreed to by Parent and the Company, the “Certificate of Merger”) to be executed and filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL and will make all other filings or recordings required under the DGCL. The Merger will become effective at the time the Certificate of Merger will have been duly filed with the Secretary of State of the State of Delaware or such later date and time as is agreed upon by the parties and specified in the Certificate of Merger, such date and time hereinafter referred to as the “Effective Time.”

ARTICLE 2

CONVERSION OF SECURITIES IN THE MERGER

2.1 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of the following securities:

(a) Conversion of Company Common Stock. Subject to any applicable withholding Tax in accordance with Section 2.2(f) and Section 2.1(d), each Share issued and outstanding immediately prior to the Effective Time (other than Shares to be cancelled in accordance with Section 2.1(b) and other than Dissenting Shares) will be converted into the right to receive the Merger Consideration, payable net to the holder in cash, without interest, upon surrender of the Certificate formerly representing such Shares in accordance with Section 2.2. At the Effective Time, all of the Shares shall cease to be outstanding, shall be cancelled and shall cease to exist, and each Certificate that immediately prior to the Effective Time represented any of the Shares (other than Shares to be cancelled in accordance with Section 2.1(b) and other than Dissenting Shares) shall thereafter represent only the right to receive the Merger Consideration, without interest and subject to any applicable withholding Tax in accordance with Section 2.2(f).

(b) Cancellation of Treasury Stock and Parent-Owned Stock. All Shares that are held in the treasury of the Company, and all Shares owned of record by Parent, Merger Sub or any of their respective wholly-owned Subsidiaries, will be cancelled and will cease to exist, with no payment being made with respect thereto.

(c) Merger Sub Common Stock. Each share of common stock, par value $0.001 per share, of Merger Sub (the “Merger Sub Common Stock”) issued and outstanding immediately prior to the Effective Time will be converted into and become one newly and validly issued, fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation, and such shares shall constitute the only outstanding shares of capital stock of the Surviving Corporation. From and after the Effective Time, all certificates representing Merger Sub Common Stock shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the preceding sentence.

(d) Changes in Stock. If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company, or securities convertible into or exchangeable into or exercisable for shares of such capital stock, shall occur as a result of any reclassification, recapitalization, stock split (including a reverse stock split) or subdivision or combination, exchange or readjustment of shares, or any stock dividend or stock distribution with a record date during such period, merger or other similar transaction, the Merger Consideration shall be equitably adjusted so as to provide Parent and the holders of Shares the same economic effect as contemplated by this Agreement prior to such event; provided, that nothing in this Section 2.1(d) shall be construed to permit the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.

2.2 Payment for Securities; Surrender of Certificates.

(a) Paying Agent. At or prior to the Effective Time, Parent will designate a reputable bank or trust company, reasonably acceptable to the Company, to act as the paying agent for purposes of effecting the payment of the Merger Consideration in connection with the Merger (the “Paying Agent”). At or immediately after the Effective Time, Parent or Merger Sub will deposit, or cause to be deposited, with the Paying Agent the aggregate Merger Consideration to which holders of Shares will be entitled at the Effective Time pursuant to this Agreement, together with the aggregate Option Payments and RSU Payments (except to the extent that any such Option Payments or RSU Payments are to be made through the payroll of the Surviving Corporation) (collectively, the “Payment Fund”). Such funds will be invested by the Paying Agent as directed by Parent, in its sole discretion, pending payment thereof by the Paying Agent to the holders of the Shares. Earnings from such investments will be the sole and exclusive property of Parent, and no part of such earnings will accrue to the benefit of holders of Shares.

(b) Procedures for Surrender. As promptly as practicable after the Effective Time (and in any event, within five (5) Business Days thereafter), Parent will cause the Paying Agent to mail to each holder of record of a certificate or certificates that represented Shares (the “Certificates”) or non-certificated Shares represented by book-entry (“Book-Entry Shares”), in each case, which Shares were converted into the right to receive the Merger Consideration at the Effective Time pursuant to this Agreement: (i) a letter of transmittal, which will specify that delivery will be effected, and risk of loss and title to the Certificates (if any) will pass, only upon delivery of such Certificates to the Paying Agent, and will otherwise be in such form and have such other provisions as Parent or the Paying Agent may reasonably specify and (ii) instructions for effecting the surrender of the Certificates or Book-Entry Shares in exchange for payment of the Merger Consideration. Upon surrender of Certificates and Book-Entry Shares for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Parent, and upon delivery of a letter of transmittal, duly executed and in proper form, with respect to such Certificates or Book-Entry Shares, and such other documents as the Paying Agent may reasonably require, the holder of such Certificates or Book-Entry Shares will be entitled to receive the Merger Consideration for each Share formerly represented by such Certificates and for each Book-Entry Share. Any Certificates and Book-Entry Shares so surrendered will forthwith be cancelled. All cash paid upon the surrender for exchange of Certificates and Book-Entry Shares will be deemed to have been paid in full satisfaction of all rights pertaining to Shares formerly represented by such Certificates or Book-Entry Shares. If payment of the Merger Consideration is to be made to a Person other than the Person in whose name any surrendered Certificate is registered, it will be a condition precedent of payment that the Certificate so surrendered will be properly endorsed or will be otherwise in proper form for transfer, and the Person requesting such payment will have paid any transfer or similar Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate so surrendered or will have established to the satisfaction of the Paying Agent that such Taxes either have been paid or are not payable. Any other transfer or similar Taxes incurred in connection with the Transactions contemplated by this Agreement will be paid by Parent. Payment of the Merger Consideration with respect to Book-Entry Shares will only be made to the Person in whose name such Book-Entry Shares are registered. Until surrendered as contemplated hereby, each Certificate or Book-Entry Share will be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration in cash as contemplated by this Agreement, without interest.

(c) Transfer Books; No Further Ownership Rights in Shares. At the Effective Time, the stock transfer books of the Company will be closed and thereafter there will be no further registration of transfers of Shares on the records of the Company. From and after the Effective Time, the holders of Certificates and Book-Entry Shares outstanding immediately prior to the Effective Time will cease to have any rights with respect to such Shares except as otherwise provided for herein or by applicable Law. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, then (subject to compliance with the exchange procedures of Section 2.2(b)) they will be cancelled and exchanged as provided in this Agreement.

(d) Termination of Fund; Abandoned Property; No Liability. At any time following the first anniversary of the Effective Time, the Surviving Corporation will be entitled to require the Paying Agent to deliver to it any portion of the Payment Fund (including any interest accrued with respect thereto) not disbursed to holders of Certificates or Book-Entry Shares, Company Options or Company RSUs, and thereafter such holders will be entitled to look only to the Surviving Corporation (subject to abandoned property, escheat or other similar Laws) only as general creditors thereof with respect to the Merger Consideration payable upon due surrender of their Certificates or Book-Entry Shares, Company Options or Company RSUs and compliance with the procedures in Section 2.2(b), without interest. If, immediately prior to such time on which any payment in respect hereof would escheat to or become the property of any Governmental Entity pursuant to any applicable abandoned property, escheat or similar Laws, any holder of Certificates or Book-Entry Shares has not complied with the procedures in Section 2.2(b) to receive payment of the Merger Consideration to which such holder would otherwise be entitled, the payment in respect of such Certificates or Book-Entry Shares, Company Options or Company RSUs will, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto. Notwithstanding the foregoing, neither the Surviving Corporation nor the Paying Agent will be liable to any holder of a Certificate or Book-Entry Shares for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(e) Lost, Stolen or Destroyed Certificates. In the event that any Certificates have been lost, stolen or destroyed, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, in form and substance reasonably acceptable to Parent, the Merger Consideration payable in respect thereof pursuant to Section 2.1(a) hereof; provided, however, that Parent or the Paying Agent may, in its discretion and as a condition precedent to the payment of such Merger Consideration, require the owners of such lost, stolen or destroyed Certificates to deliver a customary indemnity against any claim that may be made against Parent, Merger Sub, the Surviving Corporation or the Paying Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

(f) Withholding Rights. Each of Parent, the Surviving Corporation and the Paying Agent, as applicable, shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares and from any Option Payments or RSU Payments such amounts as Parent, the Surviving Corporation or the Paying Agent, as applicable, is required to deduct and withhold with respect to the making of such payment under the Code or any other applicable state, local or foreign Tax Law. To the extent that amounts are so withheld, such withheld amounts (i) shall be remitted to the applicable Governmental Entity and (ii) shall be treated for all purposes of this Agreement as having been paid to the holder of Shares or other Person in respect of which such deduction and withholding was made.

2.3 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, Shares outstanding immediately prior to the Effective Time and held by a holder who is entitled to demand and has properly demanded appraisal for such Shares in accordance with, and who complies in all respects with, Section 262 of the DGCL (such Shares, the “Dissenting Shares”) will not be converted into the right to receive the Merger Consideration, and will instead represent the right to receive only the payment provided by Section 262 of the DGCL. If any such holder fails to perfect or otherwise waives, withdraws or loses his, her or its right to appraisal under Section 262 of the DGCL, then the right of such holder to receive such payment in respect of such Dissenting Shares will cease and such Dissenting Shares will be deemed to have been converted, as of the Effective Time, into and will be exchangeable solely for the right to receive the Merger Consideration, without interest. The Company will give Parent prompt notice of any demands received by the Company for appraisal of Shares, attempted withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company relating to rights to be paid the fair value of Dissenting Shares, and Parent will have the right to participate in and direct all negotiations and Proceedings with respect to such demands. The Company will not, except with the prior written consent of Parent, make any payment with respect to, or settle or compromise or offer to settle or compromise, any such demands, or approve any withdrawal of any such demands, or agree to do any of the foregoing. Any portion of the Merger Consideration made available to the

Paying Agent pursuant to Section 2.2(a) to pay for Shares for which appraisal rights have been perfected as described in this Section 2.3 shall be returned to Parent, upon demand; provided, that the parties acknowledge that, notwithstanding anything to the contrary in this Agreement, Parent shall not be required under this Section 2.3 or otherwise to deposit with the Paying Agent any cash to pay any Merger Consideration with respect to Shares as to which its holder has purported to deliver a notice or demand of appraisal that has not been withdrawn prior to the Closing Date. Parent shall pay additional cash to the Paying Agent to the extent required to pay the Merger Consideration in respect of the foregoing Shares if and when such Shares cease to be Dissenting Shares.

2.4 Treatment of Company Options, Company RSUs and Company RSAs; Stock Plans.

(a) Treatment of Company Options. Prior to the Effective Time, the Company Board (or, if appropriate, any committee thereof) will adopt resolutions and take all other actions necessary and appropriate to provide that: (i) immediately prior to the Effective Time, each unexpired and unexercised option to purchase Shares (the “Company Options”), under any employee, consultant or director stock option, stock purchase or equity compensation plan, arrangement or agreement of the Company, including the Company’s Amended and Restated 2005 Stock Incentive Plan and the Company’s 2014 Equity Incentive Award Plan, (the “Company Stock Option Plans”), whether or not then exercisable or vested, will vest (in the case of a Company Option that is subject to a performance-based vesting condition, vesting will be determined in accordance with the terms and conditions applicable to the award) and be cancelled and, in exchange therefor, each former holder of any such cancelled Company Option will only be entitled to receive, in consideration of the cancellation of such Company Option and in full settlement therefor, a payment in cash of an amount equal to the product of (A) the total number of Shares previously subject to such Company Option and (B) the excess, if any, of the Merger Consideration over the exercise price per Share previously subject to such Company Option (such amounts payable hereunder being referred to as the “Option Payments”); (ii) from and after the Effective Time, any such cancelled Company Option will no longer be exercisable by the former holder thereof, but will only entitle such holder to the payment of the Option Payment; and (iii) if the exercise price per Share of any such Company Option is equal to or greater than the Merger Consideration or, in the case of a Company Option that is subject to a performance-based vesting condition, to the extent the applicable performance-based vesting condition has not been satisfied as of immediately prior to the Effective Time and such portion of the Company Option is not required (pursuant to the terms and conditions applicable to the award) to become vested in connection with the transactions contemplated by this Agreement, such Company Option shall be cancelled immediately prior to the Effective Time without any payment being made in respect thereof.

(b) Treatment of Company RSUs. Prior to the Effective Time, the Company Board (or, if appropriate, any committee thereof) will adopt resolutions and take all other actions necessary and appropriate to provide that: (i) immediately prior to the Effective Time, each outstanding award of restricted stock units granted pursuant to any Company Stock Option Plan (the “Company RSUs”), will vest (in the case of a Company RSU that is subject to a performance-based vesting condition, vesting will be determined in accordance with the terms and conditions applicable to the award) and become free of any restrictions and will be cancelled in exchange for the right to receive a payment equal to the Merger Consideration (such amounts payable hereunder being referred to as the “RSU Payments”); (ii) from and after the Effective Time, any such cancelled Company RSUs will only entitle the former holder thereof to the payment of the RSU Payment; and (iii) in the case of any Company RSU that is subject to a performance-based vesting condition, to the extent the applicable performance-based vesting condition has not been satisfied as of immediately prior to the Effective Time and such portion of the Company RSU is not required (pursuant to the terms and conditions applicable to the award) to become vested in connection with the transactions contemplated by this Agreement, such Company RSU shall be cancelled immediately prior to the Effective Time without any payment being made in respect thereof. To the extent any such cancelled Company RSU is subject to a deferred payment schedule pursuant to the applicable distribution provisions of Section 409A of the Code so that the RSU Payments cannot be paid to the holder within such period without the holder’s incurrence of a penalty Tax and interest penalties under Section 409A of the Code, then any RSU Payments otherwise payable to the holder of such cancelled Company RSU will be distributed in accordance with Section 409A of the Code and the applicable Treasury Regulations thereunder.

(c) Treatment of Company RSAs. Prior to the Effective Time, the Company Board (or, if appropriate, any committee thereof) will adopt resolutions and take all other actions necessary and appropriate to provide that, immediately prior to the Effective Time, each outstanding award of Company Common Stock granted pursuant to any Company Stock Option Plan that is subject to restrictions based on performance or continuing service (the “Company RSAs”), will vest (treating for this purpose any performance-based vesting condition to which such Company RSA is subject as having been attained at “maximum” level), become free of any restrictions and be converted into the right to receive the Merger Consideration in accordance with Section 2.1(a).

(d) Payments through Payroll. Any Option Payment or RSU Payment to which an employee or former employee of the Company becomes entitled pursuant Section 2.4(a) or Section 2.4(b), as well as payments made to holders of Company RSAs that accelerate pursuant to Section 2.4(c) (to the extent any withholding is required in accordance with Section 2.2(f)), shall be made through the Surviving Corporation’s payroll no more than two (2) Business Days following the Effective Time.

(e) Termination of Company Stock Option Plans. At the Effective Time, all Company Stock Option Plans will be terminated, and no further Company Options, Company RSUs or other rights with respect to Shares will be granted thereunder.

(f) Treatment of Company ESPP. As soon as practicable following the date of this Agreement, the Company shall take such action as may be necessary to: (i) cause any offering period (or similar period during which shares may be purchased) underway as of the date hereof under the Company ESPP to be the final offering period under the Company ESPP, such that no new offering period will commence under the Company ESPP after the date hereof and the current offering period underway shall be terminated no later than the Business Day immediately preceding the anticipated Closing Date (the “Final Exercise Date”); (ii) make any pro-rata adjustments that may be necessary to reflect the shortened offering period (or similar period), but otherwise treat such shortened offering period (or similar period) as a fully effective and completed offering period for all purposes under the Company ESPP; (iii) cause each participant’s shares purchase right under the Company ESPP (the “Company ESPP Rights”) to be exercised as of the Final Exercise Date; (iv) ensure no new participants enroll in the Company ESPP after the date hereof and that no current participant in the Company ESPP can increase his or her payroll deductions from those in effect on the date hereof; and (v) terminate the Company ESPP as of the Effective Time. On the Final Exercise Date, the funds credited as of such date under the Company ESPP within the associated accumulated payroll withholding account for each participant under the Company ESPP shall be used to purchase Shares in accordance with the terms of the Company ESPP, and each share purchased thereunder immediately prior to the Effective Time shall be cancelled at the Effective Time and converted into the right to receive the Merger Consideration in accordance with Section 2.1, subject to withholding of applicable income and employment withholding Taxes. Any accumulated contributions of each participant under the Company ESPP as of immediately prior to the Effective Time shall, to the extent not used to purchase Shares in accordance with the terms and conditions of the Company ESPP (as amended pursuant to this Section 2.4(f)), be refunded to such participant as promptly as practicable following the Effective Time (without interest). No further Company ESPP Rights shall be granted or exercised under the Company ESPP after the Final Exercise Date. The Company shall provide timely notice to participants of the setting of the Final Exercise Date and termination of the Company ESPP in accordance with the Company ESPP.

(g) Corporate Actions. At or prior to the Effective Time, the Company, the Company Board and the compensation committee of the Company Board, as applicable, shall adopt any resolutions and take any actions which are necessary to effectuate the provisions of this Section 2.4. The Company shall take all actions necessary to ensure that from and after the Effective Time neither Parent nor the Surviving Corporation will be required to deliver to any Person any Shares or other Equity Interests of the Company, the Surviving Corporation or any other Person pursuant to or in settlement of Company Options, Company RSUs, Company RSAs or other rights with respect to Shares.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in (i) the Company SEC Documents filed prior to the date hereof (but (A) without giving effect to any amendment thereof filed with the SEC on or after the date of this Agreement and (B) excluding any disclosure contained in such Company SEC Documents under the heading “Risk Factors”, “Cautionary Note Regarding Forward-Looking Statements” or similar heading and other disclosures that are similarly predictive, cautionary or forward-looking in nature); provided, that in no event shall any disclosure in any Company SEC Document qualify or limit the representations and warranties of the Company set forth in Section 3.1, Section 3.2, Section 3.3, Section 3.4, Section 3.5, Section 3.9, Section 3.22, Section 3.23, Section 3.24 and Section 3.31, or (ii) the disclosure schedule delivered by the Company to Parent and Merger Sub prior to the execution of this Agreement (the “Company Disclosure Schedule”) (with each exception set forth in the Company Disclosure Schedule being identified by reference to, or grouped under a heading referring to, a specific individual section or subsection of this Agreement and relating only to such section or subsection; provided, however, that a matter disclosed with respect to one representation and warranty in this Article 3 shall also be deemed to be disclosed with respect to each other representation and warranty in this Article 3 to which the matter disclosed reasonably relates, but only to the extent that such relationship is reasonably apparent on the face of the disclosure contained in the Company Disclosure Schedule), the Company hereby represents and warrants to Parent and Merger Sub as follows:

3.1 Organization and Qualification; No Subsidiaries.

(a) The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware.

(b) The Company has all requisite corporate power and corporate authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted. The Company is duly qualified to do business in each jurisdiction where the ownership, leasing or operation of its properties or assets or the conduct of its business requires such qualification, except where the failure to be so qualified or in good standing, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

(c) The Company has Made Available to Parent and Merger Sub accurate and complete copies of the currently effective Amended and Restated Certificate of Incorporation of the Company (as amended, the “Company Charter”) and Amended and Restated Bylaws of the Company (as amended, the “Company Bylaws”). The Company is not in violation of the Company Charter or Company Bylaws.

(d) The Company does not have any Subsidiaries.

3.2 Capitalization.

(a) The authorized capital stock of the Company consists of (i) 650,000,000 shares of Voting Common Stock, of which, as of the close of business on April 1, 2016, there were 37,718,055 shares issued and outstanding, (ii) 100,000,000 shares of Non-Voting Common Stock, of which, as of the close of business on April 1, 2016, there were 6,852,738 shares issued and outstanding and (iii) 10,000,000 shares of preferred stock, par value $0.01 per share (the “Company Preferred Stock”), of which no shares are issued and outstanding. All of the outstanding Shares have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights.

(b) As of the close of business on April 1, 2016, the Company has no shares of Company Common Stock or Company Preferred Stock reserved for or otherwise subject to issuance, except for (i) 517,545 shares of Company Common Stock reserved for issuance pursuant to the exercise of outstanding Company Options (assuming maximum level achievement with respect to any performance conditions), (ii) 663,938 shares of Company Common Stock reserved for issuance pursuant to Company RSUs (assuming maximum level achievement with respect to any performance conditions), (iii) 313,824 shares of Company Common Stock constituting Company RSAs (assuming maximum level achievement with respect to any performance conditions) and (iv) 642,353 shares of Company Common Stock reserved for issuance pursuant to the Company ESPP. Section 3.2(b)(i) of the Company Disclosure Schedule sets forth, as of the date hereof, a true, correct and complete list of all holders of outstanding Company Options (or a unique number or pseudonym identifier), whether or not granted under the Company Stock Option Plans, including the number of shares of Company Common Stock subject to each Company Option, the date of grant and the exercise price per share. Section 3.2(b)(ii) of the Company Disclosure Schedule sets forth, as of the date hereof, a true, correct and complete list of all holders of outstanding Company RSUs (or a unique number or pseudonym identifier), including the number of shares of Company Common Stock subject to each Company RSU and the date of grant. Section 3.2(b)(iii) of the Company Disclosure Schedule sets forth, as of the date hereof, a true, correct and complete list of all holders of outstanding and unvested Company RSAs (or a unique number or pseudonym identifier), including the number of Company RSAs and the date of grant.

(c) Except as described in Section 3.2(b), there are no (i) options, warrants, calls, conversion rights, restricted shares, restricted stock units, contingent value rights, stock appreciation rights, “phantom” stock rights, performance units, interests in or rights to the ownership or earnings of the Company or any other equity equivalent or equity-based award or right, redemption rights, repurchase rights or other preemptive or outstanding rights, agreements, arrangements or commitments of any character obligating the Company to issue, acquire or sell any Shares or other Equity Interests of the Company or any securities obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of the Company, and no securities or obligations evidencing such rights are authorized, issued or outstanding, or (ii) voting trusts, proxies or other similar agreements or understandings to which the Company is a party or by which the Company is bound with respect to the voting of any shares of capital stock of the Company or other Equity Interests in the Company.

(d) There are no outstanding contractual obligations or commitments of the Company of any character (i) affecting the voting rights of, (ii) requiring the repurchase, redemption or disposition of, or containing any right of first refusal with respect to, (iii) requiring the registration for sale of, (iv) granting any preemptive or antidilutive rights with respect to, or (v) restricting the transfer of, any Shares or other Equity Interests in the Company.

(e) There are no outstanding bonds, debentures, notes or other Indebtedness or debt securities of the Company having the right to vote on any matters on which stockholders of the Company may vote.

(f) The Company does not have in place, nor is it subject to, a stockholder rights plan, “poison pill” or similar plan or instrument.

3.3 Authority.

(a) The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby, including the Merger, subject to, in the case of the consummation of the Merger, obtaining the Company Stockholder Approval. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby, including the Merger, have been duly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company and no stockholder votes or written consents are necessary to authorize this Agreement or to consummate the transactions contemplated hereby other than the Company Stockholder Approval and the filing of the Certificate of Merger with the Secretary of the State of Delaware. This Agreement has been duly and validly executed and delivered by the Company and, assuming due authorization, execution and delivery by Parent and Merger Sub, constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency or other similar Laws, now or hereafter in effect, affecting creditors’ rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

(b) At a meeting duly called and held prior to the execution and delivery of this Agreement, at which all of the directors of the Company Board were present, the Company Board duly adopted resolutions by which the Company Board unanimously (i) determined that the Merger and the other transactions contemplated by this Agreement are fair to and in the best interests of the Company and its stockholders, (ii) approved and declared advisable this Agreement, the Support Agreement, the Merger and the other transactions contemplated hereby and thereby, in accordance with the requirements of the DGCL, (iii) took all actions necessary so that the restrictions on business combinations and the stockholder vote requirements contained in Section 203 of the DGCL and any other applicable Law with respect to a “moratorium,” “control share acquisition,” “business combination,” “fair price” or other form of anti-takeover Laws or regulations that may purport to be applicable will not apply with respect to or as a result of this Agreement, the Support Agreement, the Merger or the other transactions contemplated hereby or thereby and (iv) subject to the terms and conditions of this Agreement, recommended that the holders of the Company’s Voting Common Stock vote their Shares in favor of adopting this Agreement, and, as of the date hereof, none of the aforesaid actions by the Company Board have been amended, rescinded or modified.

3.4 No Conflict. None of the execution, delivery or performance of this Agreement by the Company, the consummation by the Company of the Merger or any other transaction contemplated by this Agreement, or the Company’s compliance with any of the provisions of this Agreement will (with or without notice or lapse of time, or both): (a) subject to obtaining the Company Stockholder Approval, conflict with or violate any provision of the Company Charter or Company Bylaws; (b) assuming that all consents, approvals, authorizations and permits described in Section 3.5 have been obtained and all filings and notifications described in Section 3.5 have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to the Company or any of its properties or assets; or (c) require any consent or approval under, violate, conflict with, result in any breach of or any loss of any benefit under, or constitute a change of control or default under, or result in termination or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation or imposition of a Lien upon any of the rights, properties or assets of the Company pursuant to, any Company Material Contract, except, with respect to clauses (b) or (c), for any such conflicts, violations, consents, breaches, losses, changes of control, defaults, other occurrences or Liens which, individually or in the aggregate, would not reasonably be expected to be material to the Company.

3.5 Required Filings and Consents. None of the execution, delivery or performance of this Agreement by the Company, the consummation by the Company of the Merger or any other transaction contemplated by this Agreement, or the Company’s compliance with any of the provisions of this Agreement will require (with or without notice or lapse of time, or both) any consent, approval, authorization or permit of, or filing or registration with or notification to, any Governmental Entity, other than (a) the filing and recordation of the Certificate of Merger as required by the DGCL, (b) the Company Stockholder Approval, (c) compliance with any applicable requirements of the HSR Act, (d) any application, filing, notice, report, registration, approval, permit, authorization, consent or submission required to be made or obtained under Title 49 of the United States Code or under any regulation, rule, order, notice or policy of the U.S. Federal Aviation Administration (the “FAA”), the U.S. Department of Transportation (the “DOT”), the Federal Communications Commission (the “FCC”) and the U.S. Department of Homeland Security (the “DHS”), including the U.S. Transportation Security Administration (the “TSA”), (e) compliance with the applicable requirements of the Securities Exchange Act of 1934 (the “Exchange Act”), (f) compliance with the applicable requirements of the Securities Act, (g) compliance with any applicable foreign or state securities or Blue Sky Laws, (h) filings with the United States Securities and Exchange Commission (the “SEC”) as may be required by the Company in connection with this Agreement and the transactions contemplated hereby, (i) such filings as may be required under the rules and regulations of the NASDAQ Global Select Market (“NASDAQ”) and (j) where the failure to obtain such consents, approvals, authorizations or permits of, or to make such filings, registrations with or notifications to any Governmental Entity, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

3.6 Permits; Compliance With Law.

(a) The Company holds all material authorizations, permits, certificates, exemptions, approvals, orders, consents, franchises, variances, exemptions, registrations, licenses and clearances of any Governmental Entity (the “Company Permits”) necessary for the operation of the Business as currently conducted. The Company is operating in material compliance with the terms of such Company Permits. No suspension, modification, revocation or cancellation of any of such Company Permits is pending.

(b) Except as would not reasonably be expected to be material to the Company, since November 14, 2014, (i) the Company has not been and is not currently in conflict with, default under or violation of, and, to the knowledge of the Company, has not been and is not currently being investigated for, or charged by any Governmental Entity with a violation of, any Law applicable to the Company or by which any property or asset of the Company is or was bound, operating certificates, certificates of public convenience and necessity, air carrier obligations, airworthiness directives, Federal Aviation Regulations, and any other rules, regulations, directives, orders and policies of the FAA, the DOT, the DHS, the FCC, the TSA or any other Governmental Entity, (ii) to the knowledge of the Company, no investigation or review by any Governmental Entity with respect to the Company is or has been pending or threatened and (iii) the Company has timely filed all material submissions, reports, registrations, schedules, forms, statements and other documents, together with any amendments required to be made with respect thereto, that they were required to file with the FAA, the DOT, the FCC, the DHS and the TSA, and in each case have paid all material fees and assessments due and payable in connection therewith. The Company has not received any written notice or communication of any material noncompliance with any such Laws that has not been cured as of the date hereof.

(c) Since November 14, 2014, the Company has not violated and, to the knowledge of the Company, none of its directors, officers or employees has violated any Anticorruption Laws. The Company has instituted and maintains policies, procedures and internal controls reasonably designed to ensure compliance with all applicable Anticorruption Laws. To the knowledge of the Company, (i) there is no pending investigation of or outstanding request for information from the Company by any Governmental Entity regarding Anticorruption Laws and (ii) there is not pending any other allegation, investigation or inquiry regarding the Company’s actual or possible violation of Anticorruption Laws. None of the current officers, directors or, to the knowledge of the Company, employees of the Company is a Government Official.

3.7 SEC Filings; Financial Statements.

(a) Since January 1, 2015, the Company has timely filed or otherwise furnished (as applicable) all registration statements, prospectuses, forms, reports, certifications, statements and other documents required to be filed or furnished by it under the Securities Act or the Exchange Act, as the case may be, together with all certifications required pursuant to the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) (such documents and any other documents filed by the Company with the SEC, as have been supplemented, modified or amended since the time of filing, collectively, the “Company SEC Documents”). As of their respective effective dates (in the case of the Company SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective SEC filing dates (in the case of all other Company SEC Documents), or in each case, if amended prior to the date hereof, as of the date of the last such amendment, the Company SEC Documents complied in all material respects with the applicable requirements of the Exchange Act or the Securities Act, as the case may be, the Sarbanes-Oxley Act and the applicable rules and regulations of the SEC thereunder. All of the audited consolidated financial statements and unaudited consolidated interim financial statements of the Company included in the Company SEC Documents, including the related notes and schedules (collectively, the “Company Financial Statements”), (A) have been prepared in accordance with (i) the books and records of the Company and (ii) GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of interim financial statements, for normal and recurring year-end adjustments the effect of which would not be material, individually or in the aggregate), (B) fairly present in all material respects the consolidated financial position and the consolidated results of operations, cash flows and changes in stockholders’ equity of the Company as of the dates and for the periods referred to therein (except as may be indicated in the notes thereto or, in the case of interim financial statements, for normal and recurring year-end adjustments the effect of which would not be material, individually or in the aggregate), and (C) complied as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto in effect at the time of such filing.

(b) The Company is not a party to, nor has any commitment to become a party to, any joint venture, off-balance sheet partnership or similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among the Company, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand), or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K promulgated by the SEC), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company in its published financial statements or other Company SEC Documents.

(c) Without limiting the generality of Section 3.7(a), (i) Ernst & Young LLP has not resigned or been dismissed as independent public accountants of the Company as a result of or in connection with any disagreement with the Company on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, (ii) since January 1, 2015, none of the Company nor, to the knowledge of the Company, any director or officer of the Company, has formally received any material complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or its internal accounting controls, including any material complaint, allegation, assertion or claim that the Company has engaged in questionable accounting or auditing practices, (iii) no executive officer of the Company has failed in any respect to make, without qualification, the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act with respect to any form, report or schedule filed by the Company with the SEC since the enactment of the Sarbanes-Oxley Act and (iv) no enforcement action has been initiated or, to the knowledge of the Company, threatened against the Company by the SEC relating to disclosures contained in any Company SEC Document.

(d) The Company has Made Available copies of all comment letters received by the Company from the SEC since January 1, 2015 to the date hereof relating to the Company SEC Documents, together with all written responses of the Company thereto. As of the date hereof, there are no outstanding or unresolved comments in any such comment letters received by the Company from the SEC. To the knowledge of the Company, as of the date hereof, none of the Company SEC Documents is the subject of any ongoing review by the SEC.

3.8 Internal Controls. The Company maintains a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) that is designed to provide reasonable assurances that (a) transactions are executed in accordance with management’s general or specific authorizations, (b) access to assets is permitted only in accordance with management’s general or specific authorization and (c) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Company’s internal controls over financial reporting have been designed to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of the Company financial statements for external purposes in accordance with GAAP. The Company (i) has established and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) that are reasonably designed to ensure that material information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and that all such material information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act and (ii) has disclosed to the Company’s auditors and the audit committee of the Company Board (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect the

Company’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.

3.9 State Takeover Laws. The Company has taken all action necessary to exempt the Merger, this Agreement, the Support Agreement and the transactions contemplated hereby and thereby from Section 203 of the DGCL and, accordingly, neither such Section nor any other “fair price,” “moratorium,” “control share acquisition” “business combination” or other anti-takeover Law or regulation will apply with respect to or as a result of the execution of this Agreement or the Support Agreement or the consummation of the Merger or the other transactions contemplated hereby or thereby.

3.10 No Undisclosed Liabilities. Except for those liabilities and obligations (a) as reflected in, reserved against or disclosed in the Company Financial Statements prior to the date of this Agreement, (b) incurred in the ordinary course of business consistent with past practice since the date of the most recent consolidated balance sheet of the Company included in the Company Financial Statements or (c) incurred pursuant to this Agreement or in connection with the transactions contemplated hereby, the Company has no liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, of a type required to be reflected on a consolidated balance sheet of the Company (or in the notes thereto) prepared in accordance with GAAP, other than those which, individually or in the aggregate, would not reasonably be expected to be material to the Company.

3.11 Absence of Certain Changes or Events.

(a) Since January 1, 2016 until the date of this Agreement, the Company has conducted its businesses in all material respects in the ordinary course of business consistent with past practice.

(b) Since January 1, 2016, there has not occurred, arisen or come into existence any fact, change, event, development or circumstance, or any worsening thereof, which has had or would reasonably be expected to have a Company Material Adverse Effect.

(c) Since January 1, 2016 until the date of this Agreement, the Company has not taken any action that, if taken after the date of this Agreement without the prior written consent of Parent, would constitute a breach of any of the covenants set forth in Sections 5.1(a), (c), (d), (i), (j), (n) or (v).

3.12 Employee Benefit Plans.

(a) Section 3.12(a) of the Company Disclosure Schedule sets forth a complete and accurate list of each Company Benefit Plan. With respect to each Company Benefit Plan, the Company has provided to Merger Sub complete and accurate copies of (i) each such Company Benefit Plan, including any material amendments thereto, and descriptions of all material terms of any such plan that is not in writing, (ii) each trust, insurance, administrative service, annuity or other funding Contract related thereto, (iii) all summary plan descriptions, including any summary of material modifications, and any other material notice or description provided to retired, former or current employees, officers, consultants, independent contractors or directors of the Company (the “Service Providers”), (iv) the most recent financial statements and actuarial or other valuation reports prepared with respect thereto, (v) the most recently received IRS determination letter or opinion letter, if any, issued by the IRS with respect to any Company Benefit Plan that is intended to qualify under Section 401(a) of the Code, (vi) the most recent annual report on Form 5500 (and all schedules thereto) required to be filed with the IRS with respect thereto and (vii) all other material filings and material correspondence with any Governmental Entity (including any correspondence regarding actual or, to the knowledge of the Company, threatened audits or investigations) with respect to each Company Benefit Plan, in each case, made within one year prior to the date of this Agreement.

(b) Except as would not, individually or in the aggregate, reasonably be expected to result in a material liability to the Company, each Company Benefit Plan (and any related trust or other funding vehicle) has been established, maintained and administered in accordance with its terms and is in compliance with ERISA, the Code and all other applicable laws.

(c) The Company does not maintain any Foreign Benefit Plans.

(d) Each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code has timely received or applied for a favorable determination letter or is entitled to rely on a favorable opinion letter from the IRS, in either case, that has not been revoked and, to the knowledge of the Company, no event or circumstance exists that has materially and adversely affected or would reasonably be expected to adversely affect such qualification or exemption. None of the Company, any Company Benefit Plan, any trustee, administrator or other third-party fiduciary or party-in-interest, with respect to any Company Benefit Plan, has engaged in any breach of fiduciary responsibility or non-exempt prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) which could result in the imposition of a material penalty assessed pursuant to Section 502(i) of ERISA or a material Tax imposed by Section 4975 of the Code on the Company.

(e) No Company Benefit Plan is, and neither the Company nor any ERISA Affiliate thereof sponsors, maintains, contributes to, or has ever sponsored, maintained, contributed to, or has any actual or contingent liability with respect to any (i) single employer plan or other pension plan that is subject to Section 302 or Title IV of ERISA or Section 412 of the Code, (ii) “multiple employer plan” within the meaning of Section 413(c) of the Code, (iii) any “multiemployer plan” within the meaning of Section 3(37) of ERISA or (iv) multiple employer welfare arrangement (within the meaning of Section 3(4) of ERISA).

(f) None of the execution, delivery or performance of this Agreement by the Company, the consummation by the Company of any transaction contemplated by this Agreement, nor the Company’s compliance with any of the provisions of this Agreement (alone or in conjunction with any other event, including any termination of employment on or following the Effective Time), will result in any “parachute payment” under Section 280G of the Code.

(g) The Company does not have any liability in respect of, or obligation to provide, post-retirement health, medical, disability, life insurance benefits or other welfare benefits for Service Providers (or the spouses, dependent or beneficiaries of any Service Providers), whether under a Company Benefit Plan or otherwise, except as required to comply with Section 4980B of the Code or any similar law.

(h) None of the execution, delivery or performance of this Agreement by the Company, the consummation by the Company of the Merger or any other transaction contemplated by this Agreement, or the Company’s compliance with any of the provisions of this Agreement will (either alone or in conjunction with any other event, including any termination of employment on or following the Effective Time) (i) entitle any Service Provider to any compensation or benefit, (ii) accelerate the time of payment or vesting, increase the amount of payment, or trigger any payment or funding, of any compensation or benefit or trigger any other material obligation under any Company Benefit Plan, (iii) trigger any funding (through a grantor trust or otherwise) of compensation, equity award or other benefits or (iv) otherwise give rise to any material liability under any Company Benefit Plan.

(i) No Company Benefit Plan provides for any gross-up, reimbursement or additional payment by reason of any Tax imposed under Section 409A or Section 4999 of the Code.

(j) Each “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) maintained or sponsored by the Company or any of its Subsidiaries has been operated in material compliance with Section 409A of the Code and the guidance issued thereunder and the document or documents that evidence each such plan have conformed to the provisions of Section 409A of the Code and the guidelines issued thereunder in all material regards. No Company Option (whether currently outstanding or previously exercised) is, has been or would be, as applicable, subject to any tax, penalty or interest under Section 409A of the Code.

(k) No action, suit or claim (excluding claims for benefits incurred in the ordinary course) has been brought or is pending or threatened against or with respect to any Company Benefit Plan or the assets or any fiduciary thereof (in that Person’s capacity as a fiduciary of such Company Benefit Plan) that would result in material liability to the Company. There are no inquiries, audits or other Proceedings pending or, to the knowledge of the Company, threatened by the IRS or other Governmental Entity with respect to any Company Benefit Plan that would result in material liability to the Company.

3.13 Labor and Other Employment Matters.

(a) The Company is in compliance in all material respects with all applicable Laws respecting labor, employment, immigration, fair employment practices, terms and conditions of employment, workers’ compensation, occupational safety, plant closings, compensation and benefits, and wages and hours.

(b) There are no collective bargaining agreements or other labor union Contracts (the “CBAs”) applicable to any Company Employee in effect as of the date of this Agreement with respect to their employment with the Company.

(c) There are currently no labor strikes, slowdowns, work stoppages, picketings or negotiated industrial actions pending or, to the knowledge of the Company, threatened, against the Company.

(d) To the knowledge of the Company, no labor union, labor organization or works council is engaged in an organizing campaign with respect to the Company’s employees or has made a pending demand for recognition or certification to the Company, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to the knowledge of the Company, threatened to be brought or filed with any labor relations tribunal or authority.

(e) Except as would not, individually or in the aggregate, reasonably be expected to result in a material liability to the Company, there is no unfair labor practice Proceeding pending against the Company before any Governmental Entity and there is no pending or, to the knowledge of the Company, threatened grievance, charge, complaint, audit or investigation by or before any Governmental Entity with respect to any Service Providers in their capacities as such.

(f) Within the past year, the Company has not implemented any plant closing or layoff of employees, including without limitation those that implicated the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar Law.

3.14 Contracts.

(a) Section 3.14(a) of the Company Disclosure Schedule sets forth an accurate and complete list of each Contract to which the Company is a party to or bound by which falls within any of the following categories:

i. any Contract that limits or restricts in any material respect the Company from competing or engaging in any line of business or in any geographic area in any material respect, except for any such Contract (x) that may be cancelled without penalty by the Company upon notice of 90 days or less or (y) the terms and scope (including with respect to any restrictive covenants) of which are customary in the airline industry for Contracts of that type;

ii. any joint venture, partnership, business alliance, interline, code sharing, capacity purchase or pro-rate agreement, regional carrier, frequent flyer Contracts or similar arrangement which involves payments by or revenue to the Company in excess of $5,000,000 per year;

iii. any maintenance Contracts for repair and overhaul that would be expected to result in the Company incurring costs in excess of $7,500,000 per year;

iv. any Contract relating to the creation, incurrence, assumption or guarantee of any Indebtedness, in each case in excess of $1,000,000 individually;

v. any material credit card related Contracts, including (A) all material credit card processing or card services Contracts, merchant services Contracts and on-line payment services Contracts, (B) all material Contracts with credit card or debit card issuers or card associations governing co-branded credit or debit cards and (C) all material Contracts governing participation in credit card related awards programs;

vi. all Contracts regarding the purchase or lease of any Company Slot;

vii. any material lease, sublease or other Contract with respect to the Leased Real Property;

viii. any Contract not disclosed pursuant to the other subsections of this Section 3.14(a) that by its terms (A) is reasonably expected to result in minimum payments to or from the Company under such Contract of more than $5,000,000 in the 12-month period following the date of this Agreement or (B) has five years or more remaining in its term, provides for payments to or from the Company under such Contract following the date of this Agreement in excess of $5,000,000 annually or $10,000,000 in the aggregate and cannot be cancelled without penalty by the Company upon notice of 90 days or less;

ix. any Contract relating to an acquisition, divestiture, merger or similar transaction of any business or a material amount of stock or substantially all of the assets of any Person (whether by merger, sale of stock, sale of assets or otherwise) pursuant to which the Company has any material contingent payment or indemnification obligations;

x. any Contract pursuant to which the Company has licensed or otherwise granted rights in or to any of the Material Intellectual Property to any Person (including via a covenant not to sue) or any Person has licensed or sublicensed to the Company, or otherwise authorized the Company to use, any third-party Intellectual Property Rights that are material to the Business as currently conducted (including a covenant not to sue agreement, but excluding any Contract that is a non-exclusive license of standard, unmodified, off-the-shelf Software in object code form solely for internal use and that is commercially available on standard terms from third-party vendors), other than any non-exclusive license in the ordinary course of business or that is customary in the airline industry;

xi. any Contract to which a Governmental Entity (other than any Company Airport) is a party involving payments to or from the Company in excess of $1,000,000;

xii. any Contract involving any resolution or settlement of any actual or threatened Proceeding which could involve payments after the date hereof in excess of $1,000,000 individually or $5,000,000 in the aggregate or that provides for any material injunctive or other non-monetary relief;

xiii. any Company Aircraft Finance Contract or Company Aircraft Purchase Contract; and

xiv. any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC).

Each Contract of the type described in this Section 3.14(a) is referred to herein as a “Company Material Contract.” Accurate and complete copies of each Company Material Contract, including all amendments thereto, have been Made Available by the Company to Parent, or publicly filed with the SEC, in each case prior to the date of this Agreement.

(b) Except as would not reasonably be expected to be material to the Company, (i) each Company Material Contract is a valid and binding obligation of the Company and, to the knowledge of the Company, of the other party or parties thereto, in accordance with its terms, and is in full force and effect except that (x) such enforcement may be subject to applicable bankruptcy, insolvency or other similar laws, now or hereafter in effect, affecting creditors’ rights generally and (y) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any Proceeding therefor may be brought; (ii) the Company has in all material respects performed all obligations required to be performed by it under each Company Material Contract and, to the knowledge of the Company, each other party to each Company Material Contract has in all material respects performed all obligations required to be performed by it under such Company Material Contract; and (iii) the Company has not received written notice of any material violation or material default under (nor, to the knowledge of the Company, does there exist any condition which upon the passage of time or the giving of notice or both would cause such a material violation of or material default under) any Company Material Contract.

3.15 Litigation.

(a) There is no suit (whether civil, criminal, judicial, investigative or administrative), claim, action, litigation, mediation, hearing, audit, criminal prosecution, arbitration or other proceeding (including any civil, criminal, administrative, investigative or appellate proceeding) (a “Proceeding”) pending or, to the knowledge of the Company, threatened against the Company, (i) that seeks or alleges monetary damages in excess of $5,000,000 (individually or in the aggregate for related claims) or that would otherwise reasonably be expected to be material to the Company, (ii) that seeks any form of non-monetary remedies that, if granted, would reasonably be expected to be material to the Company, (iii) relating to any of the Company Permits before the FAA, DOT, FCC, DHS (including the TSA) or any other Governmental Entity, or (iv) as of the date hereof, that challenges the validity or propriety of, or seeks to prevent, materially impair or materially delay consummation of this Agreement, the Support Agreement, the Merger or the other transactions contemplated hereby or thereby.

(b) The Company is not subject to any outstanding order, writ, decision, award, ruling, stipulation, assessment, injunction, judgment, settlement agreements, decree, ruling, determination or similar requirement of, or entered, enacted, adopted, promulgated or applied by, with or under the supervision of, any Governmental Entity (each, an “Order”) that, individually or in the aggregate, has had or would reasonably be expected to be material to the Company or would prevent or materially impair or materially delay consummation of the Merger or performance by the Company of any of its material obligations under this Agreement.

3.16 Environmental Matters.

(a) Since November 14, 2014, the Company has been and currently is in compliance in all material respects with all applicable Environmental Laws. The Company has obtained, or has made timely and complete application for renewal of, and is in compliance in all material respects with, all Environmental Permits necessary for the conduct and operation of the Business as now being conducted.

(b) There is not now, and since November 14, 2014 there have not been, any Hazardous Substances generated, treated, stored, transported, disposed of, released, or otherwise existing on, under, about, or emanating from or to, any property currently owned, leased or operated by the Company, any property previously owned, leased or operated by the Company at the time the Company owned, leased or operated said property, except in material compliance with, and as would not result in material liability under, any applicable Environmental Laws.

(c) The Company has not agreed by Contract (including any Order or consent agreement) to indemnify or hold harmless any other Person for any material liability pursuant to Environmental Law, other than under any airport agreement or real property lease.

(d) Since November 14, 2014, the Company has not received any notice of alleged liability for, or any inquiry or investigation regarding, any release or threatened release of Hazardous Substances or alleged violation of, or non-compliance with, any Environmental Law, except as would not result in material liability to the Company.

(e) The Company has Made Available to Parent true, correct and complete copies of any environmental reports, studies, assessments, and other material information in its possession relating to the Company and its current or former properties or operations as each relates to environmental matters or Hazardous Substances.

3.17 Intellectual Property.

(a) Section 3.17(a) of the Company Disclosure Schedule sets forth a list of the following Intellectual Property Rights that are registered or for which an application for registration is currently pending with a Governmental Entity or domain name registrar and that are owned by the Company (excluding any URL and Internet domain name registrations that are not material to the marketing and promotion of the Company or that are not currently in use or are only in short-term use by the Company) (the “Registered Intellectual Property”): (i) for each patent and patent application, the patent number or application serial number for each jurisdiction in which the patent or application has been filed, the respective jurisdiction where filed, the date filed or issued, and the present status thereof; (ii) for each trademark, trade name or service mark that is registered, for which a pending application for registration has been filed, the application serial number or registration number, the jurisdiction where filed, the date filed or granted, and the class of goods covered, in each case, if applicable; and (iii) for any Internet domain names (excluding any URL and Internet domain name registrations that are not material to the marketing and promotion of the Business or that are not currently in use or are only in short-term use by the Company, the “Material Domain Names”), the registration date, any renewal date and name of the Internet domain name registrar.

(b) The Company exclusively owns the Registered Intellectual Property and all other material Intellectual Property Rights owned by the Company (collectively, “Owned Intellectual Property”), free and clear of Liens (other than Permitted Liens). The Registered Intellectual Property owned by the Company is subsisting, and to the knowledge of the Company, the Registered Intellectual Property (excluding any pending applications included in the Registered Intellectual Property) is valid and enforceable.

(c) To the knowledge of the Company, the Company owns or has valid and sufficient rights to use all Intellectual Property Rights that are material to the Business as currently conducted (collectively referred to herein as the “Material Intellectual Property”); provided, that the foregoing shall not be deemed a representation or warranty of non-infringement of Third Party Intellectual Property Rights.

(d) Except as would not reasonably be expected to be material to the Company, since November 14, 2014:

i. No Proceedings have been instituted, or are pending, or, to the knowledge of the Company, are threatened against, the Company, that challenge the Company’s ownership of the Owned Intellectual Property. To the knowledge of the Company, no Proceeding, including any interference, opposition, reissue, reexamination, derivation, post-grant or other similar Proceeding, is or has been pending or threatened, in which the scope, validity or enforceability of any of the Registered Intellectual Property is being or has been contested or challenged.

ii. The Company has not received any written notice, alleging the invalidity or unenforceability of any Owned Intellectual Property, or any written notice (including through letters offering to provide a license) alleging infringement of any other Person’s Intellectual Property Rights or any misappropriation of any other Person’s Trade Secrets by the Company.

iii. No Person has notified the Company that it is claiming any ownership of or right to use any Owned Intellectual Property. The Owned Intellectual Property is not subject to any outstanding Order of an arbitrator or court or other Governmental Entity affecting adversely the rights of the Company with respect thereto (excluding communications and decisions made in the ordinary course of patent prosecution).

(e) Except as would not reasonably be expected to be material to the Company, to the knowledge of the Company, the conduct of the Business by the Company has not since November 14, 2014, infringed upon, misappropriated or violated, and does not infringe upon, misappropriate or violate, any valid and enforceable Intellectual Property Rights of any third party, and since November 14, 2014, there have been no claims of such infringement, misappropriation or other violation that have been threatened in writing against the Company that have not been settled or withdrawn prior to the date of this Agreement.

(f) The Company maintains and uses reasonable efforts to enforce policies and procedures regarding data security, privacy, data transfer and the use of data that enable the Company to comply with all applicable Laws, except where the failure to maintain and be in compliance with such policies would not reasonably be expected to be material to the Company.

(g) Except as would not reasonably be expected to be material to the Company, to the knowledge of the Company, since November 14, 2014, no Person has gained unauthorized access to any of the computer systems, networks or data used by the Company that would compromise or impair to any material degree the value or confidentiality of such computer systems, networks or data or that would necessitate that the Company notify a Third Party of such unauthorized access.

(h) Since November 14, 2014, the processing, storage, retention, use, transmission and disclosure of credit card information by the Company has been in compliance in all material respects with (i) all applicable privacy policies of the Company, and (ii) the Payment Card Industry (PCI) Data Security Standards.

(i) To the knowledge of the Company, as of the date of this Agreement, all hardware (including computers, servers, peripheral devices and telecommunications devices) and Software whether owned, leased or used by the Company that is material to the performance of or provision of any services to the customers of the Company (“Company IT Systems”) currently operates and performs, in all material respects, as required by the Company.

3.18 Tax Matters.

(a) Tax Returns. The Company has timely filed (taking into account any extension of time within which to file) all federal income and other material Tax Returns required to have been filed by or with respect to the Company, and all such Tax Returns are true, complete and accurate in all material respects. Subject to exceptions as would not be material, no claim has been made in the past three years in writing by a Governmental Entity in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to Taxes in such jurisdiction.

(b) Payment of Taxes. All material Taxes of the Company due and payable (whether or not shown on any Tax Return) have been timely paid except for those Taxes that are being contested in good faith by appropriate proceedings (which proceedings are listed on Section 3.18(b) of the Company Disclosure Schedule).

(c) Audits, Investigations or Claims. No deficiencies for any material amount of Taxes have been proposed or assessed in writing against the Company by any Governmental Entity which remain unpaid or unresolved, except for deficiencies being contested in good faith by appropriate proceedings (which proceedings are listed on Section 3.18(c) of the Company Disclosure Schedule). The Company (i) is not subject of any currently ongoing Tax audit or other proceeding with respect to material Taxes and (ii) has not waived any statute of limitations in respect of any Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, which waiver or extension is currently in effect.

(d) Tax Sharing Agreements. The Company is not a party to and has no liability under any written agreement for the sharing, indemnification or allocation of any material amount of Taxes (other than customary provisions for Taxes contained in credit, lease or other commercial agreements the primary purposes of which do not relate to Taxes) or any advance pricing agreement closing agreement or other similar agreement relating to any material Tax with any Taxing Authority with respect to or involving the Company.

(e) Other Entity Liability. The Company has no material liability for the Taxes of any Person (other than Taxes of the Company) under Treasury Regulation section 1.1502-6 (or any similar provision of state, local or foreign law), or as a transferee or successor, by Contract or otherwise (other than customary provisions for Taxes contained in credit, lease or other commercial agreements the primary purposes of which do not relate to Taxes).

(f) Withholding. The Company has withheld and, to the extent required by Law, paid to the appropriate Governmental Entity all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

(g) Spin-Offs. The Company has not been a “distributing corporation” or a “controlled corporation” (within the meaning of section 355 of the Code) in a transaction intended to qualify under section 355 of the Code within the past two years.

(h) Listed Transactions. The Company has not entered into any “listed transaction” or “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b).

(i) Disclosure. The Company has disclosed on its Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code or any similar provision of state, local or foreign Law.

(j) Accounting Methods, etc. The Company (i) has no application pending with the IRS requesting permission for any material changes in Tax accounting methods; and (ii) will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date under any provision of federal, state, local or foreign Tax law or by agreement with any Taxing Authority as a result of (A) an installment sale or open transaction disposition made prior to the Closing, or (B) an election pursuant to Section 108(i) of the Code made prior to the Closing.

3.19 Insurance. The Company maintains insurance coverage with reputable and financially sound insurers, or maintains self-insurance practices, in such amounts and covering such risks as are in accordance with customary industry practice for air carriers operating in the United States airline industry. The Company has Made Available to Parent all material insurance policies and fidelity bonds and all material self-insurance programs and arrangements relating to the business, equipment, properties, employees, officers or directors, assets and operations of the Company (collectively, the “Insurance Policies”). Each of the Insurance Policies is in full force and effect, all premiums due and payable thereon have been paid when due and the Company is in compliance in all material respects with the terms and conditions of such Insurance Policies. Since January 1, 2015, the Company has not received any written notice regarding any invalidation or cancellation of any Insurance Policy that has not been renewed in the ordinary course without any lapse in coverage.

3.20 Properties and Assets. The Company has good and valid title to, or has a valid leasehold interest in, or a valid right under Contract to use, all of the material tangible personal property reflected in the latest balance sheet of the Company included in the Company SEC Documents prior to the date hereof as being owned by the Company or acquired after the date thereof (except tangible personal properties sold or otherwise disposed of since the date thereof in the ordinary course of business consistent with past practice), free and clear of all Liens, other than Permitted Liens. The tangible personal property owned by the Company is in good operating condition and repair for its continued use as it has been used in all material respects, subject to reasonable wear and tear.

3.21 Real Property.

(a) Section 3.21(a) of the Company Disclosure Schedule sets forth (i) an accurate and complete list of all real property leased, subleased, licensed or sublicensed by the Company that requires payments by the Company in excess of $1,000,000 per annum, excluding any airport where the Company leases only common use gates or leases fewer than two airport gates (collectively, the “Leased Real Property”), (ii) the address for each Leased Real Property and (iii) the name of the third party lessor(s) (or lessee(s), as applicable) thereof, the date of the lease contract relating thereto and all amendments thereof. The Company has a valid and subsisting leasehold interest in all Leased Real Property leased by them, in each case free and clear of all Liens, other than Permitted Liens.

(b) The Company does not own any real property or is a party to any Contract or otherwise has any obligation to acquire any real property.

(c) The Company has not received written notice of any Proceedings in eminent domain, condemnation or other similar Proceedings that are pending, and, to the knowledge of the Company, there are no such Proceedings threatened, affecting any portion of the Leased Real Property.

3.22 Opinion of Financial Advisor. The Company Board has received the opinion (the “Fairness Opinion”) of Evercore Group L.L.C. (“Evercore”), dated as of the date hereof, to the effect that, subject to the assumptions, qualifications and other matters set forth therein, as of the date of this Agreement, the consideration to be received by the stockholders of the Company pursuant to the Merger is fair to such stockholders from a financial point of view. A signed copy of such opinion shall be delivered to Parent as soon as practicable following the date of this Agreement, it being understood and agreed that such opinion will be delivered for informational purposes only and is for the benefit of the Company Board and may not be relied upon by Parent or Merger Sub.

3.23 Required Vote. The affirmative vote or written consent of the holders of Shares representing a majority of, or in the case of a written consent, all of, the outstanding shares of the Voting Common Stock entitled to vote thereon is the only vote required of the holders of any class of capital stock of the Company to adopt this Agreement and to consummate the Merger (the “Company Stockholder Approval”).

3.24 Brokers. Except for the Company’s obligations to Evercore, a copy of whose engagement agreement (and all indemnification and other agreements related to such agreement pursuant to which Evercore would be entitled to any payment, commission, fees or expenses in connection with the Merger or any other transactions contemplated by this Agreement) has been Made Available to Parent, neither the Company nor any stockholder, director, officer, employee or affiliate of the Company, has incurred or will incur on behalf of the Company, any brokerage, finders’, financial advisory or similar fee in connection with the transactions contemplated by this Agreement, including the Merger.

3.25 Related Party Transactions. As of the date of this Agreement, the Company is not a participant in a “transaction” with any “related person” that would be required to be disclosed by the Company under Item 404 of Regulation S-K. For purposes of this Section 3.25, the terms “related person” and “transaction” have the meanings given to such terms in Item 404 of Regulation S-K.

3.26 Aircraft.

(a) Section 3.26(a) of the Company Disclosure Schedule sets forth a true and complete list of (i) all aircraft operated under the operating certificate of the Company and (ii) all aircraft owned or leased by the Company, in each case as of the date of this Agreement (collectively, the “Company Aircraft”), including a description of the type, manufacturer serial number, FAA registration number, original date of delivery to the Company and manufacture date or age of each such aircraft.

(b) All Company Aircraft are properly registered on the FAA aircraft registry, in airworthy condition and have a validly issued FAA certificate of airworthiness that is in full force and effect (except for the period of time any aircraft may be out of service and such certificate is suspended in connection therewith) and all material requirements for the effectiveness of such certificate of airworthiness have been satisfied.

(c) All Company Aircraft are being maintained in all material respects according to applicable FAA regulatory standards and FAA-approved maintenance programs of the Company. The Company has implemented maintenance schedules with respect to Company Aircraft and engines that, if complied with, are designed to result in the satisfaction of all requirements under all applicable airworthiness directives and Federal Aviation Regulations required to be complied with in accordance with the FAA-approved maintenance program of the Company, and the Company is in compliance with such maintenance schedules in all material respects. Each Company Aircraft’s structure, systems and components are functioning in all material respects in accordance with its intended use, except for Company Aircraft that are undergoing maintenance and temporarily deferred maintenance items that are permitted by the Company’s maintenance programs. The Company is not currently leasing any Company Aircraft to any Person.

(d) Section 3.26(d) of the Company Disclosure Schedule sets forth a true and complete list, as of the date of this Agreement, of all Contracts (other than Contracts that may be terminated or cancelled by the Company without incurring any material penalty) pursuant to which the Company has a binding obligation to purchase or lease aircraft, engines or simulators where the reasonably expected expenditures under any such Contract exceed $5,000,000 per annum (each, a “Company Aircraft Purchase Contract”), including the manufacturer and model of all aircraft, engines or simulators subject to each Contract.

(e) Section 3.26(e) of the Company Disclosure Schedule sets forth a true and complete list, as of the date of this Agreement, of all Contracts pursuant to which the Company has financed, or has commitments to finance, aircraft (including leases, mortgages and deferred or conditional sales agreements) involving amounts in excess of $5,000,000 (each, a “Company Aircraft Finance Contract”).

(f) Except as set forth in Section 3.26(f) of the Company Disclosure Schedule, the Company is not a party to any interchange or pooling agreements with respect to the Company Aircraft, other than pooling agreements in the ordinary course of business.

3.27 Company Slots and Operating Rights. Section 3.27 of the Company Disclosure Schedule sets forth a true and complete list of all takeoff and landing slots, operating authorizations from the FAA or any other Governmental Entity and other similar designated takeoff and landing rights held by the Company (the “Company Slots”) at any domestic airport (except for seasonal swaps and temporary returns to the FAA, in each case, with a duration of approximately six months or less) and such list indicates any Company Slots that have been leased from another air carrier and in which the Company holds only temporary use rights (except for seasonal swaps and temporary returns to the FAA, in each case, with a duration of approximately six months or less). The Company has complied in all material respects and is in compliance in all material respects with all regulations of the FAA and each other Governmental Entity with respect to the Company Slots. The Company has not (a) received any written notice of any proposed withdrawal of the Company Slots by the FAA or any other Governmental Entity or (b) agreed to any future slide, trade (except for seasonal swaps and temporary returns to the FAA, in each case, with a duration of approximately six months or less), purchase, sale, exchange, lease, or transfer (except for seasonal swaps and temporary returns to the FAA, in each case, with a duration of approximately six months or less) of any of the Company Slots that has not been consummated. The Company Slots have not been designated for the provision of essential air service under the regulations of the FAA, were not acquired pursuant to 14 C.F.R. Section 93.219, and have not been designated for international operations, as more fully detailed in 14 C.F.R. Section 93.217. To the extent covered by 14 C.F.R. Section 93.227 or any order, notice, or requirement of the FAA or any other Governmental Entity, the Company has used the Company Slots (or the Company Slots have been used by other operators) either at least 80% of the maximum amount that each Company Slot could have been used during each full reporting period (as described in 14 C.F.R. Section 93.227(i) or any such order, notice, or requirement) or such greater or lesser amount of minimum usage as may have been required to protect such Company Slot’s authorization from termination or withdrawal under regulations or waivers established by any airport authority or any other Governmental Entity.

3.28 Company Airports. As of the date of this Agreement, no airport authority at any airport at which the Company operates (each such airport, a “Company Airport”) has taken any action, nor, to the knowledge of the Company, is any such action threatened, that would reasonably be expected to materially interfere with the ability of the Company to conduct its operations at any Company Airport in substantially the manner as currently conducted.

3.29 U.S. Citizen; Air Carrier. The Company is a “citizen of the United States” as defined in the Federal Aviation Act and is an “air carrier” within the meaning of such Act operating under certificates issued pursuant to such Act (49 U.S.C. Sections 41101-41112).

3.30 Sanctions Laws.

(a) The Company is, and at all times since November 14, 2014 has been, in compliance in all material respects with, and has not engaged in any conduct sanctionable under, all applicable Sanctions Laws, and there are not now, nor have there been, since November 14, 2014, any formal or informal Proceedings pending or, to the knowledge of the Company, threatened against the Company or any officer or director of the Company concerning violations or potential violations of, or conduct sanctionable under, any Sanctions Laws. The Company has instituted and maintains policies and procedures reasonably designed to ensure compliance with all applicable Sanctions Laws.

(b) None of the Company or any member of the Company Board or officer, or, to the knowledge of the Company, any employee with senior managerial responsibility of the Company, is a Sanctioned Person.

(c) The Company has not and in the past five (5) years has not had, directly or indirectly, any transactions with or investments in any Sanctioned Person or Sanctioned Country.

3.31 Proxy Statement. The Proxy Statement (and any amendment thereof) will not, at the date first mailed to the Company’s stockholders and at the time of any meeting of the Company’s stockholders to be held in connection with the Merger, including the Company Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, except that no representation or warranty is made by the Company with respect to statements included or incorporated by reference in the Proxy Statement based on information supplied in writing by or on behalf of Parent or Merger Sub specifically for inclusion or incorporation by reference therein. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated thereunder and any other applicable federal securities Laws.

3.32 No Other Representations or Warranties. Except for the representations and warranties contained in Article 4, the Company acknowledges that neither Parent nor Merger Sub nor any Representative of Parent or Merger Sub makes, and the Company acknowledges that it has not relied upon or otherwise been induced by, any other express or implied representation or warranty by or on behalf of Parent or Merger Sub or with respect to any other information provided or made available to the Company by or on behalf of Parent or Merger Sub in connection with the transactions contemplated by this Agreement.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub hereby represent and warrant to the Company as follows:

4.1 Organization and Qualification. Parent is a corporation, duly organized, validly existing and in good standing under the Laws of the State of Delaware. Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Parent has all requisite corporate power and authority, and Merger Sub has all requisite corporate power and authority, to own, lease and operate their respective properties and assets and to carry on their respective businesses as they are now being conducted. Each of Parent and Merger Sub is duly qualified to do business in each jurisdiction where the ownership, leasing or operation of its properties or assets or the conduct of its business requires such qualification, except where the failure to be so qualified or in good standing, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect.

4.2 Authority. Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby, including the Merger. The execution and delivery of this Agreement by each of Parent and Merger Sub, as applicable, and the consummation by Parent and Merger Sub of the transactions contemplated hereby, including the Merger, have been duly authorized by all necessary corporate action, and no other corporate proceedings on the part of Parent or Merger Sub and no stockholder votes are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, other than the adoption of this Agreement by Parent as the sole stockholder of Merger Sub. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub, and assuming due authorization, execution and delivery by the Company, constitutes the valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency or other similar Laws, now or hereafter in effect, affecting creditors’ rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any Proceeding therefor may be brought.

4.3 No Conflict. None of the execution, delivery or performance of this Agreement by Parent or Merger Sub, the consummation by Parent or Merger Sub of the Merger or any other transaction contemplated by this Agreement, or compliance by Parent or Merger Sub with any of the provisions of this Agreement will (with or without notice or lapse of time, or both): (a) conflict with or violate any provision of the certificate of incorporation or by-laws or similar organizational and governing documents of Parent or Merger Sub; (b) assuming that all consents, approvals, authorizations and permits described in Section 4.4 have been obtained and all filings and notifications described in Section 4.4 have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to Parent or Merger Sub or any other Subsidiary of Parent (each a “Parent Subsidiary” and, collectively, the “Parent Subsidiaries”) or any of their respective properties or assets; or (c) require any consent or approval under, violate, conflict with, result in any breach of or any loss of any benefit under, or constitute a default under, or result in termination or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien upon any of the respective properties or assets of Parent, Merger Sub or any Parent Subsidiary pursuant to, any Contract, to which Parent, Merger Sub or any Parent Subsidiary is a party, except, with respect to clauses (b) and (c), for any such conflicts, violations, consents, breaches, losses, defaults, other occurrences or Liens which, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect.

4.4 Required Filings and Consents. None of the execution, delivery or performance of this Agreement by Parent and Merger Sub, the consummation by Parent and Merger Sub of the Merger or any other transaction contemplated by this Agreement, or compliance by Parent or Merger Sub with any of the provisions of this Agreement will require (with or without notice or lapse of time, or both) any consent, approval, authorization or permit of, or filing or registration with or notification to, any Governmental Entity, other than (a) the filing and recordation of the Certificate of Merger as required by the DGCL, (b) compliance with any applicable requirements of the HSR Act, (c) compliance with the applicable requirements of the Exchange Act, (d) any application, filing, notice, report, registration, approval, permit, authorization, consent or submission required to be made or obtained under Title 49 of the United States Code or under any regulation, rule, order, notice or policy of the FAA, the DOT, the FCC and the DHS, including the TSA, (e) compliance with the applicable requirements of the Securities Act, (f) compliance with any applicable foreign or state securities or Blue Sky Laws, (g) filings with the SEC as may be required by Parent or Merger Sub in connection with this Agreement and the transactions contemplated hereby, (h) such filings as may be required under the rules and regulations of NASDAQ and (i) where the failure to obtain such consents, approvals, authorizations or permits of, or to make such filings, registrations with or notifications to any Governmental Entity, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect.

4.5 Litigation.

(a) There is no Proceeding pending or, to the knowledge of Parent, threatened against Parent or Merger Sub that, individually or in the aggregate, would reasonably be expected to have a Parent Material Adverse Effect or challenges the validity of the Merger.

(b) Neither Parent nor Merger Sub is subject to any outstanding Order that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect.

4.6 Ownership of Company Common Stock. Neither Parent nor any of its Subsidiaries owns (beneficially or otherwise) any Shares or other Equity Interests in the Company or any options, warrants or other rights to acquire Company Common Stock or other Equity Interests in the Company (or any other economic interest through derivative securities or otherwise in the Company).

4.7 Financial Capability. At the Closing, Parent and Merger Sub will have sufficient cash, available lines of credit or other sources of immediately available funds to consummate the Merger and to perform their respective obligations under this Agreement.

4.8 Ownership of Merger Sub; No Prior Activities.

(a) Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement.

(b) Except for obligations or liabilities incurred in connection with its incorporation or organization and the transactions contemplated by this Agreement, Merger Sub has not and will not prior to the Closing Date have incurred, directly or indirectly, through any Subsidiary or affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

4.9 Management Arrangements. As of the date hereof, other than the Support Agreement and except as previously disclosed to the Company, none of Parent or Merger Sub, or their respective executive officers, directors or affiliates, has entered into any agreement, arrangement or understanding with any of the executive officers, directors or Affiliates of the Company that is currently in effect or would become effective in the future (upon the consummation of the Merger or otherwise) and that would be required to be disclosed under Item 1005(d) of Regulation M-A under the Exchange Act.

4.10 Brokers. Other than Merrill Lynch, Pierce, Fenner & Smith Incorporated and UBS Securities LLC, neither Parent, Merger Sub nor any of their respective stockholders, directors, officers, employees or affiliates, has incurred or will incur on behalf of Parent, Merger Sub or any Parent Subsidiary, any brokerage, finders’, financial advisory or similar fee in connection with the transactions contemplated by this Agreement.

4.11 Proxy Statement. The information supplied by Parent or Merger Sub specifically for inclusion or incorporation by reference in the Proxy Statement (and any amendment thereof) will not, at the date first mailed to the Company’s stockholders and at the time of the meeting of the Company’s stockholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by Parent or Merger Sub with respect to statements included or incorporated by reference in the Proxy Statement based on information supplied by or on behalf of the Company.

4.12 No Other Representations or Warranties. Except for the representations and warranties contained in Article 3 and the Support Agreement, Parent and Merger Sub acknowledge that neither the Company nor any of its Subsidiaries nor any Representative of the Company or any of its Subsidiaries makes, and Parent and Merger Sub acknowledge that they have not relied upon or otherwise been induced by, any other express or implied representation or warranty by or on behalf of the Company or any of its Subsidiaries or with respect to any other information provided or Made Available to Parent or Merger Sub by or on behalf of any of the Company in connection with the transactions contemplated by this Agreement, including any information, documents, projections, forecasts or other material Made Available to Parent, Merger Sub or their respective Representatives in certain “data rooms” or management presentations in expectation of the transactions contemplated by this Agreement.

ARTICLE 5

COVENANTS

5.1 Conduct of Business by the Company Pending the Closing. The Company covenants and agrees that, between the date of this Agreement and the Effective Time, except as set forth in Section 5.1 of the Company Disclosure Schedule, as expressly permitted by any other provision of this Agreement or as required by applicable Law, unless Parent will otherwise agree in writing (which agreement will not be unreasonably withheld, delayed or conditioned), the Company will (a) conduct its operations in the ordinary course of business consistent with past practice and (b) use commercially reasonable efforts to (i) preserve substantially intact its business organization, (ii) keep available the services of the current executive officers and key employees of the Company, (iii) maintain in effect all of the Company Permits, and (iv) maintain and preserve, in all material respects, its material business relationships with licensors, suppliers, joint venture partners, strategic alliance partners and others having significant business relationships with the Company. Without limiting the foregoing, and as an extension thereof, except as set forth in Section 5.1 of the Company Disclosure Schedule, as expressly permitted by any other provision of this Agreement or as required by applicable Law, the Company will not (unless required by applicable Law), between the date of this Agreement and the Effective Time, directly or indirectly, do, or agree to do, any of the following without the prior written consent of Parent (which consent will not be unreasonably withheld, delayed or conditioned):

(a) amend the Company Charter or Company Bylaws;

(b) issue, deliver, sell, pledge, dispose of, grant, transfer or otherwise encumber or subject to any Lien, or authorize the issuance, sale, pledge, disposition, grant, transfer, or encumbrance of, any shares of capital stock of, or other Equity Interests in, the Company of any class, or securities convertible into, or exchangeable or exercisable for, any shares of such capital stock or other Equity Interests, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or other Equity Interests or such convertible or exchangeable securities, or any other ownership interest (including, without limitation, any such interest represented by Contract right), of the Company, other than (i) the issuance of Shares upon the vesting of Company RSUs or the exercise of Company Options outstanding as of the date hereof in accordance with their terms, (ii) distributions of Shares under the Company ESPP as provided in Section 2.4(f) or (iii) the issuance of shares of Voting Common Stock upon the conversion of shares of Non-Voting Common Stock in accordance with the Company Charter and Company Bylaws;

(c) sell, pledge, dispose of, transfer, lease, license or sublicense, swap or encumber any material property or assets (including any airport gate) of the Company (other than (i) non-exclusive grants of licenses in Intellectual Property Rights and (ii) transfers, leases, licenses or sublicenses or swaps with respect to Company Slots for a duration of approximately six months or less, in each case, in the ordinary course of business consistent with past practice), except pursuant to Contracts in effect as of the date of this Agreement;

(d) declare, set aside, make or pay any dividend or other distribution (whether payable in cash, stock, property or a combination thereof) with respect to any of its capital stock or other Equity Interest or enter into any agreement with respect to the voting or registration of its capital stock;

(e) reclassify, combine, split, subdivide or otherwise amend the terms of, or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock, other Equity Interests or any other securities, or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or other securities;

(f) merge or consolidate, or agree to merger or consolidate, the Company with any Person or adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, consolidation, restructuring, recapitalization or other reorganization of the Company or file a petition in bankruptcy under any provisions of applicable Law on behalf of the Company or consent to the filing of any bankruptcy petition against the Company under any similar applicable Law;

(g) directly or indirectly, acquire or agree to acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets) any interest in any Person or any division thereof or any assets, other than (i) the planned purchase of aircraft and associated equipment pursuant to the terms and provisions of Company Material Contracts as in effect on the date hereof, (ii) acquisitions of assets (including, without limitation, the purchase of inventory, raw materials, equipment, goods, or other supplies) in the ordinary course of business and (iii) any other acquisitions for consideration that is individually not in excess of $2,000,000 or in the aggregate not in excess of $7,500,000;

(h) enter into any new line of business;

(i) incur or create any Indebtedness, cancel any Indebtedness owed to the Company, or waive, release, grant or transfer any right of material value, in each case other than for the financing of aircraft pursuant to the Company Aircraft Finance Contracts;

(j) make any loans, guarantees or capital contributions to, or investments in, any other Person in excess of $1,000,000 in the aggregate;

(k) terminate, cancel, or amend any Company Material Contract, or cancel, modify or waive any material rights thereunder, or enter into or amend any Contract that, if existing on the date hereof, would be a Company Material Contract, in each case, other than in the ordinary course of business consistent with past practice;

(l) make or authorize any capital expenditure in excess of the Company’s capital expenditure budget as set forth in Section 5.1(l) of the Company Disclosure Schedule, other than capital expenditures that are not, in the aggregate, in excess of $5,000,000 and excluding any expenditures (i) in connection with the planned purchase or delivery or aircraft and associated equipment pursuant to Contracts in force on the date hereof or (ii) required for compliance with FAA regulations applicable to the Company, including airworthiness directives;

(m) except to the extent required by (i) applicable Law or (ii) the existing terms of any Company Benefit Plan: (A) increase the compensation or benefits payable or to become payable to any Service Provider (except for increases to any non-executive employee in the ordinary course of business consistent with past practice that are not material in the aggregate), (B) grant any additional rights to severance or termination pay to, or enter into any severance agreement with, any Service Provider, or establish, adopt, enter into or amend any bonus, profit sharing, thrift, pension, retirement, deferred compensation, termination or severance plan, agreement, trust, fund, policy or other benefit arrangement as to any Service Provider, (C) hire any new Service Provider other than non-executive employees in the ordinary course of business and on terms consistent with similarly situated Service Providers, or (D) make any material change to the terms and conditions of employment applicable to any group of employees, as reflected in work rules, employee handbooks, policies and procedures, or otherwise, except for the entry or amendment of any CBA;

(n) forgive any loans to Service Providers or any of their respective affiliates;

(o) make any material change in tax or financial accounting policies, practices, principles, methods or procedures, other than as required by GAAP or by a Governmental Entity;

(p) commence, compromise, settle or agree to settle any Proceeding (including any Proceeding relating to this Agreement or the transactions contemplated hereby) other than compromises, settlements or agreements in the ordinary course of business consistent with past practice that involve only the payment of monetary damages (net of any payments or proceeds received through insurance) not in excess of $1,000,000 individually or $5,000,000 in the aggregate, in any case without the imposition of equitable relief on, or the admission of wrongdoing by, the Company;

(q) make or change any material Tax election, settle or compromise any material claim or assessment for Taxes, file a material amendment of any Tax Return, or waive or extend any statute of limitations pertaining to material Taxes;

(r) change the fiscal year of the Company;

(s) write up, write down or write off the book value of any tangible assets, in the aggregate, in excess of $7,500,000, except for depreciation, amortization or impairment in accordance with GAAP consistently applied;

(t) create any Subsidiary of the Company;

(u) fail to maintain, or allow to lapse, or abandon any Material Domain Name;

(v) take any action, or fail to take any action, which action or failure could result in the loss of any (i) Company Slots (excluding temporary returns to the FAA), (ii) airport gates that are leased, subleased, licensed or sublicensed, swapped or otherwise occupied (or for which the Company has the right to occupy) by the Company or (iii) other airport facilities;

(w) enter into any transaction with any stockholder, director, officer or employee of the Company that would require disclosure by the Company under Item 404 of Regulation S-K; or

(x) authorize or enter into any Contract or otherwise make any commitment, in each case to do any of the foregoing in clauses (a) through (w).

5.2 Access to Information; Confidentiality.

(a) Except as required pursuant to any confidentiality agreement or similar agreement or arrangement to which the Company is a party, and except as would result in the loss or waiver of any attorney-client, work product or other applicable privilege, from the date of this Agreement to the Effective Time, the Company will, and will cause each of its directors, officers, employees, accountants, auditors, consultants, legal counsel, advisors (including financial advisors), agents and other representatives, (collectively, “Representatives” and, with respect to the Company, the “Company Representatives”) to: (i) provide to Parent and Merger Sub and their respective Representatives (the “Parent Representatives”) reasonable access at reasonable times during normal operating hours upon prior notice to the officers, employees, agents, properties, offices and other facilities of such party and its Subsidiaries and to the books and records thereof and (ii) furnish promptly such financial and operating data and other information concerning the business, properties, Contracts, assets, liabilities, personnel and other aspects of such party and its Subsidiaries as Parent or the Parent Representatives may reasonably request; provided, that no investigation pursuant to this Section 5.2 shall affect or be deemed to modify any representation or warranty made by the Company herein or any of the conditions to the obligations of the parties hereto under this Agreement; provided, further, that any investigation pursuant to this Section 5.2 shall be conducted in such manner as not to interfere unreasonably with the conduct of the Company. The information referred to in the previous sentence shall be subject to the Confidentiality Agreement, dated December 11, 2015, by and between the Company and Parent (the “Confidentiality Agreement”). The Company shall notify Parent in writing in the event that the Company seeks to withhold any information or documents pursuant to the exception set forth in the first sentence of this Section 5.2(a), and thereafter the Company and Parent shall reasonably cooperate to cause such information to be provided in a manner that would not reasonably be expected to waive the applicable privilege or protection or violate the applicable restriction.

(b) Nothing contained in this Agreement will give Parent or Merger Sub, directly or indirectly, the right to control or direct the operations of the Company prior to the Effective Time. Prior to the Effective Time, the Company will exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.

5.3 No-Shop; Acquisition Proposals.

(a) Except as otherwise permitted by this Section 5.3, the Company will, and it will cause its officers, directors and employees to, and the Company will cause the other Company Representatives to:

i. (A) immediately cease and cause to be terminated any solicitation, encouragement, discussions or negotiations with any Persons that may be ongoing with respect to any Acquisition Proposal, or any inquiry, expression of interest, proposal, offer or request for information that would reasonably be expected to lead to an Acquisition Proposal, and (B) immediately terminate access by any Third Party to the Data Room or other access to data of the Company, in each case relating to or in connection with, any Acquisition Proposal and instruct each Person that has previously executed a confidentiality agreement in connection with such Person’s consideration of an Acquisition Proposal to return to the Company or destroy any non-public information previously furnished to such Person or to any Person’s Representatives by or on behalf of the Company; and

ii. not, directly or indirectly: (A) solicit, initiate, seek or knowingly encourage or facilitate or take any action to solicit, initiate or seek or knowingly encourage or facilitate any inquiry, expression of interest, proposal, offer or request for information that constitutes or would reasonably be expected to lead to an Acquisition Proposal, (B) enter into, participate in, maintain or continue any discussions or negotiations relating to, any Acquisition Proposal, or any inquiry, expression of interest, proposal, offer or request for information that would reasonably be expected to result in an Acquisition Proposal, with any Person other than Parent or Merger Sub, (C) furnish to any Person other than Parent or Merger Sub any non-public information that the Company believes or should reasonably expect would be used for the purposes of formulating any Acquisition Proposal, or any inquiry, expression of interest, proposal, offer or request for information that would reasonably be expected to result in an Acquisition Proposal, (D) enter into any agreement, letter of intent, memorandum of understanding, agreement in principle or Contract providing for or otherwise relating to any Acquisition Proposal (other than an Acceptable Confidentiality Agreement in accordance with the terms of this Agreement) (each, an “Alternative Acquisition Agreement”), (E) submit any Acquisition Proposal or any matter related thereto to the vote of the stockholders of the Company or (F) resolve or agree to do any of the foregoing; provided, that notwithstanding anything to the contrary in this Section 5.3, if the Company receives any inquiry, expression of interest, proposal or offer that constitutes or would reasonably be expected to lead to an Acquisition Proposal from any Third Party, the Company may inform such Third Party that the Company is contractually prohibited from engaging in discussions with, or otherwise responding to, such Third Party in response thereto. Any violation of the restrictions set forth in this Section 5.3 by any Company Representative shall constitute a breach of this Section 5.3 by the Company.

(b) The Company shall promptly (and in any event within twenty-four (24) hours) advise Parent orally and in writing in the event that the Company receives any Acquisition Proposal or any inquiry, expression of interest, proposal, offer or request for information that would reasonably be expected to result in an Acquisition Proposal, and in connection with such notice, provide to Parent the material terms and conditions (including the identity of the Third Party making any such Acquisition Proposal and copies of any proposed Alternative Acquisition Agreements, including copies of any related financing commitments) received by the Company with respect to any such Acquisition Proposal. The Company shall (i) promptly (and in any event within twenty-four (24) hours) notify Parent of any change to the price of or other material change to the terms of any such Acquisition Proposal (including any determination by the Company Board pursuant to Section 5.3(c)) and (ii) provide to Parent as soon as practicable (and in any event within twenty-four (24) hours) after receipt from any Third Party of any written indication of interest (or amendment thereto) and copies of any proposed Alternative Acquisition Agreement (including any drafts thereof) and any proposed financing commitments related thereto (including drafts thereof).

(c) Notwithstanding anything to the contrary contained in Section 5.3(a), if at any time on or after the date of this Agreement, but prior to the time (but not after) the Company Stockholder Approval is obtained, (i) the Company has received a bona fide written Acquisition Proposal from a Third Party, (ii) such Acquisition Proposal did not result from a breach (other than a de minimus breach) of any of the provisions of this Section 5.3, (iii) the Company Board determines in good faith, after consultation with its financial advisors and outside counsel, that such Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal and (iv) after consultation with its outside counsel, the Company Board determines in good faith that the failure to take such actions would reasonably be expected to be inconsistent with its fiduciary duties to the stockholders of the Company under applicable Law, then the Company may take the following actions: (A) furnish information with respect to the Company to the Person making such Acquisition Proposal and/or (B) participate in discussions or negotiations with the Person making such Acquisition Proposal regarding such Acquisition Proposal; provided, that (i) prior to furnishing any such information or engaging in such negotiations or discussions, the Company receives from such Third Party an executed Acceptable Confidentiality Agreement, (ii) the Company will provide to Parent any information concerning the Company provided to such other Person which was not previously provided to Parent or the Parent Representatives substantially currently with such information being provided to such other Person, and (iii) the Company shall give Parent written notice of such determination promptly after the Company Board makes such determination and in any event prior to furnishing any such information or engaging in such negotiations or discussions.

(d) Subject to Section 5.3(e) and Section 5.3(f), from the date hereof until the earlier of the Effective Time and the termination of this Agreement in accordance with its terms, neither the Company Board nor any committee thereof will (i) withhold, withdraw or qualify (or modify in a manner adverse to Parent) (or publicly propose to withhold, withdraw, qualify or so modify) the approval, recommendation or declaration of advisability by the Company Board or any such committee of this Agreement, the Merger or any of the other transactions contemplated hereby, (ii) approve, recommend, or otherwise declare advisable (or publicly propose to approve, recommend or otherwise declare advisable) any Acquisition Proposal, (iii) submit any Acquisition Proposal or any matter related thereto to the vote of the stockholders of the Company or (iv) authorize, commit, resolve or agree to take any such actions (each such action set forth in clauses (i) through (iv) being referred to as a “Change of Board Recommendation”).

(e) Notwithstanding anything to the contrary contained in this Article 5, if (i) the Company has received a bona fide written Acquisition Proposal from a Third Party that is binding and has been irrevocably committed to by such Third Party in writing and that did not result from a breach (other than a de minimus breach) of the provisions of this Section 5.3 and that the Company Board determines in good faith, after consultation with outside counsel and its financial advisors, constitutes a Superior Proposal, after giving effect to all of the adjustments to the terms and conditions of this Agreement that have been delivered to the Company by Parent in writing during the Notice Period provided pursuant to this Section 5.3(e), that are binding and have been irrevocably committed to by Parent in writing and (ii) the Company Board determines in good faith, after consultation with its financial advisors and its outside counsel, that a failure to cause the Company to enter into an Alternative Acquisition Agreement with respect to such Superior Proposal would reasonably be expected to be inconsistent with its fiduciary duties to the stockholders of the Company under applicable Law, then, prior to the time (but not after) the Company Stockholder Approval is obtained, the Company Board may terminate this Agreement pursuant to Section 7.1(d) to enter into an Alternative Acquisition Agreement with respect to such Superior Proposal; provided, however, that the Company may not terminate this Agreement pursuant to Section 7.1(d), and any purported termination pursuant to Section 7.1(d) will be void and of no force or effect, unless the Company pays the Breakup Fee in accordance with Section 7.2(b); and provided, further, that the Company Board may not terminate this Agreement pursuant to Section 7.1(d) unless:

i. the Company has provided prior written notice to Parent, at least four Business Days in advance (the “Notice Period”), of the Company’s intention to take such action with respect to such Superior Proposal (it being understood that the delivery of such notice and any amendment or update thereto and the determination to so deliver such notice, update or amendment will not, by itself, constitute a Change of Board Recommendation or otherwise give rise to a Triggering Event), which notice will specify the material terms and conditions of such Superior Proposal (including the identity of the party making such Superior Proposal), and the Company has contemporaneously provided a copy of the relevant proposed transaction agreements with the party making such Superior Proposal, including any definitive agreement with respect to such Superior Proposal and any related financing commitments;

ii. prior to terminating this Agreement to enter into an Alternative Acquisition Agreement with respect to such Superior Proposal, the Company will, and will cause the Company Representatives to, during the Notice Period, negotiate with Parent in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Acquisition Proposal ceases to constitute a Superior Proposal; and

iii. the Company Board shall have considered any adjustments to this Agreement (including a change to the price terms hereof) and any other agreements that may be proposed in writing by Parent (the “Proposed Changed Terms”) and shall have determined in good faith (after consultation with its financial advisors and its outside counsel) that the Superior Proposal would continue to constitute a Superior Proposal if such Proposed Changed Terms were to be given effect. In the event of any revisions to the price of or other material revisions to the terms of a Superior Proposal, the Company will be required to deliver a new written notice to Parent and to comply with the requirements of this Section 5.3(e) with respect to such new written notice; provided, that the Notice Period for any subsequent notice will be shortened from four Business Days to three Business Days.

(f) Notwithstanding anything to the contrary contained herein, prior to the time (but not after) the Company Stockholder Approval is obtained, solely in response to an Intervening Event, the Company Board may make a Change of Board Recommendation under clause (i) of the definition thereof if the Company Board has determined in good faith, after consultation with its outside legal counsel and taking into account the results of any negotiations with Parent as contemplated by subsection (ii) below and any offer from Parent contemplated by subsection (iii) below, that the failure to take such action would reasonably be expected to be inconsistent with its fiduciary duties to the stockholders of the Company under applicable Law; provided, however, that the

Company Board may not withdraw, modify or amend the Company Board Recommendation in a manner adverse to Parent pursuant to the foregoing unless:

i. the Company shall have provided prior written notice to Parent, at least four Business Days in advance (the “Intervening Event Notice Period”), of the Company’s intention to make a Change of Board Recommendation (it being understood that the delivery of such notice and any amendment or update thereto and the determination to so deliver such notice, update or amendment shall not, by itself, constitute a Change of Board Recommendation or otherwise give rise to a Triggering Event), which notice shall specify the Company Board’s reason for proposing to effect such Change of Board Recommendation (including a description of such Intervening Event in reasonable detail);

ii. prior to effecting such Change of Board Recommendation, the Company shall, and shall cause the Company Representatives to, during the Intervening Event Notice Period negotiate with Parent in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of this Agreement in such a manner that would obviate the need for the Company Board to effect such Change of Board Recommendation; and

iii. Parent shall not have, within the Intervening Event Notice Period, made a written, binding and irrevocable (through the expiration of such period) offer to modify the terms and conditions of this Agreement, which is set forth in a definitive written amendment to this Agreement delivered to the Company and executed on behalf of Parent and Merger Sub, that the Company Board has in good faith determined (after consultation with its outside legal counsel and its financial advisor) would obviate the need for the Company Board to effect such Change of Board Recommendation.

(g) Nothing contained in this Agreement shall prohibit the Company (i) from taking and disclosing to the stockholders of the Company a position contemplated by Rule 14e–2(a) promulgated under the Exchange Act or complying with the provisions of Rule 14d–9 promulgated under the Exchange Act or (ii) making any disclosure to the stockholders of the Company that the Company Board determines to make in good faith (after consultation with its outside counsel) in order to fulfill its fiduciary duties under, or in order to otherwise comply with, applicable Law; provided, however, that any such disclosure shall be deemed a Change of Board Recommendation unless any such disclosure (A) includes the Company Board Recommendation, without any modification thereof, (B) does not contain a Change of Board Recommendation and (C) expressly rejects any applicable Acquisition Proposal; and, provided, further, that no Change of Board Recommendation may be made except in accordance with the terms of Section 5.3.

5.4 Stockholder Approval; Preparing of Proxy Statement.

(a) The Company shall use its reasonable best efforts file with the SEC a preliminary Proxy Statement that complies in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder and other applicable Law as soon as practicable following the date hereof (and in any event will use reasonable best efforts to file the preliminary Proxy Statement no later than fifteen Business Days after the date of this Agreement), provided that Parent promptly provides such information regarding Parent and Merger Sub that the Company may reasonably request for inclusion in the Proxy Statement.

(b) The Company shall use its reasonable best efforts to respond promptly to any comments from the SEC or the staff of the SEC on the Proxy Statement. The Company shall use its reasonable best efforts to cause the Proxy Statement to be mailed to its stockholders as promptly as practicable (and in any event within five (5) Business Days following the later of (i) the resolution of any comments from the SEC or the staff of the SEC with respect to the preliminary Proxy Statement and (ii) the expiration of the ten day waiting period provided in Rule 14a-6(a) promulgated under the Exchange Act (such later date, the “Clearance Date”)). No filing of, or amendment or supplement to, or written response to staff comments on, the Proxy Statement will be made by the Company, without providing Parent and its counsel a reasonable opportunity to review and comment thereon and giving reasonable consideration in good faith to such comments (it being understood that Parent and its counsel shall provide any comments thereon as soon as reasonably practicable in order to provide the Company and its counsel sufficient opportunity to review and consider such comments in advance of any such filing, amendment or supplement). If at any time prior to the Company Stockholder Meeting (or any adjournment or postponement thereof) any information relating to the Company or Parent, or any of their respective Affiliates, directors or officers, is discovered by the Company or Parent which is required to be set forth in an amendment or supplement to the Proxy Statement, so that the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other parties hereto and the Company shall use its reasonable best efforts to promptly file an appropriate amendment or supplement describing such information with the SEC and, to the extent required by applicable Law, disseminate such amendment or supplement to the stockholders of the Company. The Company shall notify Parent promptly of the receipt of any comments from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Proxy Statement or for additional information and shall supply Parent with copies of all correspondence between the Company or any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the Proxy Statement.

(c) The Company shall use its reasonable best efforts to duly call, establish a record date for, give notice of, convene and hold a meeting of its stockholders, for the purpose of voting upon the adoption of this Agreement (the “Company Stockholder Meeting”), so that the Company Stockholder Meeting occurs as soon as possible following the Clearance Date, in accordance with applicable Law and the Company Charter and Company Bylaws. The Company shall not adjourn, postpone, cancel, recess or reschedule the Company Stockholder Meeting; provided, that the Company may postpone or adjourn the Company Stockholder Meeting without the prior written consent of Parent (but after consultation with Parent) (i) if as of the time for which the Company Stockholder Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient shares of Voting Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Stockholder Meeting or to the extent that at such time the Company has not received proxies sufficient to allow the receipt of the Company Stockholder Approval at the Company Stockholder Meeting or (ii) to allow time for the filing and dissemination of, and a sufficient period for evaluation by the Company’s stockholders of, any supplemental or amended disclosure document to the extent that the Company Board has determined in good faith (after consultation with the Company’s outside legal counsel) is necessary or required under applicable Law. Except to the extent that the Company Board shall have effected a Change of Board Recommendation as permitted by Section 5.3(e) or Section 5.3(f), the Company shall use reasonable best efforts to obtain the Company Stockholder Approval and shall include in the Proxy Statement the Company Board Recommendation. Without limiting the generality of the foregoing, unless this Agreement has been terminated in accordance with its terms, the Company shall submit this Agreement for adoption by its stockholders at the Company Stockholder Meeting whether or not a Change of Board Recommendation shall have occurred.

(d) Immediately following the execution of this Agreement, Parent shall execute and deliver, in accordance with Section 228 of the DGCL and in its capacity as the sole stockholder of Merger Sub, a written consent adopting this Agreement.

5.5 Appropriate Action; Consents; Filings.

(a) Subject to the terms of this Agreement, the Company and Parent will use their respective reasonable best efforts to (i) take, or cause to be taken, all appropriate action and do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable and (ii) obtain from any Governmental Entities any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained by Parent or the Company or any of their respective Subsidiaries, or to avoid any action or proceeding by any

Governmental Entity (including, without limitation, those in connection with the HSR Act), in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated herein, including the Merger; provided, that the Company and Parent will cooperate with each other in connection with (x) determining whether any action by or in respect of, or filing with, any Governmental Entity is required, in connection with the consummation of the Merger and (y) seeking any such actions, consents, approvals or waivers or making any such filings. The Company and Parent will furnish to each other all information required for any application or other filing under the rules and regulations of any applicable Law in connection with the transactions contemplated by this Agreement. The Company and Parent will give (or will cause their respective Subsidiaries to give) any notices to third parties, and use, and cause their respective Subsidiaries to use, their commercially reasonable efforts to obtain any third-party consents (i) necessary, proper or advisable to consummate the transactions contemplated by this Agreement (including any consent under any Contract, which by its terms requires consent in connection with the transactions contemplated by this Agreement), or (ii) required to be disclosed in the Company Disclosure Schedule. If requested by Parent, the Company shall request and use commercially reasonable efforts to obtain customary payoff letters, Lien terminations and instruments of discharge, relating to any Indebtedness of the Company to be paid off, terminated or discharged at the Closing.

(b) In furtherance and not in limitation of Section 5.5(a), each party hereto agrees to make any appropriate filings, if necessary or advisable, pursuant to the HSR Act or other applicable Competition Laws with respect to the Merger as promptly as practicable and in any event within ten (10) Business Days of the date of this Agreement (unless otherwise mutually agreed between the parties). Each of Parent, Merger Sub and the Company will (i) cooperate and coordinate with the other in the making of any filings or submissions that are required to be made under any applicable Laws or requested to be made by any Governmental Entity in connection with the transactions contemplated by this Agreement, (ii) supply the other or its outside counsel with any information that may be required or requested by any Governmental Entity in connection with such filings or submissions, (iii) supply any additional information that may be required or requested by the Federal Trade Commission, the Department of Justice or other Governmental Entities in which any such filings or submissions are made as promptly as practicable, (iv) use their reasonable best efforts to cause the expiration or termination of the applicable waiting periods under any applicable Laws as soon as reasonably practicable and (v) take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to obtain any consents, licenses, permits, waivers, approvals, authorizations or orders required under or in connection with any applicable Laws or from any Governmental Entity, and to enable all waiting periods under applicable Laws to expire, and to avoid or eliminate each and every impediment under applicable Laws asserted by any Governmental Entity, in each case, to cause the Merger and the other transactions contemplated hereby to occur as promptly as practicable following the date of this Agreement (and prior to the Outside Date), including but not limited to (A) promptly complying with any requests for additional information (including to certify that such party has “substantially complied” with any request for additional information or documentary material issued by a Governmental Entity under 15 U.S.C. Section 18(a)(e) in conjunction with the transactions contemplated by this Agreement as promptly as practicable) by any Governmental Entity, (B) if necessary to obtain clearance by any Governmental Entity before the Outside Date, committing to, taking and effecting, by consent decree, hold separate order or otherwise, the sale, divestiture, license or other disposition of any business or assets, (in each case conditioned on the consummation of the Merger) and (C) contesting, defending and appealing any lawsuit or other legal proceeding, whether judicial or administrative, threatened or pending preliminary or permanent injunction or other order, decree or ruling or statute, rule, regulation or executive order that would adversely affect the ability of any party hereto to consummate the transactions contemplated hereby and taking any and all other actions to prevent the entry, enactment or promulgation thereof. Notwithstanding anything to the contrary in this Agreement, nothing contained in this Agreement shall require Parent or its Subsidiaries or the Company to take, or agree to take, any actions specified in this Section 5.5 that, individually or in the aggregate, would reasonably be expected to have a material adverse effect on Parent and its Subsidiaries, taken as a whole, or a Company Material Adverse Effect. Without limiting the generality of the foregoing, Parent will not, and will not permit any of its Subsidiaries to, enter into, significantly expand or publicly announce an agreement to form a joint venture, strategic alliance or strategic partnership with a major domestic air carrier or to acquire any assets, business or company if such agreement, individually or in the aggregate, would reasonably be expected to cause any of the conditions set forth in Section 6.1(b) or Section 6.1(c) not to be satisfied or would reasonably be expected to have the effect of preventing or delaying past the Outside Date the consummation of the Merger.

(c) Without limiting the generality of anything contained in this Section 5.5, each party hereto will: (i) give the other parties prompt notice of the making or commencement of any request, inquiry, investigation or Proceeding by or before any Governmental Entity with respect to the Merger or any of the other transactions contemplated by this Agreement; (ii) keep the other parties informed as to the status of any such request, inquiry, investigation or Proceeding; and (iii) promptly inform the other parties of any communication to or from the Federal Trade Commission, the Department of Justice, the FAA, the DOT, the FCC, the DHS, the TSA or any other Governmental Entity regarding the Merger. Each party hereto will consult and cooperate with the other parties and will consider in good faith the views of the other parties in connection with any filing, analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with the Merger or any of the other transactions contemplated by this Agreement. In addition, except as may be prohibited by any Governmental Entity or by any Law, in connection with any such request, inquiry, investigation or Proceeding, each party hereto will permit authorized Representatives of the other parties to be present at each meeting or conference relating to such request, inquiry, investigation or Proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Entity in connection with such request, inquiry, investigation or Proceeding.

5.6 Certain Notices. From and after the date of this Agreement until the Effective Time, each party hereto will promptly notify the other party hereto of (a) any written notice or other written communication received by such party from any Person alleging that the consent, approval, permission or waiver from such party is or may be required in connection with the Merger or any of the other transactions contemplated hereby, (b) any notice or other communication received by such party from any Governmental Entity in connection with the Merger or any of the other transactions contemplated hereby, (c) any Proceedings commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting the Company, or Parent or any of Parent’s Subsidiaries, as the case may be, that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to any Section of this Agreement or that relate to the consummation of the Merger or any of the other transactions contemplated by this Agreement, (d) the occurrence, or non-occurrence, of any event that would be likely to cause any condition to the obligations of any party to effect the Merger or any other transaction contemplated by this Agreement not to be satisfied or (e) the failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement which would reasonably be expected to result in any condition to the obligations of any party to effect the Merger or any other transaction contemplated by this Agreement not to be satisfied; provided, however, that the delivery of any notice pursuant to this Section 5.6 will not (A) limit or otherwise affect any of the representations, warranties, covenants, obligations or conditions contained in this Agreement, (B) otherwise prejudice in any way the rights and remedies contained in this Agreement, (C) be deemed to affect or modify such party’s reliance on the representations, warranties, covenants and agreements made by the other parties in this Agreement or (D) be deemed to amend or supplement the Company Disclosure Schedule or prevent or cure any misrepresentation, breach of warranty or breach of covenant by such party.

5.7 Public Announcements. Each of the Company, Parent and Merger Sub agrees that no public release or announcement concerning the transactions contemplated hereby will be issued by any party without the prior written consent of the Company and Parent (which consent will not be unreasonably withheld, delayed or conditioned), except as such release or announcement may be required by applicable Law or the rules or regulations of any applicable United States securities exchange or Governmental Entity to which the relevant party is subject, in which case the party required to make the release or announcement will use its commercially reasonable efforts to allow each other party reasonable time to comment on such release or announcement in advance of such issuance. The Company, Parent and Merger Sub agree that the press release announcing the execution and delivery of this Agreement will be a joint release of, and will not be issued prior to the approval of each of, the Company and Parent.

5.8 Employee Benefit Matters.

(a) For a period of one year following the Effective Time, Parent will provide, or will cause to be provided, to each employee of the Company who continues to be employed by Parent and Parent Subsidiaries (individually, a “Company Employee” and collectively, “Company Employees”) in the same geographic location at which such employee is employed as of the Closing Date who is not at the applicable time covered by a CBA (individually, a “Continuing Employee” and collectively, the “Continuing Employees”) base salary rate, commission, target bonus opportunity and benefits on terms at least as favorable in the aggregate as the corresponding cash compensation opportunities and benefits provided to the Continuing Employee by the Company immediately prior to the Effective Time. The employment terms and conditions of each Company Employee whose employment is covered by a CBA at the applicable time shall be governed by the applicable CBA.

(b) To satisfy the continuing benefit obligation of Section 5.8(a), Parent may either (i) continue Company Benefit Plans with respect to Continuing Employees, (ii) permit Continuing Employees and, as applicable, their eligible dependents, to participate in the employee benefit plans, programs or policies (including without limitation any plan intended to qualify within the meaning of Section 401(a) of the Code and any vacation, sick, or personal time off plans or programs) of Parent, or (iii) a combination of clauses (i) and (ii). To the extent Parent elects to have Continuing Employees and their eligible dependents participate in its employee benefit plans, program or policies following the Effective Time, Parent shall, and shall cause the Surviving Corporation to, treat, and cause the applicable benefit plans in which Continuing Employees are entitled to participate to treat (subject to any required approval of the applicable insurance provider), the service of Continuing Employees with the Company or any of its predecessors to the extent previously recognized by the Company as of the date hereof attributable to any period before the Effective Time as service rendered to Parent, the Surviving Corporation, or any Subsidiary of Parent for purposes of eligibility to participate, vesting and for other appropriate benefits including the applicability of minimum waiting periods for participation, but excluding benefit accrual (including minimum pension amount), equity incentive plans and eligibility for early retirement under any benefit plan of Parent or eligibility for retiree welfare benefit plans or as would otherwise result in a duplication of benefits. Without limiting the foregoing, Parent shall cause any pre-existing conditions or actively at work or similar limitations, eligibility waiting periods, evidence of insurability requirements or required physical examinations under any health or similar plan of Parent to be waived with respect to Continuing Employees and their eligible dependents (subject to any required approval of the applicable insurance provider); provided, however, that with respect to preexisting conditions, such conditions shall be waived to the extent waived under the corresponding plan in which Continuing Employees participated immediately prior to the date Continuing Employees and their eligible dependents are transitioned to Parent’s health or similar plans. Parent shall also use commercially reasonable efforts to cause any deductibles paid by Continuing Employees under any of the Company’s health plans in the plan year in which Continuing Employees and their eligible dependents are transitioned to Parent’s health or similar plans to be credited towards deductibles under the health plans of Parent or any Subsidiary of Parent.

(c) For the terms of the agreements or arrangements, Parent shall honor, and shall cause the Company or the Surviving Corporation, as applicable, to honor, in accordance with their terms, the employment, severance and change in control agreements and arrangements that are listed on Section 5.8(c) of the Company Disclosure Schedule.

(d) Nothing in this Agreement will require the continued employment of any Person. No provision of this Agreement will constitute an amendment of, or will prevent Parent or the Surviving Corporation from amending or terminating, any Company Benefit Plan or benefit plans of any Parent or Parent Subsidiaries.

(e) The Company and Parent acknowledge and agree that all provisions contained in this Section 5.8 with respect to employees are included for the sole benefit of the respective parties and will not create any right in any other Person, including any employees, former employees, any participant in any Company Benefit Plan or any beneficiary thereof, nor will require the Company to continue or amend any particular benefit plan after the consummation of the transactions contemplated by this Agreement for any employee or former employee of the Company, and any such plan may be amended or terminated in accordance with its terms and applicable Law.

(f) Notwithstanding any provision in this Agreement to the contrary, nothing in this Section 5.8 shall create any third party beneficiary rights in any Company Employee or current or former Service Provider (or any beneficiaries or dependents thereof).

5.9 Indemnification of Directors and Officers.

(a) For a period of six years from and after the Effective Time, Parent and the Surviving Corporation will indemnify and hold harmless all past and present directors and officers of the Company (as applicable) to the same extent such Persons are required to be indemnified as of the date of this Agreement by the Company pursuant to applicable Law, the Company Charter, the Company Bylaws and indemnification agreements as in effect on the date of this Agreement and Made Available to Parent with any directors and officers of the Company arising out of acts or omissions in their capacity as directors or officers of the Company occurring at or prior to the Effective Time. Parent and the Surviving Corporation will advance expenses (including reasonable legal fees and expenses) incurred in the defense of any Proceedings with respect to the matters subject to indemnification pursuant to this Section 5.9(a) to the same extent such Persons are required to be advanced expenses by, and in accordance with the procedures set forth in, the Company Charter and the Company Bylaws and indemnification agreements as in effect on the date of this Agreement and Made Available to Parent with any directors and officers of the Company.

(b) For a period of six years from and after the Effective Time, Parent will cause the certificate of incorporation and bylaws of the Surviving Corporation to contain provisions no less favorable with respect to exculpation and indemnification of directors and officers of the Company for periods at or prior to the Effective Time than are currently set forth in the Company Charter and the Company Bylaws.

(c) For six years from and after the Effective Time, Parent will cause the Surviving Corporation to maintain for the benefit of the Company’s directors and officers, as of the date of this Agreement and as of the Effective Time, an insurance and indemnification policy that provides coverage for events occurring prior to the Effective Time (the “D&O Insurance”) that is substantially equivalent to and in any event not less favorable in the aggregate than the Company’s existing policy (accurate and complete copies which have been Made Available to Parent) or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided, however, that the Surviving Corporation will not be required to pay an annual premium for the D&O Insurance in excess of 300% of the last annual premium paid prior to the date of this Agreement (which annual premium is hereby represented and warranted by the Company to be as set forth in Section 5.9(c) of the Company Disclosure Schedule). The Company shall have the right to obtain prior to the Effective Time (and the provisions of the immediately preceding sentence will be deemed to have been satisfied if the Company has obtained prior to the Effective Time) prepaid “tail” insurance policies on terms and conditions providing at least substantially equivalent benefits as the D&O Insurance currently maintained by the Company for the benefit of its directors and officers, which provides such directors and officers with coverage for an aggregate period of six years with respect to claims arising from facts or events that occurred on or before the Effective Time, including in respect of the transactions contemplated by this Agreement. If such prepaid policies have been obtained prior to the Effective Time, Parent will cause the Surviving Corporation to maintain such policies in full force and effect and continue to honor the obligations thereunder.

(d) In the event Parent or the Surviving Corporation (i) consolidates with or merges into any other Person and will not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then proper provision will be made so that such continuing or surviving corporation or entity or transferee of such assets, as the case may be, will assume the obligations set forth in this Section 5.9.

(e) The obligations under this Section 5.9 will (i) continue, notwithstanding any six-year limitation referred to above, until the final disposition of any action, suit, proceeding or investigation brought or commenced during such six-year period and (ii) not be terminated or modified in such a manner as to adversely affect any indemnitee to whom this Section 5.9 applies without the consent of such affected indemnitee (it being expressly agreed that the indemnitees to whom this Section 5.9 applies will be third-party beneficiaries of this Section 5.9).

5.10 State Takeover Laws. The Company and the Company Board shall take no action to cause any “control share acquisition,” “fair price,” “business combination” or other anti-takeover Laws to become applicable to this Agreement, the Merger (including the acquisition of Shares pursuant thereto), the Support Agreement or any of the transactions contemplated hereby or thereby. If any “control share acquisition,” “fair price,” “business combination” or other anti-takeover Laws becomes or is deemed to be applicable to the Company, Parent, Merger Sub or the Merger, including the acquisition of Shares pursuant thereto, this Agreement, the Support Agreement or any other transaction contemplated hereby or thereby, then the Company Board will take all action necessary to render such Law inapplicable to the foregoing.

5.11 Parent Agreement Concerning Merger Sub. Parent agrees to cause Merger Sub to comply with its obligations under this Agreement.

5.12 Section 16 Matters. Prior to the Effective Time, the Company Board, or an appropriate committee of non-employee directors thereof, will adopt a resolution consistent with the interpretive guidance of the SEC so that the disposition by any officer or director of the Company who is a covered Person of the Company for purposes of Section 16 of the Exchange Act (“Section 16”) of Shares (including Company RSAs), Company RSUs or Company Options pursuant to this Agreement and the Merger will be an exempt transaction for purposes of Section  16.

5.13 Stock Exchange Delisting; Deregistration. Prior to the Closing Date, the Company and Parent will cooperate and use their respective reasonable best efforts to cause the delisting of the shares of Company Common Stock from NASDAQ and the deregistration of such shares as promptly as practicable following the Effective Time in compliance with applicable Law.

5.14 Stockholder Litigation. The Company will promptly provide Parent with any pleadings and correspondence relating to any Proceedings involving the Company or any of its officers or directors relating to this Agreement, the Support Agreement or the transactions contemplated hereby or thereby (including derivative claims) and will keep Parent reasonably informed regarding the status of any such Proceedings. The Company will cooperate with, and to the extent reasonably practicable, give Parent the opportunity to consult and participate with respect to the defense or settlement of any such Proceeding, and no such settlement will be agreed to without the prior written consent of Parent (such consent not to be unreasonably withheld, delayed or conditioned).

5.15 Director Resignations. At the Closing, the Company shall deliver to Parent evidence reasonably satisfactory to Parent of the resignation, effective at the Effective Time, of each director of the Company in office as of immediately prior to the Effective Time.

5.16 FIRPTA Certificate. Not earlier than thirty days prior to the Closing Date, the Company shall deliver to Parent a statement, issued by the Company in accordance with Treasury Regulations section 1.1445-2(c)(3) and sworn under penalty of perjury, certifying that the Company has not been a U.S. real property holding corporation at any time during the period specified by Treasury Regulations section 1.1445-2(c)(3).

5.17 Termination of 401(k) Plan. If requested by Parent in writing not later than ten (10) calendar days prior to Closing, the Company will adopt, or will cause to be adopted, all necessary corporate resolutions (which shall be subject to Parent’s reasonable and timely review and approval) to terminate each 401(k) Plan sponsored or maintained by the Company, effective as of no later than one day prior the Effective Time (but such termination may be contingent upon the Closing). For this purpose, the term “401(k) Plan” means any Company Benefit Plan that is intended to be qualified under Code Section 401(a) which includes a cash or deferred arrangement intended to qualify under Code Section 401(k). The Company shall provide Parent with a copy of resolutions duly adopted by the Company Board so terminating any such 401(k) Plan.

ARTICLE 6

CONDITIONS TO CONSUMMATION OF THE MERGER

6.1 Conditions to Obligations of Each Party Under This Agreement. The respective obligations of each party to consummate the Merger will be subject to the satisfaction or written waiver at or prior to the Effective Time of each of the following conditions:

(a) The Company Stockholder Approval shall have been obtained.

(b) (i) The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated, (ii) any approval or authorization required to be obtained from the FAA and the DOT in connection with the consummation of the Merger shall have been obtained and (iii) any approval or authorization required to be obtained from any other Governmental Entity for the consummation of the Merger shall have been obtained (except, in the case of clause (iii), the failure of which to obtain would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or a Parent Material Adverse Effect).

(c) (i) No Governmental Entity of competent jurisdiction shall have issued an Order or taken any other action enjoining or otherwise prohibiting the making or consummation of the Merger and (ii) there shall be no Law in effect which makes the Merger illegal or prohibits or otherwise prevents the consummation of the Merger.

6.2 Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger will be subject to the satisfaction or written waiver at or prior to the Effective Time of each of the following conditions:

(a) (i) Each representation or warranty of the Company contained in Section 3.1(a), Section 3.3, Section 3.9, Section 3.23 and Section 3.24 of this Agreement shall be true and correct in all material respects as of the Closing Date with the same force and effect as if made on and as of such date, except for any representation and warranty that is expressly made as of a specific date or time (which needs only be true and correct in all respects as of such date or time), (ii) each representation or warranty of the Company contained in the first sentence of Section 3.2(a), the first sentence of Section 3.2(b) and Section 3.2(c) shall be true and correct in all respects (except for inaccuracies that would not, individually or in the aggregate, reasonably be expected to cause the aggregate consideration to be paid by Parent and Merger Sub under this Agreement to increase by more than $5,000,000) as of the Closing Date with the same force and effect as if made on and as of such date, except for any representation and warranty that is expressly made as of a specific date or time (which needs only be true and correct in all respects as of such date or time) and (iii) all other representations and warranties of the Company contained in this Agreement (without giving effect to any references to any Company Material Adverse Effect or materiality qualifications and other qualifications based upon the concept of materiality or similar phrases contained therein, other than the representations set forth in Section 3.11(b), the first sentence of Section 3.31 or in the term “Company Material Contract”) shall be true and correct in all respects as of the Closing Date with the same force and effect as if made on and as of such date, except for any representation and warranty that is expressly made as of a specific date or time (which needs only be true and correct in all respects as of such date or time), except as has not had and would not reasonably be expected to have, individually or in the aggregate with all other such failures to be true or correct, a Company Material Adverse Effect.

(b) The Company shall have performed and complied in all material respects with the agreements and covenants to be performed or complied with by it under this Agreement at or prior to the Closing.

(c) Since the date of this Agreement, there shall not have occurred any change, event, development, condition, occurrence or effect or state of facts that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.

(d) Merger Sub shall have received a certificate of the Company, executed by an executive officer of the Company, dated as of the Closing Date, certifying that the conditions set forth in subsections (a) and (b) of this Section 6.2 have been satisfied.

6.3 Conditions to Obligations of the Company. The obligation of the Company to consummate the Merger will be subject to the satisfaction or (to the extent permitted by applicable Law) written waiver at or prior to the Effective Time of each of the following conditions:

(a) Each representation or warranty of Parent and Merger Sub contained in this Agreement (without giving effect to any references to any Parent Material Adverse Effect or materiality qualifications and other qualifications based upon the concept of materiality or similar phrases contained therein) shall be true and correct in all respects as of the Closing Date with the same force and effect as if made on and as of such date, except for any representation and warranty that is expressly made as of a specific date or time (which needs only be true and correct in all respects as of such date or time), except as has not had and would not reasonably be expected to have, individually or in the aggregate with all other such failures to be true or correct, a Parent Material Adverse Effect.

(b) Each of Parent and Merger Sub shall have performed and complied in all material respects with the agreements and covenants to be performed or complied with by it under this Agreement at or prior to the Closing.

(c) The Company shall have received a certificate of Merger Sub, executed by an executive officer of Merger Sub, dated as of the Closing Date, certifying that the conditions set forth in subsections (a) and (b) of this Section 6.3 have been satisfied.

ARTICLE 7

TERMINATION, AMENDMENT AND WAIVER

7.1 Termination. This Agreement may be terminated, and the Merger contemplated hereby may be abandoned by action taken or authorized by the Board of Directors of the terminating party or parties, whether before or, subject to the terms hereof, after adoption of this Agreement by the stockholders of the Company or of Merger Sub:

(a) By mutual written consent of Parent and the Company, by action of their respective Boards of Directors, at any time prior to the Effective Time;

(b) By either the Company or Parent, if any court of competent jurisdiction or other Governmental Entity has issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger, which Order or other action has become final and nonappealable (which Order the party seeking to terminate this Agreement has used its reasonable best efforts to resist, resolve or lift, as applicable, subject to the provisions of Section 5.5);

(c) By Parent, at any time prior to the Effective Time if a Triggering Event has occurred;

(d) By the Company, prior to obtaining the Company Stockholder Approval, in connection with the Company Board’s causing the Company to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal in accordance with Section 5.3(e); provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(d) will not be available unless (i) the Company shall have complied in all material respects with Section 5.3, (ii) prior to or concurrently with such termination, the Company pays to Parent by wire transfer in immediately available funds the Breakup Fee and (iii) substantially concurrently with such termination, the Company enters into a definitive Alternative Acquisition Agreement with respect to such Superior Proposal;

(e) By Parent or the Company, if the Effective Time has not occurred on or before January 1, 2017 (the “Outside Date”); provided, however, that either the Company or Parent may, upon written notice to the other party, extend the Outside Date to July 1, 2017 if the condition set forth in Section 6.1(b) has not been satisfied prior to the initial Outside Date but all other conditions to Closing shall be or shall be capable of being fulfilled (assuming the Closing were to occur on the initial Outside Date);

(f) By Parent, if: (i) there is an Uncured Inaccuracy in any representation or warranty of the Company contained in this Agreement or a breach of any covenant of the Company contained in this Agreement, in any case, such that any condition to the Merger in Section 6.2(a) or Section 6.2(b) is not satisfied, (ii) Parent has delivered to the Company written notice of such Uncured Inaccuracy or breach and (iii) either such Uncured Inaccuracy or breach is not capable of cure or, if curable, has not been cured in all material respects prior to the earlier of (x) the Outside Date and (y) the thirtieth day following the delivery of such written notice to the Company; provided, however, that Parent will not be permitted to terminate this Agreement pursuant to this Section 7.1(f) if: (A) any material covenant of Parent or Merger Sub contained in this Agreement has been breached in any material respect, and such breach has not been cured in all material respects; or (B) there is an Uncured Inaccuracy in any representation or warranty of Parent or Merger Sub contained in this Agreement such that the condition to the Merger in Section 6.3(a) is not satisfied;

(g) By the Company, if: (i) there is an Uncured Inaccuracy in any representation or warranty of Parent or Merger Sub contained in this Agreement or breach of any covenant of Parent or Merger Sub contained in this Agreement has had or is reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect, (ii) the Company has delivered to Parent written notice of such Uncured Inaccuracy or breach and (iii) either such Uncured Inaccuracy or breach is not capable of cure or, if curable, has not been cured in all material respects prior to the earlier of (x) the Outside Date and (y) the thirtieth day following the delivery of such written notice to Parent; provided, however, that the Company will not be permitted to terminate this Agreement pursuant to this Section 7.1(g) if: (A) any material covenant of the Company contained in this Agreement has been breached in any material respect, and such breach has not been cured in all material respects; or (B) there is an Uncured Inaccuracy in any representation or warranty of the Company contained in this Agreement such that the condition to the Merger in Section 6.2(a) is not satisfied; or

(h) By Parent or the Company, if the Company Stockholder Approval shall not have been obtained at the Company Stockholder Meeting duly convened therefor or at any adjournment or postponement thereof at which a vote on such adoption was taken.

7.2 Effect of Termination.

(a) In the event of termination of this Agreement by either the Company or Parent as provided in Section 7.1, this Agreement will forthwith become void and of no effect, and there will be no liability or obligation on the part of Parent, Merger Sub or the Company or their respective Subsidiaries, officers or directors except (i) with respect to the penultimate sentence of Section 5.2(a), this Section 7.2 and Article 8 and (ii) with respect to any liabilities or damages incurred or suffered by a party as a result of the willful and material breach by another party of any of its representations, warranties, covenants or other agreements set forth in this Agreement.

(b) In the event that this Agreement is terminated pursuant to Section 7.1(c) or Section 7.1(d), then the Company will pay to Parent prior to or concurrent with such termination, in the case of a termination by the Company, or within two Business Days thereafter, in the case of a termination by Parent, the Breakup Fee.

(c) In the event that (i) this Agreement is terminated pursuant to Section 7.1(e), Section 7.1(f) (solely with respect to any willful and material breach of Section 5.3) or Section 7.1(h), (ii) prior to the date of the Company Stockholder Meeting (or prior to the termination of this Agreement if there has been no Company Stockholder Meeting) an Acquisition Proposal shall have been publicly announced or shall have become publicly known and (iii) within 12 months following the termination of this Agreement, the Company enters into a definitive written agreement providing for the consummation of any Acquisition Proposal or publicly recommends any Acquisition Proposal or any Acquisition Proposal is consummated, then, prior to or concurrent with the earlier to occur of the entry into a definitive written agreement providing for the consummation of any such Acquisition Proposal or the consummation of any such Acquisition Proposal, the Company will pay to Parent the Breakup Fee (provided, that for purposes of this Section 7.2(c), the term “Acquisition Proposal” will have the meaning assigned to such term in Section 8.4, except that the references to “20%” will be deemed to be references to “50.1%”).

(d) In no event shall the Company be required to pay the Breakup Fee to Parent on more than one occasion. All payments under this Section 7.2 will be made by wire transfer of immediately available funds to an account designated in writing by Parent. Each of the Company, Parent and Merger Sub acknowledges that (i) the agreements contained in this Section 7.2 are an integral part of the transactions contemplated by this Agreement, (ii) without these agreements, Parent, Merger Sub and the Company would not enter into this Agreement and (iii) the Breakup Fee is not a penalty, but rather is liquidated damages in a reasonable amount that will compensate Parent and Merger Sub in the circumstances in which such Breakup Fee is payable. Accordingly, if the Company fails to pay the fees due pursuant to this Section 7.2 or any portion thereof and, in order to obtain such payment, Parent or Merger Sub commences a suit which results in a final and non-appealable Order against the Company for such fee or any portion thereof, the Company shall pay to Parent and Merger Sub its costs and expenses (including reasonable attorney’s fees and disbursements) in connection with such suit, together with interest on the amount of the applicable fee (or any portion thereof that has not been paid timely in accordance with this Agreement) and on the amount of such costs and expenses, in each case from and including the date payment of such amount was due to through the date of actual payment at the prime rate set forth in The Wall Street Journal in effect on the date such payment was required to be made.

(e) Subject to Section 7.2(a) (solely with respect to any willful and material breach of Section 5.3), in the event that the Breakup Fee is paid or payable pursuant to this Section 7.2, Parent’s right to receive payment of the Breakup Fee shall be the sole and exclusive remedy of Parent and its Affiliates and Representatives against the Company and its Affiliates and Representatives under this Agreement or arising out of or related to this Agreement or the transactions contemplated hereby, and upon payment of such amount, none of the Company or any of its Affiliates or Representatives shall have any liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby, in each case whether based on contract, tort or strict liability, by the enforcement of any assessment, by any legal or equitable proceeding, by virtue of any statute, regulation or applicable Law or otherwise.

7.3 Amendment. This Agreement may be amended by the Company, Parent and Merger Sub by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time, whether before or after adoption of this Agreement by the stockholders of the Company or of Merger Sub; provided, however, that, after adoption of this Agreement by such stockholders, no amendment may be made which, by Law or in accordance with the rules of any relevant stock exchange, requires further approval by such stockholders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

7.4 Waiver. At any time prior to the Effective Time, Parent and Merger Sub, on the one hand, and the Company, on the other hand, may (i) extend the time for the performance of any of the obligations or other acts of the other, (ii) waive any Uncured Inaccuracies in the representations and warranties of the other contained herein or in any document delivered pursuant hereto and (iii) waive compliance by the other with any of the agreements or conditions contained herein. Any such extension or waiver will be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition will not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE 8

GENERAL PROVISIONS

8.1 Non-Survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement will survive the Effective Time. This Section 8.1 will not limit any covenant or agreement of the parties hereto which by its terms contemplates performance after the Effective Time.

8.2 Fees and Expenses. Subject to Section 7.2, all Expenses incurred by the parties hereto will be borne solely and entirely by the party which has incurred the same.

8.3 Notices. Any notices or other communications required or permitted under, or otherwise given in connection with, this Agreement will be in writing and will be deemed to have been duly given (i) when delivered or sent if delivered in Person or sent by facsimile or email transmission (provided confirmation of facsimile or email transmission is obtained) or (ii) on the next Business Day if transmitted by national overnight courier, in each case as follows:

If to Parent or Merger Sub, addressed to it at:

Alaska Air Group, Inc.

19300 International Boulevard

Seattle, Washington 98188

Attention: Kyle Levine

Facsimile No.: (206) 392-5807

Email: kyle.levine@alaskaair.com

with a copy to (for information purposes only):

O’Melveny & Myers LLP

610 Newport Center Drive, 17th Floor

Newport Beach, California 92660

Attention: Andor D. Terner/Paul Scrivano

Facsimile No.: (949) 823-6994

Email: aterner@omm.com/pscrivano@omm.com

If to the Company, addressed to it at:

Virgin America Inc.

555 Airport Boulevard

Burlingame, California 94010

Attention: John J. Varley

Facsimile No.: 650-762-7001

Email: john.varley@virginamerica.com

with a copy to (for information purposes only):

Latham & Watkins LLP

140 Scott Drive

Menlo Park, California 94025

Attention:	Tad J. Freese
Facsimile No.:	(650) 463-2600
Email:	tad.freese@lw.com

8.4 Certain Definitions. For purposes of this Agreement, the term:

“Acceptable Confidentiality Agreement” means any customary confidentiality agreement that (i) does not contain any provision prohibiting or otherwise restricting the Company from making any of the disclosures required to be made by Section 5.3 or any other provision of this Agreement and (ii) contains provisions that are no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement (provided, that such agreement need not contain any standstill or similar obligation).

“Acquisition Proposal” means any offer or proposal concerning any (a) merger, consolidation, reorganization, recapitalization, share exchange, business combination or similar transaction involving the Company, (b) sale, lease or other disposition of 20% or more of the Company’s assets, (c) issuance or sale by the Company of Equity Interests representing 20% or more of the voting power of the Company or 20% or more of the Company Common Stock, (d) transaction in which any Person will acquire beneficial ownership or the right to acquire beneficial ownership or any group has been formed which beneficially owns or has the right to acquire beneficial ownership of, Equity Interests representing 20% or more of the voting power of the Company or 20% or more of the Company Common Stock, or (e) any combination of the foregoing (in each case, other than the Merger, and irrespective of whether any such transaction is a single or multi-step transaction or series of transactions).

“Anticorruption Laws” means the US Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act 2010 and any other anticorruption or anti-bribery Law applicable to the Company.

“Affiliate” or “affiliate” means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first-mentioned Person.

“beneficial ownership” (and related terms such as “beneficially owned” or “beneficial owner”) has the meaning set forth in Rule 13d-3 under the Exchange Act.

“Blue Sky Laws” means any state securities, “blue sky” or takeover law.

“Breakup Fee” means an amount, in cash, equal to $78,500,000.

“Business” means the business conducted by the Company.

“Business Day” means any day (other than Saturday or Sunday) on which commercial banks banking in the County of New York, New York are not required or permitted by Law to close.

“Code” means the Internal Revenue Code of 1986.

“Company Benefit Plans” means, other than Foreign Benefit Plans, all material “employee benefit plans” as defined in Section 3(3) of ERISA and all material bonus, stock option, stock purchase, stock appreciation rights, restricted stock, stock-based or other equity-based, incentive, profit-sharing, deferred compensation, vacation, insurance, medical, welfare, fringe, retirement, retiree medical or life insurance, supplemental retirement, severance, termination or change in control or other material benefit plans, programs or arrangements, and all material employment, consulting, termination, severance or other contracts or agreements, whether or not in writing and whether or not funded, to which the Company is a party, with respect to which the Company has or may have any obligation, or which are maintained, contributed to or sponsored by the Company for the benefit of any current or former employee, officer, director or consultant of the Company.

“Company ESPP” means the Company’s Employee Stock Purchase Plan, as amended.

“Company Material Adverse Effect” means any change, event, development, condition, occurrence, circumstance, state of facts or effect (“Effect”) that (i) is, or would reasonably be expected to be, materially adverse to the business, condition (financial or otherwise), assets, liabilities or results of operations of the Company, taken as a whole, or (ii) would prevent, or delay beyond the Outside Date, the consummation of the Merger by the Company; provided, however, that, in the case of clause (i) above, none of the following will be deemed in themselves, either alone or in combination, to constitute, and that none of the following will be taken into account in determining whether there has been or will be, a Company Material Adverse Effect to the extent that such Effect arises out of or results from: (a) any change generally affecting the global economy, financial markets or political, economic or regulatory conditions or in any geographic region in which the Company conducts business; (b) general financial, credit or capital market conditions, including interest rates or exchange rates, or any changes therein; (c) any change generally affecting the airline industry, including changes in the general level of yields of or prices of aircraft or aircraft parts; (d) increases in the price of fuel, (e) any change proximately caused by the announcement or pendency of the transactions contemplated hereby, including the Merger, including any litigation resulting therefrom, and any loss or threatened loss of, or adverse change or threatened adverse change in, the relationship of the Company with its customers, employees, labor unions, financing sources, suppliers or strategic partners, in each case, solely to the extent resulting from the announcement or pendency of the transactions contemplated hereby (provided, however, that the exceptions in this clause (e) shall not apply to the Company’s representations and warranties in Section 3.4, Section 3.5, Section 3.12(f) or, to the extent related thereto, Section 6.2(a)); (f) any change proximately caused by the Company’s compliance with the terms of this Agreement, or action taken, or failure to act, to which Parent has consented in writing or which resulted from Parent withholding its consent under the terms of this Agreement; (g) acts of war (whether or not declared), the commencement, continuation or escalation of a war, acts of armed hostility, sabotage or terrorism or other international or national calamity or any material worsening of such conditions threatened or existing as of the date of this Agreement; (h) any hurricane, earthquake, flood, or other natural disasters or acts of God; (i) changes in Laws after the date hereof; (j) changes in GAAP after the date hereof; (k) any failure by the Company to meet any published or internally prepared estimates of revenues, earnings or other economic performance for any period ending on or after the date of this Agreement, in and of itself (it being understood that the facts and circumstances giving rise to such failure may be deemed to constitute, and may be taken into account in determining whether there has been, a Company Material Adverse Effect to the extent that such facts and circumstances are not otherwise excluded from the definition of “Company Material Adverse Effect”); or (l) a decline in the price of the Company Common Stock on NASDAQ or any other market in which such securities are quoted for purchase and sale, in and of itself (it being understood that the facts and circumstances giving rise or contributing to such decline may be deemed to constitute, and may be taken into account in determining whether there has been, a Company Material Adverse Effect to the extent that such facts and circumstances are not otherwise excluded from the definition of “Company Material Adverse Effect”); provided, further, that any Effect arising out of or resulting from any change or event referred to in clause (a), (b), (c), (i) or (j) above may constitute, and shall be taken into account in determining the occurrence of, a Company Material Adverse Effect to the extent such change or event materially and disproportionately impacts the Company as compared to any other air carriers operating in the United States airline industry.

“Competition Law” means any domestic or foreign antitrust, competition and merger control law or regulation that is applicable to the transactions contemplated by this Agreement.

“Contracts” means any legally binding contract, agreement, indenture, note, bond, license, lease, instrument, obligation, understanding, undertaking, permit, concession, franchise or any other legally binding commitment, plan or arrangement, whether oral or written, including all amendments thereto.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of stock or as trustee or executor, by Contract or credit arrangement or otherwise.

“Data Room” means the electronic data site established for Project Sharklet and hosted by RR Donnelly Venue on behalf of the Company and to which Parent and its Representatives have been given access in connection with the transactions contemplated by this Agreement.

“Environmental Laws” means any and all international, federal, state, local or foreign Laws, statutes, ordinances, regulations, treaties, policies, guidance, rules, judgments, orders, writs, court decisions or rule of common law, stipulations, injunctions, consent decrees, permits, restrictions and licenses, which (a) regulate or relate to the protection or clean-up of the environment; the use, treatment, storage, transportation, handling, disposal or release of Hazardous Substances, the preservation or protection of waterways, groundwater, drinking water, air, wildlife, plants or other natural resources, or the health and safety of Persons or property, including protection of the health and safety of employees; or (b) impose liability or responsibility with respect to any of the foregoing. For clarity, “Environmental Laws” also includes the Airport Noise and Capacity Act of 1990 (49 U.S.C. § 47521 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Clean Water Act (33 U.S.C. § 1251 et seq.), the Safe Drinking Water Act (42 U.S.C. § 300f et seq.), the Comprehensive Environmental Response, Compensation and Liability Act, Superfund Amendments and Reauthorization Act (42 U.S.C. § 9601 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. § 136 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.) the Hazardous Materials Transportation Act (49 U.S.C. § 5101 et seq.), the Emergency Planning & Community Right-to-Know Act (42 U.S.C. § 11001 et seq.) and the Oil Pollution Control Act (33 U.S.C. § 2701 et seq.) and any foreign, state or local counterparts.

“Environmental Permits” means any permit, approval, identification number, license and other authorization required under any applicable Environmental Law.

“Equity Interest” means any share, capital stock, partnership, member or similar interest in any Person, and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable thereto or therefor.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” of any entity means any other entity which, together with such entity, would be treated as a single employer under Section 414 of the Code.

“Expenses” includes all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, financing sources, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including the preparation, printing, filing and mailing of the Proxy Statement and any solicitation of stockholder approvals and all other matters related to the transactions contemplated by this Agreement.

“Foreign Benefit Plans” means benefit plans that are comparable to Company Benefit Plans that are maintained for the benefit of any current or former employee, officer or director of the Company or any of its Subsidiaries who is located primarily in a country other than the United States and/or their dependents or that are subject to the laws of any jurisdictions other than the United States, excluding any benefit plan mandated or pursuant to which the Company or its Subsidiaries is required to contribute, in either case, under applicable Law.

“GAAP” means generally accepted accounting principles as applied in the United States.

“Governmental Entity” means any nation, federal, state, county municipal, local or foreign government, or other political subdivision thereof or any other governmental, administrative, judicial, arbitral, legislative, executive, regulatory or self-regulatory authority, instrumentality, agency, commission or body and any entity exercising executive, legislative, judicial, regulatory, taxing or administrative functions of or pertaining to government.

“Government Official” means any (i) employee or official of a (A) Governmental Entity, (B) instrumentality of a Governmental Entity, including any state-owned or controlled enterprise, or government agency, or (C) public international organization, (e.g., The World Bank), (ii) political party or party official, or (iii) any Person working in an official capacity on behalf of any of the foregoing.

“group” has the meaning ascribed to in the Exchange Act, except where the context otherwise requires.

“Hazardous Substances” means any pollutant, chemical, substance, and any toxic, infectious, carcinogenic, reactive, corrosive, ignitable or flammable chemical, or chemical compound, or hazardous substance, material or waste, or any infectious agent or biological material, whether solid, liquid or gas, that is subject to regulation, control or remediation under any Environmental Laws, including without limitation, any quantity of asbestos in any form, urea formaldehyde, PCBs, radon gas, mold, crude oil or any fraction thereof, all forms of natural gas, petroleum products or by-products or derivatives.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Indebtedness” means, without duplication: (i) indebtedness for borrowed money, whether current or funded, fixed or contingent, secured or unsecured, (ii) indebtedness evidenced by bonds, debentures, notes, mortgages or similar instruments or debt securities, (iii) all indebtedness of others secured by a Lien on property or assets owned or acquired by such Person, whether or not the indebtedness secured thereby have been assumed by such Person and (iv) direct or indirect guarantees or other forms of credit support of any obligations described in clauses (i) through (iii) above of any Person.

“Intellectual Property Rights” means all (a) U.S. and foreign patents and patent applications and disclosures relating thereto (and any patents that issue as a result of those patent applications), and any renewals, reissues, reexaminations, extensions, continuations, continuations-in-part, divisions and substitutions relating to any of the patents and patent applications, as well as all related foreign patent and patent applications that are counterparts to such patents and patent applications, (b) U.S. and foreign trademarks, service marks, trade dress, logos, trade names and corporate names, whether registered or unregistered, and the goodwill associated therewith, together with any registrations and applications for registration thereof, (c) U.S. and foreign copyrights and rights under copyrights, whether registered or unregistered, including moral rights, and any registrations and applications for registration thereof, (d) rights in databases and data collections (including knowledge databases, customer lists and customer databases) under the laws of the United States or any other jurisdiction, whether registered or unregistered, and any applications for registration therefor, (e) Trade Secrets and (f) URL and Internet domain name registrations.

“Intervening Event” means any development or change in circumstances that materially affects the business, assets or operations of the Company (other than any development or change in circumstances resulting from a breach of this Agreement by the Company) that was not known to, and not reasonably foreseeable by, the Company Board as of the date hereof and becomes known to the Company Board after the date hereof; provided, that in no event shall any development or change in circumstances resulting from or relating to the receipt of any Acquisition Proposal give rise to an Intervening Event.

“IRS” means the United States Internal Revenue Service.

“knowledge” of a Person means the actual knowledge of the Chief Executive Officer, the Chief Financial Officer, the Vice President and Controller and General Counsel of the Company.

“Law” means any federal, state, local or foreign law (including common law), statute, code, ordinance, rule, regulation, order, judgment, writ, stipulation, award, injunction, decree, arbitration award or finding or any other legally enforceable requirement.

“Lien” means any lien, mortgage, pledge, conditional or installment sale agreement, encumbrance, restriction, charge, option, lease, right of first refusal, easement, security interest, deed of trust, right-of-way, encroachment, community property interest or other claim or restriction of any nature, whether voluntarily incurred or arising by operation of Law (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, and any limitation or restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“Made Available” means that such information, document or material was made available for review by Parent or Parent’s Representatives in the Data Room, in each case, prior to 5:00 p.m. Pacific time on the date hereof.

“Parent Material Adverse Effect” means any change, event, development, condition, occurrence or effect that prevents or materially delays, or would prevent or delay beyond the Outside Date, consummation of the Merger by Parent or Merger Sub.

“Permitted Liens” means (a) Liens for Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings and, if required by GAAP, for which adequate reserves have been established in the most recent financial statements included in the Company SEC Documents, (b) Liens in favor of vendors, carriers, warehousemen, repairmen, mechanics, workmen, materialmen, construction or similar liens or other encumbrances arising by operation of Law and (c) Liens that do not materially detract from the value or materially interfere with any present or intended use of such property or assets.

“Person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d) of the Exchange Act).

“Proxy Statement” means, collectively, the letter to stockholders, notice of meeting, proxy statement and form of proxy, or the information statement, as the case may be, if any, to be distributed to stockholders of the Company in connection with the Merger (including any amendments or supplements).

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing, or allowing to escape or migrate into or through the environment, including ambient air, surface water, groundwater, land surface or subsurface strata.

“Sanctioned Country” means any country or territory subject to economic sanctions or trade restrictions of the United States, Canada, the United Kingdom, the European Union, or the United Nations that broadly prohibit or restrict dealings with such country (currently the Crimea region of Ukraine, Cuba, Iran, North Korea, Sudan and Syria).

“Sanctioned Person” means any Person with whom dealings are restricted or prohibited by any economic sanctions imposed by the United States, Canada, the United Kingdom, the European Union, or the United Nations, including (i) any Person identified in any sanctions list maintained by (A) the United States government, including the United States Department of Treasury, Office of Foreign Assets Control

(“OFAC”), the United States Department of Commerce, Bureau of Industry and Security (“BIS”), and the United States Department of State; (B) the federal government of Canada, including by Foreign Affairs, Trade and Development Canada; (C) the government of the United Kingdom, including HM Treasury; (D) the European Union; or (E) the United Nations Security Council; (ii) any Person located, organized, or resident in, or a government instrumentality of, any Sanctioned Country; and (iii) any Person directly or indirectly owned or controlled by or acting on behalf of a Person described in clauses (i) or (ii).

“Sanctions Laws” means all applicable Laws concerning embargoes, economic sanctions or export restrictions, including those administered by OFAC, BIS, and the Department of State in the United States and similar laws of other relevant jurisdictions.

“Securities Act” means the Securities Act of 1933.

“Software” means computer software and programs in any form and all versions, updates, corrections, enhancements and modifications thereof, and all related documentation related thereto.

“Subsidiary” of Parent, the Company or any other Person means any corporation, partnership, joint venture or other legal entity of which Parent, the Company or such other Person, as the case may be (either alone or through or together with any other Subsidiary), owns, directly or indirectly, a majority of the stock or other Equity Interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation, partnership, joint venture or other legal entity.

“Superior Proposal” means a bona fide written Acquisition Proposal (except the references therein to “20%” will be replaced by “66.7%”) made by a Third Party that the Company Board has determined in its good faith judgment, after consultation with its outside legal counsel and with its financial advisors, and considering all the terms of the proposal (including, without limitation, the legal, financial and regulatory aspects of such proposal and the conditions for completion of such proposal), would, if consummated, result in a transaction that is more favorable to the Company’s stockholders, from a financial point of view, than the Merger (after giving effect to all Proposed Changed Terms).

“Taxing Authority” means any Governmental Entity exercising any authority to determine, impose, regulate, collect, levy, assess, enforce or administer any Tax.

“Taxes” means any and all taxes (together with any and all interest, penalties and additions thereto) imposed by any Governmental Entity, including income, franchise, windfall or other profits, gross receipts, property, sales, use, net worth, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, excise, withholding, ad valorem, stamp, transfer, value-added, escheat and gains tax.

“Tax Return” means any report, return (including information return), claim for refund or declaration filed with any Governmental Entity with respect to Taxes, including any schedule or attachment thereto, and including any amendments thereof.

“Third Party” means any Person or “group” (as defined under Section 13(d) of the Exchange Act) of Persons, other than Parent, the Company or any of their respective Affiliates or Representatives.

“Trade Secrets” means trade secrets and other rights in know-how and confidential or proprietary information deriving economic value from the secret nature of the information (including any business plans, designs, technical data, customer data, financial information, pricing and cost information, bills of material, or other similar information).

“Treasury Regulations” means regulations promulgated by the United States Department of the Treasury under the Code.

“Triggering Event” will be deemed to have occurred if: (a) the Company Board effects a Change of Board Recommendation (whether or not in compliance with Section 5.3); (b) the Company enters into any Alternative Acquisition Agreement; (c) the Company Board publicly recommends to its stockholders any Acquisition Proposal; (d) an Acquisition Proposal has been publicly disclosed (other than by the commencement of a tender offer or exchange offer), and the Company Board shall have failed to publicly reaffirm the Company Board Recommendation within five calendar days after Parent’s written request therefor; (e) a tender offer or exchange offer for securities of the Company is commenced and the Company Board shall have failed to recommend against acceptance by the Company’s stockholders of such tender offer or exchange offer (including for these purposes, by taking any position contemplated by Rule 14e-2 under the Exchange Act other than recommending rejection of such tender offer or exchange offer) within ten Business Days of such commencement; (f) the Company shall have breached any of its obligations set forth in Section 5.3 or Section 5.4 (other than any such breach that did not lead to an Acquisition Proposal); or (g) the Company Board formally resolves to take, authorizes or announces its intention to take any of the foregoing actions.

“Uncured Inaccuracy” with respect to a representation or warranty of a party to this Agreement as of a particular date will be deemed to exist only if such representation or warranty is inaccurate as of such date as if such representation or warranty were made as of such date, and the inaccuracy in such representation or warranty has not been cured in all material respects since such date; provided, however, that if such representation or warranty by its terms speaks as of the date of this Agreement or as of another particular date, then there will not be deemed to be an Uncured Inaccuracy in such representation or warranty unless such representation or warranty was inaccurate as of the date of this Agreement or such other particular date, respectively, and the inaccuracy in such representation or warranty has not been cured in all material respects since such date.

8.5 Terms Defined Elsewhere. The following terms are defined elsewhere in this Agreement, as indicated below:

“401(k) Plan”	Section 5.17

“Agreement”	Preamble

“Alternative Acquisition Agreement”	Section 5.3(a)(ii)

“Book-Entry Shares”	Section 2.2(b)

“CBA”	Section 3.13(b)

“Certificate of Merger”	Section 1.2

“Certificates”	Section 2.2(b)

“Chancery Court”	Section 8.12(b)

“Change of Board Recommendation”	Section 5.3(d)

“Clearance Date”	Section 5.4(b)

“Closing”	Section 1.2

“Closing Date”	Section 1.2

“Company”	Preamble

“Company Aircraft”	Section 3.26(a)

“Company Aircraft Finance Contract”	Section 3.26(e)

“Company Aircraft Purchase Contract”	Section 3.26(d)

“Company Airports”	Section 3.28

“Company Board”	Recitals

“Company Board Recommendation”	Recitals

“Company Bylaws”	Section 3.1(c)

“Company Charter”	Section 3.1(c)

“Company Common Stock”	Recitals

“Company Disclosure Schedule”	Article 3

“Company Employees”	Section 5.8(a)

“Company ESPP Rights”	Section 2.4(f)

“Company Financial Statements”	Section 3.7(a)

“Company IT Systems”	Section 3.17(i)

“Company Material Contract”	Section 3.14(a)

“Company Options”	Section 2.4(a)

“Company Permits”	Section 3.6(a)

“Company Preferred Stock”	Section 3.2(a)

“Company Representatives”	Section 5.2(a)

“Company RSAs”	Section 2.4(c)

“Company RSUs”	Section 2.4(b)

“Company SEC Documents”	Section 3.7(a)

“Company Slots”	Section 3.27

“Company Stockholder Approval”	Section 3.23

“Company Stockholder Meeting”	Section 5.4(c)

“Company Stock Option Plans”	Section 2.4(a)

“Confidentiality Agreement”	Section 5.2(a)

“Continuing Employees”	Section 5.8(a)

“D&O Insurance”	Section 5.9(c)

“DGCL”	Recitals

“DHS”	Section 3.5

“Dissenting Shares”	Section 2.3

“DOT”	Section 3.5

“Effective Time”	Section 1.2

“Evercore”	Section 3.22

“Exchange Act”	Section 3.5

“FAA”	Section 3.5

“Fairness Opinion”	Section 3.22

“FCC”	Section 3.5

“Final Exercise Date”	Section 2.4(f)

“Insurance Policies”	Section 3.19

“Intervening Event Notice Period”	Section 5.3(f)(i)

“Leased Real Property”	Section 3.21(a)

“Material Domain Name”	Section 3.17(a)

“Material Intellectual Property”	Section 3.17(c)

“Merger”	Recitals

“Merger Consideration”	Recitals

“Merger Sub”	Preamble

“Merger Sub Common Stock”	Section 2.1(c)

“NASDAQ”	Section 3.5

“Non-Voting Common Stock”	Recitals

“Notice Period”	Section 5.3(e)(i)

“Option Payments”	Section 2.4(a)

“Order”	Section 3.15(b)

“Outside Date”	Section 7.1(e)

“Owned Intellectual Property”	Section 3.17(b)

“Parent”	Preamble

“Parent Representatives”	Section 5.2(a)

“Parent Subsidiary”	Section 4.3

“Paying Agent”	Section 2.2(a)

“Payment Fund”	Section 2.2(a)

“Proceeding”	Section 3.15(a)

“Proposed Changed Terms”	Section 5.3(e)(iii)

“Registered Intellectual Property”	Section 3.17(a)

“Representatives”	Section 5.2(a)

“RSU Payments”	Section 2.4(b)

“Sarbanes-Oxley Act”	Section 3.7(a)

“SEC”	Section 3.5

“Section 16”	Section 5.12

“Service Providers”	Section 3.12(a)

“Shares”	Recitals

“Support Agreement”	Recitals

“Surviving Corporation”	Section 1.1(a)

“TSA”	Section 3.5

“Voting Common Stock”	Recitals

8.6 Headings. The headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

8.7 Severability. If any term or other provision of this Agreement is determined to be invalid, illegal or incapable of being enforced by reason of any rule of Law or public policy, all other conditions and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

8.8 Entire Agreement. This Agreement (together with the Exhibits, the Company Disclosure Schedule and the other documents delivered pursuant hereto), the Support Agreement and the Confidentiality Agreement constitute the entire agreement of the parties hereto and supersede all prior agreements and undertakings, both written and oral, among the parties hereto, or any of them, with respect to the subject matter hereof.

8.9 Parties in Interest. This Agreement will be binding upon and inure solely to the benefit of each party hereto and their respective successors and assigns, and nothing in this Agreement, express or implied, is intended to or will confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement except for (i) the individuals referenced in Section 5.9 and (ii) the beneficiaries of or counterparties to the employment, severance and change in control agreements and arrangements that are listed on Section 5.8(c) of the Company Disclosure Schedule, who shall be express third party beneficiaries of Section 5.8(c) and shall be entitled to enforce Section 5.8(c) against Parent.

8.10 Assignment. This Agreement will not be assigned by any party hereto by operation of Law or otherwise without the prior written consent of the other parties hereto; provided, that Parent or Merger Sub may assign any of their respective rights and obligations to any direct or indirect Parent Subsidiary prior to the mailing of the Proxy Statement (so long as such assignment does not give rise to any withholding Tax under Section 2.2(f)), but no such assignment will relieve Parent or Merger Sub, as the case may be, of its obligations hereunder.

8.11 Mutual Drafting; Interpretation. Each party hereto has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties. If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties, and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any provision. For purposes of this Agreement, whenever the context requires: the singular number will include the plural, and vice versa; the masculine gender will include the feminine and neuter genders; the feminine gender will include the masculine and neuter genders; and the neuter gender will include masculine and feminine genders. As used in this Agreement, the words “include” and “including,” and variations thereof, will not be deemed to be terms of limitation, but rather will be deemed to be followed by the words “without limitation.” Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits,” “Annexes” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits, Annexes and Schedules to this Agreement. All references in this Agreement to “$” are intended to refer to U.S. dollars. Except as otherwise expressly provided herein, any Law defined or referred to herein will refer to such Law as amended and the rules and regulations promulgated thereunder. Unless otherwise specifically provided for herein, the term “or” will not be deemed to be exclusive.

8.12 Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury.

(a) This Agreement will be governed by, and construed in accordance with, the Laws of the State of Delaware, without regard to laws that may be applicable under conflicts of laws principles (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

(b) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (the “Chancery Court”), or, if the Chancery Court lacks subject matter jurisdiction of the action or proceeding, any Federal court of the United States of America sitting in Delaware, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereto hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in such court, (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in such court, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in any such court and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court. Each of the parties hereto agrees that a final judgment in any such action or proceeding will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 8.3. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by Law. This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against the Persons that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.12(c).

8.13 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed will be deemed to be an original but all of which taken together will constitute one and the same agreement. This Agreement may be executed by facsimile or .pdf signature and a facsimile or .pdf signature shall constitute an original for all purposes.

8.14 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court referred to in Section 8.12(b), this being in addition to any other remedy to which they are entitled at Law or in equity.

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

ALASKA AIR GROUP, INC.

By:	/s/ Bradley D. Tilden
	Name:	Bradley D. Tilden
	Title:	President and Chief Executive Officer

ALPINE ACQUISITION CORP.

By:	/s/ Bradley D. Tilden
	Name:	Bradley D. Tilden
	Title:	President, Chief Financial Officer and Secretary

[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

VIRGIN AMERICA INC.

By:	/s/ C. David Cush
	Name:	C. David Cush
	Title:	President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

EXHIBIT A

CERTIFICATE OF INCORPORATION

OF

VIRGIN AMERICA INC.

ARTICLE I

The name of the corporation (which is hereinafter referred to as the “Corporation”) is:

Virgin America Inc.

ARTICLE II

The address of the Corporation’s registered office in the State of Delaware is c/o Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, New Castle County, DE 19808. The name of the registered agent at such address is Corporation Service Company.

ARTICLE III

The purpose of the Corporation shall be to engage in any lawful act or activity for which corporations may be organized and incorporated under the General Corporation Law of the State of Delaware (the “DGCL”).

ARTICLE IV

The Corporation shall be authorized to issue 1,000 shares of capital stock, all of which shall be shares of Common Stock, $0.001 par value (“Common Stock”), and are to be of one class.

ARTICLE V

Any one or more directors may be removed, with or without cause, by the vote or written consent of the holders of a majority of the issued and outstanding shares of capital stock of the Corporation entitled to be voted in the election of directors.

ARTICLE VI

Unless and except to the extent that the Bylaws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.

ARTICLE VII

In furtherance and not in limitation of the powers conferred by law, the Board of Directors of the Corporation (the “Board”) is expressly authorized and empowered to make, alter and repeal the Bylaws of the Corporation.

ARTICLE VIII

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and any other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this Article VIII.

ARTICLE IX

Section 1. Director Limitation of Liability. To the maximum extent permitted by Delaware law, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If Delaware law is amended or interpreted after approval by the stockholders of this Article IX to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by Delaware law as so amended or interpreted.

Section 2. Right to Indemnification. Each person who was or is a party or is threatened to be made a party to or is involved (as a party, witness or otherwise) in any threatened, pending or completed action, suit, arbitration, alternative dispute mechanism, inquiry, administrative or legislative hearing, investigation or any other threatened, pending or completed proceeding, including any and all appeals, whether civil, criminal, administrative or investigative (hereinafter a “Proceeding”), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director, officer or employee of the Corporation (including service with respect to employee benefit plans) or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, whether the basis of the Proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee, employee or agent (hereafter an “Indemnitee”), shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware law, as the same exists or may hereafter be amended or interpreted, against all expenses, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement and any interest, assessments or other charges imposed thereon, and any federal, state, local or foreign taxes imposed on any Indemnitee as a result of the actual or deemed receipt of any payments under this Article IX) actually or reasonably incurred by such person in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing for any of the foregoing in, any Proceeding (hereinafter “Expenses”); provided, however, that except as to Proceedings to enforce rights to indemnification, the Corporation shall indemnify any Indemnitee seeking indemnification in connection with a Proceeding (or part thereof) initiated by such Indemnitee only if the Proceeding (or part thereof) was authorized in the first instance by the Board of Directors of the Corporation.

Section 3. Advancement of Expenses. Expenses incurred by an Indemnitee in defending a Proceeding shall be paid to the fullest extent not prohibited by law by the Corporation in advance of the final disposition of such Proceeding. Expenses shall be advanced only upon delivery to the Corporation of an undertaking, by or on behalf of an Indemnitee, to repay such Expenses if it shall ultimately be determined that he or she is not entitled to be indemnified by the Corporation as authorized in this Article IX or otherwise. Notwithstanding anything to the contrary herein, the Corporation shall not be obligated to pay to an Indemnitee in advance of the final disposition of a Proceeding, except as to Proceedings to enforce rights to advancement, Expenses relating to a Proceeding (or part thereof) instituted against the Corporation by such Indemnitee.

Section 4. Not Exclusive Remedy. The rights to indemnification and to the advancement of Expenses conferred on any Indemnitee in this Article IX shall not be exclusive of any other rights that such Indemnitee may have or hereafter acquire under any statute, provision of this Certificate of Incorporation, provision of the Bylaws of the Corporation, agreement, vote of stockholders or disinterested directors or otherwise.

Section 5. Contract Rights. The rights conferred upon Indemnitees in this Article IX shall be contract rights and such rights shall continue as to an Indemnitee who has ceased to be a director, officer or employee of the Corporation and shall inure to the benefit of the Indemnitee’s heirs, executors and administrators.

Section 6. Amendment or Repeal. Any repeal or modification of the provisions of this Article IX by the stockholders of the Corporation shall not adversely affect any right or protection of any Indemnitee with respect to any act or omission that is the subject of the action, suit or proceeding for which indemnification or advancement of expenses is sought occurring prior to the time of such repeal or modification.

ARTICLE X

Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director or officer of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation arising pursuant to any provision of the DGCL or this Certificate of Incorporation or the Bylaws of the Corporation, or (iv) any action asserting a claim against the Corporation governed by the internal affairs doctrine. Any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to this Article X. If any action the subject matter of which is within the scope of this Article X is filed in a court other than the Court of Chancery of the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the Court of Chancery of the State of Delaware in connection with any action brought in any such court to enforce this Article X (an “FSC Enforcement Action”) and (ii) having service of process made upon such stockholder in any such FSC Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

EXHIBIT B

CERTIFICATE OF MERGER

MERGING

ALPINE ACQUISITION CORP.

(a Delaware corporation)

WITH AND INTO

VIRGIN AMERICA INC.

(a Delaware corporation)

Pursuant to Title 8, Section 251 of

the General Corporation Law of the State of Delaware

VIRGIN AMERICA INC., a Delaware corporation (the “Company”), hereby certifies that:

FIRST: The name and state of incorporation of each of the constituent corporations (the “Constituent Corporations”) in the merger are as follows:

Name	State of Incorporation
Virgin America Inc.	Delaware
Alpine Acquisition Corp.	Delaware

SECOND: The Agreement and Plan of Merger, dated as of April 1, 2016, by and among Alaska Air Group, Inc., a Delaware corporation, Alpine Acquisition Corp. and the Company (the “Merger Agreement”), has been approved, adopted, certified, executed and acknowledged by each of the Constituent Corporations in accordance with the requirements of Section 251 (and with respect to Alpine Acquisition Corp., by the written consent of its sole stockholder in accordance with Section 228) of the General Corporation Law of the State of Delaware.

THIRD: That Alpine Acquisition Corp. shall be merged with and into the Company and that the name of the surviving corporation is “Virgin America Inc.” (the “Surviving Corporation”).

FOURTH: Upon the effectiveness of the merger, the Certificate of Incorporation of the Company, as in effect immediately prior to the merger shall be amended to read in its entirety as set forth in Annex A attached hereto and, as so amended, shall be the Certificate of Incorporation of the Surviving Corporation.

FIFTH: The executed Merger Agreement is on file at 555 Airport Boulevard, Burlingame, California 94010, an office of the Surviving Corporation.

SIXTH: A copy of the Merger Agreement will be furnished by the Surviving Corporation, on request and without cost, to any stockholder of either Constituent Corporation.

SEVENTH: This Certificate of Merger and the merger contemplated hereby shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware.

(Signature page follows)

IN WITNESS WHEREOF, the Company has caused this Certificate of Merger to be signed by an authorized officer, this [    ] day of [                ], 2016.

VIRGIN AMERICA INC.

By:
Name:
Title:

[Signature Page to Certificate of Merger]

Annex A

[see Exhibit A to the Merger Agreement.]

The following schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K promulgated by the SEC. Virgin America Inc. agrees to furnish supplementally a copy of any omitted schedules to the SEC upon request.

•	The Company Disclosure Schedule

ANNEX B

THE SUPPORT AGREEMENT

This SUPPORT AGREEMENT (this “Agreement”), dated as of April 1, 2016, is by and among Alaska Air Group, Inc., a Delaware corporation (“Parent”), and the entities set forth on Schedule A hereto (each, a “Stockholder” and collectively, the “Stockholders”).

WHEREAS, as of the date hereof, each Stockholder is the record and “beneficial owner” (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended, which meaning will apply for all purposes of this Agreement whenever the term “beneficial owner,” “beneficial ownership” or “own beneficially” is used) of the number of shares of voting common stock, par value $0.01 per share, and non-voting common stock, par value $0.01 per share (collectively, “Common Stock”), of Virgin America Inc., a Delaware corporation (the “Company”), set forth opposite each Stockholder’s name on Schedule A (all such shares set forth on Schedule A, together with any shares of Common Stock or other Equity Interests of the Company that are hereafter issued to or otherwise acquired or owned by such Stockholder, beneficially or of record, prior to the termination of this Agreement being referred to herein as the “Subject Shares”);

WHEREAS, Parent, Alpine Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and the Company propose to enter into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), which provides, among other things, for the merger of Merger Sub with and into the Company, with the Company continuing as the surviving corporation (the “Merger”), upon the terms and subject to the conditions set forth in the Merger Agreement (capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement); and

WHEREAS, as a condition to its willingness to enter into the Merger Agreement, Parent has required that each Stockholder, and as an inducement and in consideration therefor, each Stockholder (in such Stockholder’s capacity as a holder of the Subject Shares) has agreed to, enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

ARTICLE I

VOTING AGREEMENT; GRANT OF PROXY

Each Stockholder hereby covenants and agrees that:

1.1. Voting of Subject Shares. At every meeting of the holders of Company Common Stock (the “Company Stockholders”), however convened, called for the purpose of voting upon the adoption of the Merger Agreement and the approval of the transactions contemplated thereby, and at any other meeting of the Company Stockholders, however called, and at every adjournment or postponement thereof, and in connection with any action proposed to be taken by the written consent of the Company Stockholders, such Stockholder shall, or shall cause the holder of record on any applicable record date to, be present (in person or by proxy) for purposes of calculating a quorum and vote (or cause to be voted), in person or by proxy, such Stockholder’s Subject Shares (to the fullest extent such Subject Shares are entitled to vote thereon) (a) in favor of (i) adoption of the Merger Agreement and the approval of the Merger and the other transactions contemplated by the Merger Agreement, (ii) approval of any proposal to adjourn, recess, delay or postpone any meeting of the Company Stockholders to a later date (but prior to termination of this Agreement), if there are not sufficient votes for the adoption of the Merger Agreement on the date on which such meeting is held and (iii) in favor of any other matter necessary for consummation of the transactions contemplated by the Merger Agreement that is considered at any such meeting of the Company Stockholders; and (b) against (i) any Acquisition Proposal, (ii) any proposal made in opposition to, made in competition with, or that would reasonably be expected to result in a breach of, the Merger Agreement, the Merger or any other transactions contemplated by the Merger Agreement or (iii) any other action that is intended, or would reasonably be expected, to impede, prevent, interfere with, delay, postpone, discourage or adversely affect the Merger or any other transactions contemplated by the Merger Agreement or this Agreement. Except as explicitly set forth in this Section 1.1, nothing in this Agreement shall limit the right of such Stockholder to vote (including by proxy or written consent, if applicable) in favor of, or against or to abstain with respect to, any matters presented to the Company Stockholders.

1.2. Transfer of Subject Shares; No Inconsistent Arrangements. Except as provided hereunder or under the Merger Agreement, such Stockholder shall not, directly or indirectly, (a) create any Lien other than restrictions imposed by applicable Law or pursuant to this Agreement on any Subject Shares, (b) transfer, sell, assign, gift or otherwise dispose of (by operation of law (including by merger) or otherwise), either voluntarily or involuntarily, any Subject Shares, beneficial ownership thereof or any other interest therein (collectively, “Transfer”), or enter into any contract, option or other understanding or arrangement with respect to any Transfer of the Subject Shares, beneficial ownership thereof or any interest therein, (c) enter into any swap, hedge, derivative or other arrangement that Transfers to another, in whole or in part, any of the economic consequences of ownership of the Subject Shares, whether settled by delivery of Subject Shares, other securities, in cash or otherwise, (d) grant or permit the grant of any proxy, power of attorney or other authorization in or with respect to the Subject Shares, (e) deposit or permit the deposit of the Subject Shares into a voting trust or enter into a voting agreement or arrangement with respect to the Subject Shares, (f) enter into any agreement with any Person, or take any other action, that violates or conflicts with such Stockholder’s representations, warranties, covenants and obligations under this Agreement or (g) take any action that would restrict or otherwise affect such Stockholder’s legal power, authority and right or its ability to comply with and perform its covenants and obligations under this Agreement. For purposes of this Agreement, the term “Transfer” shall include the transfer (including by way of sale, disposition, operation of law (including by merger) or any other means) of a controlled Affiliate of such Stockholder or such Stockholder’s interest in a controlled Affiliate which is the record holder of any Subject Shares. Notwithstanding the foregoing restrictions in this Section 1.2, such Stockholder may Transfer such Stockholder’s Subject Shares (and any interest therein) to any Affiliate of such Stockholder; provided, that such Affiliate shall agree to be bound by the terms of this Agreement.

1.3. No Exercise of Appraisal Rights. Such Stockholder agrees not to exercise, and hereby irrevocably and unconditionally waives, any appraisal rights or dissenter’s rights (including under Section 262 of the DGCL) in respect of such Stockholder’s Subject Shares that may arise with respect to the Merger.

1.4. Documentation and Information. Such Stockholder shall permit and hereby authorizes Parent to publish and disclose in all documents and schedules filed with the SEC, and any press release or other disclosure document that Parent reasonably determines to be necessary in connection with the Merger and any transactions contemplated by the Merger Agreement, such Stockholder’s identity and ownership of the Subject Shares and the nature of such Stockholder’s commitments and obligations under this Agreement; provided, that the Company shall give each such stockholder and its, her or his legal counsel a reasonable opportunity to review and comment on such publications or disclosures prior to being made public.

1.5. Irrevocable Proxy. Such Stockholder hereby revokes (or prior hereto has caused to be revoked) any proxies that such Stockholder has heretofore granted with respect to the Subject Shares. Such Stockholder hereby irrevocably (to the fullest extent permitted by law) appoints Parent, acting through any of its authorized signatories, as the sole and exclusive attorney-in-fact and proxy for and on behalf of such Stockholder, with full power of substitution and resubstitution, for and in the name, place and stead of such Stockholder, to: (a) attend any and all meetings of the Company Stockholders, (b) vote, express consent or dissent or issue instructions to the record holder to vote such Stockholder’s Subject Shares in accordance with the provisions of Section 1.1 at any and all meetings of the Company Stockholders or in connection with any action sought to be taken by written consent of the Company Stockholders without a meeting and (c) grant or withhold, or issue instructions to the record holder to grant or withhold, consistent with the provisions of Section 1.1, all written consents with respect to the Subject Shares in connection with any action sought to be taken by written consent without a meeting. Parent agrees not to exercise the proxy granted herein for any purpose other than the purposes described in this Agreement. The foregoing proxy shall be deemed to be a proxy coupled with an interest, is irrevocable (and as such shall survive and not be affected by the death, incapacity, mental illness or insanity of such Stockholder, as applicable) until the termination of the Merger Agreement and shall not be terminated by operation of law or upon the occurrence of any other event other than the termination of this Agreement pursuant to Section 4.2. Such Stockholder authorizes such attorney and proxy to substitute any other Person to act hereunder, to revoke any substitution and to file this proxy and any substitution or revocation with the Secretary of the Company. Such Stockholder hereby affirms that the proxy set forth in this Section 1.5 is given in connection with and granted in consideration of and as an inducement to Parent and Merger Sub to enter into the Merger Agreement and that such proxy is given to secure the obligations of such Stockholder under Section 1.1. The proxy set forth in this Section 1.5 is executed and intended to be irrevocable, subject, however, to its automatic termination upon the termination of this Agreement pursuant to Section 4.2. Each Stockholder shall not enter into any agreement or understanding with any Person to vote or give instructions in any manner inconsistent with the terms of this Section 1.5.

1.6. No Obligation to Exercise Options or Other Securities. Nothing contained in this Agreement shall require any Stockholder (or shall entitle any proxy of such Stockholder) to (a) convert, exercise or exchange any option, warrants or convertible securities in order to obtain any underlying Subject Shares which may be voted or (b) vote, or execute any consent with respect to, any Subject Shares underlying such options, warrants or convertible securities that have not yet been issued as of the applicable record date for that vote or consent.

1.7. No Solicitation. Each Stockholder agrees that it will not, and will not permit its Representatives to, directly or indirectly, take any action that the Company would then be prohibited from taking under Section 5.3 of the Merger Agreement. Such Stockholder shall cease immediately and cause to be terminated all activities, discussions and negotiations that commenced prior to the date of this Agreement regarding any proposal that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal.

1.8. Stop Transfer Instructions. At all times commencing with the execution and delivery of this Agreement and continuing until the termination of this Agreement, in furtherance of this Agreement, each Stockholder shall, and hereby does authorize and instruct the Company or its counsel to notify the Company’s transfer agent that, from the date hereof until the termination of this Agreement, subject to the terms hereof, there is a stop transfer order with respect to all of the Subject Shares of such Stockholder (and that this Agreement places limits on the voting and transfer of such Subject Shares until the termination of this Agreement).

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS

Each Stockholder hereby severally, as to itself only, represents and warrants to Parent that:

2.1. Authorization; Binding Agreement. Such Stockholder has full legal capacity, right and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. Such Stockholder has full power and authority to execute, deliver and perform this Agreement. This Agreement has been duly and validly executed and delivered by such Stockholder, and constitutes a valid and binding obligation of such Stockholder enforceable against such Stockholder in accordance with its terms, subject to (a) laws of general application relating to bankruptcy, insolvency and the relief of debtors and (b) laws of general application relating to bankruptcy, insolvency, the relief of debtors, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditor’s rights (the “Enforceability Exceptions”).

2.2. Ownership of Subject Shares; Total Shares. Such Stockholder is the record or beneficial owner of such Stockholder’s Subject Shares and has good and marketable title to the Subject Shares free and clear of any

Lien (including any restriction on the right to vote or otherwise transfer the Subject Shares), except as (a) provided hereunder, (b) pursuant to any applicable restrictions on transfer under the Securities Act, and (c) as set forth in the Company’s Amended and Restated Certificate of Incorporation (the “Company Charter”) and the Company’s Amended and Restated Bylaws (the “Company Bylaws”). The Subject Shares listed on Schedule A opposite such Stockholder’s name constitute all of the shares of Common Stock or other Equity Interests of the Company owned of record or beneficially by such Stockholder as of the date hereof. Except pursuant to this Agreement, no Person has any contractual or other right or obligation to purchase or otherwise acquire any of such Stockholder’s Subject Shares.

2.3. Voting Power. Except as set forth in the Company Charter or Company Bylaws or in that certain letter agreement, dated as of November 13, 2014, between the Company and certain affiliates of Virgin Group Holdings Limited, such Stockholder has full voting power, with respect to such Stockholder’s Subject Shares, and full power of disposition, full power to issue instructions with respect to the matters set forth herein and full power to agree to all of the matters set forth in this Agreement, in each case with respect to all of such Stockholder’s Subject Shares.

2.4. No Conflicts. None of the execution and delivery by such Stockholder of this Agreement, the performance by such Stockholder of its obligations hereunder or the consummation by each Stockholder of the transactions contemplated hereby will (i) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default under, or conflict with (A) any provisions of the articles of incorporation, certificate of incorporation, certificate of formation, bylaws, operating agreement or similar governing documents of such Stockholder or (B) any agreement to which such Stockholder is a party or by which such Stockholder’s Subject Shares are bound, or (ii) violate, or require any consent, approval, or notice under, any provision of any Order or any Law that is applicable to such Stockholder or any of such Stockholder’s Subject Shares (other than filings required pursuant to the Exchange Act), except, in the case of (i) or (ii) above, as would not reasonably be expected, either individually or in the aggregate, to materially impair the ability of such Stockholder to perform its obligations hereunder on a timely basis.

2.5. Reliance. Such Stockholder has had the opportunity to review the Merger Agreement and this Agreement with counsel of such Stockholder’s own choosing. Such Stockholder understands and acknowledges that Parent and Merger Sub are entering into the Merger Agreement in reliance upon such Stockholder’s execution, delivery and performance of this Agreement.

2.6. Absence of Litigation. With respect to such Stockholder, as of the date hereof, there is no Proceeding pending against, or, to the knowledge of such Stockholder, threatened against, such Stockholder or any of such Stockholder’s properties or assets (including the Subject Shares) that could reasonably be expected to prevent, delay or impair the ability of such Stockholder to perform its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

2.7. Finder’s Fees. No investment banker, broker, finder or other intermediary is entitled to a fee or commission from Parent, Merger Sub or the Company in respect of this Agreement or the Merger Agreement based upon any arrangement or agreement made by such Stockholder.

2.8. No Other Representations. Other than the representations set forth in Article III, neither Parent nor Merger Sub has made and neither are making any representations or warranties with respect to Parent, Merger Sub, the Merger Agreement or any other matter.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PARENT

Parent hereby represents and warrants to each Stockholder that:

3.1. Organization; Authorization. Parent is a corporation, duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation. The consummation of the transactions contemplated hereby are within Parent’s corporate powers and have been duly authorized by all necessary corporate actions on the part of Parent. Parent has full power and authority to execute, deliver and perform this Agreement.

3.2. Binding Agreement. This Agreement has been duly authorized, executed and delivered by Parent, and constitutes a valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, subject to the Enforceability Exceptions.

3.3. Absence of Litigation. With respect to Parent, as of the date hereof, there is no action, suit, investigation or proceeding pending against, or, to the knowledge of Parent, threatened against, Parent or any of its properties or assets that could reasonably be expected to prevent, delay or impair the ability of Parent to perform its obligations hereunder or to consummate the transactions contemplated hereby.

3.4. Reliance. Parent understands and acknowledges that the Stockholders are entering into this Agreement in reliance upon the execution, delivery and performance of this Agreement by Parent.

3.5. No Other Representations. Other than the representations set forth in Article II, the Stockholders have not made and are not making any representations or warranties with respect to the Company, the Stockholders’ ownership of shares of Common Stock, the Merger Agreement or the transactions contemplated thereby or hereby.

ARTICLE IV

MISCELLANEOUS

4.1. Notices. All notices, requests and other communications to either party hereunder shall be in writing (including facsimile transmission) and shall be deemed to have been duly given, (a) if to Parent, in accordance with the provisions of the Merger Agreement and (b) if to a Stockholder, to such Stockholder’s address, email address or facsimile number set forth on a signature page hereto, or to such other address, email address or facsimile number as such Stockholder may hereafter specify in writing to Parent for the purpose by notice to such parties.

4.2. Termination. This Agreement shall terminate automatically, without any notice or other action by any Person, upon the earlier of (a) the termination of the Merger Agreement in accordance with its terms, (b) the Effective Time and (c) the entry without the prior written consent of the Stockholders into any amendment of the Merger Agreement which results in a decrease in, or change in the composition of, the Merger Consideration. Upon termination of this Agreement, neither party shall have any further obligations or liabilities under this Agreement; provided, however, that the provisions of this Article IV shall survive any termination of this Agreement, including following the Effective Time. Notwithstanding the foregoing, nothing set forth in this Section 4.2 shall relieve any party hereto from any liability to any other party for any willful and material breach of this Agreement prior to such termination.

4.3. Amendments and Waivers. Any provision of this Agreement may be amended or waived if such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by either party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

4.4. Binding Effect; Benefit; Assignment. Subject to the final sentence of this Section 4.4, the provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any person other than the parties hereto and their respective successors and assigns. None of the parties hereto may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto, except that Parent may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to one or more of its Affiliates at any time; provided, that such transfer or assignment shall not relieve Parent of any of its obligations hereunder.

4.5. Governing Law; Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its rules of conflict of laws. Parent and each Stockholder hereby irrevocably and unconditionally consents to submit, for itself and its property, to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (the “Chancery Court”), or if the Chancery Court lacks subject matter jurisdiction of the action or proceeding, then the Federal court of the United States of America located in the State of Delaware, and appellate courts therefrom, (collectively, the “Delaware Courts”) for any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereto hereby irrevocably and unconditionally (i) agrees not to commence any action or proceeding relating thereto except in such courts, (ii) that any claim in respect of any such action or proceeding may be heard and determined in such court, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in the Delaware Courts and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any Delaware Court. Each of the parties hereto agrees that a final judgment in any such action or proceeding will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each of the parties hereto agrees (a) to the extent such party is not otherwise subject to service of process in the State of Delaware, to appoint and maintain an agent in the State of Delaware as such party’s agent for acceptance of legal process and (b) that notice or the service of process in any Proceeding arising out of or relating to this Agreement or the transactions contemplated hereby shall be properly served or delivered if delivered in the manner contemplated by Section 4.1 or in any other manner permitted by applicable Law. Service made pursuant to (a) or (b) above shall have the same legal force and effect as if served upon such party personally within the State of Delaware. EACH OF THE PARTIES HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATED TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED BY THIS HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 4.5.

4.6. Counterparts. The parties may execute this Agreement in one or more counterparts, each of which will be deemed an original and all of which, when taken together, will be deemed to constitute one and the same agreement. Any signature page hereto delivered by facsimile machine or by e-mail (including in portable document format (pdf), as a joint photographic experts group (jpg) file, or otherwise) shall be binding to the same extent as an original signature page, with regard to any agreement subject to the terms hereof or any amendment thereto and may be used in lieu of the original signatures for all purposes. Each party that delivers such a signature page agrees to later deliver an original counterpart to the other party that requests it.

4.7. Entire Agreement. This Agreement constitutes the entire agreement among the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, among the parties with respect to its subject matter.

4.8. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Entity to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

4.9. Specific Performance. The parties hereto agree that Parent would be irreparably damaged if for any reason any Stockholder fails to perform any of its obligations under this Agreement and that Parent may not have an adequate remedy at law for money damages in such event. Accordingly, Parent shall be entitled to specific performance and injunctive and other equitable relief to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any Delaware Court, in addition to any other remedy to which Parent is entitled at law or in equity, in each case without posting bond or other security, and without the necessity of proving actual damages.

4.10. Attorneys’ Fees. In any action at Law or suit in equity to enforce this Agreement or the rights of any of the parties hereunder, the prevailing party in any final and non-appealable judgment in such action or suit shall be entitled to receive reimbursement for all reasonable costs and expenses (including reasonable attorneys’ fees) incurred in such action or suit.

4.11. Headings. The Section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

4.12. No Presumption. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

4.13. Further Assurances. Each of the parties hereto will execute and deliver, or cause to be executed and delivered, all further documents and instruments and use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary under applicable Law to perform their respective obligations as expressly set forth under this Agreement.

4.14. Interpretation. Unless the context otherwise requires, as used in this Agreement: (a) “or” is not exclusive; (b) “including” and its variants mean “including, without limitation” and its variants; (c) words defined in the singular have the parallel meaning in the plural and vice versa; (d) words of one gender shall be construed to apply to each gender; and (e) the terms “Article,” “Section” and “Schedule”, unless otherwise specified, refer to the specified Article, Section or Schedule of or to this Agreement. Except as otherwise expressly provided herein, any law defined or referred to herein will refer to such law as amended and the rules and regulations promulgated thereunder.

4.15. Capacity as Stockholder. Each Stockholder signs this Agreement solely in such Stockholder’s capacity as a Stockholder of the Company, and not in such Stockholder’s capacity as a director, officer or employee of the Company or any of its Subsidiaries or in such Stockholder’s capacity as a trustee or fiduciary of any employee benefit plan or trust. Notwithstanding anything herein to the contrary, nothing herein shall in any way restrict a director or officer of the Company in the exercise of his or her fiduciary duties as a director or officer of the Company or in his or her capacity as a trustee or fiduciary of any employee benefit plan or trust or prevent or be construed to create any obligation on the part of any director or officer of the Company or any trustee or fiduciary of any employee benefit plan or trust from taking any action in his or her capacity as such director, officer, trustee or fiduciary.

4.16. No Agreement Until Executed. Irrespective of negotiations among the parties or the exchanging of drafts of this Agreement, this Agreement shall not constitute or be deemed to evidence a contract, agreement, arrangement or understanding between the parties hereto unless and until (a) the board of directors of the Company has approved, for purposes of any applicable anti-takeover laws and regulations, and any applicable provision of the Company’s organizational documents, the possible acquisition of the Company by Parent pursuant to the Merger Agreement, (b) the Merger Agreement is executed by all parties thereto and (c) this Agreement is executed by all parties hereto.

(Signature page follows)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

ALASKA AIR GROUP

By:	/s/ Bradley D. Tilden
	Name:	Bradley D. Tilden
	Title:	President and Chief Executive Officer

[Signature Page to Support Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

CYRUS AVIATION HOLDINGS, LLC

By:	/s/ Jennifer M. Pulick
Name: Jennifer M. Pulick
Title: Authorized Signatory

Address:

c/o Cyrus Capital Partners, L.P.
399 Park Avenue, 39th Floor
New York, New York 10022

Facsimile No.: (212) - 380 - 5801

CYRUS CAPITAL PARTNERS, L.P.

By:	/s/ Jennifer M. Pulick
Name: Jennifer M. Pulick
Title: Authorized Signatory

Address:

c/o Cyrus Capital Partners, L.P.
399 Park Avenue, 39th Floor
New York, New York 10022

Facsimile No.: (212) - 380 - 5801

[Signature Page to Support Agreement]

Schedule A

Name of Stockholder	Class of Shares (Voting or Non-Voting)	No. Shares Held of Record	No. Shares Beneficially Owned	Other Equity Interests (including number/type/description)
Cyrus Capital Partners, L.P.	Voting	7,948	10,517,156
Cyrus Aviation Holdings, LLC	Voting	10,509,208	10,517,156

ANNEX C

OPINION OF EVERCORE GROUP, L.L.C.

April 1, 2016

The Board of Directors of

Virgin America Inc.

555 Airport Boulevard

Burlingame, CA 94010

Members of the Board of Directors:

We understand that Virgin America Inc., a Delaware corporation (the “Company”), proposes to enter into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), with Alaska Air Group, Inc., a Delaware corporation (“Parent” or “Acquiror”), pursuant to which Alpine Acquisition Corp., a Delaware corporation and a wholly-owned Subsidiary of Parent (“Merger Sub”), will be merged with and into the Company (the “Merger”) with the Company continuing as the surviving corporation of the Merger (the “Transaction”). As a result of the Merger, each outstanding share of voting common stock of the Company, par value a $0.01 per share, and non-voting common stock of the Company, par value a $0.01 per share (collectively, the “Company Common Stock”), other than Company Common Stock held in the treasury of the Company, all Company Common Stock owned by Parent, Merger Sub or their respective wholly-owned Subsidiaries and the Dissenting Shares, will be converted into the right to receive $57.00 per share (the “Merger Consideration”), payable net to the holder in cash, without interest. The terms and conditions of the Transaction are more fully set forth in the Merger Agreement and terms used herein and not defined shall have the meanings ascribed thereto in the Merger Agreement.

The board of directors of the Company (the “Board of Directors”) has asked us whether, in our opinion, the Merger Consideration is fair, from a financial point of view, to the holders of Company Common Stock entitled to receive such Merger Consideration.

In connection with rendering our opinion, we have, among other things:

(i)	reviewed certain publicly available business and financial information, relating to the Company that we deemed to be relevant, including publicly available research analysts’ estimates;

(ii)	reviewed certain non-public historical financial statements and other non-public historical financial and operating data relating to the Company prepared and furnished to us by management of the Company;

(iii)	reviewed certain non-public projected financial data relating to the Company under alternative business assumptions prepared and furnished to us by management of the Company;

(iv)	reviewed certain non-public historical and projected operating data relating to the Company prepared and furnished to us by management of the Company;

(v)	discussed the past and current operations, financial projections and current financial condition of the Company with management of the Company (including their views on the risks and uncertainties of achieving such projections);

(vi)	reviewed publicly available financial and operating information with respect to the business, operations, assets, liabilities, financial condition and prospects of certain other publicly traded companies that we deemed relevant;

(vii)	reviewed the reported prices and the historical trading activity of the Company Common Stock;

(viii)	compared the financial performance of the Company and its stock market trading multiples with those of certain other publicly traded companies that we deemed relevant;

(ix)	compared the financial performance of the Company and the valuation multiples relating to the Merger with those of certain other transactions that we deemed relevant;

(x)	compared the financial terms of the Transaction, including the premiums paid, to the extent publicly available, with those of certain other transactions that we deemed relevant;

(xi)	reviewed certain analyses related to net operating losses of the Company prepared and furnished to us by management of the Company;

(xii)	reviewed a substantially final draft of the Merger Agreement dated as of April 1, 2016 and a substantially final draft of the Support Agreement by and among Parent, Merger Sub and certain stockholders of the Company, dated as of April 1, 2016; and

(xiii)	performed such other analyses and examinations and considered such other factors that we deemed appropriate.

For purposes of our analysis and opinion, we have assumed and relied upon, without undertaking any independent verification of, the accuracy and completeness of all of the information publicly available, and all of the information supplied or otherwise made available to, discussed with, or reviewed by us, and we assume no liability therefor. With respect to the projected financial data relating to the Company referred to above, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of management of the Company as to the future financial performance of the Company, using the alternative business assumptions made by management of the Company and reflected therein. We express no view as to any projected financial data relating to the Company or the assumptions on which they are based.

For purposes of rendering our opinion, we have assumed, in all respects material to our analysis, that the representations and warranties of each party contained in the Merger Agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the Merger Agreement, that all conditions to the consummation of the Transaction will be satisfied without material waiver or modification thereof and that the final Merger Agreement will conform to the draft reviewed by us. We have further assumed that all governmental, regulatory or other consents, approvals or releases necessary for the consummation of the Transaction will be obtained without any material delay, limitation, restriction or condition that would have an adverse effect on the Company or the consummation of the Transaction or materially reduce the benefits to the holders of the Company Common Stock of the Transaction.

We have not made nor assumed any responsibility for making any independent valuation or appraisal of the assets or liabilities of the Company, nor have we been furnished with any such appraisals, nor have we evaluated the solvency or fair value of the Company under any state or federal laws relating to bankruptcy, insolvency or similar matters. Our opinion is necessarily based upon information made available to us as of the date hereof and financial, economic, market and other conditions as they exist and as can be evaluated on the date hereof. It is understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise or reaffirm this opinion.

We have not been asked to pass upon, and express no opinion with respect to, any matter other than the fairness to the holders of the Company Common Stock, from a financial point of view, of the Merger Consideration. We do not express any view on, and our opinion does not address, the fairness of the Transaction to, or any consideration received in connection therewith by, the holders of any other securities, creditors or other constituencies of the Company, nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, or any class of such persons, whether relative to the Merger Consideration or otherwise. We have assumed that any modification to the structure of the Transaction will not vary in any respect material to our analysis. Our opinion does not address the relative merits of the Transaction as compared to other business or financial strategies that might be available to the Company, nor does it address the underlying business decision of the Company to engage in the Transaction. This letter, and our opinion, does not constitute a recommendation to the Board of Directors or to any other persons in respect of the Transaction, including as to how any holder of shares of Company Common Stock should vote or act in respect of the Transaction. We are not legal, regulatory, accounting or tax experts and have assumed the accuracy and completeness of assessments by the Company and its advisors with respect to legal, regulatory, accounting and tax matters.

We will receive a success fee if the Transaction is consummated. The Company has also agreed to reimburse our reasonable expenses and to indemnify us against certain liabilities arising out of our engagement. We may provide financial or other services to the Company or the Acquiror in the future and in connection with any such services we may receive compensation.

In the ordinary course of business, Evercore Group L.L.C. or its affiliates may actively trade the securities, or related derivative securities, or financial instruments of the Company, the Acquiror and their respective affiliates, for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities or instruments.

This letter, and the opinion expressed herein is addressed to, and for the information and benefit of, the Board of Directors in connection with their evaluation of the proposed Transaction. The issuance of this opinion has been approved by an opinion committee of Evercore Group L.L.C.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to the holders of the Company Common Stock entitled to receive such Merger Consideration.

Very truly yours, EVERCORE GROUP L.L.C.
By:	/s/ Mark Whatley
Mark Whatley Senior Managing Director

ANNEX D

§ 262 Appraisal rights

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title and, subject to paragraph (b)(3) of this section, § 251(h) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that, except as expressly provided in § 363(b) of this title, no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 251(h), § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4) In the event of an amendment to a corporation’s certificate of incorporation contemplated by § 363(a) of this title, appraisal rights shall be available as contemplated by § 363(b) of this title, and the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as practicable, with the word “amendment” substituted for the words “merger or consolidation,” and the word “corporation” substituted for the words “constituent corporation” and/or “surviving or resulting corporation.”

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the tender or exchange offer contemplated by § 251(h) of this title and 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the tender or exchange offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

VIRGIN AMERICA INC. 555 AIRPORT BOULEVARD BURLINGAME, CALIFORNIA 94010
VOTE BY INTERNET
Before The Meeting - Go to www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or Meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
During The Meeting - Go to www.virtualshareholdermeeting.com/VA2016special
You may attend the Meeting via the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or Meeting date. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge,
51 Mercedes Way, Edgewood, NY 11717.
TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
E10600- KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
VIRGIN AMERICA INC.
The Board of Directors recommends you vote FOR the following proposals: For Against Abstain
1. Alpine To adopt Acquisition the Agreement Corp. and , a Plan Delaware of Merger, corporation dated as and of April a wholly-owned 1, 2016, by and subsidiary among Alaska of Alaska Air Group, Air Group Inc., a Delaware (“Merger corporation Sub”) and (“Alaska Virgin America Air Group”), Inc. ! ! !
(“Virgin America”), as it may be amended from time to time (the “Merger Agreement”), pursuant to which, upon the satisfaction or waiver of the conditions to closing set forth therein, Merger Sub will merge with and into Virgin America (the “Merger”), with Virgin America surviving the Merger as a subsidiary of Alaska Air Group (the “Merger Proposal”);
2. To approve the adjournment of the special meeting, if necessary, to solicit additional votes to approve the Merger Proposal, if there are not sufficient ! ! !
votes at the time of the special meeting to adopt the Merger Agreement (the “Adjournment Proposal”); and
3. To approve on a non-binding, advisory basis, certain compensation that will or may become payable to our named executive officers that is based on ! ! !
or otherwise relates to the Merger (the “Compensation Proposal”), as disclosed pursuant to Item 402(t) of Regulation S-K in “The Merger—Interests
of Our Directors, Executive Officers and Affiliates in the Merger—Quantification of Payments and Benefits to Our Named Executive Officers” beginning on page 54 of the accompanying proxy statement.
Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.
Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting:
     are available at www.proxyvote.com.
E10601-
VIRGIN AMERICA INC. 555 Airport Boulevard Burlingame, California 94010
NOTICE OF SPECIAL MEETING OF STOCKHOLDERS To Be Held on     , 2016
To the Stockholders of Virgin America Inc.:
We will hold a special meeting of stockholders of Virgin America Inc., a Delaware corporation (“Virgin America,” “we” or “our”), virtually via live webcast at www.virtualstockholdermeeting.com/VA2016special on     , 2016 at     , Pacific time. During the virtual meeting, you may ask questions and will be able to vote these shares electronically. To participate, you will need the 16-digit control number we have provided on the proxy card. Additional directions for participating in the special meeting are available at www.virtualstockholdermeeting.com/VA2016special. We encourage you to allow ample time for online check-in, which will begin at , Pacific time. Please note that you will not be able to attend the special meeting in person.
The accompanying proxy statement and its annexes, including all documents incorporated by reference into the accompanying proxy statement, more fully describe these items of business. We urge you to read this information carefully.
The board of directors of Virgin America unanimously recommends that you vote (1) “FOR” the Merger Proposal; (2) “FOR” the Adjournment Proposal; and (3) “FOR” the Compensation Proposal. The approval by Virgin America stockholders of the Merger Proposal is required to complete the Merger described in the accompanying proxy statement.
We cannot complete the Merger unless the holders of a majority in voting power of the shares of our voting common stock, par value $0.01 per share vote to adopt the Merger Agreement.
Continued and to be signed on reverse side